As filed with the U.S. Securities and Exchange Commission on February 21, 2025

Registration No. 333-284073

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TuanChe Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9F, Ruihai Building, No. 21 Yangfangdian Road

Haidian District Beijing 100038

People’s Republic of China

Telephone: (86-10)6398-2942

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East, 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joan Wu, Esq.

Hunter Taubman Fisher & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Tel: (212) 530-2208

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We or the Selling Shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 21, 2025

Up to 761,719 American Depositary Shares

representing 182,812,560 Class A Ordinary Shares

TuanChe Limited

This prospectus relates to the resale by the selling shareholder named in this prospectus from time to time of up to an aggregate of 761,719 American Depositary Shares (the “Offered ADSs”), with each American Depositary Share (the “ADS”) representing two hundred and forty (240) Class A ordinary shares, par value US$0.0001 per share (the “Class A Ordinary Shares”), or 182,812,560 Class A Ordinary Shares in the aggregate, issued or issuable upon the exercise of warrants that were issued pursuant to the warrant and the securities purchase agreement, dated as of October 24, 2024, between us and the selling shareholder.

On October 24, 2024, we entered into certain securities purchase agreement (the “Purchase Agreement”) with selling shareholder, pursuant to which the Company agreed to sell (1) 241,677 ADSs, and (2) certain pre-funded warrants to purchase up to 520,042 ADSs (the “Pre-Funded Warrants”) in a registered direct offering, and (3) in a concurrent private placement, restricted warrants to purchase an aggregate of up to 761,719 ADSs (the “Warrants”). The transaction closed on October 28, 2024.

We will not receive any of the proceeds from the sale of the Offered ADSs by the selling shareholder. However, we will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. Any Class A ordinary shares represented by ADSs subject to resale hereunder will have been issued by us and acquired by the selling shareholder prior to any resale of such shares pursuant to this prospectus. We plan to use the proceeds for working capital and general corporate purposes.

The selling shareholder named in this prospectus and any of their pledgees, assignees and successors-in-interest, may offer or resell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholder will bear all commissions and discounts, if any, attributable to the sale of the Offered ADSs. We will bear all costs, expenses and fees in connection with the registration of the Offered ADSs. For additional information on the methods of sale that may be used by the selling shareholder, see “Plan of Distribution” beginning on page 143 of this prospectus.

The ADSs are listed on the Nasdaq Capital Market under the symbol “TC.” The last reported sale price of the ADSs on February 20, 2025 was US$0.81 per ADS.

Our ordinary shares consist of Class A ordinary shares and Class B ordinary shares (together, our “Ordinary Shares”). Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to fifteen (15) votes on all matters subject to vote at general meetings of our company. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person or entity who is not an affiliate of such holder, each of such Class B ordinary shares shall be automatically and immediately converted into one Class A ordinary share.

We are not a Chinese operating company. TuanChe Limited, our ultimate Cayman Islands holding company, does not have any substantive operations. We carry out our value-added telecommunications business in mainland China through our subsidiaries as well as the variable interest entities (the “VIEs”) and their subsidiaries in mainland China. Neither the investors in us nor we ourselves have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIEs. Instead, we, through our wholly owned subsidiaries in mainland China (the “WFOEs”), entered into a series of contractual arrangements with the VIEs and their respective shareholders. Neither we nor our subsidiaries own any share in the VIEs. Because of these contractual arrangements, we are the primary beneficiary of the VIEs for accounting purposes and able to consolidate the financial results of the VIEs with ours only if we meet the conditions for consolidation under U.S. GAAP. The VIEs are consolidated for accounting purposes; however, neither our Cayman Islands holding company nor the shareholders in the holding company have an equity ownership or direct investment in the VIEs. Our Cayman Island holding company is considered the ultimate primary beneficiary of the VIEs and consolidates the VIEs and its subsidiaries as required by Accounting Standards Codification topic 810, Consolidation. Accordingly, we treat our VIE as our consolidated entity under U.S. GAAP and we consolidate the financial results of the VIEs in our consolidated financial statements in accordance with U.S. GAAP. PRC laws and regulations restrict and impose conditions on foreign investment in value-added telecommunications services business. Accordingly, we operate our value-added communications business in mainland China through the VIEs and their subsidiaries, and we could receive the economic rights and exercise significant influence on the VIEs’ business operations that results in consolidation of the VIEs’ operations and financial results into our financial statements through the contractual arrangements, provided that we meet the conditions for consolidation under U.S. GAAP. The VIE structure is used to replicate foreign investment in China-based companies where the PRC laws restrict direct foreign investment in the operating companies. However, our contractual arrangements with the VIEs are not equivalent of an investment in the VIEs. The VIE structure involves unique risks to investors in the ADSs. Investors in the ADSs are purchasing equity securities of our ultimate Cayman Islands holding company rather than purchasing equity securities of the VIEs, and investors in the ADSs may never hold equity interests in the VIEs. As used in this prospectus, “we,” “us,” “our company,” “our,” or “TuanChe” refers to TuanChe Limited and its subsidiaries, and the VIEs refer to TuanChe Internet Information Service (Beijing) Co., Ltd. (“TuanChe Internet”), Shenzhen Drive New Media Co., Ltd. (“Drive New Media”), Beijing Internet Drive Technology Co., Ltd., and/or HainaShuke (Beijing) Technology Co., Ltd. (formerly known as Tansuojixian Technology (Beijing) Co., Ltd.), and their respective subsidiaries, as the context requires.

Our corporate structure is subject to risks associated with our contractual arrangements with the VIEs. These contractual arrangements have not been properly tested in a court of law, and the PRC regulatory authorities could disallow our corporate structure, at any time, which could result in a material change in our operations and the value of our securities could decline and become worthless. Because of our corporate structure, our Cayman Islands holding company, the WFOEs, the VIEs and their subsidiaries, and our investors face uncertainty with respect to the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of value-added telecommunications service companies, regulatory review of overseas listing of companies in mainland China through a special purpose vehicle, and the validity and enforcement of the contractual agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. Our contractual agreements may not be effective in providing control over the VIEs. To the extent practicable commercially and in compliance with the relevant PRC laws and regulations, we plan to conduct the VIEs’ current businesses through our subsidiaries in mainland China and cease substantially all of the operation of the VIEs within the next three to five years. We may also be subject to sanctions imposed by PRC regulatory agencies, including China Securities Regulatory Commission (“CSRC”), if we fail to comply with their rules and regulations. For a detailed discussion of risks related to our corporate structure, see “Risk Factors-Risks Related to Our Corporate Structure.” in this prospectus.

Under our corporate structure, our ability to pay dividends and to service any debt we may incur and pay our operating expenses principally depends on dividends paid by our subsidiaries in mainland China. Cash is transferred through our organization in the manner as follows: (1) we may transfer funds to our WFOEs through our Hong Kong subsidiary, TuanChe Information Limited, by additional capital contributions or shareholder loans, as the case may be; (2) our subsidiaries in mainland China may provide loans to the VIEs, subject to statutory limits and restrictions; (3) the VIEs may pay service fees to our subsidiaries in mainland China for services rendered by our subsidiaries in mainland China; (4) our subsidiaries in mainland China may pay service fees to the VIEs for services rendered by the VIEs; and (5) our subsidiaries in mainland China may make dividends or other distributions to us through TuanChe Information Limited. We do not have cash management policies dictating how funds are transferred throughout our organization. In 2023, our subsidiaries in mainland China received cash of nil from the VIEs for services rendered to the VIEs and their subsidiaries. In 2023, our subsidiaries in mainland China paid cash of nil to the VIEs for services rendered by the VIEs and their subsidiaries. The foregoing cash flows include all distributions and transfers between our Cayman Islands holding company, our subsidiaries and the VIEs as of the date of this prospectus. As of the date of this prospectus, none of our subsidiaries have ever issued any dividends or made other distributions to us or their respective holding companies nor have we or any of our subsidiaries ever paid dividends or made other distributions to U.S. investors. We currently intend to retain all future earnings to finance the VIEs’ and our subsidiaries’ operations and to expand their business and we do not expect to pay any cash dividends in the foreseeable future. For details regarding distributions and transfers between our Cayman Islands holding company, our subsidiaries and the VIEs, see “PROSPECTUS SUMMARY-Financial Information Related to the VIEs” and “PROSPECTUS SUMMARY-Cash Flows through Our Organization” in this prospectus.

There are limitations on our ability to transfer cash between us, our subsidiaries and the VIEs, and there is no assurance that the PRC government will not intervene or impose restrictions on cash transfer between us, our subsidiaries and the VIEs. We may encounter difficulties in our ability to transfer cash between subsidiaries in mainland China and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. The majority of our income is denominated in Renminbi, and shortage in foreign currencies may restrict our ability to pay dividends or other payment to satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from the State Administration of the Foreign Exchange in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may influence the access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. The PRC government has implemented a series of administrative requirements, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. It may continue to strengthen its capital controls and dividends and other distributions of our subsidiaries in mainland China may be subjected to tighter scrutiny and may limit the ability of our Cayman Islands holding company, to use capital from our subsidiaries in mainland China, which may affect our ability to satisfy our liquidity requirements. To the extent cash or assets in the business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong certain administrative requirements by the government on our, our subsidiaries’ or the VIEs’ ability to transfer cash and assets. For more detailed discussion of the restrictions and limitations on the ability to transfer cash or distribute earnings between our subsidiaries and the VIEs, and between our Cayman Islands holding company and the VIEs, see “Prospectus Summary-Cash Flows through Our Organization” and “Risk Factors-Risks Related to Our Corporate Structure-We may rely on dividends and other distributions on equity paid by our subsidiaries in mainland China and Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct the business” in the this prospectus. See “Prospectus Summary-Financial Information Related to the VIEs” for the reconciliation between the deconsolidated financial information of our Cayman Islands holding company, our subsidiaries and the VIEs and our condensed consolidated financial statements.

We and the VIEs face various legal and operational risks and uncertainties related to being based in and having significant operations in mainland China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us and the VIEs, to conduct its business, accept foreign investments or list on U.S. or other foreign exchanges. For example, we and the VIEs face risks associated with regulatory approvals of offshore offerings, and oversight on cybersecurity and data privacy. Such risks could result in a material change in our operations and/or the value of the ADSs or could significantly limit or completely hinder our ability to offer ADSs and/or other securities to investors and cause the value of such securities to significantly decline. These regulatory risks and uncertainties could become applicable to our Hong Kong subsidiary if regulatory authorities in Hong Kong adopt similar rules and/or regulatory actions. For a detailed description of risks relating to doing business in mainland China, see “Risk Factors-Risks Related to Doing Business in China” in the this prospectus.

We are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the subsidiaries, significant depreciation of the value of the ADSs representing our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, our Company, the subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. As of the date of this prospectus, there are currently no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing on overseas stock exchanges. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and our ability to continue our listing on an U.S. exchange. See “Risk Factors - Risks Related to Doing Business in China- The PRC government may exert, at any time, substantial intervention and influence over the manner of our operations, and the rules and regulations to which we are subject, including the ways they are enforced, may change rapidly and with little advance notice to us or our shareholders. Any such actions by the Chinese government, including any decision to intervene or influence the operations of our subsidiaries in mainland China or the VIEs or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our subsidiaries in mainland China or the VIEs, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.” and other risk factors disclosed in “Risk Factors - Risks Related to Doing Business China” in this prospectus.

We are a “foreign private issuer”, as defined under federal securities laws, as amended, and, as such, are subject to reduced public company reporting requirements.

We have not been identified by the Securities and Exchange Commission (the “SEC”) as a commission-identified issuer under the Holding Foreign Companies Accountable Act (the “HFCA Act”) as of the date of this prospectus. If, in the future, we have been identified by the SEC for two consecutive years as a commission-identified issuer whose registered public accounting firm is determined by the PCAOB that it is unable to inspect or investigate completely because of a position taken by one or more authorities in China, the SEC may prohibit our shares or the ADSs from being traded on a national securities exchange or in the over the counter trading market in the United States. Marcum Asia CPAs LLP, as our auditor for the fiscal year ended December 31, 2021, 2022 and 2023, is a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in New York, New York, and as of the date of this prospectus, Marcum Asia is not included in the 2021 Determinations. JWF Assurance PAC (“JWF”), our current auditor for the fiscal year ended December 31, 2024, is an independent registered public accounting firm headquartered in Singapore. As of the date of this prospectus, JWF is not included in the 2021 Determinations. As a result, we do not expect to be identified as a “commission-identified issuer” under the HFCA Act for the fiscal year ended December 31, 2024 after we file our annual report on Form 20-F for the fiscal year of 2024.

Investing in the ADSs involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 14 of this prospectus to read about factors you should consider before buying the ADSs.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find More Information.”

In this prospectus, except where the context otherwise requires and for purposes of this prospectus, only:

●	“ADRs” refers to the American depositary receipts which, if issued, evidence the ADSs;

●	“ADSs” refers to American depositary shares, each of which represents 240 Class A ordinary shares;

●	“auto dealer(s)” refers to both franchised dealers and secondary dealers;

●	“CAGR” refers to compound annual growth rate;

●	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

●	“franchised dealer(s)” refers to primary dealers authorized to sell the products of a single brand of automobiles that integrate four standard automotive related businesses, including sales, spare parts, service and survey;

●	“GMV” refers to gross merchandise value, reflecting the total sales dollar value for automobiles sold through our marketplace;

●	“Hong Kong” or “HK” are to the Hong Kong Special Administrative Region of the PRC, for purpose of this prospectus (the Company has operations in Hong Kong, and the legal and operational risks associated with operating in China also apply to operations in Hong Kong);

●	“industry customer(s)” refers to business customers to which we offer services, including auto dealers, automakers, automobile accessory manufacturers, aftermarket service providers and other automotive related goods and service providers;

●	“NEV” refers to new energy vehicles;

●	“Ordinary Shares” or “Shares” refer to our Class A and Class B ordinary shares of par value US$0.0001 per share;

●	“RMB” or “Renminbi” refers to the legal currency of China;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“secondary dealer(s)” refers to car dealers that have no automobile manufacturers certification and do not have specific sales brand restrictions;

●	“US$,” “U.S. dollars,” “$” or “dollars” refers to the legal currency of the United States of America;

●	“VIEs” refers to TuanChe Internet Information Service (Beijing) Co., Ltd., Shenzhen Drive New Media Co., Ltd., Beijing Internet Drive Technology Co., Ltd. and/or Haina Shuke (Beijing) Technology Co., Ltd. (formerly known as Tansuojixian Technology (Beijing) Co., Ltd.), and their respective subsidiaries, as the context requires; and

●	“we,” “us,” “our,” “our company,” or “TuanChe” refers to TuanChe Limited and its subsidiaries.

All references to “RMB” or “Chinese Yuan” is to the legal currency of China;

All references to “U.S. dollars,” “dollars,” “USD” or “$” are to the legal currency of the United States;

The Company will also discuss any commensurate laws and regulations in Hong Kong and Macau, where applicable throughout its filing, and the risks and consequences to the Company associated with those laws and regulations.

ii

Our business is conducted by our subsidiaries, and the VIE and its subsidiaries in PRC, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from what is contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any securities other than offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the sections titled “Risk Factors.” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Our Business

We operate the following businesses:

●	Offline marketing solutions. We and the VIEs turn individual and isolated automobile purchase transactions into large-scale collective purchase activities through our auto shows. By attracting a large number of consumers, these events serve as integrated marketing solutions to industry customers, which include automakers, franchised dealerships, secondary dealers and automotive service providers. We and the VIEs enable interactions between large numbers of participants on both sides of a potential transaction, creating a “many-to-many” environment, within a short period of time, thus enhancing the value we and the VIEs offer to both consumers and industry customer participants of our offline events. We and the VIEs organize auto shows and charge industry customers for booth spaces in the auto shows. In addition, we and the VIEs have developed special promotion event services to better support industry customers in organizing their special promotion events through various integrated services, including event planning and executing, marketing training and onsite coaching. We and the VIEs charge fixed service fees for special promotion event services.

●	Online marketing services. We and the VIEs provide online marketing services for our industry customers to increase the efficiency and effectiveness of their marketing campaigns.

●	Referral service for commercial bank. We and the VIEs collaborate with and facilitate a commercial bank in expanding its cooperation with our and the VIEs’ industry customers to grow its auto loan business. We and the VIEs charge the bank service fees for approved loan applications. We and the VIEs ceased to operate the referral services in 2022.

Our and the VIEs’ business model features the integration of two complementary elements: our and the VIEs’ online platform and offline events. The online platform consists of our and the VIEs’ website, tuanche.com, official WeChat account, WeChat mini-program and mobile applications. Together, these channels promote our and the VIEs’ offline events and serve as a consumer acquisition tool for the offline events. Our and the VIEs’ offline events provide consumers physical access to a broad selection of automobiles and serve as a gateway to useful data from consumer participants who have not previously entered their information on our and the VIEs’ online platform. With our and the VIEs’ data analytics capabilities, these data enhance our and the VIEs’ understanding of the automobile demand in various localities and continuously improve the effectiveness of our and the VIEs’ event planning.

We, together with the VIEs, complement our and the VIEs’ service offerings by collaborating with service and product providers in China’s automotive industry, such as aftermarket service providers, financial institutions, and insurance companies. By extending our and the VIEs’ services beyond automobile purchases, we, together with the VIEs, offer consumers one-stop end-to-end shopping experience, establish ongoing relationships with consumers, and attract new consumers who are contemplating automobile purchases. As our and the VIEs’ consumer base increases, we believe more automakers and auto dealers are incentivized to become our and the VIEs’ industry customers, which leads to a broader selection of automobiles and more favorable pricing terms for our and the VIEs’ consumers, driving a self-reinforcing virtuous cycle.

We announced our plan to expand into the NEV industry in January 2021, and we recently announced our strategic collaboration with YangMing New Energy Technology (“YangMing”), Beijing S-TECH Technology (“S-TECH”) and IAT Automobile Technology Co., Ltd. (Shenzhen Stock Exchange: 300825) (“IAT”) to explore opportunities in and strengthen our capabilities in the NEV industry. Pursuant to the collaboration agreements, we will collaborate with YangMing to research EV batteries and strengthen our supply chain capacity, with S-TECH to leverage its technologies for our vehicle model development, and with IAT on, among others, vehicle and component research and development, manufacturing and software development.

We, together with the VIEs, have a long operating history in China’s automotive industry and have achieved rapid growth since our inception in 2010. In 2010, we and the VIEs began the group-purchase facilitation service where we and the VIEs gathered consumers interested in purchasing the same brands and models through our online channels, and organized offline store visits to franchised dealerships carrying these brands and models. Leveraging the network of franchised dealerships that we and the VIEs built through the group-purchase facilitation service and the operational capabilities that we and the VIEs accumulated through organizing offline events, we, together with the VIEs launched the auto show business in the last quarter of 2016. In 2021, 2022 and 2023, we and the VIEs organized 450, 150 and 299 auto shows, respectively. The total number of automobiles sales transactions we and the VIEs facilitated through the auto shows was 104,689, 22,176 and 61,020 in 2021, 2022 and 2023, respectively. The total GMV of all automobile sales transactions we and the VIEs facilitated was approximately RMB3.4 billion and RMB9.7 billion (US$1.4 billion) in 2022 and 2023, respectively. In January 2019, we, together with the VIEs, commenced special promotion event services to better support our and the VIEs’ industry customers in organizing their special promotion events through a series of integrated service offerings, including event planning and executing, marketing training and onsite coaching. We and the VIEs facilitated 750 special promotion events through our and the VIEs’ services in 2023.

Our Corporate Structure and Contractual Arrangements with the VIEs

TuanChe Limited, our ultimate Cayman Islands holding company and the entity in which investors are purchasing their interest, does not have any substantive operations. We carry out our value-added telecommunications business in mainland China through our subsidiaries as well as the VIEs and their subsidiaries in mainland China. We, through our WFOEs, entered into a series of contractual arrangements with the VIEs and their respective shareholders. The VIE structure involves unique risks to investors in the ADSs. Investors in the ADSs are purchasing equity securities of our ultimate Cayman Islands holding company rather than purchasing equity securities of the VIEs, and investors in the ADSs may never hold equity interests in the VIEs. The following diagram illustrates our corporate structure, including our principal subsidiaries and affiliated entities, as of the date of this prospectus.

We, through the WFOEs, entered into a series of contractual arrangements with the VIEs and their respective shareholders. Neither we nor our subsidiaries own any share in the VIEs. Because of these contractual arrangements, we are the primary beneficiary of the VIEs for accounting purposes and able to consolidate the financial results of the VIEs with ours only if we meet the conditions for consolidation under U.S. GAAP. PRC laws and regulations restrict and impose conditions on foreign investment in value-added telecommunications services business. Accordingly, we operate our value-added telecommunications business in mainland China through the VIEs and their subsidiaries, and we could receive the economic rights and exercise significant influence on the VIEs’ business operations that results in consolidation of the VIEs’ operations and financial results into our financial statements through the contractual arrangements, provided that we meet the conditions for consolidation under U.S. GAAP. The VIE structure is used to replicate foreign investment in China-based companies where the PRC laws restrict direct foreign investment in the operating companies. The VIE structure is used to replicate foreign investment in China-based companies where the PRC laws restrict direct foreign investment in the operating companies. However, our contractual arrangements with the VIEs are not equivalent of an investment in the VIEs. The VIE structure involves unique risks to investors in the ADSs. Investors in the ADSs are purchasing equity securities of our ultimate Cayman Islands holding company rather than purchasing equity securities of the VIEs, and investors in the ADSs may never hold equity interests in the VIEs. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our and/or the VIE’s operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline. If the PRC government deems that the contractual arrangements with the consolidated VIEs domiciled in mainland China do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we, our subsidiaries and the VIEs could be subject to severe penalties or be forced to relinquish their interests in those operations. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. To the extent cash or assets in the business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our, our subsidiaries’ or the VIEs’ ability to transfer cash and assets. See “Risk Factors-Risks Related to Our Corporate Structure.” in this prospectus.

Our Contractual Arrangements

PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunications service businesses. We conduct our operations in mainland China principally through our subsidiaries in mainland China, the VIEs, and their subsidiaries (collectively, the “consolidated affiliated entities”). We have entered into a series of contractual arrangements, through TuanYuan Internet Technology (Beijing) Co., Ltd. (“TuanYuan”), Beijing SanguMaolu Information Technology Limited (“Sangu Maolu”) and Chema Technology (Beijing) Co., Ltd. (“Chema Beijing”), with each of the VIEs and their respective shareholders, respectively, which enable us to:

●	exercise significant influence over each of the consolidated affiliated entities;

●	receive substantially all of the economic benefits of the consolidated affiliated entities; and

●	have an exclusive call option to purchase all or part of the equity interests in and/or assets of each of the VIEs when and to the extent permitted by PRC laws.

As a result of these contractual arrangements, we are the primary beneficiary of the consolidated affiliated entities, and, therefore, have consolidated their financial results in our consolidated financial statements in accordance with U.S. GAAP.

Below is a summary of the currently effective contractual arrangements by and among our WFOEs, the VIEs and their respective shareholders.

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between each of the VIEs and the applicable WFOE, the respective WFOE has the exclusive right to provide or designate any third party to provide, among other things, comprehensive business support, technical support and consulting services to the VIEs. In exchange, the VIEs pay service fees to the respective WFOE in an amount determined at such WFOE’s discretion. Without the prior written consent of the applicable WFOE, the VIEs cannot accept any consulting and/or services provided by or establish similar cooperation relationship with any third party. Such WFOE owns the exclusive intellectual property rights created as a result of the performance of this agreement. The agreement shall remain effective unless unilaterally terminated by such WFOE with a written notice or pursuant to other provisions of the agreement, whereas the VIEs do not have any right to unilaterally terminate the exclusive business cooperation agreement.

Exclusive Call Option Agreement

Under the exclusive call option agreement among the applicable WFOE, each of the VIEs and their respective shareholders, each of the shareholders of the VIEs irrevocably granted such WFOE a right to purchase, or designate a third party to purchase, all or any part of their equity interests in the VIEs at a purchase price equal to the lowest price permissible by the then-applicable PRC laws and regulations at such WFOE’s sole and absolute discretion to the extent permitted by PRC law. The shareholders of the VIEs shall promptly give all considerations they received from the exercise of the options to our WFOEs (as applicable). Without the applicable WFOE’s prior written consent, the VIEs and their respective shareholders shall not enter into any major contract except for those entered in the daily business operations. Without the applicable WFOE’s prior written consent, the VIEs and their respective shareholders shall not sell, transfer, license or otherwise dispose of any of the VIEs’ assets or allow any encumbrance of any assets. The VIEs shall not be dissolved or liquidated without the written consent by the applicable WFOE. This agreement shall remain in effect and the VIEs do not have any right to unilaterally terminate the exclusive call option agreement.

Equity Pledge Agreement

Under the equity interest pledge agreement among the applicable WFOE, each of the VIEs and their respective shareholders, the VIEs’ shareholders pledged all of their equity of the VIEs to WFOEs as security for performance of the obligations of the VIEs and their respective shareholders under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney, except that the equity pledge under that certain equity pledge agreement would not be deemed validly created until they are registered with the competent governmental authorities. If any of the specified events of default occurs, the respective WFOE may exercise the right to enforce the pledge immediately. Such WFOE may transfer all or any of its rights and obligations under the equity pledge agreement to its designee(s) at any time. The equity pledge agreement is binding on the VIEs’ shareholders and their successors. The equity pledge agreement shall remain in effect and the VIEs do not have any right to unilaterally terminate the equity interest pledge agreement.

Powers of Attorney

Pursuant to the powers of attorney executed by the shareholders of the VIEs, each of them irrevocably authorized the applicable WFOE to act on their respective behalf as exclusive agent and attorney, with respect to all rights of shareholders concerning all the equity interest held by each of them in the VIEs, including but not limited to the right to attend shareholder meetings on behalf of such shareholder, the right to exercise all shareholder rights and the voting rights (including the right to sell, transfer, pledge and dispose of all or a portion of the equity interests held by such shareholder), and the right to appoint legal representatives, directors, supervisors and chief executive officers and other senior management.

In the opinion of Shihui Partners, our PRC legal counsel, the contractual arrangements among WFOEs, the VIEs and their respective shareholders are valid, binding and enforceable under applicable PRC law currently in effect, except that the equity pledge under that certain equity pledge agreement would not be deemed validly created until they are registered with the competent governmental authorities. However, Shihui Partners has also advised us that since the interpretation and application of current or future PRC laws and regulations are still evolving, and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC legal counsel. For a description of the risks related to our corporate structure, see “Risk Factors - Risks Related to Our Corporate Structure.” in this prospecuts.

Spousal Consent Letters

Pursuant to the spousal consent letters, each of the spouses of the individual shareholders of the VIEs unconditionally and irrevocably agrees that the equity interest in the VIEs held by and registered in the name of her respective spouse will be disposed of pursuant to the relevant equity pledge agreement, the exclusive call option agreement and the powers of attorney. In addition, each of them agrees not to assert any rights over the equity interest in the VIEs held by his or her respective spouse. In addition, in the event that any of them obtains any equity interest in the VIEs held by her respective spouse for any reason, such spouse agrees to be bound by similar obligations and agreed to enter into similar contractual arrangements.

Our corporate structure is subject to risks associated with our contractual arrangements with the VIEs. These contractual arrangements have not been properly tested in a court of law, and the PRC regulatory authorities could disallow our corporate structure, at any time, which could result in a material change in our operations and the value of our securities could decline or become worthless. The legal system in the PRC is not as developed as in other jurisdictions such as the United States. As a result, uncertainties in the PRC legal system could limit our ability, as a Cayman Islands holding company, to enforce these contractual arrangements and doing so may be costly. Because of our corporate structure, our Cayman Islands holding company, the WFOEs, the VIEs and their subsidiaries, and our investors face uncertainty with respect to the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of value-added telecommunications service companies and the validity and enforcement of the contractual agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. Our contractual agreements may not be as effective as direct ownership in providing control over the VIEs. We may also be subject to sanctions imposed by PRC regulatory agencies, including China Securities Regulatory Commission, if we fail to comply with their rules and regulations. For a detailed discussion of risks related to our corporate structure, see “Risk Factors - Risks Related to Our Corporate Structure.” in this prospectus.

Cash Flows through Our Organization

TuanChe Limited is a holding company with no material operations of its own. We currently conduct our operations through our WFOEs, the VIEs and their respective subsidiaries. Cash is transferred through our organization in the manner as follows: (1) we may transfer funds to our WFOEs through our Hong Kong subsidiary, TuanChe Information Limited, by additional capital contributions or shareholder loans, as the case may be; (2) our subsidiaries in China may provide loans to the VIEs, subject to statutory limits and restrictions; (3) the VIEs may pay service fees to our subsidiaries in China for services rendered by our subsidiaries in China; (4) our subsidiaries in China may pay service fees to the VIEs for services rendered by the VIEs; and (5) our subsidiaries in China may make dividends or other distributions to us through TuanChe Information Limited. We do not have cash management policies dictating how funds are transferred throughout our organization. We may encounter difficulties in our ability to transfer cash between subsidiaries in China and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. If we intend to distribute dividends through TuanChe Limited, our WFOEs will transfer the dividends to TuanChe Information Limited in accordance with the laws and regulations of the PRC, and then TuanChe Information Limited will transfer the dividends to TuanChe Limited, and the dividends will be distributed from TuanChe Limited to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

In 2021, 2022 and 2023, our PRC subsidiaries received cash of RMB2.0 million, nil and nil, respectively, from the VIEs for services rendered to the VIEs and their subsidiaries. In 2021, 2022 and 2023, our PRC subsidiaries paid cash of RMB0.6 million, nil and nil, respectively, to the VIEs for services provided by the VIEs and their subsidiaries. The foregoing cash flows include all distributions and transfers between our Cayman Islands holding company, our subsidiaries and the VIEs as of the date of this prospectus.

Dividend Distribution to U.S. Investors and Tax Consequences

As of the date of this prospectus, none of our subsidiaries has issued any dividends or made other distributions to us or their respective holding companies nor have we or any of our subsidiaries ever paid dividends or made other distributions to U.S. investors. We currently intend to retain all future earnings to finance the VIEs’ and our subsidiaries’ operations and to expand their business. As a result, we do not expect to pay any cash dividends in the foreseeable future.

Under our corporate structure, our ability to pay dividends and to service any debt we may incur and pay our operating expenses principally depends on dividends paid by our subsidiaries in mainland China. Under applicable PRC laws and regulations, our subsidiaries in mainland China are permitted to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our subsidiaries in mainland China are required to allocate at least 10% of their accumulated profits each year, if any, to fund statutory reserves of up to 50% of the registered capital of the enterprise. Statutory reserves are not distributable as cash dividends except in the event of liquidation. Furthermore, if our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust the taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our WFOEs’ ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiary to distribute dividends to us or on the ability of the VIEs to make payments to us may restrict our ability to satisfy our liquidity requirements.

Restrictions on Our and the VIEs’ Ability to Transfer Cash Out of Mainland China

To the extent cash or assets in the business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our, our subsidiaries’ or the VIEs’ ability to transfer cash and assets.

We may encounter difficulties in our ability to transfer cash between subsidiaries in mainland China and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. The majority of our income is denominated in Renminbi, and shortage in foreign currencies may restrict our ability to pay dividends or other payment to satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from the State Administration of the Foreign Exchange in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. The PRC government has implemented a series of administrative requirements, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. It may continue to promulgate further regulations and administrative requirements about the dividends and other distributions of our subsidiaries in mainland China may be subjected to such administrative requirements and procedures, which may limit the ability of our Cayman Islands holding company, to use capital from our subsidiaries in mainland China, which may affect our ability to satisfy our liquidity requirements. For more detailed discussion of the restrictions and limitations on the ability to transfer cash or distribute earnings between our subsidiaries in mainland China and the VIEs, and between our Cayman Islands holding company and the VIEs, see “Risk Factors - Risks Related to Our Corporate Structure - Our subsidiaries and the VIEs in China are subject to restrictions on making dividends and other payments to us.” in this prospectus.

Financial Information Related to the VIEs

The following table presents the consolidated balance sheet information relating to the Parent, the VIEs and the non-variable interest entities as of December 31, 2023 and 2022 and June 30, 2024 (unaudited).

As of December 31, 2022
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Cash, cash equivalents and restricted cash	57,168	6,172	13,465	38	-	76,843
Amount due from the subsidiaries of the Group	121,957	117,489	157,761	133,589	(530,796)	-
Other current assets	5,712	51,126	39,954	33	-	96,825
Total current assets	184,837	174,787	211,180	133,660	(530,796)	173,668
Long-term investments	-	5,383	-	-	-	5,383
Investments in subsidiaries, VIEs and subsidiaries of VIEs	(53,080)	-	-	710,064	(656,984)	-
Operating lease right-of-use assets, net	-	1,045	9,090	-	-	10,135
Goodwill	-	-	45,561	-	-	45,561
Other non-current assets	-	-	522	-	-	522
Total non-current assets	(53,080)	6,428	55,173	710,064	(656,984)	61,601
Total assets	131,757	181,215	266,353	843,724	(1,187,780)	235,269
Accounts payable	-	818	12,840	-	-	13,658
Amount due to the subsidiaries of the Group	2,710	266,679	128,048	16,504	(413,941)	-
Short-term borrowings	-	1,169	2,000	-	-	3,169
Short-term operating lease liabilities	-	652	4,548	-	-	5,200
Other current liabilities	11,395	43,761	33,855	(2,479)	-	86,532
Total current liabilities	14,105	313,079	181,291	14,025	(413,941)	108,559
Long-term borrowings	-	1,546	-	-	-	1,546
Warrant liability	24,376	-	-	-	-	24,376
Lease liabilities, non-current	-	605	6,889	-	-	7,494
Other non-current liabilities	492	18	-	-	-	510
Total non-current liabilities	24,868	2,169	6,889	-	-	33,926
Total liabilities	38,973	315,248	188,180	14,025	(413,941)	142,485
Total equity/(deficit)	92,784	(134,033)	78,173	829,699	(773,839)	92,784

	As of December 31, 2023
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Cash, cash equivalents and restricted cash	3,004	3,987	8,991	11	-	15,993
Amount due from the subsidiaries of the Group	135,144	123,349	147,176	10,437	(416,106)	-
Other current assets	9,797	30,622	5,510	73	-	46,002
Total current assets	147,945	157,958	161,677	10,521	(416,106)	61,995
Long-term investments	-	5,564	-	-	-	5,564
Investments in subsidiaries, VIEs and subsidiaries of VIEs	(113,494)	-	-	740,047	(626,553)	-
Operating lease right-of-use assets, net	-	267	5,439	-	-	5,706
Goodwill	-	-	45,561	-	-	45,561
Other non-current assets	-	-	522	-	-	522
Total non-current assets	(113,494)	5,831	51,522	740,047	(626,553)	57,353
Total assets	34,451	163,789	213,199	750,568	(1,042,659)	119,348
Accounts payable	-	838	9,568	-	-	10,406
Amount due to the subsidiaries of the Group	2,741	250,341	223,158	14,011	(490,251)	-
Short-term borrowings	-	14,487	1,200	-	-	15,687
Short-term operating lease liabilities	-	659	3,431	-	-	4,090
Other current liabilities	8,274	28,659	19,647	1	-	56,581
Total current liabilities	11,015	294,984	257,004	14,012	(490,251)	86,764
Long-term borrowings	-	3,000	-	-	-	3,000
Warrant liability	3,952	-	-	-	-	3,952
Lease liabilities, non-current	-	-	6,099	-	-	6,099
Other non-current liabilities	-	49	-	-	-	49
Total non-current liabilities	3,952	3,049	6,099	-	-	13,100
Total liabilities	14,967	298,033	263,103	14,012	(490,251)	99,864
Total equity/(deficit)	19,484	(134,244)	(49,904)	736,556	(552,408)	19,484

	As of June 30, 2024
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Cash, cash equivalents and restricted cash	115	3,532	5,689	12	-	9,348
Amount due from the subsidiaries of the Group	135,961	125,964	146,119	16,414	(424,458)	-
Other current assets	235	11,233	13,182	73	-	24,723
Total current assets	136,311	140,729	164,990	16,499	(424,458)	34,071
Long-term investments	-	5,991	-	-	-	5,991
Investments in subsidiaries, VIEs and subsidiaries of VIEs	(130,047)	-	-	744,611	(614,564)	-
Operating lease right-of-use assets, net	-	53	4,748	-	-	4,801
Goodwill	-	-	45,561	-	-	45,561
Other non-current assets	-	-	522	-	-	522
Total non-current assets	(130,047)	6,044	50,831	744,611	(614,564)	56,875
Total assets	6,264	146,773	215,821	761,110	(1,039,022)	90,946
Accounts payable	-	3,387	7,340	-	-	10,727
Amount due to the subsidiaries of the Group	2,750	248,791	147,471	18,844	(417,856)	-
Short-term borrowings	-	11,000	2,000	-	-	13,000
Short-term operating lease liabilities	-	375	3,636	-	-	4,011
Other current liabilities	7,596	21,299	18,948	1,442	-	49,285
Total current liabilities	10,346	284,852	179,395	20,286	(417,856)	77,023
Long-term loan	-	12,900	-	-	-	12,900
Warrant liability	1,632	-	-	-	-	1,632
Lease liabilities, non-current	-	22	5,071	-	-	5,093
Other non-current liabilities	-	11	-	-	-	11
Total non-current liabilities	1,632	12,933	5,071	-	-	19,636
Total liabilities	11,978	297,785	184,466	20,286	(417,856)	96,659
Total equity/(deficit)	(5,714)	(151,012)	31,355	740,824	(621,166)	(5,713)

The following table presents the consolidated statements of operations and comprehensive loss and cash flows relating to the Parent, the VIEs and the non-variable interest entities for the year ended and as of December 31, 2021, 2022 and 2023 and for the six months ended and as of June 30, 2024 (unaudited).

Consolidated statements of operations and comprehensive (loss)/income data

	Year Ended December 31, 2021
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net revenues	-	93,975	327,958	-	(64,381)	357,552
Cost of revenues	-	(44,519)	(101,054)	-	60,283	(85,290)
Operating expenses	(6,710)	(84,191)	(296,300)	(6)	4,098	(383,109)
Loss from operations	(6,710)	(34,735)	(69,396)	(6)	-	(110,847)
Equity in loss of subsidiaries, VIEs and subsidiaries of VIEs	(96,058)	-	-	-	96,058	-
Other income, net	823	4,170	4,075	(166)	-	8,902
Net loss	(101,945)	(30,565)	(65,321)	(172)	96,058	(101,945)

	Year Ended December 31, 2022
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net revenues	-	95,382	92,687	4,477	(9,358)	183,188
Cost of revenues	-	(5,741)	(64,796)	-	-	(70,537)
Operating expenses	(20,637)	(58,561)	(154,474)	(7,632)	9,358	(231,946)
(Loss)/ income from operations	(20,637)	31,080	(126,583)	(3,155)	-	(119,295)
Equity in loss of subsidiaries, VIEs and subsidiaries of VIEs	(157,587)	-	-	-	157,587	-
Other income/ (expenses), net	11,734	(16,756)	(48,152)	528	-	(52,646)
Income tax expense	-	5,451	-	-	-	5,451
Net (loss)/ income	(166,490)	19,775	(174,735)	(2,627)	157,587	(166,490)

	Year Ended December 31, 2023
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net revenues	-	68,167	98,869	-	(4,669)	162,367
Cost of revenues	-	(14,255)	(54,687)	-		(68,942)
Operating expenses	(24,540)	(69,561)	(124,979)	(41)	4,669	(214,452)
Loss from operations	(24,540)	(15,649)	(80,797)	(41)		(121,027)
Equity in loss of subsidiaries, VIEs and subsidiaries of VIEs	(79,811)	-	-	-	79,811	-
Other income, net	21,380	15,231	1,446	(1)	-	38,056
Net (loss)/ income	(82,971)	(418)	(79,351)	(42)	79,811	(82,971)

	Six Months Ended June 30, 2024
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net revenues	-	15,360	18,277	-	(1,332)	32,305
Cost of revenues	-	(2,042)	(7,909)	-	-	(9,951)
Operating expenses	(18,456)	(30,394)	(20,845)	(1,445)	1,332	(69,808)
Loss from operations	(18,456)	(17,076)	(10,477)	(1,445)	-	(47,454)
Equity in loss of subsidiaries, VIEs and subsidiaries of VIEs	(24,559)	-	-	-	24,559	-
Other income, net	2,340	1,826	2,613	-	-	6,779
Net loss	(40,675)	(15,250)	(7,864)	(1,445)	24,559	(40,675)

Consolidated cash flow information

	Year Ended December 31, 2021
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net cash (used in) provided by operating activities	(10,358)	(22,124)	(69,764)	9,991	-	(92,255)
Net cash provided by (used in) investing activities	7,287	2,920	(213)	(45,199)	83,061	47,856
Net cash provided by (used in) financing activities	-	4,000	47,674	38,387	(83,061)	7,000
Effect of exchange rate changes	(1,619)	-	(102)	(3,327)	-	(5,048)
Net decrease in cash, cash equivalents and restricted cash	(4,690)	(15,204)	(22,405)	(148)	-	(42,447)

	Year Ended December 31, 2022
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net cash (used in) provided by operating activities	(22,570)	2,483	(83,193)	(6,399)	-	(109,679)
Net cash used in investing activities	(56,566)	-	(212)	(56,565)	113,131	(212)
Net cash provided by (used in) financing activities	93,526	(1,285)	55,566	56,565	(113,131)	91,241
Effect of exchange rate changes	967	-	(2,772)	-	-	(1,805)
Net increase/(decrease) in cash, cash equivalents and restricted cash	15,357	1,198	(30,611)	(6,399)	-	(20,455)

	Year Ended December 31, 2023
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net cash provided by (used in) operating activities	4,075	(15,357)	(63,583)	(27)	-	(74,892)
Net cash used in investing activities	(59,263)	-	-	(56,565)	115,828	-
Net cash provided by financing activities	-	13,172	60,063	56,565	(115,828)	13,972
Effect of exchange rate changes	1,024	-	(954)	-	-	70
Net decrease in cash, cash equivalents and restricted cash	(54,164)	(2,185)	(4,474)	(27)	-	(60,850)

	Six Months Ended June 30, 2024
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net cash (used in)/generated from operating activities	(2,926)	(6,868)	(1,295)	1	-	(11,088)
Net cash used in investing activities	-	-	(7)	-	-	(7)
Net cash generated from financing activities	-	6,413	800	-	-	7,213
Effect of exchange rate changes	37	-	(2,800)	-	-	(2,763)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(2,889)	(455)	(3,302)	1	-	(6,645)

Our Operations in China and Permissions Required from the PRC Authorities for Our Operations

We and the VIEs have obtained all material licenses, permits or approvals from the PRC regulatory authorities for our and the VIEs’ business operations of offline marketing services and online marketing services, except that we and/or the VIEs may need to obtain certain permits each time before we and/or the VIEs hold an offline event. We and the VIEs did not obtain requisite permits for the provision of certain livestreaming services when provided at a preliminary stage. As of the date of this prospectus, we and the VIEs have taken measures to rectify such defect by entering into collaboration arrangements with the operators of livestreaming platforms holding the requisite permits, and we have not received any inquiry or investigation from any PRC government authority regarding such service provision. As of the date of this prospectus, except as disclosed above and in “—Risk Factors—Risks Related to Our Business and Industry—Failure to obtain, renew, or retain licenses, permits or approvals or failure to comply with applicable laws and regulations may affect our ability to conduct our business” in this prospectus, we and the VIEs have obtained all material licenses, permits or approvals to conduct our and the VIEs’ business. As of the date of this prospectus, TuanChe Internet Information Service (Beijing) Co., Ltd. has obtained certain value-added telecommunications service license for the operation of internet content service from the Beijing Administration of Telecommunications which will remain valid until September 2028, Shenzhen Drive New Media Co., Ltd. has obtained certain value-added telecommunications service license for the operation of internet content service from the Guangdong Administration of Telecommunications which will remain valid until June 2029, and TuanChe (Beijing) Automobile Sales & Service Co., Ltd., a subsidiary of TuanChe Internet, has obtained certain value-added telecommunications service license for the operation of internet content service from the Beijing Administration of Telecommunications which will remain valid until January 2026. Under PRC laws and regulations, we and the VIEs are required to obtain and maintain the aforementioned licenses, permits and approvals in order to conduct and operate our and the VIEs’ business. In addition, we and the VIEs may be required to obtain certain permits each time before we and the VIEs hold an offline event, including a security permit to organize large-scale mass activities and a permit for temporary occupation of urban roads, depending on the estimated number of participants and the need to temporarily occupy public roads. Although we and the VIEs have endeavored and will continue to endeavor to obtain all necessary permits according to our estimate of the condition of each specific event, we cannot assure you that we and the VIEs have been or will continue to be in full compliance with the licensing requirements for all the offline events we and the VIEs have held or will hold because the regulatory practices with respect to an offline event vary among different regions and the local authorities would consider multiple factors in enforcing the license requirements. In addition, if relevant PRC government authorities determine that we or the VIEs are operating our offline events without proper licenses or permits or impose additional restrictions on the operation of any of our offline events, we and the VIEs might be subject to administration penalties, such as fines, confiscation of income, additional restrictions and force discontinuation of our offline events, which may materially and adversely affect our and the VIEs’ business, results of operations and financial condition. As of the date of this prospectus, we and the VIEs have not been denied application for any permits or licenses required for our and the VIEs’ business operations and the offline events we and the VIEs have held. As of the date of this prospectus, we and the VIEs have obtained requisite licenses in full compliance with applicable laws and regulations for offline events held, and we and the VIEs have not received any inquiry or investigation from any PRC government authority regarding non-compliance of the offline events. See “—Risk Factors—Risks Related to Our Business and Industry—Our and the VIEs’ failure to obtain necessary permits for offline events may subject us and the VIEs to penalties and adversely affect our business, results of operations, and financial condition.” However, the licensing requirements in China are constantly evolving, and we may be subject to more stringent regulatory requirements due to changes in the relevant jurisdictions in the future. We cannot assure you that we or the VIEs will be able to satisfy such regulatory requirements, and as a result, we or the VIEs may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future. If we or the VIEs fail to do so, we or the VIEs may be subject to administrative penalties or sanctions, which may materially and adversely affect our business, financial condition and results of operations. In addition, if we, our subsidiaries or the VIEs inadvertently conclude that other permissions and approvals, including those from the CAC or the CSRC, are not required or applicable laws, regulations or interpretations change and we, our subsidiaries or the VIEs are required to obtain such permissions or approvals in the future, we, our subsidiaries’ and the VIEs’ operations in China may be subject to sanctions imposed by the relevant PRC regulatory authority, including fines and penalties, revocation of our subsidiaries’ and the VIEs’ licenses and suspension of their respective business, restrictions or limitations on our ability to pay dividends outside of China, regulatory orders, litigation or adverse publicity, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

Summary of Risk Factors

An investment in the ADSs involves risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of the ADSs could decline due to any of these risks, and you may lose all or part of your investment. In addition, the risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. Please note that additional risks not presently known to us, that we currently deem immaterial or that we have not anticipated may also impair our business and operations. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors”, which you should read in its entirety.

Risks Related to Our Business and Industry

●

We rely on China’s automotive industry for our net revenues and future growth, the prospects of which are subject to many factors, including the relevant government regulations and policies. For more details, see “Risk Factors - Risks Related to Our Business and Industry - We rely on China’s automotive industry for our net revenues and future growth, the prospects of which are subject to many factors, including the relevant government regulations and policies.” on page 14 of this prospectus.

●	Our and the VIEs’ business is substantially dependent on our and the VIEs’ collaboration with industry customers, including automakers, auto dealers, and automotive service providers, and our and the VIEs’ agreements with them typically do not contain long-term contractual commitments. For more details, see “Risk Factors - Risks Related to Our Business and Industry - We rely on China’s automotive industry for our net revenues and future growth, the prospects of which are subject to many factors, including the relevant government regulations and policies.” on page 14 of this prospectus.

●

If we and the VIEs fail to attract and retain automobile consumers, our and the VIEs’ business and results of operations may be materially and adversely affected. For more details, see “Risk Factors - Risks Related to Our Business and Industry - If we and the VIEs fail to attract and retain automobile consumers, our and the VIEs’ business and results of operations may be materially and adversely affected.” on page 15 of this prospectus.

●

We have a limited track record in operating in the NEV industry, which makes it difficult to evaluate our business and growth prospects. For more details, see “Risk Factors - Risks Related to Our Business and Industry We have a limited track record in operating in the NEV industry, which makes it difficult to evaluate our business and growth prospects.” on page 15 of this prospectus.

●

We may face intense competition in China’s NEV market, and demand for NEVs may be cyclical and volatile. For more details, see “Risk Factors - We may face intense competition in China’s NEV market, and demand for NEVs may be cyclical and volatile.” on page 15 of this prospectus.

●

Our successful expansion into the NEV industry largely depends on our ability to develop, manufacture and deliver NEVs of high quality, safety, reliability and consumer appeal, on schedule and at a large scale. For more details, see “Risk Factors - We may face intense competition in China’s NEV market, and demand for NEVs may be cyclical and volatile.” on page 16 of this prospectus.

●

We and the VIEs have incurred net losses in the past and may incur losses again in the future. For more details, see “Risk Factors - We may face intense competition in China’s NEV market, and demand for NEVs may be cyclical and volatile.” on page 16 of this prospectus.

Risks Related to Our Corporate Structure

●	If the PRC government finds that the agreements that establish the structure for operating some of our operations in mainland China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, and the securities we are registering may decline in value or become worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of your PRC subsidiaries or the VIEs that conduct all or substantially all of your operations. For more details, see “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government finds that the agreements that establish the structure for operating some of our operations in mainland China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, and the securities we are registering may decline in value or become worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of your PRC subsidiaries or the VIEs that conduct all or substantially all of your operations.”.

●	The interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations are still evolving. For more details, see “Risk Factors — Risks Related to Our Corporate Structure — The interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations are still evolving.” on page 34 of this prospectus.

●	We may rely on dividends and other distributions on equity paid by our subsidiaries in China and Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct the business. For more details, see “Risk Factors — Risks Related to Our Corporate Structure — We may rely on dividends and other distributions on equity paid by our subsidiaries in China and Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct the business.” on page 35 of this prospectus.

●	We may lose the ability to use and enjoy assets held by the VIEs and their subsidiaries that are important to our business if the VIEs and their subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding. For more details, see “Risk Factors — Risks Related to Our Corporate Structure — We may lose the ability to use and enjoy assets held by the VIEs and their subsidiaries that are important to our business if the VIEs and their subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding. For more details.” on page 36 of this prospectus.

Risks Related to Doing Business in China

●	Changes in China’s evolving economic, political or social conditions or government policies could have material adverse effect on our business, results of operations, financial condition, and the value of our securities. For more details, see “Risk Factors — Risks Related to Doing Business in China— Changes in China’s evolving economic, political or social conditions or government policies could have material adverse effect on our business, results of operations, financial condition, and the value of our securities.” on page 39 of this prospectus.

●	Uncertainties with respect to the PRC legal system could have a material adverse on us and the VIEs. For more details, see “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could have a material adverse on us and the VIEs.” on page 40 of this prospectus.

●	The PRC government may exert, at any time, substantial intervention and influence over the manner of our operations, and the rules and regulations to which we are subject, including the ways they are enforced, may change rapidly and with little advance notice to us or our shareholders. Any such actions by the Chinese government, including any decision to intervene or influence the operations of our subsidiaries in mainland China or the VIEs or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our subsidiaries in mainland China or the VIEs, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless. For more details, see “Risk Factors — Risks Related to Doing Business in China — The PRC government may exert, at any time, substantial intervention and influence over the manner of our operations, and the rules and regulations to which we are subject, including the ways they are enforced, may change rapidly and with little advance notice to us or our shareholders. Any such actions by the Chinese government, including any decision to intervene or influence the operations of our subsidiaries in mainland China or the VIEs or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our subsidiaries in mainland China or the VIEs, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.” on page 40 of this prospectus.

●	The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with an offshore offering under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing. For more details, see “Risk Factors — Risks Related to Doing Business in China — The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with an offshore offering under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.” on page 41 of this prospectus.

●	If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and the ADS holders. For more details, see “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and the ADS holders.” on page 43 of this prospectus.

●	Trading in our securities on any U.S. stock exchange and the U.S. over-the-counter market may be prohibited under the HFCA Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities, and our securities may be prohibited from being traded over the counter. For more details, see “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and the ADS holders.” on page 43 of this prospectus.

Risks Related to Our Securities, including the ADSs

●	The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors. For more details, see “Risk Factors — Risks Related to Our Securities, including the ADSs — The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.” on page 55 of this prospectus.

●	Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial. For more details, see “Risk Factors — Risks Related to Our Securities, including the ADSs — Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.” on page 56 of this prospectus.

●	Substantial future sales or perceived potential sales of the ADSs in the public market could cause the price of the ADSs to decline. For more details, see “Risk Factors — Risks Related to Our Securities, including the ADSs — Substantial future sales or perceived potential sales of the ADSs in the public market could cause the price of the ADSs to decline.” on page 56 of this prospectus.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ADSs and trading volume could decline. For more details, see “Risk Factors — Risks Related to Our Securities, including the ADSs— If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ADSs and trading volume could decline.” on page 56 of this prospectus.

●	Uncertainty involving certain proposed transactions that we have announced from time to time may adversely affect our business and the market price of the ADSs. For more details, see “Risk Factors — Risks Related to Our Securities, including the ADSs— Uncertainty involving certain proposed transactions that we have announced from time to time may adversely affect our business and the market price of the ADSs.” on page 57 of this prospectus.

Corporate Information

Our principal executive offices are located at 9F, Ruihai Building, No. 21 Yangfangdian Road, Haidian District, Beijing, 100038, People’s Republic of China. Our registered office in the Cayman Islands is located at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The telephone number of our principal executive offices is (+86-10) 6399-8902. Our website is at http://ir.tuanche.com/. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

THE OFFERING

Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 14 of this prospectus, for a discussion of factors to consider carefully before deciding to invest.

Class A Ordinary Shares to be offered by the Selling Shareholder	Up to 182,812,560 Class A Ordinary Shares

ADSs

Each ADS represents two hundred and forty (240) Class A ordinary shares, par value US$0.0001 per share.

The depositary, the custodian, and/or their respective nominees will hold the Class A ordinary shares represented by your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs issued thereunder.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses, and any applicable taxes, in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for Class A ordinary shares in accordance with the terms set forth in the deposit agreement. The depositary will charge you fees for any such exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of Class A ordinary shares or ADSs by the Selling Shareholder.

Nasdaq symbol:	The ADSs representing our Ordinary Shares are listed on Nasdaq under the symbol “TC”.

Depositary:	The Bank of New York Mellon

RISK FACTORS

An investment in our securities involves significant risk. Before making an investment in our securities, you should carefully consider the risk factors set forth in our most recent annual report on Form 20-F for the fiscal year ended December 31, 2023 on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which augment the risk factors set forth in our most recent annual report. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Business and Industry

We rely on China’s automotive industry for our net revenues and future growth, the prospects of which are subject to many factors, including the relevant government regulations and policies.

We rely on China’s automotive industry for our net revenues and future growth. We and the VIEs benefited greatly from the rapid growth of China’s automotive industry in the past. However, the prospects of China’s automotive industry are subject to many factors, including those relating to general economic conditions, the urbanization rate of China’s population and the cost of automobiles, and applicable government policies that may have a considerable impact on the growth of the automotive industry in China. For example, in an effort to alleviate traffic congestion and improve air quality, a number of cities in China have issued regulations to limit the number of new passenger car license plates issued each year starting from 2010. In September 2013, the PRC government released a plan for the prevention and remediation of air pollution, which requires large cities to further restrict the number of automobiles. Since 2010, the Beijing municipal government has issued the interim regulations, which were amended from time to time, to control the quantity of small passenger cars in the city. Pursuant to the latest Interim Provisions of Quantity Adjustment and Control for Small Passenger Cars in Beijing and the Implementing Rules of the Interim Provisions of Quantity Adjustment and Control for Small Passenger Cars in Beijing (Revised in 2020), both of which came into force on January 1, 2021, the city imposes an annual quota on the issuance of new vehicle registration plates. The annual car license plate quota in 2024 has been further reduced to 100,000, down from 150,000 in 2017. Some other cities in China, including Tianjin, Hangzhou, and Shenzhen, have also implemented certain interim provisions to control the quantity of small cars in the cities. Such regulatory developments, as well as other factors, may affect the growth prospects of China’s automotive industry, and in turn adversely influence consumer demand for automobiles. If automakers, auto dealers or automotive service providers reduce their marketing expenditures as a result, our and the VIEs’ business, financial condition and results of operations could be materially and adversely affected.

Our and the VIEs’ business is substantially dependent on our and the VIEs’ collaboration with industry customers, including automakers, auto dealers, and automotive service providers, and our and the VIEs’ agreements with them typically do not contain long-term contractual commitments.

Our and the VIEs’ business is substantially dependent on collaboration with automakers, auto dealers and automotive service providers. We and the VIEs’ generally enter into cooperation agreements with them (1) on an ad-hoc basis for a particular auto show or special promotion event or (2) for a stipulated term of up to one year, and our and the VIEs’ agreements do not impose any contractual obligations requiring them to maintain their relationships with us or the VIEs beyond the completion of each such event we and the VIEs organize or beyond the contractual term. Accordingly, there is no guarantee of future cooperation after the event and there is no assurance that we and the VIEs can maintain stable and long-term business relationships with any such industry customers. If a significant number of our and the VIEs’ industry customers terminate or do not renew their agreements with us or the VIEs and we and the VIEs are not able to replace these business partners on commercially reasonable terms in a timely manner, or at all, our and the VIEs business, results of operations and financial condition would be materially and adversely affected.

If we and the VIEs fail to attract and retain automobile consumers, our and the VIEs’ business and results of operations may be materially and adversely affected.

In order to maintain and strengthen our and the VIEs’ leading market position and to attract industry customers, we and the VIEs must continue to attract and retain consumers to our and the VIEs’ auto shows and other offline events. We and the VIEs must also innovate and introduce services and applications that improve consumers’ purchase experience. In addition, we and the VIEs must maintain and enhance our and the VIEs’ brand recognition among automobile consumers. If we and the VIEs fail to enhance consumers’ ability to secure favorable purchase prices, offer a superior purchase experience or maintain and enhance our and the VIEs’ brand, we and the VIEs may not be able to attract and retain automobile consumers and thus fail to retain and attract industry customers, from whom we and the VIEs derive net revenues, and our and the VIEs’ brand and reputation may be materially and adversely affected.

If our and the VIEs’ consumer base decreases, our and the VIEs’ service offerings may be less attractive to industry customers. As a result, our and the VIEs’ net revenues may decline, and our and the VIEs’ business, financial condition and results of operations may be materially and adversely affected.

We have a limited track record in operating in the NEV industry, which makes it difficult to evaluate our business and growth prospects.

We announced our plan to expand into the NEV industry in January 2021, and we have a limited track record in operating in the NEV industry, and hence have limited experience in designing, developing, manufacturing, marketing and selling NEVs. We face a number of risks and challenges for our NEV business in China, including but not limited to our ability to develop and produce safe, reliable and high quality NEVs, advance our technologies, expand our sales and service network, market and promote our products and services, improve our operational efficiency and attract, retain and motivate our employees, in particular, our R&D personnel. If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.

We may face intense competition in China’s NEV market, and demand for NEVs may be cyclical and volatile.

China’s NEV market is intensely competitive. We will compete with both local and international competitors, established companies and potential new entrants. If we successfully execute our plan to expand into the NEV market, we will directly compete with other NEV companies, which include electric vehicles, plug-in hybrid electric vehicles (including extended-range electric vehicles) and fuel cell electric vehicles, and we may also face competition from new and well-funded entrants, which will increase the level of competition we face. In addition, potential volatility in the NEV industry may materially and adversely affect our business, prospects, operating results and financial condition. The sales volume of NEVs in China may not grow at the rate that we expect, or at all. Demand for NEVs could be volatile, depending to a large extent on general economic, political and social conditions in a given market and the introduction of new vehicles and technologies. We have fewer financial resources than more established automakers to withstand changes in the market and disruptions in demand. Demand for NEVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and maintaining automobiles, such as sales and financing incentives, prices of raw materials and components, cost of oil and gasoline and governmental regulations, including tariffs, import regulation and sales taxes. These factors may have a more pronounced impact on our business given our relatively smaller scale and less financial resources as compared to many traditional automakers.

Our successful expansion into the NEV industry largely depends on our ability to develop, manufacture and deliver NEVs of high quality, safety, reliability and consumer appeal, on schedule and at a large scale.

Our successful expansion into the NEV industry largely depends on our ability to develop, manufacture, and deliver at a large scale NEVs of high quality, safety, reliability and appeal to consumers in a timely manner. This ability is subject to risks, including:

●	lack of necessary funding;

●	delays or disruptions in our supply chain and production, including in our procurement of raw materials and components such as chips and battery cells;

●	delays in the research and development of technologies necessary for our vehicles;

●	deficiencies in quality control;

●	compliance with environmental and workplace safety related laws and regulations;

●	cost overruns; and

●	loss of skilled and talented employees.

Any of the foregoing could materially and adversely affect our ability to successfully expand into the NEV industry, which would in turn affect our growth prospects.

We and the VIEs have incurred net losses in the past and may incur losses again in the future.

We and the VIEs commenced business operations in 2010, and only began to generate significant net revenues in 2012 from group-purchase facilitation business. Our net revenues were RMB357.6 million, RMB183.2 million and RMB162.4 million (US$22.9 million) in 2021, 2022 and 2023, respectively. We and the VIEs may fail to recapture a sustainable growth rate, which may continue to decrease in the future. We experienced net loss attributable to our shareholders of RMB101.9 million, RMB166.5 million and RMB83.0 million (US$11.7 million) in 2021, 2022 and 2023, respectively. See “Financial Information-A. Consolidated Statements and Other Financial Information” in this prospectus.

Our and the VIEs’ ability to achieve profitability and positive cash flow will depend in large part on our and the VIEs’ ability to execute our and the VIEs’ growth strategies and appropriately control our and the VIEs’ costs and expenses. We and the VIEs may continue to incur significant losses in the future for a number of reasons, including the other risks described in this prospectus. We and the VIEs may also further encounter unforeseen expenses, difficulties, complications, delays and other unknown events. If we and the VIEs fail to increase net revenues at the rate we and the VIEs anticipate or if our and the VIEs’ expenses increase at a faster rate than the increase in our and the VIEs’ net revenues, we and the VIEs may not be able to achieve profitability.

We and the VIEs may also continue to incur net losses in the future due to various factors beyond our and the VIEs’ control, such as changes in the macroeconomic and regulatory environment, as well as competitive dynamics. Our and the VIEs’ inability to respond to these changes in a timely and effective manner may materially and adversely affect our and the VIEs’ business, results of operations and financial condition.

We and the VIEs may face liquidity risks in the operation and expansion of our and the VIEs’ business.

We and the VIEs face liquidity risks in the operation of our and the VIEs’ businesses. Under our and the VIEs’ auto show business, we and the VIEs in some cases permit industry customers to pay us and the VIEs after they attend the offline events we and the VIEs organize. We and the VIEs also in some cases pay service and venue providers in advance. As we and the VIEs undertake to expand industry customer base to include more automakers, we and the VIEs may offer extended payment periods. If our and the VIEs’ industry customers fail to pay us and the VIEs within the pre-agreed payment periods, or if we and the VIEs are unable to collect the proceeds from secondary dealers before or shortly after we and the VIEs pay automakers or franchised dealerships, we and the VIEs may have outlay capital, which might impose a strain on our and the VIEs’ working capital. Further, while we and the VIEs continue to explore opportunities to grow our and the VIEs’ business, we and the VIEs have not yet achieved a business scale that is able to generate a sufficient level of revenues to achieve net profit and positive cash flows from operating activities, and we expect the operating losses and negative cash flows from operations will continue for the foreseeable future. While we believe we have sufficient cash for the next twelve months from the date of this prospectus, if we are unable to grow the business to achieve economies of scale in the future, it will become even more difficult for us to sustain a sufficient source of cash to cover our operating costs. The liquidity risks could materially and adversely affect our business, results of our and the VIEs’ operations, and financial condition.

We have entered into collaboration, and may establish or seek collaborations, strategic alliances or equity investment in connection with our expansion into the NEV industry in the future, and we may not timely realize the benefits of such arrangements.

We may from time to time establish or seek collaborations, strategic alliances or equity investment in connection with our expansion into the NEV industry. As of the date of this prospectus, we have collaborated with NEV technology solution providers and manufacturers in China, including YangMing, S-TECH and IAT. We face significant competition in seeking appropriate strategic partners, and the negotiation process for collaboration, alliances or licensing arrangements can be complex and time-consuming. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for research, development and commercialization of our NEVs. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing shareholders, or disrupt our management and business. Furthermore, such collaborations are subject to numerous risks, which may include the following:

●	such collaboration may fail to integrate into our current product and service offerings;

●	collaborators have significant discretion in determining the efforts and resources that they will apply to a collaboration project;

●	collaborators may not pursue the research, development and commercialization of our NEVs or may elect not to continue or renew our collaboration due to availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities;

●	collaborators could independently develop, or develop with third parties, NEVs that compete directly or indirectly with our NEV products or product candidates;

●	disputes may arise between us and collaborators that cause delays in or termination of the research, development or commercialization of our NEVs, or that result in costly litigation or arbitration that diverts management’s attention and resources; and/or

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further research, development or commercialization initiatives.

As a result, we may not be able to realize the benefit of current or future collaborations, strategic alliances or equity investment in connection with our expansion into the NEV industry if we are unable to successfully launch our NEV products or achieve the revenue or specific net income that justifies such arrangement. If we fail to enter into collaborations or do not have sufficient funds or expertise to undertake the necessary research, development and commercialization activities, we may not be able to further develop our NEV products or bring them to market and generate expected revenue, which would harm our business, results of operations, financial condition and prospects.

Historically our and the VIEs’ business focuses have evolved and may continue to change in the future, which may make it difficult to evaluate our and the VIEs’ business by comparing our results of operations from period to period, or to predict the profitability of certain of our and the VIEs’ business lines due to their limited operating history.

We and the VIEs have expanded and adjusted business focuses multiple times in the past in order to compete in the evolving automotive industry in China. We and the VIEs commenced automobile group-purchase business in 2010, and began auto show business in the fourth quarter of 2016. In 2017, we and the VIEs expanded auto shows to tier-3 and below cities. We and the VIEs began the operation of virtual dealership business in the second quarter of 2018, and we and the VIEs ceased operation of, and did not generate any revenue from, virtual dealership business in 2021. In January 2020, we completed the acquisition of Longye, a leading developer and implementer of social CRM cloud systems for China’s automotive industry. Going forward, we and the VIEs may establish new business lines or discontinue existing ones as our and the VIEs’ business further develops and new business opportunities arise in the automotive industry. On January 21, 2022, we announced our preliminary plan to expand into and develop the new electric vehicle business. As a result, it is difficult to make period-over-period comparisons of our results of operations, liquidity position or financial conditions. In addition, it may be difficult to predict the profitability of our and the VIEs’ certain business lines, especially special promotion events and online marketing services, due to their limited operating history. We cannot assure you that our and the VIEs’ business will continue to grow as a result of our and the VIEs’ expanded and adjusted business focuses, or that our and the VIEs’ attempts to expand or adjust our and the VIEs’ business focus will be successful.

Our share incentive plans and grant of equity-based awards in the future may dilute our existing shareholders and cause us to incur substantial share-based compensation expenses.

In June 2018, our directors approved the 2018 Share Incentive Plan (the “2018 Plan”), pursuant to which up to 38,723,321 Class A ordinary shares may be granted to our employees, directors and consultants. As of the date of this prospectus, there were 38,723,321 restricted shares issued and granted under the 2018 Plan. In March 2023, our directors approved the 2023 Share Incentive Plan (the “2023 Plan”), pursuant to which 169,172,564 Class A ordinary shares have been reserved for future issuance to our employees, directors and consultants, representing 43.0% of our total issued and outstanding Class A ordinary shares as of December 31, 2022. As of the date of this prospectus, there were 169,172,564 restricted Class A ordinary shares issued and granted under the 2023 Plan, which could further significantly dilute our existing shareholders.   We may adopt new share incentive plans to permit the grants of additional equity-based awards, especially in light of our recent endeavor to explore the NEV industry. We believe the grants of equity-based awards are important to our ability to attract, retain and motivate our employees. Any future grants of equity-based awards may dilute our existing shareholders and cause the value in their investment to decline. Additionally, we may incur substantial share-based compensation expenses in connection with such grants, which may materially and adversely affect our business, results of operations and financial condition.

We and the VIEs may not be able to successfully operate and expand social CRM cloud services, which could materially and adversely affect our and the VIEs’ business, results of operations and financial condition.

In January 2020, we completed the acquisition of Longye, a leading developer and implementer of social customer relationship management (social CRM) cloud systems for China’s automotive industry. Longye’s principal software as a service (SaaS) product, Cheshangtong, provides China’s auto dealers with social CRM cloud services based on a system that facilitates the effective flow of information between auto dealers and customers. We and the VIEs may fail to successfully integrate Longye into our and the VIEs’ business operations due to limited operating experience and other reasons beyond our and the VIEs’ control. We cannot assure you that Cheshangtong will continue to enjoy its popularity among auto dealers. Should any resulting disputes arise or should we and the VIEs fail to integrate Longye into our and the VIEs’ business operations, our and the VIEs’ business, results of operations and financial condition could be materially and adversely affected.

Our and the VIEs’ business is subject to risks related to the overall automotive industry ecosystem, including consumer demand, consumption habits, global supply chain challenges and other macroeconomic issues.

Decreasing consumer demand could adversely affect the market for automobile purchases and, as a result, adversely affect our and the VIEs’ business. Consumer purchases of new and used automobiles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of new and used automobiles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy, including the rising cost of energy and gasoline, the limited availability and increasing cost of credit, reductions in business and consumer confidence, stock market volatility, and increased unemployment. Further, in recent years the automotive market has experienced rapid changes in technology and consumer demands. Self-driving technology, ride sharing, transportation networks, and other fundamental changes in transportation could impact consumer demand for the purchase of automobiles. A reduction in the number of automobiles purchased by consumers could adversely affect automakers and auto dealers and lead to a reduction in their spending on our and the VIEs’ services. In addition, our and the VIEs’ business may be negatively affected by challenges to the overall automotive industry ecosystem, including global supply chain challenges and other macroeconomic issues such as uncertainty with respect to trade policies, treaties, government regulations and tariffs between China and the United States due to the recent trade tension. Specifically, following the disruptions to semiconductor manufacturers due to the COVID-19 pandemic and an increase in global demand for personal computers for work-from-home economies, there is an ongoing global chip shortage, which would materially and adversely affect the automotive industry, and demand from our and the VIEs’ industry customers for our and the VIEs’ automobile marketing and distribution services may thus decline, which may materially and adversely affect our and the VIEs’ business, results of operations and financial condition. The global chip shortage may also make it difficult for us and the VIEs to procure sufficient chip supply if and when we launch our electric vehicle manufacturing business. The occurrence of any of the foregoing could materially and adversely affect our and the VIEs’ business, results of operations, and financial condition.

If we and the VIEs fail to help facilitate the marketing and sales of industry customers due to factors beyond our and the VIEs’ control, our and the VIEs’ operational and financial results might suffer.

Our and the VIEs’ industry customers are attracted to our and the VIEs’ offline events due to their marketing needs and the prospects of selling a large number of automobiles to individual consumers through the events. The marketing results and the sales volume at our and the VIEs’ offline events might fail to meet the expectation of our and the VIEs’ industry customers due to factors beyond our and the VIEs’ control, including among others, changes in the regulatory environment, a downturn or unfavorable development in the automotive industry, overall economic downturn and the resulting decrease in purchasing power and willingness of consumers, and contingencies that occur on event dates such as inclement weather or sudden public security measures which affect our and the VIEs’ ability to host the events effectively, or at all. Other factors that affect consumer attendance at our and the VIEs’ offline events may also affect sales volume, such as conflicts with other local events, road traffic control, outbreak of contagious disease or the potential for infection, or acts of nature, such as earthquakes, storms, and typhoons. If we and the VIEs fail to help facilitate the marketing and sales of our and the VIEs’ industry customers, they might be less inclined to participate in our and the VIEs’ future events, which directly affects our and the VIEs’ business, results of operations, and financial condition.

We and the VIEs may incur additional costs and decrease the number of auto shows due to severe weather conditions, which could negatively impact our gross profit margin and overall results of operations.

We and the VIEs host most of the auto shows outdoors. The table below sets forth the number of outdoor auto shows during the periods indicated:

	For the three months ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023
Number of outdoor auto shows	17	28	28	23	52	77	26	32

In 2020, 2021 and 2022, we and the VIEs cancelled certain number of auto show due to the COVID-19 pandemic and the relevant restrictions. Severe weather conditions may cause unplanned cancellation of our and the VIEs’ outdoor auto shows and lower the level of industry customer attendance at the affected auto shows, resulting in a decrease in our net revenues. For example, in 2020, we and the VIEs cancelled two auto shows due to weather conditions. In addition, to ensure the smooth operation of these outdoor auto shows and minimize the impact of potential severe weather conditions on these outdoor auto shows, we and the VIEs may seek to manage such contingencies by securing backup indoor venues or setting up temporary facilities for these auto shows. These contingency management plans could lead to our and the VIEs’ outlay of additional financial resources, which could negatively impact our gross profit margin and overall results of operations.

Our and the VIEs’ failure to obtain necessary permits for offline events may subject us and the VIEs to penalties and adversely affect our and the VIEs’ business, results of operations, and financial condition.

Under PRC laws and regulations, we and the VIEs may be required to obtain certain permits each time before we and the VIEs hold an offline event, including a security permit to organize large-scale mass activities and a permit for temporary occupation of urban roads, depending on the estimated number of participants and the need to temporarily occupy public roads. See “Business Overview-Regulation-Regulations Relating to Security Administration of Large-scale Mass Activities and Temporary Urban Road Occupation” in this prospectus. Although we and the VIEs have endeavored and will continue to endeavor to obtain all necessary permits according to our and the VIEs’ estimate of the condition of each specific event, we cannot assure you that we and the VIEs have been or will continue to be in full compliance with the licensing requirements for all the offline events we and the VIEs have held or will hold because the regulatory practices with respect to an offline event vary among different regions and the local authorities consider multiple factors in enforcing the licensing requirements. In addition, the licensing requirements in China are constantly evolving, and we and the VIEs may be subject to more stringent regulatory requirements in the future. We cannot assure you that we and the VIEs will be able to satisfy such regulatory requirements and as a result we and the VIEs may be unable to obtain the necessary permits for each of our offline events in a timely manner in the future. If relevant PRC government authorities determine that we and the VIEs are operating offline events without proper licenses or permits or impose additional restrictions on the operation of any of the offline events, we and the VIEs might be subject to administrative penalties, such as fines, confiscation of income, additional restrictions and forced discontinuation of the offline events, which may materially and adversely affect our and the VIEs’ business, results of operations, and financial condition. As of the date of this prospectus, except as disclosed above, we and the VIEs have obtained requisite licenses in full compliance with applicable laws and regulations for offline events held, and we and the VIEs have not received any inquiry or investigation from any PRC government authority regarding non-compliance of the offline events.

Relevant government authorities may suspend our and the VIEs’ offline events due to various reasons beyond our and the VIEs’ control.

Even if we and the VIEs have obtained all prerequisite permits, our and the VIEs’ scheduled offline events may be suspended in certain circumstances due to a variety of reasons beyond our and the VIEs’ control. For example, two weeks prior to an auto show in April 2018 in Beijing National Stadium, the local public security authority demanded that the VIEs suspend the auto show for one morning, even though the VIEs had already obtained the required approvals. Under such circumstances, we and the VIEs usually negotiate with industry customers to reschedule the auto show. In addition, the local police security authorities may prevent consumers from entering our and the VIEs’ auto shows and impose administrative penalties on us and the VIEs if the visitor flow exceeds the prescribed limit. Such suspensions, re-scheduling and restrictions without advance notice might adversely affect the sales volumes of our and the VIEs’ industry customers, which in turn could discourage them from participating in our and the VIEs’ future events and materially and adversely affect our and the VIEs’ business, results of operations, and financial condition. As of the date of this prospectus, except as disclosed above, we and the VIEs have obtained requisite licenses in full compliance with applicable laws and regulations for offline events held, and we and the VIEs have not received any inquiry or investigation from any PRC government authority regarding non-compliance of the offline events.

Successful strategic relationships with third-party cooperative partners are important for our and the VIEs’ future success.

We and the VIEs have established strategic relationships with third-party business partners from a variety of industries. For example, we and the VIEs have established strategic business relationships with insurance companies that offer automotive insurance products during our and the VIEs’ offline events, which we believe will enhance consumers’ end-to-end shopping experience. We and the VIEs have also entered into strategic partnerships with Tmall Auto, the automotive arm of Alibaba Group’s Tmall, through which we expect to further explore additional growth opportunities along China’s automotive transaction value chain. Also, we and the VIEs operate some of our and the VIEs’ auto shows in cooperation with one of the leading e-commerce platforms in China, which we believe will increase the influence of our and the VIEs’ auto shows. We anticipate that we will continue to leverage our strategic relationships with existing third-party business partners and potentially establish new relationships with more partners in order to grow our and the VIEs’ business, especially the NEV business. However, we and the VIEs may have disagreements or disputes with such third-party business partners, or our and the VIEs’ interests may not be aligned with theirs, which could cause disruptions to or terminations of such business collaboration and adversely affect our and the VIEs’ reputation, results of operations, and financial condition.

Our and the VIEs’ business operations have been and may continue to be materially and adversely affected by the COVID-19 pandemic.

The outbreak of a novel strain of coronavirus (COVID-19) spread throughout China and to other countries globally. We, the VIEs, as well as our and the VIEs’ suppliers and customers, experienced significant business disruptions due to the impact of the pandemic. Out of public health concerns, we and the VIEs cancelled certain number of offline events in 2020, 2021 and 2022. Since late 2022, our and the VIEs’ operations experienced temporary disruption due to employee contraction of the virus and gradually resumed to normal, and we and the VIEs have witnessed a decrease in auto show cancellation. We held 299 auto shows in 2023.

However, we could continue to experience a future slump in the demand for automobiles, due to various factors such as the impact of COVID-19 and macroeconomic environment. In response to the significant impact of the COVID-19 pandemic, we and the VIEs implemented measures to adjust the pace of business expansion and conserve resources, such as furlough arrangements and scaling back recruitment budget and employee size in 2021, 2022 and 2023. As the COVID-19 pandemic has been largely contained, our and the VIEs’ daily operation has been mostly back to normal with necessary pandemic prevention measures in place. However, any regional outbreak of COVID-19 may still subject our and the VIEs’ business, results of operations, financial condition and cash flows to uncertainties, and we and the VIEs may resort to other cost cutting measures if the outbreak of COVID-19 and its impact persist or escalate, which may result in labor disputes and have a material adverse effect on our and the VIEs’ business, results of operations and financial condition.

We and the VIEs face various forms of competition, and if we and the VIEs fail to compete effectively, we and the VIEs may lose market shares and our and the VIEs’ business, prospects, and results of operations may be materially and adversely affected.

We and the VIEs compete with alternative auto show organizers and other marketing service providers. As we and the VIEs expand business operations and service offerings, we expect to encounter more competitors from more industries and markets as well as different forms of competition. Some of these competitors or potential competitors may have longer operating histories and may have better resources than us and the VIEs in terms of funding, management, technology and sales and marketing. Our and the VIEs’ competitors may be acquired and consolidated by owners who are able to further invest significant resources into our and the VIEs’ operating field. If we and the VIEs are unable to compete effectively and at a reasonable cost against our and the VIEs’ existing and future competitors, our and the VIEs’ business, prospects, and results of operations could be materially and adversely affected.

If we and the VIEs are unable to manage business growth or execute growth strategies effectively, our and the VIEs’ business and prospects may be materially and adversely affected.

We and the VIEs have historically experienced rapid growth in our and the VIEs’ auto shows and other offline events nationwide. Our net revenues increased significantly from RMB280.7 million in 2017 to RMB651.0 million in 2018, and remained stable at RMB644.8 million in 2019. Our net revenue decreased to RMB330.2 million in 2020. We were not able to sustain this level of growth in 2020 due to the impact of COVID-19 that led to cancellation of most of our and the VIEs’ auto shows and offline events. Our revenue increased to RMB357.6 million in 2021, primarily due to our continuous and expanded collaboration with a commercial bank for our referral services. Our net revenues then decreased by 48.8% from RMB357.6 million in 2021 to RMB183.2 million in 2022, primarily due to a reduced number of offline activities as a result of tightened government restrictions in response to regional COVID-19 outbreak. Our net revenues then decreased by 11.4% from RMB183.2 million in 2022 to RMB162.4 million (US$22.9 million) in 2023, primarily due to the cessation of the referral services since April 1, 2022. We may not be able to achieve business and revenue growth in the future due to a number of factors, including, among others, our and the VIEs’ ability to retain and expand industry customer base, maintain customer satisfaction, compete effectively within the automotive industry, integrate, develop, motivate and manage an increasing number of employees, control expenses and acquire the resources for future growth as well as macroeconomic factors that are beyond our and the VIEs’ control, such as the global chip shortage. If our and the VIEs’ operational capabilities fall behind, the quality of our and the VIEs’ services and efficiency of operations could suffer, which could harm our and the VIEs’ brand, results of operations and overall business.

In addition, our and the VIEs’ anticipated development and expansion plans will place a significant strain on our and the VIEs’ management, systems and resources. Our development and expansion strategies of new electric vehicle business will require substantial managerial efforts and skills and incurrence of additional expenditures and may subject us to new or increased risks. Moreover, our and the VIEs’ expansion strategies may incur higher costs than the net revenues generated. Our and the VIEs’ failure to efficiently or effectively implement growth strategies or manage the growth of our and the VIEs’ operations may limit our and the VIEs’ future growth and hamper our and the VIEs’ business strategies.

The consolidated financial statements incorporated by reference herein contain disclosures related to our ability to continue as a going concern.

The consolidated financial statements included in this prospectus were prepared on a going-concern basis, which assumes that we will continue to operate in the future in the normal course of business. We have incurred recurring operating losses since our inception, including net losses of RMB101.9 million, RMB166.5 million and RMB83.0 million (US$11.7 million) in 2021, 2022 and 2023, respectively. Net cash used in operating activities was RMB92.3 million, RMB109.7 million and RMB74.9 million (US$10.6 million) in 2021, 2022 and 2023, respectively. Accumulated deficit was RMB1,150.1 million and RMB1,233.1 million (US$173.7 million) as of December 31, 2022 and 2023. As of December 31, 2022 and 2023, we had cash and cash equivalents of RMB69.9 million and RMB9.6 million (US$1.3 million), respectively. These conditions raise substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent on our management’s ability to successfully execute the business plan of improving staff efficiency and pursuing potential financing to improve our cash flow from operating and financing activities. Based on cash flow projections from operating and financing activities and our current balance of cash and cash equivalents, our management believes that our current cash and cash equivalents and anticipated cash flow from operations upon successful execution of our business plans and financing plans will be sufficient to meet our anticipated cash needs from operations and other commitments for at least the next 12 months from the date of this prospectus. However, there is no assurance that the plans will be successfully implemented. Failure to successfully implement the plans will have a material adverse effect on our and the VIEs’ business, results of operations and financial position, and may materially and adversely affect our ability to continue as a going concern.

Our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt relating to our ability to continue as a going concern in its report on our consolidated financial statements for the year ended December 31, 2023. The inclusion of a going concern explanatory paragraph may negatively impact the trading price of the ADSs, have an adverse impact on our and the VIEs’ relationship with third parties with whom we and the VIEs do business, including our and the VIEs’ customers, vendors and employees, and could make it challenging and difficult for us and the VIEs to raise additional debt or equity financing to the extent needed, all of which could have a material adverse impact on our and the VIEs’ business, results of operations, financial condition and prospects.

For additional information on the above-referenced accounting standards and matters affecting our ability to continue as a going concern, see Note 2 of the financial statements included in this report and the discussion included in “B. Liquidity and Capital Resources-Liquidity and Capital Resources.”

Our and the VIEs’ business depends heavily on our and the VIEs’ reputation and consumer perception of our and the VIEs’ brand, and any negative publicity or other harm to our and the VIEs’ brand or failure to maintain and enhance our and the VIEs’ brand recognition may materially and adversely affect our and the VIEs’ financial condition and results of operations.

We believe that our and the VIEs’ reputation and consumer perception of our brand “TuanChe” are critical to our financial condition and results of operations. Maintaining and enhancing our and the VIEs’ reputation and brand recognition depends primarily on the quality and consistency of our and the VIEs’ services, as well as the success of our and the VIEs’ marketing and promotional efforts. While we and the VIEs have devoted significant resources to brand promotion efforts in recent years, our and the VIEs’ ongoing marketing efforts may not be successful in further promoting our and the VIEs’ brand. In addition, there may be from time to time negative publicity about us and the VIEs, our and the VIEs’ business, management or services. For example, if auto dealers breach their contracts with automobile consumers concluded during the auto show and raise the purchase price, we and the VIEs may be found at fault by consumers and our and the VIEs’ reputation may be materially and adversely affected. We and the VIEs may be subject to litigation as well as government or regulatory investigation as a result of such negative publicity, which might require us and the VIEs to spend significant time and resources to resolve.

Our and the VIEs’ failure to satisfactorily handle complaints from industry customers and consumers could also harm our and the VIEs’ reputation and discourage them from attending our and the VIEs’ future offline events. For example, they may complain about the cancellation or rescheduling of our and the VIEs’ auto shows. While we and the VIEs have been improving and will continue to improve our and the VIEs’ customer service capabilities, we cannot assure you that our and the VIEs’ employees will satisfactorily resolve all complaints from industry customers or consumers. If we and the VIEs fail to resolve a particular complaint from industry customers or consumers, whether or not such resolutions are within our and the VIEs’ control, our and the VIEs’ perceived reputation and the confidence these industry customers and consumers place in us and the VIEs may diminish, which could materially and adversely affect our and the VIEs’ business, financial condition and results of operations.

Acquisitions, strategic alliances and investments could prove difficult to integrate, disrupt our and the VIEs’ business and lower our and the VIEs’ results of operations and the value of your investment.

As part of our business strategy, we regularly evaluate investments in, or acquisitions of, complementary businesses, joint ventures, services and technologies. For example, in January 2020, we completed the acquisition of Longye, a leading system developer and implementer of social CRM systems. We expect that periodically we will continue to make such investments and acquisitions and establish such strategic collaboration relationships in the future. Acquisitions, strategic alliances and investments involve numerous risks, including:

●	the potential failure to achieve the expected benefits and synergies of the combination or acquisition;

●	difficulties in, and the cost of, integrating operations, technologies, services and personnel;

●	lack of knowledge and experience in the new business;

●	inability to obtain funding for the investments;

●	potential write-offs of acquired assets or investments; and

●	downward effect on our results of operations.

In addition, if we finance acquisitions by issuing equity or convertible debt securities, such arrangements may dilute our existing shareholders, which could affect the market price of the ADSs. Further, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed and the value of your investment may decline.

Furthermore, we may fail to identify or secure suitable acquisition and business partnership opportunities or our and the VIEs’ competitors may capitalize on such opportunities before we do, which could impair our and the VIEs’ ability to compete with our and the VIEs’ competitors and adversely affect our and the VIEs’ growth prospects and results of operations.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our and the VIEs’ business, financial condition and results of operations.

Any actual or perceived threat of a financial crisis in China, in particular a credit and banking crisis, could have an indirect, but material and adverse, impact on our and the VIEs’ business and results of operations. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China.

Furthermore, any slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden declines in business and consumer confidence and dramatic changes in business and consumer behaviors. For example, the COVID-19 pandemic has caused a general slowdown of the Chinese economy in 2020, and in response to the uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of automobiles, and as a result, our and the VIEs’ industry customers may also defer, reduce or cancel purchasing our and the VIEs’ services. In addition, normal economic activities in China, including production, transportation and sales of automobiles, may be disrupted if there is any regional outbreak of COVID-19. The spread of the COVID-19 pandemic throughout the world has also materially and adversely affected the supply chain of China’s automobile industry, as well as the business, results of operations, financial condition and liquidity of major market players in this industry, including automakers and auto dealers, from whom we generate a substantial portion of our net revenues. To the extent any fluctuations in the Chinese and global economy significantly affect the demand from automakers or auto dealers for our and the VIEs’ services or change the spending habits of automobile consumers, our and the VIEs’ business, results of operations, and financial condition may be materially and adversely affected. See “-Our and the VIEs’ business operations have been and may continue to be materially and adversely affected by the COVID-19 pandemic.”

In addition, the economic downturn may reduce the number of automakers and auto dealers in China resulting in the decrease of the demand for our and the VIEs’ services. Since the early 1990s, many non-automotive enterprises joined China’s automotive industry and began to offer new lines of automobiles. An increasing number of foreign brands gradually entered the PRC market primarily by forming joint ventures with Chinese brands. Growing automobile production capacity and production volume have significantly increased the number of auto dealers. By contrast, negative economic trends could lead to market consolidation of automakers and auto dealers, which in effect will reduce our and the VIEs’ customer base and, in turn, reduce the demand for our and the VIEs’ services. As a result, our ability to generate net revenues, as well as our and the VIEs’ business, results of operations and financial condition, will be materially and adversely affected.

We and the VIEs may not be able to successfully expand our and the VIEs’ operations into certain additional geographical markets in China.

We and the VIEs organized auto shows in 142, 76 and 81 cities across China in 2021, 2022 and 2023, and we had sales representatives located in 119, 83 and 79 cities as of December 31, 2021, 2022 and 2023, respectively. We and the VIEs plan to expand our and the VIEs’ operations to more cities and counties in China. Geographic expansion is particularly important for us and the VIEs to acquire more industry customers, whose operations are usually localized and spread out in the regions they serve. Nonetheless, expansion into new geographical markets imposes additional burdens on our and the VIEs’ sales, marketing and general managerial resources. As China is a large and diverse market, business practices and demands may vary significantly by region and our and the VIEs’ experience in the markets in which we and the VIEs currently operate may not be applicable in other parts of China. As a result, we and the VIEs may not be able to leverage our and the VIEs’ experience when entering into new markets in China. If we and the VIEs are unable to manage expansion efforts effectively, if such expansion efforts take longer than planned or if costs for these efforts exceed expectations, our and the VIEs’ business, results of operations, and financial condition may be materially and adversely affected.

We and the VIEs may be subject to administrative penalties if we and the VIEs fail to register our and the VIEs’ premises as branches.

Under the PRC laws and regulations, a company is required to register a branch, whether in the form of a branch office or a subsidiary under the PRC laws, at each of the premises where it conducts business outside its registered domicile. As of the date of this prospectus, we and the VIEs have registered certain regional offices, including those in Tianjin, Hangzhou, Nanjing, as our and the VIEs’ branches, and we and the VIEs’ have not yet received any inquiry or investigation from any PRC government authority regarding the absence of any registration. However, we cannot assure you that we and the VIEs will set up all necessary branches in a timely manner due to complex procedural requirements and the relocation of branch offices from time to time, if the PRC regulatory authorities determine that we and the VIEs have failed to complete registration in a timely manner as required by the applicable laws and regulations, we and the VIEs may be subject to penalties, including fines, confiscation of income and suspension of operation, which may adversely affect our and the VIEs’ business, results of operations, and financial condition.

Our and the VIEs’ cooperation with a commercial bank might be deemed as operating financing guarantee business in violation of relevant financing guarantee regulations in China.

In October 2019, we and the VIEs commenced our and the VIEs’ referral services in collaboration with a commercial bank, where we and the VIEs facilitate the bank in expanding its cooperation with our and the VIEs’ industry customers to grow its auto loan business. With respect to such cooperation with the commercial bank, we and the VIEs are required to compensate the bank for the outstanding principal loan amount and interest of such auto loan upon the occurrence of certain events of default by the referred customers. The specified events of default by referred customers, include the failure to timely complete the vehicle mortgage registration within a certain period of time or the repayment of the first three installment of loan becoming overdue for more than thirty days. Therefore, such cooperation might be deemed as operating financing guarantee business without proper qualification under the Regulations on the Supervision and Administration of Financing Guarantee Companies (the “Financing Guarantee Regulations”), which were promulgated by State Council on August 2, 2017 and became effective on October 1, 2017, and the Supplementary Provisions on the Supervision and Administration of Financing Guarantee Companies (the “Financing Guarantee Supplementary Provisions”), which were promulgated by the China Banking and Insurance Regulatory Commission (the “CBIRC”), and other eight PRC regulatory agencies and became effective on October 9, 2019.

Pursuant to the Financing Guarantee Regulations, “financing guarantee” refers to the activities in which guarantors provide guarantee to the guaranteed parties as to the debt financing (including but not limited to the extension of loans or issuance of bonds), and “financing guarantee companies” refer to companies legally established and operating financing guarantee business. According to the Financing Guarantee Regulations, the establishment of financing guarantee companies shall be subject to the approval by the competent government authorities, and, unless otherwise stipulated by the state, no entity may operate financing guarantee business without such approval. If any entity violates these regulations and operates financing guarantee business without approval, the entity may be subject to various penalties, including but not limited to suspension of operation, confiscation of illegal gains, fines of up to RMB1,000,000 and criminal liabilities if such operation constitutes a crime.

In addition to the Financing Guarantee Regulations, the Financing Guarantee Supplementary Provisions further clarifies that institutions providing services such as client recommendation and credit assessment to various institutional funding partners shall not render any financing guarantee services, directly or in disguised form, without the necessary approval. Otherwise, the penalties set forth in the Financing Guarantee Regulations may be imposed by the regulatory authorities, and the existing business shall be properly settled. In case an institution intends to continue the financing guarantee business, certain financing guarantee companies shall be established in accordance with the Financing Guarantee Regulations.

We and the VIEs have ceased to operate the referral services since April 2022. As of the date of this prospectus, we and the VIEs have not been subject to any fine or other penalties with regard to our cooperation with the commercial bank. However, due to a lack of further interpretations, the exact definition and scope of “operating financing guarantee business” under the Financing Guarantee Regulations or “providing financing guarantee services in disguised form” under the Financing Guarantee Supplementary Provisions remain unclear. It is uncertain whether we and the VIEs would be deemed to have operated financing guarantee business or provided financing guarantee services in disguised form because of our and the VIEs’ arrangements with the commercial bank.

Nevertheless, we and the VIEs have been taking necessary measures to fully comply with the foregoing laws and regulations on financing guarantee business. However, we cannot assure you that we will not be subject to penalties for our past operation of such business. To the extent any of the foregoing were to occur, our and the VIEs’ business, results of operations and financial condition could be adversely affected.

Material weaknesses in our internal control over financial reporting have been identified, and if we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq Capital Market. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Commencing with our fiscal year ended December 31, 2019, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting in our Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act.

Our management has concluded that, as of December 31, 2023, our existing disclosure controls and procedures and internal control over financial reporting were ineffective, due to two material weaknesses. In accordance with U.S. GAAP and financial reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to (1) lack of sufficient financial reporting and accounting personnel, especially those with U.S. GAAP knowledge; and (2) lack of a proper and timely financial account closing procedures for certain expenditures.

To remedy the material weaknesses, we have begun to, and will continue to (1) hire additional finance and accounting staff with qualifications and work experiences in U.S. GAAP and SEC reporting requirements to formalize and strengthen the key internal control over financial reporting, (2) allocate sufficient resources to prepare and review consolidated financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements, (3) hire qualified consultant to assess Sarbanes-Oxley Act compliance readiness, to assess where we can improve our overall internal control over financial reporting function, and to assist us in implementing improvements where necessary, and (4) set up a proper policy for operating department to timely handover related documents to the financial department for timely account closing.

Once we cease to be a “non-accelerated filer” as such term is defined in Rule 12b-2 under the Exchange Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. In the future, our management may conclude that our internal control over financial reporting remains ineffective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. In light of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Our and the VIEs’ failure or alleged failure to comply with China’s anti-corruption laws or the U.S. Foreign Corrupt Practices Act could result in penalties, which could harm our and the VIEs’ reputation and have an adverse effect on our and the VIEs’ business, results of operations, and financial condition.

We and the VIEs are subject to PRC laws and regulations related to anti-corruption, which prohibit bribery to government agencies, state or government owned or controlled enterprises or entities, to government officials or officials that work for state or government owned enterprises or entities, as well as bribery to non-government entities or individuals. We are also subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), which generally prohibits companies and any individuals or entities acting on their behalf from offering or making improper payments or providing benefits to foreign officials for the purpose of obtaining or keeping business, along with various other anti-corruption laws. Our and the VIEs’ existing policies prohibit any such conduct and we and the VIEs are in the process of implementing additional policies and procedures, and providing training, to ensure that we, the VIEs and our and the VIEs’ employees and other third parties comply with PRC anti-corruption laws and regulations, the FCPA and other anti-corruption laws to which we and the VIEs are subject. There is, however, no assurance that such policies or procedures will work effectively all the time or protect us and the VIEs against liability under the FCPA or other anti-corruption laws. There is no assurance that our and the VIEs’ employees and other third parties would always comply with our and the VIEs’ policies and procedures. Further, there is uncertainty in connection with the implementation of PRC anti-corruption laws. We and the VIEs could be held liable for actions taken by our and the VIEs’ employees and other third parties with respect to our and the VIEs’ business or any businesses that we and the VIEs may acquire. As of the date of this prospectus, significantly all our and the VIEs’ operations are in the PRC. If we or the VIEs are found not to be in compliance with PRC anti-corruption laws, the FCPA and other applicable anti-corruption laws, we and the VIEs may be subject to criminal, administrative, and civil penalties and other remedial measures, which could have an adverse impact on our and the VIEs’ business, results of operations and financial condition. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities, including Chinese authorities, could adversely impact our and the VIEs’ reputation, cause us and the VIEs to lose customer relationships, subject us and the VIEs to administrative penalties or sanctions, and lead to other adverse impacts on our and the VIEs’ business, results of operations, and financial condition.

If we and the VIEs lose the services of any of our and the VIEs’ key executive officers, senior management, or other key employees, or are unable to retain, recruit and hire sufficiently qualified staff, our and the VIEs’ ability to effectively manage and execute our and the VIEs’ operations and meet our and the VIEs’ strategic objectives could be harmed.

Our and the VIEs’ future success depends on the continued service of our and the VIEs’ key executive officers, senior management, and other key employees. We and the VIEs benefit from the leadership of a strong management team with proven vision, rich professional work experience and extensive knowledge of China’s automotive industry. We and the VIEs also rely on a number of key staff for the development and operation of our and the VIEs’ business. In addition, we and the VIEs will need to continue attracting and retaining skilled and experienced staff for our and the VIEs’ businesses to maintain our competitiveness.

If one or more of our and the VIEs’ key personnel are unable or unwilling to continue in their present positions, we and the VIEs may not be able to replace them easily or at all and may incur additional expenses to recruit and train new personnel. In addition, if any of our and the VIEs’ executive officers, senior management, or key employees joins a competitor or forms a competing company, we and the VIEs may be disadvantaged in the competition and risk losing our and the VIEs’ know-how, trade secrets, suppliers and customers. Substantially all of our and the VIEs’ employees, including each of our and the VIEs’ executive officers, senior management, and key employees, have entered into employment agreements with us and the VIEs, respectively, which contain customary non-compete provisions. Although non-compete provisions are generally enforceable under PRC laws, PRC legal practice regarding the enforceability of such provisions is not as well-developed as in countries such as the United States. Therefore, if we and the VIEs lose the services of any of our and the VIEs’ key executive officers, senior management, or other key employees, or are unable to retain, recruit and hire experienced staff, our and the VIEs’ ability to effectively manage and execute our and the VIEs’ operations and meet our and the VIEs’ strategic objectives could be harmed.

We and the VIEs rely upon certain online advertising service providers, and any significant change in our and the VIEs’ relationship with these suppliers could have a material adverse effect on our and the VIEs’ business, results of operations, and financial condition if we and the VIEs cannot find suitable replacements.

Historically we and the VIEs relied upon certain online advertising service providers to advertise our and the VIEs’ service offerings. Our and the VIEs’ two largest online advertising service providers accounted for approximately 62.2%, 38.9% and 52.1% of our total online advertising expenses in 2021, 2022 and 2023, respectively. Our and the VIEs’ agreements with them typically do not contain long-term contractual commitments. We cannot assure you that we and the VIEs will be able to maintain business relationships with these existing advertising suppliers. In the event that the existing major online advertising service providers terminate or refuse to renew their agreements with us or the VIEs, and we and the VIEs are unable to find new providers with similar or more favorable terms within a reasonable period of time or at all, our business, results of operations, and financial condition may be materially and adversely affected.

If we and the VIEs fail to protect our and the VIEs’ intellectual property rights, our and the VIEs’ brand and business performance may suffer.

We and the VIEs rely on a combination of patents, copyrights, trademarks, trade secrets and other contractual restrictions to protect our and the VIEs’ intellectual property rights. Nevertheless, these provide only limited protection and the actions we and the VIEs take to protect our intellectual property rights may not be adequate. Furthermore, our and the VIEs’ pending intellectual property right applications may be rejected. Our and the VIEs’ trade secrets may become known or be independently discovered by our and the VIEs’ competitors. Despite our efforts to protect such intellectual properties, such as through copyrights, patents and contractual restrictions, unauthorized parties may still attempt to copy, duplicate or otherwise use our intellectual properties without obtaining our or the VIEs’ consent. Monitoring unauthorized use of our and the VIEs’ intellectual properties is difficult and costly, and we and the VIEs’ cannot be certain that the steps we have taken will effectively prevent the misappropriation of our and the VIEs’ intellectual properties. Furthermore, litigation may be necessary to enforce our and the VIEs’ intellectual property rights, protect our and the VIEs’ trade secrets or determine the validity and scope of the proprietary rights of others. Such litigation may be costly and divert management’s attention away from our business. An adverse determination in any such litigation would impair our and the VIEs’ intellectual property rights and may harm our and the VIEs’ business and reputation. If we and the VIEs are not successful in protecting our and the VIEs’ intellectual property rights, our and the VIEs’ business, results of operations and financial condition may be adversely affected.

Third parties may claim that we and the VIEs infringe their proprietary intellectual property rights, which could cause us and the VIEs to incur significant legal expenses and prevent us and the VIEs from promoting our and the VIEs’ services.

Internet, technology and media companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violation of other parties’ rights. We and the VIEs have not experienced any material claims on these issues against us or the VIEs in the past, but as we and the VIEs face increasing competition and as litigation becomes more common in China in resolving commercial disputes, we and the VIEs face a higher risk of being the subject of intellectual property infringement claims. We and the VIEs may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our and the VIEs’ business. We and the VIEs could also be subject to claims based upon the content that is displayed on our and the VIEs’ websites or accessible from our and the VIEs’ websites through links to other websites or information on our and the VIEs’ websites supplied by third parties. Intellectual property claims and litigation are expensive and time-consuming to investigate and defend and may divert resources and management attention from the operation of our websites. Such claims, even if they do not result in liability, may harm our and the VIEs’ reputation. Any resulting liability or expenses, or changes required of our and the VIEs’ websites to reduce the risk of future liability, may have a material adverse effect on our and the VIEs’ business, financial condition, and results of operations.

We and the VIEs may be subject to liability for placing advertisements with inappropriate or misleading content.

PRC laws and regulations prohibit advertising companies from producing, distributing or publishing any advertisement with content that violates PRC laws and regulations, impairs the national dignity of China, involves designs of the national flag, the national emblem or the national anthem, is considered reactionary, obscene, superstitious or absurd, is fraudulent, or disparages similar products. As we and the VIEs provide advertising services to our and the VIEs’ industry customers, we and the VIEs are obligated to review supporting documents provided by advertisers, verify the content of the advertisements and are prohibited from publishing any advertisement inconsistent with or with the lack of supporting documents. In addition, in case we and the VIEs are advertisers, we and the VIEs are required by PRC laws and regulations to ensure that the content of our and the VIEs’ advertisements is true and in full compliance with applicable laws and regulations. While we and the VIEs have made significant efforts to comply with such verification requirements before publishing, we cannot assure you that all the content contained in the advertisements is true and accurate as required by the advertising laws and regulations. If we and the VIEs are found to be in violation of applicable PRC advertising laws and regulations, we and the VIEs may be subject to penalties, including fines, confiscation of our and the VIEs’ advertising income, orders to cease dissemination of the advertisements, orders to publish an announcement correcting the misleading information, and suspension or termination of our and the VIEs’ advertising business, any of which may have a material and adverse effect on our and the VIEs’ business and results of operations. See “Business Overview-Regulation-Regulations Relating to Advertisements” in this prospectus.

The performance and reliability of the internet infrastructure and wireless and landline telecommunications networks in China will affect our and the VIEs’ operations and growth, including our and the VIEs’ ability to accommodate prospective customers in the future.

With our principal executive offices located in China, we and the VIEs conduct central management of consumer data, provide data transmission and communications, and monitor our and the VIEs’ overall operations, relying on wireless and landline telecommunications networks in China. The national networks in China are connected to the internet through international gateways controlled by the PRC government, which are the only channels through which a domestic user can connect to the internet. These international gateways may not support the demand necessary for the continued growth in internet traffic by users in China. We cannot assure you that the development of China’s information infrastructure will be adequate to support our and the VIEs’ operations and growth. In addition, in the event of any infrastructure disruption or failure, we and the VIEs would have no access to alternative networks and services on a timely basis, if at all, which could have a material adverse effect on our and the VIEs’ business, results of operations, and prospects.

Unintended leakage of consumer information or privacy breaches may materially and adversely affect our and the VIEs’ reputation and business performance.

During the ordinary course of our and the VIEs’ business, we and the VIEs collect and store a large amount of automobile consumer data gathered from our and the VIEs’ offline events and mobile applications we operated. We and the VIEs rely on encryption and authentication technology to provide the security and authentication necessary for secure transmission of such data. However, our and the VIEs’ security control may not prevent the improper leakage of consumer data. Anyone may circumvent our and the VIEs’ security measures and misappropriate proprietary information or cause interruptions in our and the VIEs’ operations. A security breach that leads to leakage of our and the VIEs’ consumer data could still harm our and the VIEs’ reputation. Moreover, many jurisdictions have passed laws regulating the storage, sharing, use, disclosure and protection of personally identifiable or other confidential information and data. The Chinese government has enacted a series of laws and regulations relating to the protection of privacy and personal information, under which internet service providers and other network operators are required to clearly indicate the purposes, methods and scope of any information collection and usage, obtain appropriate user consent and establish user information protection systems with appropriate remedial measures. See “Business Overview-Regulations-Regulations Relating to Internet Information Security and Privacy Protection” in this prospectus. However, the regulatory framework for privacy protection in China and other jurisdictions is fast-evolving, and therefore, involves uncertainties and is subject to change in the foreseeable future. We cannot assure you that our and the VIEs’ existing privacy and personal information protection measures will be considered sufficient under the current or future applicable laws and regulations. In addition to laws, regulations and other applicable rules, industry associations or other private parties may adopt different privacy protection standards. Because the interpretation and application of privacy and data protection laws and privacy protection standards is still uncertain, it is possible that these laws or privacy standards may be interpreted and applied in a manner inconsistent with our and the VIEs’ practices. Our and the VIEs’ actual or perceived failure to comply with industry standards, governmental regulation and other legal obligations related to user privacy could harm our and the VIEs’ business. We and the VIEs may be required to expend significant capital and other resources to prevent such security breaches or alleviate problems caused by such breaches. Any of the circumstances may materially and adversely affect our and the VIEs’ business and results of operations.

Failure to obtain, renew, or retain licenses, permits or approvals or failure to comply with applicable laws and regulations may affect our and the VIEs’ ability to conduct business.

We and the VIEs have obtained all material licenses, permits or approvals from the PRC regulatory authorities for our and the VIEs’ current operations, except that we and the VIEs may need to obtain certain permits each time before we and the VIEs hold an offline event. See “-Our and the VIEs’ failure to obtain necessary permits for our and the VIEs’ offline events may subject us and the VIEs to penalties and adversely affect our and the VIEs’ business, results of operations, and financial condition.” However, the licensing requirements in China may change from time to time, and we and the VIEs may be subject to more stringent regulatory requirements due to changes in the relevant jurisdictions in the future. We cannot assure you that we and the VIEs will be able to satisfy such regulatory requirements and as a result we and the VIEs may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future. If we and the VIEs fail to do so, we and the VIEs may be subject to administrative penalties or sanctions, which may materially and adversely affect our and the VIEs’ business, financial condition, and results of operations. For example, TuanChe Internet has obtained certain value-added telecommunications service license for the operation of internet content service from the Beijing Administration of Telecommunications which will remain valid until September 2028, Drive New Media has obtained certain value-added telecommunications service license for the operation of internet content service from the Guangdong Administration of Telecommunications which will remain valid until June 2029, and TuanChe (Beijing) Automobile Sales & Service Co., Ltd., a subsidiary of TuanChe Internet, has obtained certain value-added telecommunications service license for the operation of internet content service from the Beijing Administration of Telecommunications which will remain valid until January 2026. However, as we and the VIEs provide mobile applications to mobile device users, it is uncertain if we and the VIEs will be required to obtain a separate operating license for our mobile applications in addition to the value-added telecommunications service licenses, although we believe that not obtaining such separate license is in line with the current market practice.

We and the VIEs may need additional capital, and we and the VIEs may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

We and the VIEs may require additional capital from time to time to grow our and the VIEs’ business, including to expand into and develop the new electric vehicle business, better serve our and the VIEs’ customers, develop new features or enhance our and the VIEs’ marketplace, improve our and the VIEs’ operating and technology infrastructure or conduct acquisition of complementary businesses and technologies. Accordingly, we and the VIEs may need to sell additional equity or debt securities or obtain a credit facility. Future issuances of equity or equity-linked securities could significantly dilute our existing shareholders, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A ordinary shares. The incurrence of debt financing would result in increased debt service obligations and could result in operating and financing covenants that would restrict our and the VIEs’ operations or our ability to pay dividends to our shareholders.

Our and the VIEs’ ability to obtain additional capital is subject to a variety of uncertainties, including: our market position and competitiveness in the automotive industry;

●	our and the VIEs’ future profitability, overall financial condition, results of operations and cash flows;

●	general market conditions for capital raising activities in China and globally; and

●	economic, political and other conditions in China and globally.

We and the VIEs may be unable to obtain additional capital in a timely manner or on acceptable terms or at all, and such financing may also be subject to regulatory requirements. On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and five relevant guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures will comprehensively improve and reform the previous regulatory regime for overseas offering and listing of securities of PRC domestic companies and will regulate both direct and indirect overseas offering and listing of securities of PRC domestic companies by adopting a filing-based regulatory regime. Our ability to obtain additional financings through future overseas offering of securities shall be subject to the Overseas Listing Trial Measures. See “-Risks Related to Doing Business in China-The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with our future offshore offering under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.” If we and the VIEs are unable to obtain adequate financing on terms satisfactory to us and the VIEs and when we and the VIEs require it in the future, our and the VIEs ability to continue to support our and the VIEs business growth and our ability to continue as a going concern could be significantly impaired, and our and the VIEs’ business and prospects could be adversely affected.

Failure to renew or retain any preferential tax treatments that are available in China could adversely affect our and the VIEs’ results of operations and financial condition.

The modified Enterprise Income Tax Law, effective on December 29, 2018 and its implementation rules and regulations generally impose a uniform income tax rate of 25% on all enterprises, but grant preferential treatments, including a preferential enterprise tax rate of 15%, to high and new technology enterprises (the “HNTEs”), strongly supported by the state. Such preferential tax rate is subject to reapplication and renewal every three years. During the three-year period, an HNTE must conduct annual qualification self-reviews, and will lose the 15% preferential rate and be subject to the regular 25% rate for any year in which it does not meet relevant criteria. TuanYuan, TuanChe Internet and Drive New Media have been accredited as HNTEs and are eligible for a preferential enterprise tax rate of 15% for as long as they meet the criteria of HNTE in each year of the accredited period. We cannot assure you that our PRC subsidiaries or the VIEs will continue to meet the relevant criteria, and that the tax authorities will continue to approve the preferential tax rate of 15% even if these entities are accredited as HNTE. Moreover, it is uncertain how the modified Enterprise Income Tax Law and its implementing rules and regulations will be interpreted or implemented in the future. It is possible that the HNTE status currently enjoyed by TuanYuan, TuanChe Internet and Drive New Media, and other income tax exemptions for which our PRC subsidiaries or the VIEs qualify, will be challenged by tax authorities and be repealed. Future implementation of rules and regulations might be different from current interpretations of the modified Enterprise Income Tax.

Seasonality may cause fluctuations in our and the VIEs’ results of operations.

Our quarterly net revenues and other results of operations have fluctuated in the past and may continue to fluctuate depending upon a number of factors, many of which are beyond our control. For these reasons, comparing our results of operations on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. For example, consumer purchases typically slow down in the first quarter, and then increase through the next three quarters of each year. Therefore, the demand for booth spaces in our and the VIEs’ auto shows is generally the lowest in the first quarter of each year, primarily due to a general slowdown in business activities and a reduced number of working days during the Chinese New Year holiday period. The timing of such releases, however, is subject to uncertainties due to various factors such as automakers’ design or manufacturing issues, their marketing plans, general marketing conditions and government incentives or restrictions. These factors may make our and the VIEs’ results of operations difficult to predict and cause our quarterly results of operations to fall short of expectations.

We and the VIEs may be held liable for injuries to individual participants of our and the VIEs’ offline events or damages to automobiles displayed in our and the VIEs’ offline events, which may adversely affect our and the VIEs’ reputation and adversely affect our and the VIEs’ financial condition and results of operations.

We and the VIEs strive to ensure the safety of the participants and the automobiles displayed during our and the VIEs’ offline events. However, we cannot guarantee that no physical injury or damages will occur during such events, for which we and the VIEs could be held liable. For example, under the PRC laws and regulations, the undertaker of a mass activity bears tort liability for damages to a third party arising from such undertakers’ failure to fulfill its security obligations. If the act of a third party results in damage to others in a mass activity, the undertaker that failed to fulfill security obligations shall also bear supplementary liability. See “Business Overview-Regulation-Regulations Relating to Consumer Rights Protection and Tort Liabilities” in this prospectus.

In addition, we and the VIEs have contractual obligations to compensate the event venue provider for any damages it suffers arising from the accident occurring on the venue and claims by the participants of the event. Therefore, we and the VIEs might face negligence claims alleging that we and the VIEs failed to maintain our and the VIEs’ facilities or to supervise our and the VIEs’ employees. In addition, if any participants of our and the VIEs’ offline events commit acts of violence, we and the VIEs could also face allegations that we and the VIEs failed to provide adequate security or were otherwise responsible for his or her actions.

We and the VIEs typically require our and the VIEs’ event set-up service providers to purchase liability insurance. However, such insurance might not be adequate to cover our and the VIEs’ potential liabilities, or may not cover us and the VIEs at all. If we and the VIEs are held liable for the injury or damages, we and the VIEs may be subject to litigations, and our and the VIEs’ financial condition and results of operations may be adversely affected. Additionally, our and the VIEs’ offline events may be perceived to be unsafe, which may discourage prospective consumers and industry customers from attending. These negative perceptions might also adversely affect our and the VIEs’ reputation and results of operations.

We and the VIEs may be subject to claims under consumer protection laws, product quality laws and tort liabilities law, including health and safety claims and product liability claims, if people or properties are harmed by automobiles sold during our and the VIEs’ events or through our and the VIEs’ previous virtual dealership networks.

The automobiles sold during our and the VIEs’ events or through our and the VIEs’ virtual dealership networks are designed and manufactured by third parties, and we cannot guarantee that none of these automobiles is defectively designed or manufactured. We and the VIEs may be subject to claims under applicable consumer protection laws, product quality laws and tort liabilities law, including health and safety claims and product liability claims for damages to third parties arising from the defects of automobiles sold through our and the VIEs’ previous virtual dealership networks. Although we and the VIEs would have legal recourse against the manufacturer or the dealer of such products under PRC law if the liabilities are attributable to such manufacturer or dealer, attempting to enforce our and the VIEs’ rights against such manufacturer or dealer may be expensive, time-consuming and ultimately futile. See “Business Overview-Regulation-Regulations Relating to Consumer Rights Protection and Tort Liabilities” in this prospectus.

In addition, we, our WFOEs and the VIEs do not currently maintain any third-party liability insurance or product liability insurance in relation to most of the automobiles sold during our and the VIEs’ events. As a result, any material product liability claim or litigation could have a material adverse effect on our and the VIEs’ business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on our and the VIEs’ reputation.

Our and the VIEs’ lack of insurance could expose us and the VIEs to significant costs and business disruption.

Insurance companies in China offer limited business insurance products and are, to our and the VIEs’ knowledge, not well-developed in the field of business liability insurance. We and the VIEs do not have any business liability or disruption insurance to cover our and the VIEs’ operations in China, which, based on public information available to us and the VIEs relating to China’s automotive industry, is consistent with customary industry practice in China. We and the VIEs have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us and the VIEs to have such insurance. In addition, we and the VIEs do not maintain any insurance policies covering risks including loss and theft of and damages to our and the VIEs’ servers or other technology infrastructure. Any uninsured occurrence of business disruption, litigation or natural disaster, or significant damage to our and the VIEs’ uninsured equipment or technology infrastructure could result in substantial costs and diversion of resources for us and the VIEs and could adversely affect our and the VIEs’ financial condition and results of operations.

Any catastrophe, including outbreak of health pandemics and other extraordinary events, could have a negative impact on our and the VIEs’ business operations.

We and the VIEs are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, wars, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our and the VIEs’ ability to provide our and the VIEs’ services.

Our and the VIEs’ business could also be adversely affected by the effects of Ebola virus diseases, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome (SARS), COVID-19 or other epidemics. Our and the VIEs’ business operation could be disrupted if any of our and the VIEs’ employees is suspected of having any of the aforementioned epidemic diseases or another contagious disease or condition, since it could require our and the VIEs’ employees to be quarantined and/or our and the VIEs’ offices to be disinfected. In addition, our and the VIEs’ business, results of operations and financial condition could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating some of our operations in mainland China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, and the securities we are registering may decline in value or become worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of your PRC subsidiaries or the VIEs that conduct all or substantially all of your operations.

If the PRC government finds that the agreements that establish the structure for operating some of our operations in mainland China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, and the securities we are registering may decline in value or become worthless if the determinations, changes, or interpretations result in our inability to assert contractual control over the assets of your PRC subsidiaries or the VIEs that conduct all or substantially all of your operations. The laws and regulations in many jurisdictions, including China, place restrictions on foreign investment in, control over, management of, ownership of and ability to obtain licenses for entities engaged in a number of business activities. Foreign investment in the value-added telecommunications services industry in China is extensively regulated and subject to restrictions. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunications service provider with certain exceptions relating to e-commerce business, domestic multi-party communications services business, store-and-forward business and call center business in accordance with the special management measures for the entry of foreign investment (as amended) (the “Negative List”), and other applicable laws and regulations.

We are a Cayman Islands company and our wholly-owned subsidiaries in China are currently considered foreign-invested enterprises. Accordingly, our subsidiaries in China are not eligible to provide certain value-added telecommunications services in China. Due to these restrictions, we carry out our value-added telecommunications business in China through the VIEs. We, through TuanYuan, Sangu Maolu and Chema Beijing, entered into a series of contractual arrangements with the VIEs and their respective shareholders, in order to (1) exercise significant influence over the VIEs, (2) receive substantially all of the economic benefits of the VIEs, and (3) have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law. We have been and expect to continue to be dependent on the VIEs to operate our value-added telecommunications business. As a result of these contractual arrangements, we have significant influence over and are the primary beneficiary of the VIEs and hence consolidate the financial results of the VIEs, provided that we meet the conditions for consolidation under U.S. GAAP.

In the opinion of our PRC counsel, Shihui Partners, the ownership structures of our WFOEs and the VIEs, currently do not result in any violation of the applicable PRC laws or regulations currently in effect; and the contractual arrangements among our WFOEs, the VIEs and their respective shareholders, are governed by PRC laws or regulations, and are currently valid, binding and enforceable in accordance with the applicable PRC laws or regulations currently in effect, and do not result in any violation of the applicable PRC laws or regulations currently in effect, except that the equity pledge under that certain equity pledge agreement would not be deemed validly created until they are registered with the competent governmental authorities. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC counsel.

In particular, in March 2019, the National People’s Congress (the “NPC”), passed the PRC Foreign Investment Law, which became effective as of January 1, 2020. For the effect of the PRC Foreign Investment Law on us, see “-Risks Related to Our Corporate Structure-Uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.”

If our ownership structure and contractual arrangements are found to violate any PRC laws or regulations, or if we or the VIEs are found to be required but failed to obtain any of the permits or approvals for our or the VIEs’ value-added telecommunications business, the relevant PRC regulatory authorities, including the Ministry of Industry and Information Technology (the “MIIT”), would have broad discretion in imposing fines or administrative penalties upon us and/or the VIEs for such violations, including:

●	revoking the business and operating licenses of our company;

●	revoking our and/or the VIEs’ business and operating licenses

●	discontinuing or restricting any transactions between us and the VIEs;

●	imposing fines and penalties, confiscating the income from us or the VIEs, or imposing additional requirements for our or the VIEs’ operations which we or the VIEs may not be able to comply with;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements and deregistering the equity pledges of the VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exercise significant influence over the VIEs;

●	restricting the use of overseas financing sources by us or the VIEs to fund our or the VIEs’ business and operations; and/or

●	taking other regulatory or enforcement actions that could be harmful to our business.

On February 17, 2023, the CSRC released the Overseas Listing Trial Measures and five supporting guidelines, which took effect on March 31, 2023. At the press conference held for the Overseas Listing Trial Measures on the same day, officials from the CSRC clarified that, as for companies seeking overseas listing with contractual arrangements, the CSRC may solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of such companies if they duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources. If we, our PRC subsidiaries and the VIEs fail to complete the filing with the CSRC in a timely manner, or at all, for any future offering or any other capital raising activities, which are subject to the filings under the Overseas Listing Trial Measures, our ability to raise or utilize funds could be materially and adversely affected. However, given that the Overseas Listing Trial Measures were recently promulgated, there remains substantial uncertainties as to their interpretation, application, and enforcement and how they will affect our operations and our future financing.

As of the date of this prospectus, similar ownership structure and contractual arrangements have been used by many China-based companies listed overseas, including a number of value-added telecommunications companies listed in the United States. To our knowledge, none of the fines or punishments listed above has been imposed on any of these public companies. However, we cannot assure you that such fines or punishments will not be imposed on us, the VIEs or any other companies in the future. If any of the above fines or punishments is imposed on us or the VIEs, our business, financial condition and results of operations could be materially and adversely affected. If any of these penalties results in our inability to direct the activities of the VIEs that most significantly impact their economic performance, and/or our failure to receive the economic benefits from the VIEs, we may not be able to consolidate them in our financial statements in accordance with U.S. GAAP. However, we do not believe that such actions would result in the liquidation or dissolution of our company, our WFOEs or the VIEs or their subsidiaries. To the extent commercially practicable and in compliance with the relevant PRC laws and regulations, we plan to conduct the VIEs’ current businesses through our subsidiaries in China and cease substantially all of the operation of the VIEs within the next three to five years.

Uncertainties exist with the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the NPC approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, i.e., the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. In December 2019, the State Council promulgated the Implementation Regulation on the Foreign Investment Law to further clarify relevant provisions of the Foreign Investment Law, which came into effect on January 1, 2020. The Foreign Investment Law and its implementation regulation embody an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments.

However, since the Foreign Investment Law and its implementation regulation are relatively new, uncertainties still exist in relation to their interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangements would not be deemed as a type of indirect foreign investment activities under the definition in the future. In addition, the definition has a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. The Special Administrative Measures (Negative List) for Foreign Investment Access (2024 Version) (the “Negative List (2024 version)”) stipulates that any domestic enterprise in China engaging in prohibited business under the Negative List shall be subject to review by and shall obtain the consent of the relevant competent PRC authorities for overseas listing, and the foreign investors shall not participate in the operation and management of such enterprise, and the shareholding percentage of the foreign investors in such enterprise shall be subject, mutatis mutandis, to the relevant administrative provisions of the PRC domestic securities investment by foreign investors. It is uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all.

We may rely on dividends and other distributions on equity paid by our subsidiaries in China and Hong Kong to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct the business.

Under our current corporate structure, our ability to pay dividends depends upon dividends paid by our Hong Kong subsidiary, which in turn depends on dividends paid by our subsidiaries in China, which further depends on payments from the VIEs under the contractual arrangements. To the extent cash or assets in the business is in mainland China or Hong Kong or an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our, our subsidiaries’ or the VIEs’ ability to transfer cash and assets.

Although we consolidate the results of the VIEs and their subsidiaries, we only have access to the assets or earnings of the VIEs and their subsidiaries through the contractual arrangements. If the PRC authorities determine that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if current regulations change or are interpreted differently in the future, our ability to settle amount owed by the VIEs under the contractual arrangements may be seriously hindered. In addition, if our existing subsidiaries in China or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Our WFOEs are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC laws, each of our subsidiary, the VIEs and their subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, after making an allocation to the statutory reserve funds from their after-tax profits, our wholly owned subsidiary in China, the VIEs and their subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

There are limitations on our ability to transfer cash between us, our subsidiaries and the VIEs, and there is no assurance that the PRC government will not intervene or impose restrictions on cash transfer between us, our subsidiaries and the VIEs. We may encounter difficulties in our ability to transfer cash between subsidiaries in China and other subsidiaries largely considering PRC laws and regulations on foreign exchange. The majority of our income is denominated in Renminbi, and shortage in foreign currencies may restrict our ability to pay dividends or other payment to satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from the State Administration of the Foreign Exchange in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may impose requirements on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. The PRC government has implemented a series of foreign exchange measures, including vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. It may continue to strengthen its foreign exchange measures and dividends and other distributions of our subsidiaries in China may be subjected to tighter scrutiny and may limit the ability of our Cayman Islands holding company to use capital from our subsidiaries in China, and our ability to satisfy our liquidity requirements may be affected.

Our Hong Kong subsidiary may be considered a non-resident enterprise for tax purposes, so that any dividends our subsidiary in China pays to our Hong Kong subsidiary may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10% unless a tax treaty or similar arrangement provides otherwise. If we are required under the PRC Enterprise Income Tax Law to pay income tax for any dividends we receive from our subsidiaries in China, or if our Hong Kong subsidiary is determined by PRC government authority as receiving benefits from reduced income tax rate due to a structure or arrangement that is primarily tax-driven, it would materially and adversely affect the amount of dividends, if any, we may pay to our shareholders.

If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for enterprise income tax purposes and unless a tax treaty or similar arrangement provides otherwise, we may be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders, including the ADS holders, may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders, including the ADS holders, and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% which in the case of dividends may be withheld at source. Any such tax may reduce the returns on your investment in the ADSs.

We may lose the ability to use and enjoy assets held by the VIEs and their subsidiaries that are important to our business if the VIEs and their subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The VIEs and their subsidiaries hold a significant portion of our assets in China. Under our contractual arrangements, the shareholders of the VIEs may not voluntarily liquidate the VIEs or approve them to sell, transfer, mortgage or dispose of their assets or legal or beneficial interests exceeding certain threshold in the business in any manner without our prior consent. However, in the event that the shareholders breach this obligation and voluntarily liquidate the VIEs, or the VIEs declare bankruptcy, or all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our operations, which could materially and adversely affect our business, financial condition and results of operations. Furthermore, if the VIEs or their subsidiaries undergo a voluntary or involuntary liquidation proceeding, their shareholders or unrelated third-party creditors may claim rights to some or all of its assets, hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

If the custodians or authorized users of our and the VIEs’ controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our and the VIEs’ business and operations may be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts that our and the VIE’ business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of State Administration for Market Regulations (the “SAMR”). We and the VIEs generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

We and the VIEs have three major types of chops, corporate chops, contract chops and finance chops. We and the VIEs use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We and the VIEs use contract chops for executing leases and commercial contracts. We and the VIEs use finance chops generally for making and collecting payments, including issuing invoices. Use of corporate chops and contract chops must be approved by our and the VIEs’ legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our subsidiary and the VIEs are generally held by the relevant entities so that documents can be executed locally. Although we and the VIEs usually utilize chops to execute contracts, the registered legal representatives of our subsidiary and VIEs and their subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

In order to maintain the physical security of our and the VIEs’ chops, we and the VIEs generally have them stored in secured locations accessible only to the designated key employees of our and the VIEs’ legal, administrative or finance departments. Our and the VIEs’ designated legal representatives generally do not have access to the chops. Although we and the VIEs have approval procedures in place and monitor our and the VIEs’ key employees, including the designated legal representatives of our subsidiaries and the VIEs and their subsidiaries, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our and the VIEs’ key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiaries and the VIEs and their subsidiaries with contracts against our interests, as we and the VIEs would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our and the VIEs’ chops or signatures of our and the VIEs’ legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we and the VIEs would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our and the VIEs’ chops and seals or other controlling intangible assets for whatever reason, we and the VIEs could experience disruption to our and the VIEs’ normal business operations. We and the VIEs may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our and the VIEs’ operations, and our and the VIEs’ business and operations may be materially and adversely affected.

We rely on contractual arrangements with the VIEs and their respective shareholders for a large portion of our business operations which may not be as effective as direct ownership in exercising operational influence.

We have relied and expect to continue to rely on the contractual arrangements with the VIEs and their respective shareholders to operate our value-added telecommunications business. For a description of these contractual arrangements, see “Information on the Company-C. Organizational Structure.” The revenue contribution of the VIEs accounted for a significant portion of our net revenues in 2021, 2022 and 2023. However, these contractual arrangements may not be as effective as direct equity ownership in providing us with significant influence over the VIEs. Any failure by the VIEs and their respective shareholders, to perform their obligations under the contractual arrangements would have a material adverse effect on our financial position and results of operations. For example, should any dispute relating to the contractual arrangements arises, we will have to enforce our rights under the contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to the PRC legal system. Therefore, our contractual arrangements with the VIEs and their respective shareholders may not be as effective in ensuring our significant influence over the relevant portion of our business operations as direct ownership would be.

Furthermore, we are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct substantially all of our operations through our subsidiaries established in China, the VIEs, and their subsidiaries in China. We control and receive the economic benefits of the VIEs and their subsidiaries’ business operations through certain contractual arrangements. The ADSs listed on the Nasdaq Stock Market represents shares of our offshore holding company instead of shares of the VIEs or their subsidiaries in China. We may not be able to continue to satisfy the applicable requirements and rules with respect to such structure. If we are unable to satisfy the Nasdaq Stock Market criteria for maintaining our listing, our securities could be subject to delisting.

Any failure by the VIEs and their respective shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

If the VIEs and their respective shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief or damages, which we cannot assure will be effective. For example, if the shareholders of the VIEs refuse to transfer their equity interest in the VIEs to us or our designee if we exercise the purchase option pursuant to the contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in the VIEs, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired.

All of the contractual arrangements are governed by and interpreted in accordance with PRC law, and disputes arising from the contractual arrangements will be resolved through arbitration in China. Uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. We cannot assure you that we would always succeed in enforcing these contractual arrangements under PRC laws. See “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could have a material adverse effect on us and the VIEs” in this annual report. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and time. In the event we are unable to enforce the contractual arrangements, or if we spend significant time and costs in the process of enforcing these contractual arrangements, we may not be able to exert effective control over the VIEs, and our ability to conduct our business may be negatively affected.

The shareholders of the VIEs may have actual or potential conflicts of interest with us, which may materially and adversely affect our business, results of operations and financial condition.

The shareholders of the VIEs may have actual or potential conflicts of interest with us. These shareholders may refuse to sign or breach, or cause the VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIEs, which would have a material adverse effect on our ability to receive economic benefits from them. For example, the shareholders may be able to cause our agreements with the VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive option agreement with these shareholders to request them to transfer all of their equity interests in the variable interest entities to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The VIEs are consolidated for accounting purposes; however, neither our Cayman Islands holding company nor the shareholders in the holding company have an equity ownership or direct investment in the VIEs. Our Cayman Island holding company is considered the ultimate primary beneficiary of the VIEs and consolidates the VIEs and its subsidiaries as required by Accounting Standards Codification topic 810, Consolidation. Accordingly, we treat our VIE as our consolidated entity under U.S. GAAP and we consolidate the financial results of the VIEs in our consolidated financial statements in accordance with U.S. GAAP.

Our contractual arrangements may be subject to scrutiny by the PRC tax authorities, and they may determine that we or the VIEs owe additional taxes, which could negatively affect our and the VIEs’ business, financial condition, and results of operations.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We and the VIEs could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of the VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIEs for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiary’s tax expenses. In addition, if our WFOEs request the shareholders of the VIEs to transfer their equity interests at nominal or no value pursuant to the contractual arrangements, such transfer could be viewed as a gift and subject our WFOEs to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on the VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our and the VIEs’ financial position could be materially and adversely affected if the VIEs’ tax liabilities increase or if they are required to pay late payment fees and other penalties.

We may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by the VIEs, which could severely disrupt our business, render us unable to conduct some or all of our business operations and constrain our growth.

We currently conduct our operations in China through our PRC subsidiaries and the VIEs through our contractual arrangements with them and their respective shareholders. As part of these arrangements, certain assets, licenses and permits that are material to our and the VIEs’ business operations are held by the VIEs and their subsidiaries, such as value-added telecommunications business license. The contractual arrangements contain terms that specifically obligate shareholders of the VIEs to ensure the valid existence of the VIEs and restrict the disposal of material assets of the VIEs. However, in the event shareholders of the VIEs breach the terms of the contractual arrangements and voluntarily liquidate the VIEs, or any of the VIEs declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our and the VIEs’ business operations or otherwise benefit from the assets held by the VIEs, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if the VIEs undergo a voluntary or involuntary liquidation proceeding, their shareholders or unrelated third-party creditors may claim rights to some or all of the assets of the VIEs, thereby hindering our ability to operate our and the VIEs’ business as well as constrain our growth.

Certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

As of the date of this prospectus, our directors, officers and principal shareholders collectively beneficially own an aggregate of 24.10% of the total voting power of our outstanding ordinary shares.  As a result, they have substantial influence over our and the VIEs’ business, including significant corporate actions such as mergers, consolidations, election of directors and other significant corporate actions.

They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. These actions may be taken even if they are opposed by our other shareholders. In addition, the significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors’ perception that conflicts of interest may exist or arise.

Risks Related to Doing Business in China

Changes in China’s evolving economic, political or social conditions or government policies could have material adverse effect on our business, results of operations, financial condition, and the value of our securities.

We conduct substantially all of our business in China, and substantially all of our assets are located in China. Accordingly, our business, results of operations and financial condition may be influenced to a significant degree by the political and social conditions in China in general and China’s economic growth. While the Chinese economy has experienced significant growth in the past decades, there can be no assurance that the growth would be maintained or be even across sectors. In addition, any severe or prolonged slowdown in the rate of growth of the Chinese economy may adversely affect our and the VIEs’ business and results of operations, leading to a reduction in demand for our and the VIEs’ products and services and adversely affect our and the VIEs’ competitive position. Various measures implemented by the PRC government to encourage economic growth may benefit the overall Chinese economy, while we cannot assure you how these measures would impact us and the VIEs. The PRC government has oversight and discretion over the conduct of our and the VIEs’ business in accordance with relevant PRC laws and regulations and may influence our and the VIEs’ operations. In addition, the PRC government has strengthened oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers like us, and has implemented, and may continue to implement, relevant regulatory requirements. Our and the VIEs’ failure to meet such requirements could significantly limit or hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless. Any of the foregoing could result in a material adverse change in our business operations and/or the value of our securities.

Our and the VIEs’ ability to successfully maintain or grow business operations in China depends on various factors, which are beyond our and the VIEs’ control. These factors include, among others, macro-economic and other market conditions, political stability, social conditions, measures to control inflation or deflation, changes in the rate or method of taxation, changes in laws, regulations and administrative directives or their interpretation, and changes in industry policies. If we fail to take timely and appropriate measures to adapt to any of the changes or challenges, our business, results of operations and financial condition could be materially and adversely affected.

Uncertainties with respect to the PRC legal system could have a material adverse on us and the VIEs.

We and the VIEs are governed by PRC laws, rules and regulations. The PRC legal system is a civil law system based on written statutes. Since the late 1970s, the PRC government has promulgated laws and regulations dealing with economic matters, such as foreign investment, corporate organization and governance, commerce taxation and trade, with a view towards developing a comprehensive system of commercial law. However, as many of these laws and regulations are relatively new and continue to evolve, the interpretation and enforcement of these laws and regulations are involve uncertainties. As a result, we may be required by the regulators to obtain or renew the licenses, permits, approvals, to complete additional filings or registrations for the products and services we offer, or to modify business practices that may subject us to various penalties, including criminal penalties for individual and entity. We cannot assure you that our and the VIEs’ business operations would not be deemed to violate any existing or future PRC laws or regulations, which in turn could materially and adversely affect our and the VIEs’ business operations. In addition, the implementation of new rules, laws and regulations may significantly affect the industry in which we and the VIEs operate, which could affect the value of our securities, such as causing our securities to significantly decline in value or become worthless.

In addition, there is a limited volume of published court decisions, which may be cited for reference but are not binding on subsequent cases and have limited precedential value unless the Supreme People’s Court otherwise provides. The PRC administrative and judicial authorities have discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be difficult to precisely predict the outcome of administrative and judicial proceedings. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China or other jurisdictions may be protracted, resulting in substantial costs and diversion of resources and management attention. As a result, we cannot assure you that sufficient legal protections as anticipated would be available to you and us.

These evolvements and uncertainties may also affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our and the VIEs’ ability to enforce our and their contractual rights, property (including intellectual property) or tort rights, respectively. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us or the VIEs. Such uncertainties may therefore increase our and the VIEs’ operating expenses and costs, and materially and adversely affect our and the VIEs’ business and results of operations.

The PRC government may exert, at any time, substantial intervention and influence over the manner of our operations, and the rules and regulations to which we are subject, including the ways they are enforced, may change rapidly and with little advance notice to us or our shareholders. Any such actions by the Chinese government, including any decision to intervene or influence the operations of our subsidiaries in mainland China or the VIEs or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our subsidiaries in mainland China or the VIEs, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

We and the VIEs mainly conduct the businesses primarily in China. The PRC government has an oversight over the conduct of our businesses according to the PRC laws and regulations. The ability of our subsidiaries and the VIEs to operate in China may be impaired if we and the VIEs fail to meet requirement timely or at all under the changes in its laws and regulations, including those relating to value-added telecommunications service industry, taxation, foreign investment limitations, and other matters.

The PRC government may exert, at any time, subject to necessary procedures, substantial intervention and influence over the manner of our operations, and the rules and regulations to which we are subject, including the ways they are enforced, may change rapidly and with little advance notice to us or our shareholders. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, and adopting new measures to extend the scope of cybersecurity reviews and new laws and regulations relating to data security. The PRC government may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our subsidiaries in China and the VIEs’ compliance with such regulations or interpretations. As such, our subsidiaries in China and the VIEs may be subject to various government actions and regulatory requirements in the provinces in which they operate. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, on February 17, 2023, the CSRC issued the Overseas Listing Trial Measures, which adopts a filing-based regulatory regime for direct and indirect overseas offering and listing of securities of PRC domestic companies. At the press conference held for the Overseas Listing Trial Measures on the same date, officials from the CSRC clarified that the domestic companies that have already been listed overseas on or before March 31, 2023 shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately and shall be required to file with the CSRC upon the occurrence of certain subsequent matters, such as follow-on offerings of securities. Although we believe that, under existing applicable PRC laws, regulations and regulatory rules, our company, our WFOEs, the VIEs and their subsidiaries, are not required to obtain permission from the CSRC to maintain our listing status on U.S. exchange, and none of them has received any notice of denial of permission to list on a U.S. exchange from any Chinese authorities, we cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If the CSRC or any other PRC regulatory body in the future determines that we need to file with the CSRC or obtain the CSRC’s approval to maintain our listing status on U.S. exchanges or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules that would require us to file with or obtain approvals of the CSRC or other governmental bodies for any such listing status, and if we fail to comply with such requirements, we may face adverse actions that could have a material and adverse effect on our business, reputation, financial condition, results of operations, prospects, as well as the trading price of the ADSs.

Accordingly, government actions in the future may intervene or influence the operations of our subsidiaries in China or the VIEs at any time, or exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, which may cause us to make material changes to the operations of our subsidiaries in China or the VIEs, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless. As of the date of this prospectus, we or the VIEs have not received any inquiry, notice, warning, or sanctions regarding our corporate structure, contractual arrangements and the VIEs’ operations from the CSRC, CAC or any other PRC government authorities.

The filing procedure with the CSRC shall be fulfilled and the approval of other PRC government authorities may be required in connection with our future offshore offering under PRC law, and, we cannot predict whether or for how long we will be able to complete the filing procedure with the CSRC and obtain such approval or complete such filing, if required.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. These opinions and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As these opinions were recently issued, official guidance to act upon and the interpretation thereof remain unclear at this time. We cannot assure that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and five relevant guidelines, which took effect on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the issuer’s main business activities are conducted in China, or its main place(s) of business are located in China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures. The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

At a press conference held for these new regulations (“Press Conference”), officials from the CSRC clarified that the domestic companies that have already been listed overseas on or before March 31, 2023 shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filling procedures immediately, and they shall be required to file with the CSRC upon occurrences of certain subsequent matters such as follow-on offerings of securities. According to the Overseas Listing Trial Measures and the Press Conference, the existing domestic companies that have completed overseas offering and listing before March 31, 2023, such as us, shall not be required to perform filing procedures for the completed overseas securities issuance and listing. However, from the effective date of the regulation, any of our subsequent securities offering in the same overseas market or subsequent securities offering and listing in other overseas markets shall be subject to the filing requirement with the CSRC within three working days after the offering is completed or after the relevant application is submitted to the relevant overseas authorities, respectively.   If it is determined that any approval, filing or other administrative procedures from other PRC governmental authorities is required for any future offering or listing, although we have submitted the filing regarding with this offering according to the Overseas Listing Trial Measures, we cannot assure you that we, our WFOEs and the VIEs can obtain the required approval or accomplish the required filings or other regulatory procedures in a timely manner, or at all. If we, our WFOEs or the VIEs fail to fulfill filing procedure as stipulated by the Trial Measures or offer and list securities in an overseas market in violation of the Trial Measures, the CSRC may order rectification, issue warnings to us, our WFOEs and the VIE, and impose a fine of between RMB1,000,000 and RMB10,000,000. Persons-in-charge and other persons that are directly liable for such failure shall be warned and each imposed a fine from RMB500,000 to RMB5,000,000. Controlling shareholders and actual controlling persons of us, our WFOEs and the VIEs that organize or instruct such violations shall be imposed a fine from RMB1,000,000 and RMB10,000,000.

If we fail to obtain the relevant approval or complete the filings and other relevant regulatory procedures, we, our WFOEs and the VIEs may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the ADSs.

On September 6, 2024, the NDRC and MOFCOM jointly issued the Negative List (2024 Version), which became effective on November 1, 2024. Pursuant to the Negative List (2024 Version), if a company in China engaging in the prohibited business stipulated in the Negative List (2024 Version) seeks an overseas offering and listing, it shall obtain the approval from the competent governmental authorities. The foreign investors of the issuer shall not be involved in the company’s operation and management, and their shareholding percentages shall be subject, mutatis mutandis, to the relevant regulations on the domestic securities investments by foreign investors. As the 2024 Negative List is relatively new, there remain uncertainties as to the interpretation and implementation of these new requirements, and we may have difficulty in understanding or predicting that whether and to what extent listed companies like us will be subject to these new requirements. If we and the VIEs’ are required to comply with these requirements and fail to do so on a timely basis, if at all, our and the VIEs’ business operation, financial condition and business prospect may be adversely and materially affected.

On February 24, 2023, the CSRC published the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Provisions on Confidentiality and Archives Administration”), which came into effect on March 31, 2023. The Provisions on Confidentiality and Archives Administration requires that, in the process of overseas issuance and listing of securities by domestic entities, the domestic entities, and securities companies and securities service institutions that provide relevant securities service shall strictly implement the provisions of relevant laws and regulations and the requirements of these provisions, establish and improve rules on confidentiality and archives administration. Where the domestic entities provide with or publicly disclose documents, materials or other items related to the state secrets and government work secrets to the relevant securities companies, securities service institutions, overseas regulatory authorities, or other entities or individuals, the companies shall apply for approval of competent departments with the authority of examination and approval in accordance with law and report the matter to the secrecy administrative departments at the same level for record filing. Where there is unclear or controversial whether or not the concerned materials are related to state secrets, the materials shall be reported to the relevant secrecy administrative departments for determination.

We cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us and the VIEs. If it is determined in the future that approval and filing from the CSRC or other regulatory authorities or other procedures, including the cybersecurity review under the Measures for Cybersecurity Review and the annual data security review under the Administrative Measures for Internet Data Security (Draft for Comments), are required for our listing status or future offshore offerings, we could not predict whether we can or how long it will take us to obtain such approval or complete such filing procedures and any such approval or filing could be rescinded or rejected. For details, see “- Failure to comply with governmental regulations and other legal obligations concerning data protection and cybersecurity may materially and adversely affect our and the VIEs’ business.”

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and the ADS holders.

The PRC enterprise income tax law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation (the “SAT”), issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“SAT Circular 82”), which provides that a foreign enterprise controlled by a PRC company or a group of PRC companies will be classified as a “resident enterprise” with its “de facto management body” located within China if all of the following requirements are satisfied: (1) the senior management and core management departments in charge of its daily operations function are mainly in China; (2) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (3) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in China; and (4) at least half of the enterprise’s directors with voting right or senior management reside in China. The SAT issued a bulletin in August 2011 to provide more guidance on the implementation of SAT Circular 82. The bulletin clarifies certain matters relating to resident status determination, post-determination administration and competent tax authorities. Although both the circular and the bulletin only apply to offshore enterprises controlled by PRC enterprises and not those by PRC individuals, the determination criteria set forth in the circular and administration clarification made in the bulletin may reflect the general position of the SAT on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises and the administration measures should be implemented, regardless of whether they are controlled by PRC enterprises or PRC individuals.

In addition, the SAT issued a bulletin in January 2014 to provide more guidance on the implementation of SAT Circular 82. This bulletin further provides that, among other things, an entity that is classified as a “resident enterprise” in accordance with the circular shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined as a “resident enterprise,” any dividend, profit and other equity investment gain shall be taxed in accordance with the enterprise income tax law and its implementing rules.

As the tax resident status of an enterprise is subject to the determination by the PRC tax authorities, if we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25.0%, although dividends distributed to us from our existing PRC subsidiaries and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders and ADS holders may be decreased as a result of the decrease in distributable profits. In addition, if we were to be considered a PRC “resident enterprise,” dividends we pay with respect to the ADS or ordinary shares and the gains realized from the transfer of the ADS or ordinary shares may be considered income derived from sources within China and be subject to PRC withholding tax, which could have a material adverse effect on the value of your investment in us and the price of the ADS.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offering of securities to make loans to or make additional capital contributions to our PRC subsidiaries and the VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our and the VIEs’ business.

As an offshore holding company of our PRC subsidiaries, we may make loans to our PRC subsidiaries and the VIEs, or we may make additional capital contributions to our PRC subsidiaries. Such loans to our PRC subsidiaries or the VIEs in China and capital contributions are subject to PRC regulations and approvals. For example, loans by us to our PRC subsidiaries and the VIEs cannot exceed statutory limits and must be filed with the State Administration of Foreign Exchange (“SAFE”) via SAFE’s official online system. Besides SAFE filing, such loans may also need to be filed with the NDRC or its local branches. In addition, the convertibility of foreign currencies into Renminbi and use of the proceeds might also be subject to PRC regulations. In March 2015, SAFE promulgated SAFE Circular 19, which took effect and replaced certain previous SAFE regulations from June 2015. SAFE further promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement (“SAFE Circular 16”), effective in June 2016, which, among other things, amend certain provisions of SAFE Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the Renminbi capital converted from foreign currency denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. In October 2019, the SAFE promulgated the Circular Regarding Further Promotion of the Facilitation of Cross-Border Trade and Investment (“SAFE Circular 28”), which was further amended in December 2023, pursuant to which all foreign-invested enterprises can make equity investments in the PRC with their capital funds in accordance with the law. The Circular Regarding Further Optimizing the Cross-border Renminbi Policy to Support the Stabilization of Foreign Trade and Foreign Investment jointly promulgated by the People’s Bank of China (the “PBOC”), the NDRC, MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the CBIRC and SAFE on December 31, 2020 and effective on February 4, 2021 allows the non-investment foreign-invested enterprises to make domestic reinvestment with capital denominated in Renminbi in accordance with the law on the premise that they comply with prevailing regulations and the invested projects in China are authentic and compliant.

Violations of the applicable circulars and rules may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations. If the VIEs require financial support from us or our wholly owned subsidiaries in the future and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund the VIEs’ operations shall comply with statutory requirements, including those described above.

The applicable foreign exchange circulars and rules may limit our ability to convert, transfer and use the net proceeds from our overseas offerings or any offering of additional equity securities in China, which may adversely affect our and the VIEs’ business, financial condition and results of operations. As the foreign exchange related regulatory regime and practice are complex and still evolving and involve many uncertainties, we cannot assure you that we have complied or will be able to comply with all applicable foreign exchange circulars and rules, or that we will be able to complete the necessary government registrations or filings on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or filings, our ability to contribute additional capital to fund our and the VIEs’ PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our and the VIEs’ business.

Thre are significant uncertainties in certain treaty benefits enjoyed by our PRC subsidiaries with respect to dividends payable by our PRC subsidiaries to our offshore subsidiaries under the PRC enterprise income tax law relating to the withholding tax liabilities.

Under the PRC enterprise income tax and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside China, will be subject to a withholding tax rate of 10.0%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5.0% if a Hong Kong resident enterprise owns at least 25.0% of the equity interest in the PRC company and satisfies other conditions as provided under the special tax arrangement. Our current PRC subsidiaries are wholly owned by our Hong Kong subsidiary.

Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated in February 2009, the taxpayer that is a tax resident of the other contracting party to the tax treaty and also the beneficial owner of the relevant dividends needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer should be a company as provided in the tax treaty, (2) the taxpayer must directly own the required percentage of equity interests and voting rights in the PRC subsidiaries, and (3) the corporate shareholder to receive dividends from the PRC subsidiaries must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Additionally, the SAT promulgated the Notice on Issues Related to the “Beneficial Owner” in Tax Treaties in February 2018, which requires the “beneficial owner” to have ownership and the right to dispose of the income or the rights and properties giving rise to the income and generally engage in substantive business activities and sets forth certain detailed factors in determining the “beneficial owner” status. The SAT promulgated the Announcement on How to Recognize the “Beneficial Owner” in Tax Treaties on June 29, 2012, which further clarified and supplemented the application of the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties. Furthermore, the SAT promulgated the Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties (“Circular 9”), in February 3, 2018, which took effect on April 1, 2018, replaced the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties and the Announcement on How to Recognize the “Beneficial Owner” in Tax Treaties and provides guidance for determining whether a resident of a contracting party is the “beneficial owner” of an item of income under China’s tax treaties and tax arrangements.

According to Circular 9, when determining an applicant’s status as a “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in 12 months to residents in a third country or region, whether the business operated by the applicant constitutes actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account and analyzed based on specific circumstances. Circular 9 further provides that applicants who intend to prove his or her status as a “beneficial owner” shall submit relevant documents to tax bureau according to the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties. Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to inspection or approval of the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from our PRC subsidiaries.

We face uncertainties with respect to indirect transfers of the equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (“SAT Bulletin 7”). SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets.

In October 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (“SAT Bulletin 37”), which came into effect in December 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to receive and use our net revenues effectively.

Substantially all of our net revenues are denominated in Renminbi. As a result, restrictions on currency exchange may limit our ability to use net revenues generated in Renminbi to fund any business activities we may have outside China in the future or to make dividend payments to our shareholders and ADS holders in U.S. dollars. Under current PRC laws and regulations, Renminbi is freely convertible for current account items, such as trade and service-related foreign exchange transactions and dividend distributions. However, Renminbi is not freely convertible for direct investment or loans or investments in securities outside China, unless such use is approved by SAFE. For example, foreign exchange transactions under our subsidiary’s capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval requirement of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures.

Our PRC subsidiaries are permitted to declare dividends to our offshore subsidiary holding their equity interest, convert the dividends into a foreign currency and remit to its shareholder outside China. In addition, in the event that our PRC subsidiaries liquidate, proceeds from the liquidation may be converted into foreign currency and distributed outside China to our overseas subsidiary holding its equity interest.

Other than the above distributions by and through our PRC subsidiaries which are permitted to be made without the necessity to obtain further approvals, any conversion of the Renminbi-denominated net revenues generated by the VIEs for direct investment, loan or investment in securities outside China will be subject to the limitations discussed above. To the extent we need to convert and use any Renminbi-denominated net revenues generated by the VIEs not paid to our PRC subsidiaries and net revenues generated by our PRC subsidiaries not declared and paid as dividends, the limitations discussed above will restrict the convertibility of, and our ability to directly receive and use such net revenues. As a result, our and the VIEs’ business and financial condition may be adversely affected. In addition, we cannot assure you that the PRC regulatory authorities will not impose more restrictions on the convertibility of Renminbi in the future, especially with respect to foreign exchange transactions.

Our subsidiaries and the VIEs in China are subject to restrictions on making dividends and other payments to us.

We are a holding company and rely principally on dividends paid by our subsidiaries in China for our cash needs, including paying dividends and other cash distributions to our shareholders to the extent we choose to do so, servicing any debt we may incur and paying our operating expenses. The income for our PRC subsidiaries, especially our WFOEs, in turn depends on the service fees paid by the VIEs. Current PRC regulations permit our subsidiaries in China to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Under the applicable requirements of PRC law, our PRC subsidiaries may only distribute dividends after they have made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries or the VIEs in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any such restrictions may materially affect such entities’ ability to make dividends or make payments, in service fees or otherwise, to us, which may materially and adversely affect our and the VIEs’ business, financial condition and results of operations.

Fluctuations in exchange rates may have a material adverse effect on your investment.

The conversion of the Renminbi into foreign currencies, including the U.S. dollar, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar and other currencies, at times significantly and unpredictably. The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar and other currencies in the future. It is difficult to predict how market forces or the PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, the ADS in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars we receive from offerings of securities into Renminbi for our and the VIEs’ operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of the ADS in U.S. dollars without giving effect to any underlying change in our and the VIEs’ business or results of operations.

Certain PRC regulations, including the M&A Rules and national security regulations, may require a comprehensive review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. Moreover, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are subject to approval by the anti-monopoly law enforcement agency. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by MOFCOM. Furthermore, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited. Moreover, in December 2020, the NDRC and the MOFCOM promulgated the Measures for Security Review of Foreign Investment, which became effective on January 18, 2021. Pursuant to the Measures for Security Review of Foreign Investment, any foreign investment activities falling in the scope such as important cultural products and services, important information technologies and internet products and services, important financial services, key technologies and other important fields that concern state security while obtaining the actual control over the enterprises invested in, a foreign investor or a party concerned in the PRC shall take the initiative to make a declaration to the working mechanism office prior to making the investment. See “Business Overview-Regulation-Regulations Relating to Foreign Investment in Value-added Telecommunications Companies” in this prospectus.

There is uncertainty regarding the interpretation and implementation of these regulations relating to merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigations or evidence collection activities within the PRC territory. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for a foreign securities regulator to directly conduct investigations or evidence collection activities within China may further increase the difficulties you face in protecting your interests.

A failure by the beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

SAFE has promulgated regulations, including the Notice on Relevant Issues Relating to Foreign Exchange Control on Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles (“SAFE Circular 37”), effective in July 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” The term “control” under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore special purpose vehicles by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations. As of the date of this prospectus, all PRC residents known to us that currently hold direct or indirect interests in our company have completed the necessary registrations with SAFE as required by SAFE Circular 37. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with the requirements of SAFE Circular 37. As a result, we cannot assure you that these individuals or any other direct or indirect shareholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If they fail to make or update the registration, our PRC subsidiaries could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiaries’ ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from contributing additional capital into our PRC subsidiaries. As a result, our and the VIEs’ business operations and our ability to make distributions to you could be materially and adversely affected.

Failure to comply with governmental regulations and other legal obligations concerning data protection and cybersecurity may materially and adversely affect our and the VIEs’ business.

In the opinion of our PRC counsel, Shihui Partners, we and the VIEs are subject to PRC laws and regulations governing the collecting, storing, sharing, using, processing, disclosure and protection of data on the internet and mobile platforms as well as cybersecurity. The PRC regulators, including the MIIT and the CAC, have been increasingly focused on regulation in the areas of cybersecurity and data protection and governmental authorities have enacted a series of laws and regulations to enhance the protection of privacy and data, which require certain authorization or consent from users prior to collection, use or disclosure of their personal data and also protection of the security of the personal data of such users. The MIIT issued the Order for the Protection of Telecommunications and Internet User Personal Information on July 16, 2013, requiring internet service providers to establish and publish protocols relating to the collection or use of personal information, keep any collected information strictly confidential and take technological and other measures to maintain the security of such information. Institutions and their employees are prohibited from selling or otherwise illegally disclosing a person’s personal information obtained during the course of performing duties or providing services. Pursuant to the PRC Cybersecurity Law, effective on June 1, 2017, network operators are required to fulfill certain obligations to safeguard cyber security and enhance network information management. See “Business Overview - Regulations - Regulations relating to internet information security and privacy protection” in this prospectus.

Moreover, existing PRC privacy, cybersecurity and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy, cybersecurity and data protection-related matters. These developments could adversely affect our and the VIEs’ business, operating results and financial condition. Any failure or perceived failure by us or the VIEs to comply with new or existing PRC privacy, cybersecurity or data protection laws, regulations, policies, industry standards or legal obligations, or any systems failure or security incident that results in the unauthorized access to, or acquisition, release or transfer of, personally identifiable information or other data relating to customers or individuals may result in governmental investigations, inquiries, enforcement actions and prosecutions, private claims and litigation, fines and penalties, adverse publicity or potential loss of business. For example, on June 10, 2021, the Standing Committee of the National People’s Congress (the “Standing Committee of the NPC”), promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law provides for data security obligations on entities and individuals carrying out data activities. The PRC Data Security Law also introduces a national security review procedure for those data activities which may affect national security and imposes export restrictions on certain data information. Furthermore, along with the promulgation of the Opinions on Strictly Cracking Down Illegal Securities Activities in accordance with the Law, overseas-listed China-based companies are experiencing a heightened scrutiny over their compliance with laws and regulations regarding data security, cross-border data flow and management of confidential information from PRC regulatory authorities.

On August 20, 2021, the Standing Committee of the NPC issued the Personal Information Protection Law, which has been effective from November 1, 2021 and reiterates the circumstances under which a personal information processor could process personal information and the requirements for such circumstances. The Personal Information Protection Law clarifies the scope of application, the definition of personal information and sensitive personal information, the legal basis of personal information processing and the basic requirements of notice and consent.

On October 29, 2021, the CAC publicly solicited opinions on the Measures for the Security Assessment of Data Cross-border Transfer (Draft for Comments), which requires that any data processor who provides to an overseas recipient important data collected and generated during operations within the territory of the PRC or personal information that should be subject to security assessment shall conduct security assessment. The Measures for the Security Assessment of Data Cross-border Transfer was adopted on July 7, 2022 and took effect on September 1, 2022.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice.

On December 28, 2021, the CAC published the CAC Revised Measures, which further restates and expands the applicable scope of the cybersecurity review. The CAC Revised Measures took effect on February 15, 2022. Pursuant to the CAC Revised Measures, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review. In addition, operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. Although the CAC Revised Measures provides no further explanation on the extent of “network platform operator” and “foreign” listing, we do not believe we are obligated to apply for a cybersecurity review pursuant to the CAC Revised Measures, considering that (i) we are not holding personal information of over one million users and it is also very unlikely that we will reach such threshold in the near future; (ii) we are already a public company with shares listed on Nasdaq before the CAC Revised Measures entered into force on February 15, 2022; (iii) as of the date of this this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying the PRC operating entities, the VIE, or any of the VIE’s subsidiaries as critical information infrastructure operators.

On July 7, 2022, the CAC promulgated the Measures on Data Export Security Assessment, which came into effect on September 1, 2022. Such Measures on Data Export Security Assessment requires data processors to apply for a security assessment on data export. On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening the Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Provision on Confidentiality, which became effective on March 31, 2023.

On September 24, 2024, the State Council issued the Regulation on the Administration of Cyber Data Security (the “Cyber Data Security Regulation”), which became effective from January 1, 2025. The Cyber Data Security Regulation stipulated certain requirements on network data processing activities, the security and protection of network data, and the reasonable and effective use of network data, and further shed light on the protection of personal information, security of important data, management of cross-border security of network data and obligations of network platform service providers. The Cyber Data Security Regulation required, among others, where network data processing activities carried out by a network data processor affect or may affect national security, national security review shall be conducted in accordance with relevant PRC regulations. However, as the Cyber Data Security Regulation provided no further explanation or interpretation for “affect or may affect national security”, if we were deemed having carried our any network data processing activities that “affect or may affect national security”, we may be subject to the national security review under article 13 of the Cyber Data Security Regulation, failing which may subject us to fines, penalties, suspension of relevant business and revocation of relevant business permits, and thus our business operations may be adversely affected.

Complying with these obligations concerning data protection and cybersecurity could cause us and the VIEs to incur substantial costs. As the interpretation and application of cybersecurity laws, regulations and standards of the PRC are still uncertain and evolving, we and the VIEs may be required to make further adjustments to our and the VIEs’ business practices to comply with the enacted form of the laws, which may increase our and the VIEs’ compliance cost and adversely affect our business performance. We expect that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in the PRC, and we cannot yet determine the impact such future laws, rules, regulations and standards may have on our and the VIEs’ business.

Moreover, we and the VIEs may not disclose any personal data or information, unless required by the competent PRC authorities through certain procedures required by the laws, for the purpose of, among others, safeguarding the national security, investigating crimes, investigating infringement of information network communications rights, or cooperating with the supervision and inspection of telecommunications regulatory authorities. Failure to comply with these requirements could subject us and the VIEs to fines and penalties.

We face regulatory uncertainties in China that could restrict our ability to grant share incentive awards to our employees or consultants who are PRC citizens.

Pursuant to SAFE Circular 37, PRC residents who participate in stock incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose vehicles. In the meantime, pursuant to the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in a Stock Incentive Plan of an Overseas Publicly-Listed Company issued by SAFE in February 2012 (“SAFE Circular 7”), a qualified PRC agent (which could be the PRC subsidiary of the overseas-listed company) is required to file, on behalf of  “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) who are granted shares or share options by the overseas-listed company according to its share incentive plan, an application with SAFE to conduct SAFE registration with respect to such share incentive plan, and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the share purchase or share option exercise. Such PRC individuals’ foreign exchange income received from the sale of shares and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in China, which is opened and managed by the PRC domestic agent before distribution to such individuals. In addition, such domestic individuals must also retain an overseas entrusted institution to handle matters in connection with their exercise of share options and their purchase and sale of shares. The PRC domestic agent also needs to update registration with SAFE within three months after the overseas-listed company materially changes its share incentive plan or make any new share incentive plans.

We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of no less than one year and who have been granted stock options are subject to these regulations. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees is subject to PRC law. See “Business Overview-Regulation-Regulations Relating to Foreign Currency Exchange-Share Option Rules” in this prospectus.

Labor contract laws in China may adversely affect our and the VIEs’ results of operations.

The current PRC labor contract law imposes considerable liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based on the mandatory retirement age. In the event we and the VIEs decide to significantly change or decrease our and the VIEs’ workforce in a manner that is most advantageous to our and the VIEs’ business or in a timely and cost-effective manner, our and the VIEs’ ability to enact such changes shall comply with the Labor Contract Law, thus materially and adversely affecting our and the VIEs’ financial condition and results of operations.

Increases in labor costs and employee benefits in China may adversely affect our and the VIEs’ business and profitability.

The PRC economy has been experiencing significant growth, leading to inflation and increased labor costs. China’s overall economy and the average wage in China are expected to continue to grow. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our and the VIEs’ employees. It is subject to the determination of the relevant government agencies whether an employer has made adequate payments of the requisite statutory employee benefits, and employers that fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. Future increases in China’s inflation and material increases in labor costs and employee benefits may materially and adversely affect our and the VIEs’ profitability and results of operations. If we and the VIEs are subject to late fees or fines in relation to the underpaid employee benefits, our and the VIEs’ financial condition and results of operations may be adversely affected.

Failure to make adequate contributions to various mandatory social security plans and withhold individual income tax as required by PRC regulations may subject us and the VIEs to penalties.

PRC laws and regulations require us and the VIEs to pay several statutory social welfare benefits for our and the VIEs’ employees, as applicable, including pensions, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund contributions. Local governments usually implement localized requirements as to mandatory social security plans considering differences in economic development in different regions. PRC laws and regulations also require us and the VIEs to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. Our and the VIEs’ failure in making contributions to various mandatory social security plans, withholding individual income tax and in complying with applicable PRC labor-related laws may subject us and the VIEs to late payment penalties. With respect to the underpaid statutory social welfare benefits, we and the VIEs may be required to make up the contributions for these plans as well as to pay late fees and fines; with respect to the underwithheld individual income tax, we and the VIEs may be required to make up sufficient withholding and pay late fees and fines. If we and the VIEs are subject to late fees or fines in relation to the failure in making contributions to various mandatory social security or withholding individual income tax, our and the VIEs’ financial condition and results of operations may be affected.

Trading in our securities on any U.S. stock exchange and the U.S. over-the-counter market may be prohibited under the HFCA Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities, and our securities may be prohibited from being traded over the counter.

The HFCA Act was enacted on December 18, 2020. Trading in our securities on U.S. markets, including the over-the-counter market, may be prohibited under the HFCA Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor for two consecutive years.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to determine, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC adopted amendments to finalize the implementation of disclosure and documentation measures, which require us to identify, in our annual report on Form 20-F, (1) the auditors that provided opinions to the financial statements presented in the annual report, (2) the location where the auditors’ report was issued, and (3) the PCAOB ID number of the audit firm or branch that performed the audit work.

On December 16, 2021, the PCAOB issued the HFCA Act Determination Report to notify the SEC of its determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong (the “2021 Determinations”). On August 26, 2022, the PCAOB signed a Statement of Protocol (the “Protocol”) with the CSRC and Ministry of Finance of China, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. The Protocol sets forth, among other terms, that (1) the PCAOB has independent discretion to select any issuer audits for inspection or investigation, (2) the PCAOB gets direct access to interview or take testimony from all personnel of the audit firms whose issuer engagements are being inspected or investigated, (3) the PCAOB has the unfettered ability to transfer information to the SEC in accordance with the Sarbanes-Oxley Act of 2002, and (4) the PCAOB inspectors can see audit work papers without redactions. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations completely of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. The PCAOB vacated its previous 2021 Determinations accordingly. However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future. The PCAOB is required under the HFCA Act to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a “commission-identified issuer” and risk of delisting could continue to adversely affect the trading price of our securities. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, the PCAOB will make determinations under the HFCA Act as and when appropriate.

Our current auditor, JWF Assurance PAC (“JWF”), is an independent registered public accounting firm headquartered in Singapore. Our previous auditor, Marcum Asia CPAs LLP (“Marcum Asia”), the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in New York, New York, and as of the date of this prospectus, Marcum Asia is not included in the 2021 Determinations. As a result, we do not expect to be identified as a “commission-identified issuer” under the HFCA Act for the fiscal year ended December 31, 2024 after we file our annual report on Form 20-F for the fiscal year of 2024.

Notwithstanding the foregoing, our ability to retain an auditor subject to PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to us, may depend on the relevant positions of U.S. and Chinese regulators. If, in the future, we have been identified by the SEC for two consecutive years as a “commission-identified issuer” whose registered public accounting firm is determined by the PCAOB that it is unable to inspect or investigate completely because of a position taken by one or more authorities in China, the SEC may prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. In addition, it remains unclear what the SEC’s implementation process related to the above rules will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on companies that have significant operations in China and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). We cannot assure you whether regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. If we fail to meet the new listing standards specified in the HFCA Act, we could face possible delisting from the Nasdaq Stock Market, cessation of trading in over-the-counter market, deregistration from the SEC and/or other risks, which may materially and adversely affect the trading price of the ADSs or terminate the trading of the ADSs in the United States. Such a prohibition would substantially impair your ability to sell or purchase the ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of the ADSs. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

Regulation and censorship of information disseminated over the internet in China may adversely affect our and the VIEs’ business and reputation and subject us and the VIEs to liability for information displayed on our and the VIEs’ website.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our and the VIEs’ website is found to be in violation of any such requirements, we and the VIEs may be penalized by relevant authorities, and our and the VIEs’ operations or reputation could be adversely affected.

You may experience difficulties in bringing actions and enforcing foreign judgments in Cayman Islands or in China against us, our management or our assets.

We are incorporated in the Cayman Islands, but most of our, our subsidiaries’ and the VIEs’ operations are conducted in China and most of our, our subsidiaries’ and the VIEs’ assets are located in China. In addition, most of our directors and officers are nationals and/or residents of the PRC, and all or a substantial portion of their assets are located in China. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights or have a claim against us, either under United States federal or state securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may not allow you to enforce a judgment against our assets or the assets of our directors and officers.

All of our officers and directors, including Wei Wen as our Co-Chief Executive Officer and Chairman, Guangsheng Liu as our Co-Chief Executive Officer and Director, Simon Li as our Chief Financial Officer, Jintao Lin, Wentao Deng, Yicheng Yang as our independent director, and Hui Yuan as our Chief Operating Officer, are residents of PRC or elsewhere outside of the U.S., and the majority of our assets and the assets of such persons are located outside the U.S.

It may also be difficult for our shareholders to effect service of process upon us or those persons in China. As advised by our PRC legal counsel, China currently does not have treaties providing for the reciprocal recognition and enforcement of court judgments with the Cayman Islands, United States and many other countries and regions. Therefore, with respect to matters that are not subject to a binding arbitration provision, it may be difficult or impossible to recognize and enforce judgments of any of those non-PRC jurisdictions in a China court.

Risks Related to Our Securities, including the ADSs

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, akin to the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the perception and attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of the ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile due to a number of factors, including the following:

●	regulatory developments affecting us and the VIEs or our industry, and users of our and the VIEs’ online platform;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in the market condition, market potential and competition in automobile industry;

●	announcements by us, the VIEs or our and the VIEs’ competitors of new automobile services, expansions, investments, acquisitions, strategic partnerships or joint ventures;

●	fluctuations in global and Chinese economies;

●	changes in financial estimates by securities analysts;

●	adverse publicity about us and the VIEs;

●	additions or departures of our and the VIEs’ key personnel and senior management;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	potential litigation or regulatory investigations; and

●	sales or perceived potential sales of additional Class A ordinary shares, the ADSs and the ADSs issuable upon the exercise of the Warrants.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our and the VIEs’ results of operations. Any such class action suit, whether or not successful, could harm our and the VIEs’ reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our and the VIEs’ financial condition and results of operations.

If we do not satisfy the requirements for continued listing on Nasdaq Stock Market, the ADSs could be suspended or delisted from Nasdaq.

The ADSs are currently listed on the Nasdaq Capital Market. The Nasdaq Listing Rules has minimum requirements that a company must meet for continued listing on the Nasdaq Capital Market. These requirements include maintaining a minimum closing bid price of US$1.00 per ADS for a period of 30 consecutive trading days. On February 17, 2023, we received a notice from Nasdaq that we failed to comply with the minimum closing bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules as the closing bid price per ADS had been below US$1.00 for a period of 30 consecutive business days. The Nasdaq notification letter does not result in the immediate delisting of our securities. Pursuant to Rule 5810(c)(3)(A) of the Nasdaq Listing Rules, we had a compliance period of 180 calendar days, or until August 16, 2023 to regain compliance with Nasdaq’s minimum bid price requirement. On February 9, 2024, we received a notification letter (the “Compliance Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market Inc. (“Nasdaq”), informing us that the closing bid price of the ADSs had been at US$1.00 per ADS or greater for 10 consecutive business days from January 26 through February 8, 2024, and accordingly, we regained compliance with the Nasdaq Listing Rule 5550(a)(2).

We cannot assure you that we will be able to continue to meet the financial and corporate governance requirements to qualify for continued listing, including the minimum bid price requirement of at least US$1.00 per ADS pursuant to Rule 5550(a)(2) of the Nasdaq Listing Rules. The issuance and sale of any securities in the future may be dilutive to our existing shareholders and may cause the price of the ADSs to decline. The issuance of additional shares by us that has the effect of reducing the price of the trading price of ADSs may also prevent us from being able to maintain compliance with the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2), which may result in the ADSs being suspended or delisted from the Nasdaq Capital Market. If a suspension or delisting of the ADSs were to occur, there would be significantly less liquidity in the suspended or delisted ADSs. In addition, our ability to raise additional capital through equity or debt financing would be greatly impaired.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Mr. Wei Wen beneficially owns 23.55% of the aggregate voting power of our company as of the date of this prospectus. See “Management - E. Share Ownership.” As a result of the dual-class share structure and the concentration of ownership, Mr. Wei Wen has considerable influence over matters such as decisions regarding mergers, consolidations, sale of all or substantially all of our assets, election of directors and other significant corporate actions. He may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Substantial future sales or perceived potential sales of the ADSs in the public market could cause the price of the ADSs to decline.

Sales of substantial amounts of the ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of the ADSs. All of the outstanding ADSs are freely transferable without restriction or additional registration under the Securities Act, subject to certain restrictions. Sales of these shares into the market could cause the market price of the ADSs to decline. The sale of ADSs issued upon the exercise of warrant instruments could further dilute the holdings of our then existing shareholders.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our and the VIEs’ business, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us, the VIEs or our and the VIEs’ business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ADSs or publishes inaccurate or unfavorable research about our and the VIEs’ business, the market price for the ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

Uncertainty involving certain proposed transactions that we have announced from time to time may adversely affect our business and the market price of the ADSs.

On January 21, 2021, our board of directors received a preliminary non-binding proposal letter from Mr. Wei Wen, our chairman and chief executive officer, proposing a “going-private” transaction. On November 12, 2021, Mr. Wei Wen withdrew the non-binding going-private proposal, in order to open up more opportunities for our company.

We cannot assure you that Mr. Wei Wen or other members of our senior management team will not in the future propose similar going-private transactions and seek to acquire all of the outstanding ordinary shares of our company. Such transaction, whether or not consummated, may divert management focus, employee attention and resources from other strategic opportunities and from operational matters. Uncertainty about the future direction of our company may inhibit investors from buying the ADSs, which may reduce liquidity in the market for the ADSs.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our and the VIEs’ business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

We do not intend to apply for any listing of the warrant instruments issued in connection with our November 2022 Offering on any exchange or nationally recognized trading system, and we do not expect a market to develop for such warrants.

On November 25, 2022, we completed a registered direct offering with investors for the purchase and sale of (1) 3,654,546 ADSs, (2) certain pre-funded warrants to purchase 1,800,000 ADSs in lieu of the ADSs being offered, and (3) certain warrants to purchase up to 5,454,546 ADSs, to certain institutional investors pursuant to a securities purchase agreement dated November 21, 2022 (the “November 2022 Offering”). We do not intend to apply for any listing of the warrants or the pre-funded warrants on Nasdaq Stock Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the warrants or the pre-funded warrants. Without an active market, the liquidity of the warrants and the pre-funded warrants will be limited. Further, the existence of the warrants and the pre-funded warrants may act to reduce both the trading volume and the trading price of the ADSs.

The Warrants are speculative in nature.

For a period of five years commencing upon the date of issuance, holders of the warrants purchased in the November 2022 Offering may exercise their right to acquire the ADSs at an exercise price of US$2.75 per share. There can be no assurance that the market price of the ADSs will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise them.

Except as otherwise provided in the warrants or the pre-funded warrants, holders of the warrants purchased in the November 2022 Offering will have no rights as our shareholders.

The warrants and the pre-funded warrants offered in the November 2022 Offering do not confer any rights as shareholders of our company on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire the ADSs at a fixed price for a limited period of time. Specifically, a holder of the warrants may exercise the right to acquire one ADS at an exercise price equal to US$2.75 per ADS prior to the 5th anniversary of the original issuance date, upon which date any unexercised warrants will expire and have no further value. A holder of a pre-funded warrant may exercise the right to acquire one ADS and pay a nominal exercise price at any time. Upon exercise of the warrants, their holders will be entitled to exercise the rights of a holder of the ADSs only as to matters for which the record date occurs after the exercise date. Holders of the ADSs may only exercise their voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of the ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our and the VIEs’ business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to applicable laws. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividends may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. We cannot guarantee that the ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

As a “controlled company” under the Nasdaq Stock Market Rules, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.

Since Mr. Wei Wen, our chairman of the board and chief executive officer, is the beneficial owner of a majority of the voting power of our issued and outstanding share capital, we qualify as a “controlled company” under the Nasdaq Stock Market Rules. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Stock Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely upon any such exemptions, we could elect to rely on any or all of these exemptions in the future. Should we choose to do so, so long as we remain a controlled company relying on any of such exemptions and during any transition period following the time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq corporate governance requirements.

We may be classified as a passive foreign investment company for United States federal income tax purposes, which could result in adverse United States federal income tax consequences to United States investors in the ADSs or ordinary shares.

We will be classified as a “passive foreign investment company,” or PFIC, if, in the case of any particular fiscal year, either (1) 75.0% or more of our gross income for such year consists of certain types of passive income, or (2) 50.0% or more of the average quarterly value of our assets during such year produce or are held for the production of passive income. Although the law in this regard is unclear, we treat the VIEs as being owned by us for United States federal income tax purposes, not only because we exercise significant influence over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operation in our financial statements. Assuming that we are the owner of the VIEs for United States federal income tax purposes, and based upon our historical and current income and assets, we do not believe that we were classified as a PFIC for the fiscal year ended December 31, 2023, and we do not expect to be classified as a PFIC for the current fiscal year.

The determination of whether we are or will become a PFIC will depend upon the composition of our income (which may differ from our historical results and current projections) and assets and the value of our assets from time to time, including, in particular, the value of our goodwill and other unbooked intangibles (which may depend upon the market value of the ADSs or ordinary shares from time-to-time and may be volatile). Among other matters, if our market capitalization declines, we may be classified as a PFIC for the current fiscal year or future fiscal years. It is also possible that the IRS, may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being, or becoming classified as, a PFIC for the current fiscal year or future fiscal years.

While we do not expect to become a PFIC in the current fiscal year, the determination of whether we will be or become a PFIC may also depend, in part, on how, and how quickly, we use our liquid assets and cash. Under circumstances where we retain significant amounts liquid assets, or if the VIEs were not treated as owned by us for United States federal income tax purposes, our risk of being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each fiscal year, we cannot assure you that we will not be a PFIC for the current fiscal year or any future fiscal year.

If we are classified as a PFIC in any fiscal year, a U.S. Holder (as defined in “Taxation-United States Federal Income Taxation”) may incur significantly increased United States federal income tax on gain recognized on the sale or other disposition of the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants and on the receipt of distributions on the ADSs or ordinary shares (and, if applicable, the Warrants or the Pre-Funded Warrants) to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules, and such holders may be subject to burdensome reporting requirements. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants. For more information, see “Taxation-United States Federal Income Taxation.”

Our memorandum and articles of association contains anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and the ADSs.

Our memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, represented by the ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected. However, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interest of our company.

Because we are incorporated under Cayman Islands law and conduct our operations primarily in emerging markets, you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by, among other things, our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (1) to recognize or enforce against us or our directors or officers judgments of courts of the United States that are predicated upon the civil liability provisions of U.S. securities laws, or (2) in original actions brought in the Cayman Islands to impose liabilities against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States so far as the liabilities imposed by those provisions are penal in nature.

Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without re-trial of the merits of the underlying disputes based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matter, is not impeachable on the grounds of fraud and was not obtained in a manner and is not of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

In addition, we conduct substantially all of our business operations in emerging markets, including China, and substantially all of our directors and senior management are based in China. The SEC, U.S. Department of Justice and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Additionally, our public shareholders may have limited rights and few practical remedies in emerging markets where we operate, as shareholder claims that are common in the United States, including class action securities law and fraud claims, generally are difficult or impossible to pursue as a matter of law or practicality in many emerging markets, including China. For example, in China, there are significant legal and other procedures for the SEC, the DOJ and other U.S. authorities to obtaining information needed for shareholder investigations or litigation. Although the competent authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of a mutual and practical cooperation mechanism. In China, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to foreign securities regulators.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or large shareholders than they would as public shareholders of a company incorporated in the United States.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the Nasdaq Stock Market Rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a Cayman Islands exempted company listed on Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, the Nasdaq Stock Market Rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. For instance, we are not required to: (1) have a majority of the board be independent; (2) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors; or (3) have regularly scheduled executive sessions with only independent directors each year. We intend to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq Capital Market.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote the Class A ordinary shares represented by your ADSs.

As a holder of the ADSs, you will only be able to exercise the voting rights with respect to the Class A ordinary shares represented by your ADSs in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may only vote by giving timely voting instructions to the depositary. Upon receipt of your timely voting instructions, the depositary will vote the Class A ordinary shares represented by your ADSs in accordance with those instructions. You will not be able to directly exercise your right to vote with respect to the Class A ordinary shares represented by your ADSs unless you withdraw such shares. Under our memorandum and articles of association, the minimum notice period required for convening a general meeting is seven calendar days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the Class A ordinary shares represented by your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the Class A ordinary shares represented by your ADSs are not voted as you requested.

61

The terms of the deposit agreement provide us with a discretionary proxy to vote the Class A ordinary shares represented by your ADSs if you do not timely provide voting instructions to the depositary to vote the Class A ordinary shares at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not provide the depositary with timely voting instructions, the depositary will give us a discretionary proxy to vote the Class A ordinary shares represented by your ADSs at shareholders’ meetings if:

●	we have timely provided the depositary with notice of meeting and related voting materials;

●	we have instructed the depositary that we wish to receive a proxy to vote uninstructed shares;

●	we have informed the depositary that we reasonably do not know any substantial opposition as to a matter to be voted on at the meeting; and

●	we have informed the depositary that such matter to be voted on at the meeting is not materially adverse to the interest of shareholders.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason. In addition, ADS holders may not be able to cancel their ADSs and withdraw Class A ordinary shares when they owe money for fees, taxes and similar charges.

We have not determined a specific use for a portion of the net proceeds from the October 2024 Offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of the October Offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of the October 2024 Offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of the ADSs, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

Assumption about our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	impact of COVID-19 pandemic on our business, results of operations, financial condition and cash flows;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

All of the Class A ordinary shares (including Class A ordinary shares represented by ADSs) to be sold by the Selling Shareholder pursuant to this prospectus will be offered and sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from such sales.

DIVIDEND POLICY

We have not declared or paid any dividends. We do not have any present plans to pay any cash dividends on our ordinary shares or the ADSs in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion in deciding the payment of any future dividends, subject to applicable laws. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividends may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of its profits, realized or unrealized, or from any reserve set aside from profits which its directors determine is no longer required or out of the share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. The declaration and payment of dividends will depend upon, among other things, our future operations and earnings, capital requirements and surplus, our financial condition, contractual restrictions, general business conditions and other factors as our board of directors may deem relevant.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors-Risks Related to Doing Business in China-Our subsidiaries and the VIEs in China are subject to restrictions on making dividends and other payments to us.”

If we pay any dividends, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary will then pay the net cash distribution amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including deduction of the fees and expenses payable thereunder. Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024:

●	on an actual basis;

●	on an as adjusted pro forma basis to give further effect to the issuance and sale of (1) the issuance and sale of 241,677 ADSs at the purchase price of US$1.4494 per ADS, (2) the Pre-Funded Warrants to purchase 520,042 ADSs at the price of US$1.4484 per ADS; and (3) the concurrent private placement Warrants to purchase 761,719 ADSs at the price of US$1.4494 per ADS, assuming no exercise of the Warrants and after deducting placement agent fees and expenses and estimated offering expenses payable by us.

You should read the following table in conjunction with our financial statements, which are included in this prospectus:

	As of June 30, 2024
		Pro forma as Adjusted
	Actual	(unaudited)
	USD	USD
Cash and cash equivalent	689	1,458
Restricted cash	597	597

Short-term borrowings	1,789	1,789
Long-term borrowings	1,775	1,775
Total borrowings	3,564	3,564
Shareholders’ Equity:
Class A ordinary shares	32	50
Class B ordinary shares	5	5
Treasury stock	(5,446)	(5,446)
Additional paid-in capital	181,045	181,993
Accumulated deficit	(175,278)	(175,475))
Accumulated other comprehensive loss	(1,145)	(1,145)
Total Shareholders’ Equity	(787)	(18)
Total Capitalization	2,777	3,546

DILUTION

If you invest in the ADSs and the Pre-Funded Warrants, your interest will be diluted to the extent of the difference between the purchase price of US$1.4494 per ADS (or US$1.4484 per Pre-Funded Warrant) and our net tangible book value of negative US$2.40 per ADS after this offering.

Our net tangible book value as of June 30, 2024 was approximately negative US$7.1 million, or negative US$0.01 per ordinary share and negative US$2.40 per ADS. Dilution is determined by subtracting as adjusted net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the offering price per ordinary share. After giving effect to the issuance and sale of 241,677 ADSs at a price of US$1.4494 per ADS and the Pre-Funded Warrants to purchase 520,042 ADSs in lieu of the ADSs at a price of US$1.4484 per ADS, assuming no exercise of the Pre-Funded Warrants, after deducting placement agent fees and expenses and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2024 would have been approximately negative US$6.3 million, or approximately negative US$2.40 per ADS. This represents no change in net tangible book value per ADS of our existing shareholders and an immediate decrease in net tangible book value of US$3.85 per ADS to investors participating in this offering. The as adjusted information discussed above is illustrative only. The following table illustrates this dilution on a per share basis:

	Per Ordinary Share (or Pre-Funded Warrant)		Per ADS (or Pre-Funded Warrant)
Offering price	US$	0.01	US$	1.4494
Net tangible book value as of June 30, 2024	US$	(0.01)	US$	(2.40)
Pro Forma as adjusted net tangible book value after giving effect to this offering	US$	(0.01)	US$	(2.40)
Increase in net tangible book value attributable to existing shareholders		-		-
Dilution in net tangible book value to new investors	US$	0.02	US$	3.85

The outstanding share information in the table above is based on 524,647,963 Class A and 55,260,580 Class B ordinary shares issued and outstanding as of June 30, 2024.

The following table summarizes, on an as pro forma adjusted basis as of June 30, 2024, the differences between the existing shareholders as of June 30, 2024 and the new investors with respect to the number of Class A ordinary shares (represented by the ADSs) purchased from us in this offering, the total consideration paid and the average price per ordinary share paid and per ADS paid at the purchase price of US$1.4494 per ADS before deducting the placement agent fees and estimated offering expenses payable by us.

	Ordinary shares purchased		Total consideration		Average price per ordinary	Average price per
	Number	Percent	Amount	Percent	share	ADS
	(in US$ thousands, except for percentages)
Existing shareholders of ordinary shares	579,908,543	76.0%	158,760	99.3%	0.27	64.80
New investors	182,812,560	24.0%	1,104	0.7%	0.01	1.45
Total	762,721,103	100.0%	159,864	100.0%	0.21	50.40

The discussion and tables above assumes no exercise of the Warrants and the Pre-Funded Warrants to be issued in this offering. To the extent that any of the Warrants and the Pre-Funded Warrants to be issued in this offering are exercised, there will be further dilution to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with our unaudited condensed consolidated financial statements and the notes thereto and other financial information, which are included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In addition, our financial statements and the financial information included in this prospectus reflect our organizational transactions and have been prepared as if our current corporate structure had been in place throughout the relevant periods.

This section contains forward-looking statements. These forward-looking statements are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Further, as a result of these factors, risks and uncertainties, the forward-looking events may not occur. Relevant factors, risks and uncertainties include, but are not limited to, those discussed in the section entitled “Business,” “Risk Factors” and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s beliefs and opinions as of the date of this prospectus, as amended. We are not obligated to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. See “Cautionary Note Regarding Forward-Looking Statements.”

For The Six Months Ended June 30, 2024, and 2023

Overview

We believe we, together with the VIEs, are a leading omni-channel automotive marketplace in China. We, together with the VIEs, provide a scalable omni-channel automotive marketplace approach to automobile marketing and distribution. We and the VIEs offer marketing solutions by integrating online platform and offline sales events. In the six months ended June 30, 2023 and 2024, we and the VIEs hosted 183 and 63 auto shows across 80 and 47 cities in mainland China, respectively. Our and the VIEs’ auto shows offered a total of 4,301 and 1,084 booth spaces in the six months ended June 30, 2023 and 2024, respectively. The total number of automobile sales transactions we and the VIEs facilitated was 44,891 and 10,460 in the six months ended June 30, 2023 and 2024, respectively, with a total gross merchandise value of approximately RMB7.2 billion and RMB1.7 billion (US$0.2 billion) in the same period, respectively.

Historically, we generated our net revenues primarily through our and the VIEs’ offline events. Our net revenues were RMB92.2 million and RMB32.3 million (US$4.4 million) in the six months ended June 30, 2023 and 2024, respectively. Our net loss was RMB30.7 million and RMB40.7 million (US$5.6 million) in the six months ended June 30, 2023 and 2024, respectively. Our adjusted EBITDA was a loss of RMB36.8 million and a loss of RMB27.2 million (US$3.7 million) in the six months ended June 30, 2023 and 2024, respectively. We recorded adjusted net loss of RMB36.7 million and RMB26.8 million (US$3.7 million) in the six months ended June 30, 2023 and 2024, respectively. For a detailed description of our non-GAAP measures, see “-Non-GAAP Financial Measures.”

Results of Operations

The following table sets forth a summary of our unaudited condensed consolidated statements of operations and comprehensive loss, both in absolute amount, for the periods indicated. This information has been derived from and should be read together with our unaudited condensed consolidated financial statements. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	Six Months Ended June 30,
	2023	2024
	RMB	RMB	US$
	(in thousands, except for share and per share data)
Summary Condensed Consolidated Statements of Operations and Comprehensive Loss
Net Revenues	92,152	32,305	4,446
Cost of revenues	(33,726)	(9,951)	(1,369)
Gross profit	58,426	22,354	3,077
Total operating expenses	(113,582)	(69,808)	(9,606)
Other income	24,458	6,779	933
Net loss attributable to TuanChe Limited’s shareholders	(30,698)	(40,675)	(5,596)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share
Basic and diluted	(0.08)	(0.10)	(0.01)
Weighted average number of ordinary shares
Basic and diluted	399,544,700	421,273,519	421,273,519
Non-GAAP Financial Data (1)
Adjusted EBITDA	(36,796)	(26,766)	(3,683)
Adjusted net loss	(36,727)	(27,208)	(3,744)

(1)	See “- Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements which are presented in accordance with U.S. GAAP, we also use adjusted EBITDA and adjusted net loss as additional non-GAAP financial measures. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance. We also believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our unaudited consolidated results of operations in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies.

We define adjusted EBITDA as net loss excluding depreciation and amortization, interest income, net, share-based compensation expenses, impairment of long-lived assets and change in fair value of warrant liability. We define adjusted net loss as net loss excluding share-based compensation expenses, impairment of long-lived assets and change in fair value of warrant liability. We believe that adjusted EBITDA and adjusted net loss provide useful information to investors and others in understanding and evaluating our operating results. These non-GAAP financial measures adjust for the impact of items that we do not consider indicative of the operational performance of our business and should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to compare the historical non-GAAP financial measures with the most directly comparable GAAP measures. Adjusted EBITDA and adjusted net loss presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The following tables set forth a reconciliation of our adjusted EBITDA and adjusted net loss to net loss for the periods indicated.

	Six Months Ended June 30,
	2023	2024
	RMB	RMB	US$
	(in thousands, except for share and per share data)
Net loss	(30,698)	(40,675)	(5,596)
Add:
Depreciation and amortization	-
Subtract:
Interest income, net	69	(442)	(61)
EBITDA	(30,767)	(40,233)	(5,535)
Add:
Share-based compensation expenses	4,007	15,505	2,133
Change in fair value of warrant liability	(11,551)	(2,338)	(322)
Impairment of long-lived assets	1,515	300	41
Adjusted EBITDA	(36,796)	(26,766)	(3,683)

	Six Months Ended June 30,
	2023	2024
	RMB	RMB	US$
	(in thousands, except for share and per share data)
Net loss	(30,698)	(40,675)	(5,596)
Add:
Share-based compensation expenses	4,007	15,505	2,133
Change in fair value of warrant liability	(11,551)	(2,338)	(322)
Impairment of long-lived assets	1,515	300	41
Adjusted net loss	(36,727)	(27,208)	(3,744)

Six Months Ended June 30, 2024 Compared to Six Months Ended June 30, 2023

Net Revenues

Our net revenues decreased by 64.9% from RMB92.2 million in the six months ended June 30, 2023 to RMB32.3 million (US$4.4 million) in the six months ended June 30, 2024.

●	Net revenues from auto show services decreased by 71.2% from RMB69.3 million in the six months ended June 30, 2023 to RMB19.9 million (US$2.7 million) in the six months ended June 30, 2024, primarily due to a decreased number of offline activities as a result of a reduction in customer marketing budgets. In the six months ended June 30, 2023 and 2024, we and the VIEs organized 183 and 63 auto shows in 80 and 47 cities, offering a total of 4,301 and 1,084 booths, respectively.

●	Net revenues from special promotion event services decreased by 62.0% from RMB0.6 million in the six months ended June 30, 2023 to RMB0.2 million (US$31 thousand) in the six months ended June 30, 2024, primarily due to a decreased number of activities as the change in the key customers resulted in a failure to continue cooperations.

●	Net revenues from referral service for a commercial bank decreased by 100.0% from RMB2.6 million in the six months ended June 30, 2023 to nil in the six months ended June 30, 2024, primarily because we and the VIEs have ceased operation of the referral services since April 1, 2022.

●	Net revenues from our online marketing services decreased by 70.7% from RMB8.8 million in the six months ended June 30, 2023 to RMB2.6 million (US$0.4 million) in the six months ended June 30, 2024, primarily due to the decrease in the live streaming events held by the Company as the change in the key customers resulted in a failure to continue cooperations.

●	Net revenues from others services decreased by 12.7% from RMB11.0 million in the six months ended June 30, 2023 to RMB9.6 million (US$1.3 million) in the six months ended June 30, 2024, primarily due to the decrease in referral services.

Cost of Revenues

Our cost of revenues decreased by 70.5% from RMB33.7 million in the six months ended June 30, 2023 to RMB10.0 million (US$1.4 million) in the six months ended June 30, 2024, primarily due to the following reasons.

●	Our venue set-up costs decreased by 77.9% from RMB8.8 million in the six months ended June 30, 2023 to RMB1.9 million (US$0.3 million) in the six months ended June 30, 2024, generally in line with the decreases in net revenues from auto show services.

●	Our venue rental costs decreased by 78.1% from RMB10.7 million in the six months ended June 30, 2023 to RMB2.3 million (US$0.3 million) in the six months ended June 30, 2024. Both are primarily due to a decrease in the number of auto shows we organized and set up from 183 in the six months ended June 30, 2023 to 63 in the six months ended June 30, 2024.

●	Our other direct costs decreased by 60.2% from RMB14.3 million in the six months ended June 30, 2023 to RMB5.7 million (US$0.8 million) in the six months ended June 30, 2024, primarily due to a decrease in information acquisition costs in connection with our and the VIEs’ online marketing services.

Gross Profit

As a result of the foregoing, our gross profit decreased by 61.7% from RMB58.4 million in the six months ended June 30, 2023 to RMB22.4 million (US$3.1 million) in the six months ended June 30, 2024.

Operating Expenses

Our total operating expenses decreased by 38.5% to RMB69.8 million (US$9.6 million) in the first half of 2024 from RMB113.6 million in the same period of the prior year.

●	Our selling and marketing expenses decreased by 54.7% to RMB36.5 million (US$5.0 million) in the first half of 2024 from RMB80.7 million in the same period of the prior year, primarily due to a decrease in promotion expenses as a result of decreased volume of offline events.

●	Our general and administrative expenses increased by 2.6% to RMB24.3 million (US$3.3 million) in the first half of 2024 from RMB23.7 million in the same period of the prior year, primarily due to an increase in general and administrative staff compensation expenses, partially offset the decrease in allowance for doubtful accounts.

●	Our research and development expenses increased by 13.4% to RMB8.7 million (US$1.2 million) in the first half of 2024 from RMB7.7 million in the same period of the prior year, primarily due to an increase in research and development staff compensation expenses.

●	Impairment of long-lived assets decreased by 80.2% to RMB0.3 million (US$41 thousand) in the first half of 2024 from RMB1.5 million in the same period of the prior year, primarily due to a decrease in impairment in relation to right-of-use assets.

Operating Loss

As a result of the foregoing, our operating loss decreased by 14.0% from RMB55.2 million in the six months ended June 30, 2023 to RMB47.5 million (US$6.5 million) in the six months ended June 30, 2024.

Net Loss

As a result of the foregoing, we had net loss of RMB30.7 million and RMB40.7 million (US$5.6 million) in the six months ended June 30, 2023 and 2024, respectively.

Liquidity and Capital Resources

Our principal sources of liquidity have been cash generated from operations, proceeds from our initial public offering and loans from banks.

As of June 30, 2024, we had RMB5.0 million (US$0.7 million) in cash and cash equivalents and RMB4.3 million (US$0.6 million) in restricted cash. As of the same date, we held a cash balance of RMB4.9 million (US$0.7 million) denominated in RMB, representing 97.6% of our total cash, cash equivalents and restricted cash.

We have incurred recurring operating losses since our inception, including net losses of RMB30.7 million and RMB40.7 million (US$5.6 million) in the six months ended June 30, 2023 and 2024, respectively. Net cash used in operating activities was RMB52.4 million and RMB11.1 million (US$1.5 million) in the six months ended June 30, 2023 and 2024, respectively. Accumulated deficit was RMB1,273.8 million (US$175.3 million) as of June 30, 2024. As of June 30, 2024, we had a net current liability of RMB43.0 million (US$5.9 million). The company’s business encountered some difficulties, including weak economic growth of China and resignation of staffs, which negatively impacted the Group’s business operations for the six months ended June 30, 2024 and has continued to impact the Group’s financial position, results of operations and cash flows. These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

Historically, we have relied principally on cash from operating activities, non-operational sources of financing from investors to fund our operations and business development. Our ability to continue as a going concern is dependent on our management’s ability to successfully execute the business plan which includes strictly implementing the expenses, accelerating the collection of accounts receivable and increasing the proportion of advance from customers, pursuing potential financing to improve our cash flow from operating and financing activities. Based on cash flow projections from operating and financing activities, our current balance of cash and cash equivalents on our operations, our management believes that our current cash and cash equivalents and anticipated cash flow from operations upon successful execution of our business plans will be sufficient to meet our anticipated cash needs from operations and other commitments for at least the next 12 months from the date of this interim report. However, there is no assurance that the plans will be successfully implemented. Failure to successfully implement the plan will have a material adverse effect on our business, results of operations and financial position, and may materially and adversely affect our ability to continue as a going concern.

We have not yet achieved a business scale that is able to generate a sufficient level of revenues to achieve net profit and positive cash flows from operating activities, and we expect the operating losses and negative cash flows from operations will continue for the foreseeable future. While we believe that our current cash and cash equivalents and other current assets are sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next 12 months from the date of this interim report, if we fail to grow our business in a way that generates sufficient returns, we may need additional financing to execute our business plans. If additional financing is required, we cannot predict whether this additional financing will be in the form of equity, debt, or another form, and we may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. If financing sources are not available, or if we are unsuccessful in increasing our gross profit margin and reducing operating losses, we may be unable to implement our current plans for expansion, repay debt obligations or compete with other market participants effectively, any of which would have a material adverse effect on our business, financial condition and results of operations and would materially and adversely affect our ability to continue as a going concern.

Our unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of uncertainties described above.

The following table sets forth a summary of our cash flows for the periods indicated.

	Six Months Ended June 30,
	2023	2024
	RMB	RMB	US$
	(in thousands, except for share and per share data)
Net cash used in operating activities	(52,408)	(11,088)	(1,527)
Net cash used in investing activities	-	(7)	(1)
Net cash generated from financing activities	3,435	7,213	993
Effect of exchange rate on cash and cash equivalents	791	(2,763)	(380)
Net decrease in cash, cash equivalents and restricted cash	(48,182)	(6,645)	(915)
Cash and cash equivalents, and restricted cash at beginning of the period	76,843	15,993	2,201
Cash and cash equivalents, and restricted cash at end of the period	28,661	(2,763)	(380)

Operating Activities

Cash used in operating activities was RMB11.1 million (US$1.5 million) in the six months ended June 30, 2024. In the six months ended June 30, 2024, the difference between our cash used in operating activities and our net loss of RMB40.7 million (US$5.6 million) resulted primarily from (1) share-based compensation of RMB15.5 million (US$2.1 million), (2) a decrease in accounts receivable of RMB14.2 million (US$2.0 million), (3) an increase in prepayment and other current assets of RMB10.7 million (US$1.5 million) and (4) an increase in other current liabilities of RMB1.7 million (US$0.2 million), partially offset by (1) a decrease in salary and welfare benefits payable of RMB5.6 million (US$0.8 million), (2) gain on changes in fair value of warrant liability of RMB2.3 million (US$0.3 million), (3) other income on reverse of unpaid tax of RMB2.1 million (US$0.3 million), (4) reversed allowance of doubtful accounts of RMB1.6 million (US$0.2 million) and (5) a decrease in other taxes payable of RMB1.6 million (US$0.2 million).

Cash used in operating activities was RMB52.4 million in the six months ended June 30, 2023. In the six months ended June 30, 2023, the difference between our cash used in operating activities and our net loss of RMB30.7 million resulted primarily from (1) a decrease in accounts receivable of RMB10.4 million, (2) allowance of doubtful accounts of RMB5.2 million, (3) an increase in advance from customers of RMB4.2 million, (4)share-based compensation of RMB4.0 million and (5) provisions for long-lived asset impairment of RMB1.5 million, partially offset by (1) a decrease in prepayment and other current assets of RMB12.4 million, (2) gain on changes in fair value of warrant liability of RMB11.6 million, (3) other income on reverse of unpaid tax of RMB8.8 million, (4) a decrease in accounts payable of RMB4.4 million, (5) a decrease in other current liabilities of RMB4.3 million and (6) a decrease in salary and welfare benefits payable of RMB4.3 million.

Investing Activities

Net cash used in investing activities was RMB6.7 thousand in the six months ended June 30, 2024, due to purchase of property, equipment and software.

Net cash used in investing activities was nil in the six months ended June 30, 2023.

Financing Activities

Net cash generated from financing activities was RMB7.2 million (US$1.0 million) in the six months ended June 30, 2024, primarily due to RMB18.0 million (US$2.5 million) received from borrowings, partially offset by repayments of borrowings of RMB10.8 million (US$1.5million).

Net cash generated from financing activities was RMB3.4 million in the six months ended June 30, 2023, primarily due to RMB7.1 million received from short-term borrowings, partially offset by repayments of short-term borrowings of RMB3.7 million.

Indebtedness

As of June 30, 2024, the Group had borrowings of RMB25.9 million. The interest was payable on a monthly basis in the first three installments and payable on a monthly basis by equal principal and interest from the fourth installment.

Capital Expenditures

We incurred capital expenditures of nil and RMB6.7 thousand in the six months ended June 30, 2023 and 2024, respectively, primarily in connection with the purchase of property, equipment and software. We intend to fund our future capital expenditures with our existing cash balance, proceeds from debt or equity financing and other financing alternatives. We will continue to incur capital expenditures to support the growth of our business.

Financial Information Related to the VIEs

The following table presents the unaudited condensed consolidated balance sheet information relating to TuanChe Limited (the “Parent”), the VIEs and the non-variable interest entities as of June 30, 2024.

	As of June 30, 2024
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Cash, cash equivalents and restricted cash	115	3,532	5,689	12	-	9,348
Amount due from the subsidiaries of the Group	135,961	125,964	146,119	16,414	(424,458)	-
Other current assets	235	11,233	13,182	73	-	24,723
Total current assets	136,311	140,729	164,990	16,499	(424,458)	34,071
Long-term investments	-	5,991	-	-	-	5,991
Investments in subsidiaries, VIEs and subsidiaries of VIEs	(130,047)	-	-	744,611	(614,564)	-
Operating lease right-of-use assets, net	-	53	4,748	-	-	4,801
Goodwill	-	-	45,561	-	-	45,561
Other non-current assets	-	-	522	-	-	522
Total non-current assets	(130,047)	6,044	50,831	744,611	(614,564)	56,875
Total assets	6,264	146,773	215,821	761,110	(1,039,022)	90,946
Accounts payable	-	3,387	7,340	-	-	10,727
Amount due to the subsidiaries of the Group	2,750	248,791	147,471	18,844	(417,856)	-
Short-term borrowings	-	11,000	2,000	-	-	13,000
Short-term operating lease liabilities	-	375	3,636	-	-	4,011
Other current liabilities	7,596	21,299	18,948	1,442	-	49,285
Total current liabilities	10,346	284,852	179,395	20,286	(417,856)	77,023
Long term loan	-	12,900	-	-	-	12,900
Warrant liability	1,632	-	-	-	-	1,632
Lease liabilities, non-current	-	22	5,071	-	-	5,093
Other non-current liabilities	-	11	-	-	-	11
Total non-current liabilities	1,632	12,933	5,071	-	-	19,636
Total liabilities	11,978	297,785	184,466	20,286	(417,856)	96,659
Total equity/(deficit)	(5,714)	(151,012)	31,355	740,824	(621,166)	(5,713)

The following table presents the unaudited condensed consolidated statements of operations and comprehensive loss and cash flows relating to the Parent, the VIEs and the non-variable interest entities for the six months ended June 30, 2023 and 2024.

Unaudited condensed statements of operations and comprehensive loss data

	Six Months Ended June 30, 2024
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net revenues	-	15,360	18,277	-	(1,332)	32,305
Cost of revenues	-	(2,042)	(7,909)	-	-	(9,951)
Operating expenses	(18,456)	(30,394)	(20,845)	(1,445)	1,332	(69,808)
Loss from operations	(18,456)	(17,076)	(10,477)	(1,445)	-	(47,454)
Equity in loss of subsidiaries, VIEs and subsidiaries of VIEs	(24,559)	-	-	-	24,559	-
Other income, net	2,340	1,826	2,613	-	-	6,779
Net loss	(40,675)	(15,250)	(7,864)	(1,445)	24,559	(40,675)

	Six Months Ended June 30, 2023
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net revenues	-	34,220	60,399	-	(2,467)	92,152
Cost of revenues	-	(9,448)	(24,278)	-	-	(33,726)
Operating expenses	(7,996)	(31,700)	(76,317)	(36)	2,467	(113,582)
Loss from operations	(7,996)	(6,928)	(40,196)	(36)	-	(55,156)
Equity in loss of subsidiaries, VIEs and subsidiaries of VIEs	(34,675)	-	-	-	34,675	-
Other income, net	11,973	11,501	984	-	-	24,458
Net (loss)/income	(30,698)	4,573	(39,212)	(36)	34,675	(30,698)

Unaudited consolidated cash flow information

	Six Months Ended June 30, 2024
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net cash(used in)/generated from operating activities	(2,926)	(6,868)	(1,295)	1	-	(11,088)
Net cash used in investing activities	-	-	(7)	-	-	(7)
Net cash generated from financing activities	-	6,413	800	-	-	7,213
Effect of exchange rate changes	37	-	(2,800)	-	-	(2,763)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(2,889)	(455)	(3,302)	1	-	(6,645)

	Six Months Ended June 30, 2023
			Non-VIE
		VIE		Other	Intercompany	Group
	Parent	Consolidated	WFOE	subsidiaries	Elimination	Consolidated
Net cash generated from/(used in) operating activities	13,041	(6,083)	(59,340)	(26)	-	(52,408)
Net cash used in investing activities	(58,274)	-	-	(56,565)	114,839	-
Net cash generated from financing activities	-	4,235	57,474	56,565	(114,839)	3,435
Effect of exchange rate changes	1,790	-	(999)	-	-	791
Net decrease in cash, cash equivalents and restricted cash	(43,443)	(1,848)	(2,865)	(26)	-	(48,182)

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our unaudited consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Cautionary Statement Regarding Forward-Looking Statements

We have made statements in this report that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

These forward-looking statements include statements about:

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made; and, except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

●	the continued growth of the automotive industry in mainland China;

●	our and the VIEs’ ability to manage the expansion of our and the VIEs’ business and implement business strategies;

●	our and the VIEs’ ability to maintain and develop favorable relationships with industry customers;

●	our and the VIEs’ ability to attract and retain automobile consumers;

●	our and the VIEs’ ability to compete effectively; and

●	relevant government policies and regulations relating to our industry.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update this forward-looking information. Nonetheless, we reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this interim report. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

For Years Ended December 31, 2023, 2022 and 2021

A. Operating Results

Overview

We believe we are a leading omni-channel automotive marketplace in China. We provide a scalable omni-channel automotive marketplace approach to automobile marketing and distribution. We offer marketing solutions by integrating our online platform and offline sales events. In 2021, 2022 and 2023, we hosted 450, 150 and 299 auto shows across 142, 76 and 81 cities in China, respectively. Our auto shows offered a total of 12,372, 2,868 and 7,144 booth spaces in 2021, 2022 and 2023, respectively. The total number of automobile sales transactions we facilitated with our auto shows was 22,176 and 61,020 in 2022 and 2023, respectively, with a total GMV of approximately RMB3.4 billion and RMB9.7 billion (US$1.4 billion) in the same year, respectively.

Historically, we generated our net revenues primarily through our offline events. Our net revenues were RMB357.6 million, RMB183.2 million and RMB162.4 million (US$22.9 million) in 2021, 2022 and 2023, respectively. Our net loss was RMB101.9 million, RMB166.5 million and RMB83.0 million (US$11.7 million) in 2021, 2022 and 2023, respectively. Our adjusted EBITDA was RMB(82.9) million, RMB(73.4) million and RMB(92.5) million (US$(13.0) million) in 2021, 2022 and 2023, respectively. We recorded adjusted net loss of RMB90.0 million, RMB77.8 million and RMB92.6 million (US$13.0 million) in 2021, 2022 and 2023, respectively. For a detailed description of our non-GAAP measures, see “-Non-GAAP Financial Measures.”

General Factors Affecting Our Results of Operations

We, together with the VIEs, operate in China’s automotive industry, and our results of operations and financial condition are significantly affected by general factors driving this industry. With the increase in disposable income for automobile consumers, especially in lower tier cities, and declining automobile prices, automobiles have become more affordable to Chinese consumers. The urbanization of China’s population has led to infrastructure development, which makes automobiles a more desirable solution for short-distance traveling. In particular, tier-3 and below cities are experiencing, and are expected to continue to experience, a faster growth rate than tier-1 and tier-2 cities in terms of new automobile sales volume, according to the iResearch report.

Since 2020, we and the VIEs have faced continuing macroeconomic and industry-wide headwinds, such as the impact of the COVID-19 pandemic and the shortage in vehicle supply caused by the global chip shortage. As a result of the government-mandated quarantine measures to contain the COVID-19 spread, we and the VIEs cancelled certain number of offline events in 2020, 2021 and 2022,. As the PRC government has relaxed quarantine measures and travel restrictions and other restrictive measures as a result of the COVID-19 pandemic since late 2022, our and the VIEs’ operations experienced temporary disruption due to employee contraction of the virus and gradually resumed to normal, and we and the VIEs have witnessed a decrease in auto show cancellation. We held 299 auto shows in 2023. In response to the significant impact of the COVID-19 pandemic, we and the VIEs have adopted more prudent strategies regarding hiring, selling and marketing and business expansion with the aim of optimizing the efficiency of our and the VIEs’ geographic coverage and refining cost structures in anticipation of the overall market stagnation in the near future. For example, we and the VIEs implemented measures to adjust the pace of business expansion and conserve resources, such as furlough arrangements and scaling back our recruitment budget and employee size, in 2021, 2022 and 2023. For more details, see “Risk Factors-Risks Related to Our Business and Industry-Our business operations have been and may continue to be materially and adversely affected by the COVID-19 pandemic.”

In addition to general economic conditions and industry factors, we believe the following company-specific factors have had, and will continue to have, a significant impact on our results of operations.

Specific Factors Affecting Our Results of Operations

While our business is influenced by general factors affecting China’s automotive industry, we believe our results of operations are more directly affected by company specific factors, including the following:

Scale of Our and the VIEs’ Business

The scale of our and the VIEs’ business, including the number of offline events we and the VIEs organize, the number of cities in which we and the VIEs operate, the number of automobile sales transactions we and the VIEs facilitate, and the number of industry customers we and the VIEs serve, has a significant impact on our results of operations. In 2021, 2022 and 2023, we and the VIEs organized 450, 150 and 299 auto shows, respectively. The total number of automobiles sales transactions we and the VIEs facilitated decreased from 104,689 in 2021 to 22,176 in 2022 and increased to 61,020 in 2023. The total number of industry customers we and the VIEs served through our and the VIEs’ various service offerings decreased from 6,097 in 2021 to 3,112 in 2022 and 3,443 in 2023. As of December 31, 2021, 2022 and 2023, our and the VIEs’ sales operations cover 119, 83 and 79 cities across China, respectively. Our and the VIEs’ scale in terms of industry customer size, the number of auto shows we host, the number of cities in which we and the VIEs operate, and the number of automobiles sold during our and the VIEs’ offline events has enabled us and the VIEs to generate a substantial amount of net revenues and to lower average fixed costs such as selling and administrative overheads. Our and the VIEs’ scale has also enabled us and the VIEs to establish an extensive network of industry customers, which is critical to our and the VIEs’ ability to expand the variety of services we and the VIEs offer and solidify our and the VIEs’ market leadership.

Pricing

Our and the VIEs’ ability to maintain or potentially increase the service fees we and the VIEs charge industry customers directly impacts our and the VIEs’ results of operations. We generate net revenues from our and the VIEs’ offline events by charging participating industry customers for booth spaces. Our net revenues for our and the VIEs’ auto show business is the product of the number of paying industry customers we and the VIEs attract for each auto show, the amount we and the VIEs charge each of those industry customers and the number of auto shows we and the VIEs host, while our net revenues for our and the VIEs’ special promotion event services depend on the number of special promotion events we and the VIEs facilitate and the amount we and the VIEs charge the industry customers for each event. While our pricing for most of our and the VIEs’ offline events is not based on the number of successful transactions, we believe our and the VIEs’ ability to bring a steady stream of purchase orders increases industry customers’ stickiness and propensity to continue using our and the VIEs’ services, which is crucial to our and the VIEs’ ability to maintain and raise overall booth space prices while retaining industry customers as we and the VIEs increase the scale of our and the VIEs’ offline events nationwide. In the long run, we and the VIEs expect to maintain and increase the prices for our and the VIEs’ booth spaces in our and the VIEs’ auto shows in all cities where we and the VIEs organize auto shows. However, as we and the VIEs expand into an increasing number of tier-3 and below cities where booth space price levels are generally lower than tier-1 and tier-2 cities, we and the VIEs may experience decline in overall price per booth at our and the VIEs’ auto shows.

In January 2020, we completed the acquisition of Longye, whose flagship software product Cheshangtong will improve the capability of our and the VIEs’ customers in consumer acquisition and management, which we believe will improve their reliance on and stickiness to our and the VIEs’ services.

Operational Efficiency

Our and the VIEs’ ability to maintain and enhance operational efficiency for our and the VIEs’ offline events directly impacts our results of operations. We depend on our and the VIEs’ standardized event planning and operating procedures and rely on skills and know-how of our and the VIEs’ employees to carry out those procedures in light of varying local conditions. As we and the VIEs expand the scale of our and the VIEs’ offline events and tap into new service offerings and regions, our and the VIEs’ ability to enhance operational efficiency by improving standardized operating procedures will be crucial in controlling our cost of sales and improving our gross margin, and our and the VIEs’ ability to streamline corporate functions and improve our and the VIEs’ administrative efficiency will contribute to a slower growth rate in our operating expenses compared to that in our net revenues.

Consumer Acquisition

Consumer acquisition affects our results of operations in two ways. On one hand, a large, high-quality, and engaged consumer base is attractive to our and the VIEs’ industry customers seeking to sell automobiles and related automotive services. On the other hand, high consumer acquisition efficiency enables us and the VIEs to control selling and marketing expenses, which mainly consist of event promotion expenses and sales employee compensation. As our and the VIEs’ business expands in scale and as our and the VIEs’ reputation grows, we expect to continue to improve our and the VIEs’ consumer acquisition efficiency by increasing word-of-mouth referrals and negotiating more favorable terms with our and the VIEs’ various online and offline channels.

Seasonality

We and the VIEs generally experience effects of seasonality primarily due to the consumption habits of Chinese automobile consumers. For example, we and the VIEs generally organize fewer offline events and generate less net revenues during the first quarter of each year than any of the other three quarters due to the effect of the Chinese New Year holidays when consumers tend to stay home with their families. In contrast, we and the VIEs may experience higher net revenues growth during the last quarter of each year than any of the other three quarters when consumers increase their purchasing activities in preparation for the coming holiday season, subject to industry-wide and macroeconomic uncertainties beyond our and the VIEs’ control, such as general marketing conditions and government incentives or restrictions.

Non-Commercial Contingencies

Due to the nature of our and the VIEs’ business, certain contingencies and non-commercial factors, such as weather conditions and number of weekends during a specific period, may also affect our results of operations. We and the VIEs host many of offline events outdoors throughout the year. Severe weather conditions may force us and the VIEs to cancel pre-scheduled outdoor events and lower the level of industry customer attendance at the affected events, negatively impacting our net revenues. Further, our and the VIEs’ efforts to manage such weather contingencies, such as securing backup indoor venues or setting up temporary facilities, will lead to increased set-up and venue rental cost, which may negatively impact our gross profit and overall results of operations.

Because we and the VIEs generally organize offline events during weekends in order to maximize consumer attendance, the number of weekends in a particular period could affect the net revenues and our overall results of operations for that period. For example, because October 8 and 9, 2022 were converted into working days by regulation, there was one fewer weekend in the six months ended December 31, 2022 compared to the preceding half year, which negatively impacted the number of auto shows we hosted and the net revenues we generated.

Our and the VIEs’ offline events may also be halted as a result of any public health crisis. For more information, see “Risk Factors-Risks Related to Our Business and Industry-Our and the VIEs’ business operations have been and may continue to be materially and adversely affected by the COVID-19 pandemic.”

Non-GAAP Financial Measures

To supplement our consolidated financial statements which are presented in accordance with U.S. GAAP, we also use adjusted EBITDA and adjusted net loss as additional non-GAAP financial measures. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance. We also believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our consolidated results of operations in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies.

We define adjusted EBITDA as net loss excluding depreciation and amortization, interest income/expenses, net, change of guarantee liability, share-based compensation expenses, impairment of long-term investment, long-lived assets and goodwill and change in fair value of warrant liability. We define adjusted net loss as net loss excluding change of guarantee liability, share-based compensation expenses, impairment of long-term investment, long-lived assets and goodwill and change in fair value of warrant liability. We believe that adjusted EBITDA and adjusted net loss provide useful information to investors and others in understanding and evaluating our operating results. These non-GAAP financial measures adjust for the impact of items that we do not consider indicative of the operational performance of our business and should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to compare the historical non-GAAP financial measures with the most directly comparable GAAP measures. Adjusted EBITDA and adjusted net loss presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The following tables set forth a reconciliation of our adjusted EBITDA and adjusted net loss to net loss for the years indicated.

	For the year ended December 31,
	2021	2022	2023
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(101,945)	(166,490)	(82,971)	(11,687)
Add:
Depreciation and amortization	7,668	4,237	-	-
Subtract:
Interest income/(expenses), net	625	(174)	(143)	(20)
EBITDA	(94,902)	(162,079)	(82,828)	(11,667)
Add:
Share-based compensation expenses	9,796	10,282	9,546	1,345
Change of guarantee liability	1,542	-	-	-
Impairment of long-term investment	700	-	-	-
Change in fair value of warrant liability	-	(11,219)	(20,732)	(2,920)
Impairment of long-lived assets	-	19,743	1,515	213
Impairment of goodwill	-	69,853	-	-
Adjusted EBITDA	(82,864)	(73,420)	(92,499)	(13,029)

	For the year ended December 31,
	2021	2022	2023
	RMB	RMB	RMB	US$
Net loss	(101,945)	(166,490)	(82,971)	(11,687)
Add:
Share-based compensation expenses	9,796	10,282	9,546	1,345
Change of guarantee liability	1,542	-	-	-
Impairment of long-term investment	700	-	-	-
Change in fair value of warrant liability	-	(11,219)	(20,732)	(2,920)
Impairment of long-lived assets	-	19,743	1,515	213
Impairment of goodwill	-	69,853	-	-
Adjusted net loss	(89,907)	(77,831)	(92,642)	(13,049)

Key Components of Results of Operations

Net Revenues

We generate net revenues primarily from offline marketing service, referral services for commercial bank, online marketing services and other services. We also historically generated net revenues from referral services for a commercial bank. In 2021, 2022 and 2023, our net revenues were RMB357.6 million, RMB183.2 million and RMB162.4 million (US$22.9 million), respectively. The following table sets forth the breakdown of our total net revenues, both in absolute amounts and as a percentage of total net revenues, for the years indicated.

	For the year ended December 31,
	2021		2022		2023
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues:
Offline marketing services
Auto show	242,860	67.9	53,962	29.5	111,349	15,683	68.6
Special promotion events	3,994	1.1	1,609	0.9	3,166	446	1.9
Referral service for commercial bank	67,010	18.8	44,202	24.1	2,572	362	1.6
Online marketing services	14,489	4.1	50,757	27.7	23,411	3,297	14.4
Other services	29,199	8.1	32,658	17.8	21,869	3,080	13.5
Total net revenues	357,552	100.0	183,188	100.0	162,367	22,868	100.0

Offline marketing services revenue

Our offline marketing services revenue primarily consists of revenues from auto shows and special promotion events.

Auto shows

We typically generate net revenues from industry customers that pay for booth spaces in our and the VIEs’ auto shows. In 2021, 2022 and 2023, net revenues generated from our auto shows were RMB242.9 million, RMB54.0 million and RMB111.3 million (US$15.7 million), respectively, representing 67.9%, 29.5% and 68.6% of our net revenues for the same periods, respectively.

Special promotion event services

We and the VIEs began to provide special promotion event services to industry customers in January 2019 to better support them in organizing their special promotion events. We and the VIEs primarily provide a series of integrated services, such as event planning and executing, marketing training and onsite coaching. In 2021, 2022 and 2023, we facilitated 158, 90 and 750 special promotion events through our and the VIEs’ services, respectively. We typically generate net revenues by charging industry customers fixed service fees per event. In 2021, 2022 and 2023, net revenues from special promotion events were RMB4.0 million, RMB1.6 million and RMB3.2 million (US$0.4 million), representing 1.1%, 0.9% and 1.9% of our net revenues, respectively.

Referral service for a commercial bank

In October 2019, we commenced our referral services in collaboration with a commercial bank, where we and the VIEs facilitate the bank in expanding its cooperation with our and the VIEs’ industry customers to grow its auto loan business. We generate income from charging the bank service fees for approved loan applications. In 2021, 2022 and 2023, net revenues generated from referral service for the commercial bank were RMB67.0 million, RMB44.2 million and RMB2.6 million (US$0.4 million), respectively, representing 18.8%, 24.1% and 1.6% of our net revenues for the same periods, respectively. We had ceased operation of the referral services since April 1, 2022.

Online marketing services

We and the VIEs commenced live streaming promotion events services in the first quarter of 2020. For the live streaming promotion events services, we and the VIEs hold promotional events on the live streaming platform of Zhejiang Tmall Technology Co., Ltd. (“Tmall”) to facilitate transactions between consumers and our and the VIEs’ industry customers. We and the VIEs charge a fixed admission fee per event from industry customers for our live streaming promotion events services. We generated net revenues from online marketing services of approximately RMB14.5 million, RMB50.8 million and RMB23.4 million (US$3.3 million) in 2021, 2022 and 2023, representing 4.1%, 27.7% and 14.4% of our net revenues for the same periods, respectively.

Other services

Other services primarily include (1) customer referral services, where we and the VIEs charge a fixed rate commission fee from an auto content distribution platform by referring our and the VIEs’ industry customers to purchase the platform membership; (2) marketing information services, where we and the VIEs charge service fees based on the quantity of consumers’ demand information delivered; (3) aftermarket promotion service, where we provide aftermarket promotion service to support auto dealers’ aftermarket promotion events during a period; and (4) subscription services of our and the VIEs’ social CRM cloud services. We generated net revenues from other services of approximately RMB29.2 million, RMB32.7 million and RMB21.9 million (US$3.1 million) in 2021, 2022 and 2023, representing 8.1%, 17.8% and 13.5% of our net revenues for the same periods, respectively.

Cost of Revenues

Our cost of revenues consists of (1) venue set-up costs, (2) venue rental costs, and (3) other direct costs. The following table sets forth the components of cost of revenues, both in absolute amount and as a percentage of net revenues for the years indicated.

	For the year ended December 31,
	2021		2022		2023
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	357,552	100.0	183,188	100.0	162,367	22,868	100.0
Cost of revenues:
Venue set-up costs	24,119	6.7	6,505	3.6	14,391	2,027	8.9
Venue rental costs	33,304	9.4	9,522	5.2	20,605	2,902	12.7
Other direct costs	27,867	7.8	54,510	29.7	33,946	4,781	20.9
Total cost of revenues	85,290	23.9	70,537	38.5	68,942	9,710	42.5

Venue set-up costs

We and the VIEs engage third-party service providers to assemble exhibition booths and coordinate maintenance issues with participating industry customers. In exchange, we and the VIEs pay these service providers service fees, which we recognize as venue set-up costs after the relevant services are rendered. Our venue set-up costs were RMB24.1 million, RMB6.5 million and RMB14.4 million (US$2.0 million) in 2021, 2022 and 2023, respectively.

Venue rental costs

We and the VIEs use venues owned by third-party property owners for our and the VIEs’ auto shows and pay these property owners rental fees which we recognize as venue rental costs at the end of the rental period. The amount of rent primarily depends on the venue’s location and size. Our venue rental costs were RMB33.3 million, RMB9.5 million and RMB20.6 million (US$2.9 million) in 2021, 2022 and 2023, respectively.

Other direct costs

Other direct costs primarily include costs related to the planning and organization of our and the VIEs’ offline and online events, such as security costs, direct labor costs and information acquisition costs. Information acquisition costs primarily related to costs incurred for acquiring vehicle sales leads. In 2021, 2022 and 2023, our other costs were RMB27.9 million, RMB54.5 million and RMB33.9 million (US$4.8 million), respectively.

Gross Profit

As a result of the foregoing, our gross profit was RMB272.3 million, RMB112.7 million and RMB93.4 million (US$13.2 million) in 2021, 2022 and 2023, respectively, and our gross profit margin was 76.1%, 61.5% and 57.5% in 2021, 2022 and 2023, respectively.

Operating Expenses

Our operating expenses consist of selling and marketing expenses, general and administrative expenses, and research and development expenses. The following table sets forth the components of operating expenses, in absolute amounts and as a percentage of net revenues, for the years indicated.

	For the year ended December 31,
	2021		2022		2023
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	357,552	100.0	183,188	100.0	162,367	22,868	100.0
Operating expenses:
Selling and marketing expenses	274,670	76.8	127,696	69.7	157,004	22,114	96.7
General and administrative expenses	72,788	20.4	64,708	35.3	44,666	6,291	27.5
Research and development expenses	35,651	9.9	19,799	10.8	11,267	1,587	6.9
Impairment of long-lived assets	-	-	19,743	10.8	1,515	213	0.9
Total operating expenses	383,109	107.1	231,946	126.6	214,452	30,205	132.0

Selling and marketing expenses

Our selling and marketing expenses consist primarily of (1) advertising and promotion expenses, which entail expenditures related to online and offline promotion of our and the VIEs’ business, (2) sales staff compensation, (3) others, including transportation expenses incurred by our and the VIEs’ sales staff, field sales office rental expenses and call center expenses. We expect that our selling and marketing expenses will continue to increase as we and the VIEs further expand into new markets and service offerings and as we and the VIEs enhance our and the VIEs’ brand recognition. The following table sets forth the components of our selling and marketing expenses, in absolute amounts and as a percentage of net revenues, for the years indicated.

	For the year ended December 31,
	2021		2022		2023
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	357,552	100.0	183,188	100.0	162,367	22,868	100.0
Selling and marketing expenses:
Advertising and promotion expense	140,088	39.2	57,562	31.4	98,490	13,872	60.7
Sales staff compensation	110,680	31.0	59,667	32.6	43,964	6,192	27.1
Others	23,902	6.6	10,467	5.7	14,550	2,050	8.9
Total selling and marketing expenses	274,670	76.8	127,696	69.7	157,004	22,114	96.7

General and administrative expenses

General and administrative expenses consist primarily of (1) administrative staff compensation, (2) professional service expenses, (3) office expenses, and (4) others, including allowance of doubtful accounts and insurance expenses. The following table sets forth the components of general and administrative expenses, in absolute amounts and as a percentage of net revenues, for the years indicated.

	For the year ended December 31,
	2021		2022		2023
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues	357,552	100.0	183,188	100.0	162,367	22,868	100.0
General and administrative expenses:
Administrative staff compensation	22,520	6.3	17,741	9.7	16,688	2,350	10.3
Professional service expenses	11,172	3.1	24,111	13.2	16,517	2,326	10.2
Office expenses	12,765	3.6	9,500	5.2	4,279	603	2.6
Others	26,331	7.4	13,356	7.2	7,182	1,012	4.4
Total general and administrative expenses	72,788	20.4	64,708	35.3	44,666	6,291	27.5

Research and development expenses

Research and development expenses consist primarily of compensation for research and development personnel. We recorded research and development expenses of RMB35.7 million, RMB19.8 million and RMB11.3 million (US$1.6 million) in 2021, 2022 and 2023, respectively, accounting for 9.9%, 10.8% and 6.9% of our net revenues in the same periods, respectively.

Impairment of long-lived assets

Impairment of long-lived assets was in relation to property, equipment and software, intangible assets and right-of-use assets. We recorded impairment of long-lived assets of nil, RMB19.7 million and RMB1.5 million (US$0.2 million) in 2021, 2022 and 2023, respectively, accounting for nil, 10.8% and 0.9% of our net revenues in the same periods, respectively.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Commencing from the year of assessment 2018/2019, the first HK$2.0 million of profits earned by the Group’s subsidiaries incorporated in Hong Kong will be taxed at half the current tax rate (i.e., 8.25%) while the remaining profits will continue to be taxed at the existing 16.5% tax rate. Payments of dividends by the subsidiary to the Company are not subject to withholding tax in Hong Kong.

PRC

Our subsidiaries and the VIEs are incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the modified PRC Enterprise Income Tax Law, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. Preferential tax treatments are granted to enterprises qualified as high and new technology enterprise (“HNTE”). In 2018, our subsidiary, TuanYuan, and the VIE, TuanChe Internet, were accredited as HNTEs, and their HNTE qualifications were renewed in 2021 for three years, which entitled them to the preferential enterprise income tax rate of 15% from 2021 to 2023, if TuanYuan and TuanChe Internet successfully meet the criteria of HNTE each year. In 2019, the VIE, Drive New Media, was accredited as HNTE and renewed its qualification in 2022 for three years, which entitled Drive New Media to the preferential enterprise income tax rate of 15% from 2022 to 2024, if Drive New Media successfully meets the criteria of HNTE each year. See “Risk Factors-Risks Related to Our Business and Industry-Failure to renew or retain any preferential tax treatments that are available in China could adversely affect our and the VIEs’ results of operations and financial condition.”

Our subsidiaries and the VIEs are subject to value-added tax at a rate of 6% on the services they provide, less any deductible value-added tax they have already paid or borne. Our subsidiaries and the VIEs are also subject to surcharges on value-added tax payments in accordance with PRC law.

As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries. The PRC Enterprise Income Tax Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“SAT Circular 81”), a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (1) it must be a company as provided in the tax treaty; (2) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (3) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatment under Tax Treaties (“SAT Circular 60”), which became effective in November 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file the necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. In October 2019, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties (“SAT Circular 35”). SAT Circular 35 became effective on January 1, 2020 and superseded SAT Circular 60 on the same date. Compared to SAT Circular 60, SAT Circular 35 provides that the nonresident enterprises and their withholding agents are not required to submit the supporting documents for tax treaty benefits when performing tax filings. Instead, nonresident enterprises and their withholding agents may retain such supporting documents themselves for the post-tax filing examinations by the relevant tax authorities. Accordingly, TuanChe Information Limited and Long Ye Information Technology Limited, our Hong Kong subsidiaries, may be able to benefit from the 5% withholding tax rate for the dividends it receives from our PRC subsidiaries, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 35, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%, which could result in unfavorable tax consequences to us and our non-PRC shareholders. See “Risk Factors-Risks Related to Doing Business in China-If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the years indicated. You should read this information together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future years or periods.

	Year Ended December 31,
	2021	2022	2023
	RMB	RMB	RMB	US$
	(in thousands, except for share and per share data)
Summary Consolidated Statements of Operations and Comprehensive Loss
Net Revenues	357,552	183,188	162,367	22,868
Cost of revenues	(85,290)	(70,537)	(68,942)	(9,710)
Gross profit	272,262	112,651	93,425	13,158
Total operating expenses	(383,109)	(231,946)	(214,452)	(30,205)
Net loss	(101,945)	(166,490)	(82,971)	(11,687)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share	-	-	-	-
Basic and diluted	(0.33)	(0.52)	(0.20)	(0.03)
Weighted average number of ordinary shares
Basic and diluted	306,792,324	319,539,180	406,802,365	406,802,365
Non-GAAP Financial Data (1)
Adjusted EBITDA	(82,864)	(73,420)	(92,499)	(13,029)
Adjusted net loss	(89,907)	(77,831)	(92,642)	(13,049)

(1)	See “-Non-GAAP Financial Measures.”

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Net Revenues

Our net revenues decreased by 9.3% from RMB183.2 million in 2022 to RMB162.4 million (US$22.9 million) in 2023, primarily representing the decreases in net revenues from referral service for a commercial bank and online marketing services, partially offset by the increase in net revenues from auto show services.

●	Net revenues from auto show services increased significantly from RMB54.0 million in 2022 to RMB111.3 million (US$15.7 million) in 2023, primarily due to the increase in the number of offline activities as a result of the relief of pandemic restrictions. In 2022 and 2023, we organized 150 and 299 auto shows in 76 and 81 cities, offering a total of 2,868 and 7,144 booths, respectively.

●	Net revenues from special promotion event services increased by 96.8% from RMB1.6 million in 2022 to RMB3.2 million (US$0.4 million) in 2023, primarily due to the increase in the number of special promotion events as a result of the relief of pandemic restrictions. In 2022 and 2023, we facilitated 90 and 750 special promotion events for our industry customers, respectively.

●	Net revenues from referral service for a commercial bank decreased by 94.2% from RMB44.2 million in 2022 to RMB2.6 million (US$0.4 million) in 2023, primarily because we ceased operation of the referral services since April 1, 2022.

●	Net revenues from our online marketing services decreased by 53.9% from approximately RMB50.8 million in 2022 to RMB23.4 million (US$3.3 million) in 2023, primarily due to the decrease in live streaming events held by us and the VIEs as we and the VIEs re-negotiated with key customers about the future cooperation plan, and during such re-negotiation process, our and the VIEs’ live streaming events witnessed a decrease in business volume.

●	Net revenues from other services decreased by 33.0% from approximately RMB32.7 million in 2022 to RMB21.9 million (US$3.1 million) in 2023, primarily due to the cessation of the aftermarket promotion service in 2023.

Cost of Revenues

Our cost of revenues decreased by 2.3% from RMB70.5 million in 2022 to RMB68.9 million (US$9.7 million), primarily due to the following reasons.

●	Our other direct costs decreased by 37.7% from RMB54.5 million in 2022 to RMB33.9 million (US$4.8 million) in 2023, primarily due to a decrease in information acquisition costs in connection with our and the VIEs’ online marketing services.

●	Our venue set-up costs increased significantly from RMB6.5 million in 2022 to RMB14.4 million (US$2.0 million) in 2023, generally in line with the increases in net revenues from auto show services and special promotion event services.

●	Our venue rental costs increased significantly from RMB9.5 million in 2022 to RMB20.6 million (US$2.9 million) in 2023, primarily due to an increase in the number of auto shows we organized and set up from 150 in 2022 to 299 in 2023.

Gross Profit

As a result of the foregoing, our gross profit decreased by 17.1% from RMB112.7 million in 2022 to RMB93.4 million (US$13.2 million) in 2023.

Operating Expenses

Selling and marketing expenses

Our selling and marketing expenses increased by 23.0% from RMB127.7 million in 2022 to RMB157.0 million (US$22.1 million) in 2023, primarily due to an increase in promotion expenses, as a result of increased volume of offline events.

Our advertising and promotion expenses increased by 71.1% from RMB57.6 million in 2022 to RMB98.5 million (US$13.9 million) in 2023, primarily due to increased volume of offline events. The number of organized auto shows increased from 150 in 2022 to 299 in 2023.

Our sales staff compensation expenses decreased by 26.3% from RMB59.7 million in 2022 to RMB44.0 million (US$6.2 million) in 2023, primarily due to the reduction in headcount and improved workforce structure.

Our selling and marketing expenses as a percentage of total net revenues increased from 69.7% in 2022 to 94.4% in 2023, because the increase of our selling and marketing expenses outpaced the increase in our net revenues, primarily due to an increase in promotion expenses as a result of the increase in the number of offline events held by us and the VIEs.

General and administrative expenses

Our general and administrative expenses decreased by 31.0% from RMB64.7 million in 2022 to RMB44.7 million (US$6.3 million) in 2023, primarily due to (1) a decrease in the administrative staff compensation expenses, as a result of the reduction in headcount and improved workforce structure, (2) a decrease in allowance for doubtful accounts, as a result of strengthened collection efforts of accounts receivable and (3) a decrease in professional service expenses in connection with the November 2022 Offering. General and administrative expenses, as a percentage of total net revenues, decreased from 35.3% in 2022 to 27.5% in 2023, primarily due to the decrease in general and administrative expenses.

Research and Development Expenses

Our research and development expenses decreased by 43.1% from RMB19.8 million in 2022 to RMB11.3 million (US$1.6 million) in 2023, primarily due to the decrease in the staff compensation expenses, as a result of the reduction in headcount and improved workforce structure.

Impairment of long-lived assets

Impairment of long-lived assets decreased from RMB19.7 million in 2022 to RMB1.5 million (US$0.2 million) in 2023, primarily due to (1) a decrease in impairment loss of RMB1.1 million in relation to property, equipment and software, (2) a decrease in impairment loss of RMB1.5 million in relation to right-of-use assets, and (3) a decrease in impairment loss of RMB15.6 million in relation to intangible assets.

Operating Loss

As a result of the foregoing, our operating loss remained relatively stable at RMB119.3 million in 2022 and RMB121.0 million (US$17.0 million) in 2023.

Other income/(expenses) primarily include government grants and VAT refunds, change in fair value of warrant liability.

Net Loss

As a result of the foregoing, we had net loss of RMB166.5 million and RMB80.4 million (US$11.3 million) in 2022 and 2023, respectively.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Net Revenues

Our net revenues decreased by 48.8% from RMB357.6 million in 2021 to RMB183.2 million in 2022, primarily representing the decreases in net revenues from offline marketing services and referral service for a commercial bank.

●	Net revenues from auto show services decreased by 77.8% from RMB242.9 million in 2021 to RMB54.0 million in 2022, primarily due to a reduced number of auto shows held by us and the VIEs as a result of tightened government restrictions in response to regional COVID-19 outbreaks. In 2021 and 2022, we organized 450 and 150 auto shows in 142 and 76 cities, offering a total of 12,372 and 7,144 booths, respectively.

●	Net revenues from special promotion event services decreased by 59.7% from RMB4.0 million in 2021 to RMB1.6 million in 2022, primarily due to a reduced number of special promotion events held by us and the VIEs as a result of tightened government restrictions in response to regional COVID-19 outbreaks. In 2021 and 2022, we facilitated 158 and 90 special promotion events for our industry customers, respectively.

●	Net revenues from referral service for a commercial bank decreased by 34.0% from RMB67.0 million in 2021 to RMB44.2 million in 2022, primarily because we ceased operation of the referral services since April 1, 2022.

●	Net revenues from our online marketing services increased significantly from approximately RMB14.5 million in 2021 to RMB50.8 million, primarily due to the increase in the number of live streaming events held by us and the VIEs and the newly launched online promotion services.

●	Net revenues from other services increased by 11.8% from approximately RMB29.2 million in 2021 to RMB32.7 million, primarily due to the substantial expansion of our and the VIEs’ aftermarket promotion service.

Cost of Revenues

Our cost of revenues decreased by 17.3% from RMB85.3 million in 2021 to RMB70.5 million, primarily due to the following reasons.

●	Our venue set-up costs decreased by 73.0% from RMB24.1 million in 2021 to RMB6.5 million in 2022, generally in line with the decreases in net revenues from auto show services and special promotion event services.

●	Our venue rental costs decreased by 71.4% from RMB33.3 million in 2021 to RMB9.5 million in 2022, generally in line with the decreases in net revenues from auto show services and special promotion event services.

●	Our other direct costs increased by 95.6% from RMB27.9 million in 2021 to RMB54.5 million in 2022, primarily due to an increase in information acquisition costs in connection with our and the VIEs’ online marketing services.

Gross Profit

As a result of the foregoing, our gross profit decreased by 58.6% from RMB272.3 million in 2021 to RMB112.7 million in 2022.

Operating Expenses

Selling and marketing expenses

Our selling and marketing expenses decreased by 53.5% from RMB274.7 million in 2021 to RMB127.7 million in 2022, primarily due to a decrease in advertising and promotion expenses and sales staff compensation expenses, as a result of the decrease in the number of offline events held by us and the VIEs and the adjustment of our and the VIEs’ workforce structure.

Our advertising and promotion expenses decreased by 58.9% from RMB140.1 million in 2021 to RMB57.6 million in 2022, primarily due to the decrease in the number of offline events held by us and the VIEs during 2022. The number of cities where we have established sales operations decreased from 119 as of December 31, 2021 to 83 as of December 31, 2022.

Our sales staff compensation expenses decreased by 46.1% from RMB110.7 million in 2021 to RMB59.7 million in 2022, primarily due to the decrease in the number of offline events held by us and the corresponding adjustment of our and the VIEs’ workforce structure.

Our selling and marketing expenses as a percentage of total net revenues decreased from 76.8% in 2021 to 69.7% in 2022, primarily because our selling and marketing expenses decreased at a larger rate than our revenue did.

General and administrative expenses

Our general and administrative expenses decreased by 11.1% from RMB72.8 million in 2021 to RMB64.7 million in 2022, primarily due to (1) a decrease in the administrative staff compensation expenses, as a result of adjustment of our and the VIEs’ workforce structure and (2) a decrease in allowance for doubtful accounts, as a result of strengthened collection efforts of accounts receivable, partially offset by an increase in professional service expenses in connection with the November 2022 Offering. General and administrative expenses, as a percentage of total net revenues, increased from 20.4% in 2021 to 35.3% in 2022, primarily due to the decrease in our net revenues.

Research and Development Expenses

Our research and development expenses decreased by 44.5% from RMB35.7 million in 2021 to RMB19.8 million in 2022, primarily due to the decrease in the staff compensation expenses, as a result of the adjustment of our and the VIEs’ workforce structure.

Impairment of long-lived assets

Impairment of long-lived assets increased from nil in 2021 to RMB19.7 million in 2022, primarily due to impairment in relation to property, equipment and software, intangible assets and right-of-use assets.

Operating Loss

As a result of the foregoing, our operating loss increased by 7.6% from RMB110.8 million in 2021 to RMB119.3 million in 2022.

Others, net included in other income/(expenses) primarily include government grants and VAT refunds, change in fair value of warrant liability, partially offset by impairment of goodwill.

Net Loss

As a result of the foregoing, we had net loss of RMB101.9 million and RMB166.5 million in 2021 and 2022, respectively.

B. Liquidity and Capital Resources

Liquidity and Capital Resources

Our principal sources of liquidity have been cash generated from operations, proceeds from our initial public offering, the November 2022 Offering and loans from banks.

As of December 31, 2022 and 2023, we had RMB69.9 million and RMB9.6 million (US$1.3 million), respectively, in cash and cash equivalents. As of December 31, 2022 and 2023, we held a cash balance of RMB61.1 million and RMB3.0 million (US$0.4 million) denominated in U.S. dollars, respectively. As of the same dates, we held a cash balance of RMB8.8 million and RMB6.6 million (US$0.9 million) denominated in RMB, respectively, representing 12.6% and 68.5% of our total cash and cash equivalents, respectively. We did not have time deposits as of December 31, 2022 and 2023, respectively.

We have incurred recurring operating losses since our inception, including net losses of RMB101.9 million, RMB166.5 million and RMB83.0 million (US$11.7 million) in 2021, 2022 and 2023, respectively. Net cash used in operating activities was RMB92.3 million, RMB109.7 million and RMB74.9 million (US$10.6 million) in 2021, 2022 and 2023, respectively. Accumulated deficit was RMB1,233.1 million (US$173.7 million) as of December 31, 2023. As of December 31, 2023, we had net current liability of RMB24.8 million (US$3.5 million). The COVID-19 pandemic, especially the resulting high cancellation rate of scheduled offline auto shows, negatively impacted our business operations in 2021 and 2022. Currently, although the restrictive measures in relation to the COVID-19 pandemic have been lifted, our financial condition has been materially and adversely impacted by the COVID-19 pandemic in the past two years, and we need to improve our operational and financial performance gradually by implementing our management plans. These conditions raise substantial doubt about our ability to continue as a going concern.

Historically, we have relied principally on cash from operating activities, non-operational sources of equity and debt financing to fund our operations and business development. Our ability to continue as a going concern is dependent on our management’s ability to successfully execute the business plan of improving staff efficiency, pursuing cooperation opportunities in the electric vehicles industry, and pursuing potential financing to improve our cash flow from operating and financing activities. Based on cash flow projections from operating and financing activities, our current balance of cash and cash equivalents, and the impact of the COVID-19 pandemic on our operations, our management believes that our current cash and cash equivalents, time deposits and anticipated cash flow from operations upon successful execution of our business plans and financing plans will be sufficient to meet our anticipated cash needs from operations and other commitments for at least the next 12 months from the date of this prospectus. However, there is no assurance that the plans will be successfully implemented. Failure to successfully implement the plans will have a material adverse effect on our business, results of operations and financial position, and may materially and adversely affect our ability to continue as a going concern. See “Risk Factors-Risks Related to Our Business and Industry-The consolidated financial statements included herein contain disclosures that express substantial doubt about our ability to continue as a going concern.”

We have not yet achieved a business scale that is able to generate a sufficient level of revenues to achieve net profit and positive cash flows from operating activities, and we expect the operating losses and negative cash flows from operations will continue for the foreseeable future. While we believe that our current cash and cash equivalents and other current assets are sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next 12 months from the date of this prospectus, if we fail to grow our business in a way that generates sufficient returns, we may need additional financing to execute our business plans. If additional financing is required, we cannot predict whether this additional financing will be in the form of equity, debt, or another form, and we may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. See “Risk Factors-Risks Related to Our Business and Industry-We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.” If financing sources are not available, or if we are unsuccessful in increasing our gross profit margin and reducing operating losses, we may be unable to implement our current plans for expansion, repay debt obligations or compete with other market participants effectively, any of which would have a material adverse effect on our business, financial condition and results of operations and would materially and adversely affect our ability to continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of uncertainties described above.

The following table sets forth a summary of our cash flows for the years indicated.

	For the year ended
	December 31,
	2021	2022	2023
	RMB	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(92,255)	(109,679)	(74,892)	(10,550)
Net cash generated from/(used in) investing activities	47,856	(212)	-	-
Net cash generated from financing activities	7,000	91,241	13,972	1,968
Effect of exchange rate effect on cash and cash equivalents	(5,048)	(1,805)	70	10
Net decrease in cash, cash equivalents and restricted cash	(42,447)	(20,455)	(60,850)	(8,572)
Cash and cash equivalents, and restricted cash at beginning of the period	139,745	97,298	76,843	10,824
Cash and cash equivalents, and restricted cash at end of the period	97,298	76,843	15,993	2,252

Operating Activities

Cash used in operating activities was RMB74.9 million (US$10.6 million) in 2023. In 2023, the difference between our cash used in operating activities and our net loss of RMB83.0 million (US$11.7 million) resulted primarily from (1) a decrease in prepayment and other current assets of RMB26.8 million (US$3.8 million), (2) a decrease in accounts and notes receivable of RMB20.4 million (US$2.9 million), (3) share-based compensation of RMB9.5 million (US$1.3 million), (4) allowance of doubtful accounts of RMB4.8 million (US$0.7 million), and (5) impairment on long-lived asset of RMB1.5 million (US$0.2 million), partially offset by (1) changes in fair value of warrant liability of RMB20.7 million (US$2.9 million), (2) a decrease in salary and welfare benefits payable of RMB15.9 million(US$2.2 million), (3) other income on reverse of unpaid tax of RMB8.8 million (US$1.2 million), (4) a decrease in other taxes payable of RMB3.7 million (US$0.5 million), (5) a decrease in accounts payable of RMB3.3 million (US$0.5 million) and (6) a decrease in other current liabilities of RMB3.0 million (US$0.4 million).

Cash used in operating activities was RMB109.7 million in 2022. In 2022, the difference between our cash used in operating activities and our net loss of RMB166.5 million resulted primarily from (1) provisions for goodwill impairment of RMB69.9 million, (2) provisions for long-lived asset impairment of RMB19.7 million, (3) share-based compensation of RMB10.3 million, (4) allowance of doubtful accounts of RMB8.1 million, and (5) a decrease in prepayment and other current assets of RMB5.2 million, partially offset by (1) a decrease in accounts payable of RMB15.9 million, (2) a decrease in advance from customers of RMB11.7 million, (3) income on changes in fair value of RMB11.2 million, (4) a decrease in other current liabilities of RMB8.0 million and (5) a decrease in salary and welfare benefits payable of RMB6.9 million.

Cash used in operating activities was RMB92.3 million in 2021. In 2021, the difference between our cash used in operating activities and our net loss of RMB101.9 million resulted primarily from (1) allowance of doubtful accounts of RMB17.8 million, (2) share-based compensation of RMB9.8 million, (3) an increase in accounts payable of RMB7.8 million, (4) a decrease in accounts receivable of RMB6.5 million and (5) amortization of intangible assets of RMB4.1 million, partially offset by (1) a decrease in other current liabilities of RMB17.3 million, (2) a decrease in salary and welfare benefits payable of RMB13.0 million, (3) a decrease in advance from customers of RMB6.1 million and (4) an increase in prepayment and other current assets of RMB4.2 million.

Investing Activities

Net cash used in and generated from investing activities was nil in 2023.

Net cash used in investing activities was RMB0.2 million in 2022, representing purchase of property, equipment and software.

Net cash generated from investing activities was RMB47.9 million in 2021, primarily due to (1) cash of RMB45.7 million received from maturity of time deposits and (2) cash of RMB5.4 million received from disposal of long-term investments, partially offset by (1) cash of RMB2.3 million paid for long-term investments and (2) purchase of property, equipment and software, and other non-current assets of RMB1.0 million.

Financing Activities

Net cash generated from financing activities was RMB14.0 million (US$2.0 million) in 2023, primarily due to proceeds from borrowings of RMB20.4 million (US$2.9 million), partially offset by cash repayments of borrowings of RMB6.4 million (US$0.9 million).

Net cash generated from financing activities was RMB91.2 million in 2022, primarily due to (1) net proceeds after deducting placement agent fee and offering expenses from the November 2022 Offering of approximately RMB93.5 million and (2) proceeds from borrowings of RMB6.2 million, partially offset by cash repayments of short-term borrowings of RMB8.5 million.

Net cash generated from financing activities was RMB7.0 million in 2021, primarily due to cash of RMB10.0 million received from short-term borrowings, partially offset by cash repayments of short-term borrowings of RMB3.0 million.

Indebtedness

For details of our outstanding borrowings as of December 31, 2022 and 2023, see Notes 13 and 15 to the consolidated financial statements included in this prospectus.

Capital Expenditures

We incurred capital expenditures of RMB1.0 million, RMB0.2 million and nil in 2021, 2022 and 2023, respectively, primarily in connection with the purchase of property, equipment and software and our and the VIEs’ office refurbishment. We intend to fund our future capital expenditures with our existing cash balance, proceeds from debt or equity financing and other financing alternatives. We will continue to incur capital expenditures to support the growth of our business.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Contractual Obligations

We lease office spaces and venues for auto shows under non-cancelable operating lease agreements, which expire at various dates through February 2027. As of December 31, 2023, future minimum payments under non-cancelable operating lease agreements were as follows:

	Payment due by period
	Total	Less than 1 year	1-3 years	More than 3 years
	(RMB in thousands)
Office spaces and venues for auto shows(1)	11,381	4,735	6,646	-

(1)	Represents minimum payments under non-cancelable operating lease agreements related to our office spaces and venues for auto shows.

C. Research and Development, Patents and Licenses, etc.

See “Business Overview-Technology” and “Business Overview-Intellectual Property.”

D. Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events for the 2023 that are reasonably likely to have a material adverse effect on our net revenue, income, profitability, liquidity or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial condition.

E. Critical Accounting Estimates

We prepare financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. Our critical accounting policies and practices include the following: (i) revenue recognition; (ii) allowance for credit loss; (iii) goodwill; (iv) impairment of long-lived assets; and (v) warrant liability. See Note 3-Significant Accounting Policies to our consolidated financial statements for the disclosure of these accounting policies. We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements.

Revenue Recognition

We recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services using the five steps defined under ASC Topic 606.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, we satisfy a performance obligation.

Revenue is recognized upon transfer of control of promised goods or services to a customer.

Revenue is recorded net of Value Added Tax (“VAT”), and related surcharges collected from customers, which are subsequently remitted to government authorities.

Offline marketing services revenue

Auto show revenue

Our and the VIEs’ online website and offline infrastructure allow us and the VIEs to organize auto shows, which aim at facilitating transactions between consumers and industry customers that includes auto dealers, automakers and automotive service providers. We and the VIEs charge a fixed admission fee per auto show event to industry customers for arranging, decorating and providing booth space at auto shows. We have identified one performance obligation for the transaction, providing a decorated venue for auto dealers, automakers and automotive service providers, as the individual service promised in auto show contracts are not distinct individually. As we have control of the auto show services and discretion in establishing the price of auto show admission fee to auto dealers, automakers and other automotive service providers, we are considered to be a principal in accordance with ASC 606. The auto shows revenue is recognized on a straight-line basis over the period of the contract, which is usually from two days to four days, when the services are provided.

Special promotion event service revenue

We and the VIEs provide integrated services to support industry customers’ special promotion events during a specific period, which include event planning and execution, marketing training and onsite coaching. We and the VIEs charge a fixed service fee per special promotion event. We have identified one performance obligation, as the individual service promised in service contracts are not distinct individually. As we have control of the special promotion event services and discretion in establishing the price of services fees to industry customers, we are considered to be a principal in accordance with ASC 606. Revenue generated from the special promotion event services is recognized on a straight-line basis over the period of the contract, which is usually one week, when the services are provided.

Revenue from referral service for commercial bank

In October 2019, we and the VIEs commenced our auto loan referral services in collaboration with a commercial bank. The referral services provided to the bank include (1) referral services and (2) periodic guarantee for the following time periods: (a) from the date of loan issuance by the commercial bank to the consumer to the date when the consumer’s vehicle mortgage registration is completed (the procedures for which should be completed within 120 days after the loan issuance) and (b) no overdue of more than 30 days for any of the first three monthly repayment. The referral service and periodic guarantee are two separate performance obligations that meet the criteria to be considered distinct, of which, referral services revenue is recognized at a point in time upon the delivery of the services and a guarantee liability is recorded at fair value at inception of the loans. Revenue from the periodic guarantee is recognized by a systematic and rational amortization method over the term of guarantee period. We and the VIEs have ceased to operate the referral services since April 2022.

Online marketing services revenue

Our and the VIEs’ online marketing services revenue primarily include (i) live streaming promotion events services, (ii) customer referral services, (iii) marketing information services and (iv) demand-side platform services.

We and the VIEs commenced live streaming promotion events services from the first quarter of 2020, holding promotion events on the live streaming platform of Tmall, which aims at facilitating transactions between consumers and industry customers that includes auto dealers, automakers and automotive service providers. We identified only one performance obligation to provide the industry customers with services to arrange, decorate and provide platforms for live shows. We charge a fixed admission fee per live streaming promotion event from industry customers. As we have control of the services and discretion in establishing the price of live streaming promotion admission fee to auto dealers, automakers and other automotive service providers, it is considered to be a principal in accordance with ASC 606. The live streaming promotion events revenue is recognized on a straight-line basis over the period of the contract, which is usually one week, when the services are provided.

Other revenue

We and the VIEs also commenced customer referral services from the first quarter of 2020 by referring industry customers to Baidu to use the membership services of a Baidu’s auto content distribution platform. We identified only one performance obligation to provide referral services to Baidu. We charged Baidu a fixed rate commission fee based on the membership fee amount for the services rendered. Revenues are recognized at point-in-time when the industry customers successfully register as a membership of Baidu’s auto content distribution platform.

For the marketing information services, we and the VIEs generate consumers’ demand information through online channels and provide to the industry customers upon consumers’ consent. We identified only one performance obligation to provide information regarding consumer demand for industry customers. The marketing information service fee is charged based on the quantity of consumers’ demand information delivered. Revenue is recognized at a point in time upon the delivery of such consumers’ demand information.

The demand-side platform services generate revenue through (1) online advertising services and (2) advertising space resale services. For the advertising services, we identified only one performance obligation to provide advertising spaces on the website to customers, and we recognized the service fees received as revenue on a straight-line basis over the period of the service period. Under the advertising space resale services, we identified only one performance obligation to provide advertising spaces from suppliers such as search engines and other online advertising channels based on customer demands. The customers pay us a membership fee to access these spaces. We recognize the membership fee on a straight-line basis over the membership period, which is usually one year.

On January 13, 2020, we completed the acquisition of Longye, a Software-as-a-Service company that mainly provides subscription and support services to industry customers, including auto dealers, automakers and automotive service provider, with access to cloud services, software licenses and related support and updates during the term of the arrangement. Cloud services allow industry customers to use our multi-tenant software without taking possession of the software. We identified only one performance obligation to provide integrated cloud services to industry customers. We initially record the subscription and support services fee as deferred revenue upon reception and then recognize the revenue on a straight-line basis over the service period, which is usually from one year to five years. The subscription and support services revenue is recognized on a straight-line basis over the period of the contract when the services are provided.

Starting from August 2021, we and the VIEs provide aftermarket promotion service to support auto dealers’ aftermarket promotion events during a period. We identified one performance obligation that is to provide promotion support services to industry customers. The promotion support service revenue is recognized over the period of the contract when the services are provided.

Allowance for credit loss

The carrying value of accounts receivable is reduced by an allowance that reflects our best estimate of the amounts that will not be collected. An allowance for credit loss is recorded in the period when a loss is probable based on an assessment of specific evidence indicating collection is unlikely, historical bad debt rates, accounts aging, financial conditions of the customer and industry trends. To estimate expected credit losses, we have identified the relevant risk characteristics of the receivables which include size and nature. Receivables with similar risk characteristics have been grouped into pools. For each pool, we consider the past collection experience, current economic conditions and future economic conditions (external data and macroeconomic factors). This is assessed at each quarter based on the specific facts and circumstances. There have been no significant changes in the assumptions since adoption. Accounts receivable balances are written off against the allowance when they are determined to be uncollectible. Notes receivable represents notes receivable issued by reputable financial institutions that entitle us to receive the full face amount from the financial institutions at maturity.

Assumptions Used. Our allowance for credit losses is based on its assumptions regarding the probability of default. The expected probability of payment and time to default, which include assumptions about macroeconomic factors and recent performance. We recognized RMB11.7 million and RMB1.4 million in allowance for credit loss on accounts receivable for the years ended December 31, 2021 and 2023, respectively, and we reversed RMB0.9 million in allowance for credit loss on accounts receivable for the year ended December 31, 2022.

Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. Our goodwill as of December 31, 2022 and 2023 was related to its acquisition of Longye in January 2020. In accordance with ASC 350, Goodwill and Other Intangible Assets, recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. These events or circumstances include a significant change in stock prices, business environment, legal factors, financial performances, competition, or events affecting the reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The estimation of fair value of reporting unit using a discounted cash flow methodology also requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for the reporting unit.

Management has determined that we have one reporting unit within the entity at which goodwill is monitored for internal management purposes. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. Management evaluated the recoverability of goodwill by performing a qualitative assessment before using the quantitative impairment test approach at the reporting unit level. Based on an assessment of the qualitative factors, management determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount as of December 31, 2022 and 2023. Therefore, management performed quantitative assessment and recognized nil, RMB69.9 million and nil in impairment loss for the years ended December 31, 2021, 2022 and 2023, respectively.

If we reorganize our reporting structure in a manner that changes the composition of our reporting units, goodwill is reassigned based on the relative fair value of each of the affected reporting units.

Impairment of long-lived assets

Long-lived assets or asset group, including intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than we had originally estimated.

We primarily consider the following factors when evaluating impairment:

●	significant underperformance relative to projected operating results;

●	significant changes in the overall business strategy;

●	significant adverse changes in legal or business environment; and

●	significant competition, unfavorable industry trends, or economic outlook.

When these events occur, we evaluate the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, we recognize an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. We recognized nil, RMB19.7 million and RMB1.5 million (US$0.2 million) in impairment loss related to long-lived assets in 2021, 2022 and 2023, respectively. Specifically, the impairment loss of RMB1.1 million, RMB3.0 million and RMB15.6 million in 2022 was recognized in relation to property, equipment and software, right-of-use assets and intangible assets, respectively, and the impairment loss of RMB1.5 million (US$0.2 million) in 2023 related to right-of-use assets.

Future cash flow assumptions. We performed qualitative analysis regarding the existence of impairment indicators pursuant to ASC 360-10-35-21 and concluded that there are indicators that the asset group might be impaired mainly due to recurring net losses and operating cash out-flows for the years ended December 31, 2023. Thus, we performed the quantitative asset group impairment testing by calculating the undiscounted cash flow to test for recoverability. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, we recognize an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets.

Warrant liability

We issued warrants to purchase ordinary shares. We evaluate the warrants under ASC 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity. Warrants recorded as liabilities are recorded at their fair value and remeasured on each reporting date with change in estimated fair value of warrant liability in the consolidated statement of operations and comprehensive loss.

The fair value of the warrant liabilities was valued using Black Scholes Option Pricing model with (1) risk-free rate, (2) expect warrants life, (3) exercise price of warrant, (4) stock price, (5) standard derivation in the value of stock, and (6) expected dividend yield.

As of December 31, 2022 and 2023, we had RMB24,376 million and RMB4.0 million (US$0.6 million) of warrant liability. We recognized nil, RMB11.2 million and RMB20.7 million (US$2.9 million) in gain in fair value of warrant liability in 2021, 2022 and 2023, respectively.

BUSINESS OVERVIEW

A. History and development of the company

We are an exempted company with limited liability incorporated in the Cayman Islands. We commenced our automobile group-purchase facilitation business in 2010. We began our auto show business in the fourth quarter of 2016, and we expanded our auto shows to tier-3 and below cities in 2017.

We conduct our business through our subsidiaries and the VIEs in China. Over the past few years, we underwent a series of restructurings. In particular:

●	Incorporation of the listing entity. In September 2012, we incorporated TuanChe Limited as a holding company and proposed listing entity in the Cayman Islands.

●	Incorporation of Hong Kong and PRC subsidiaries. In October 2012, we established a wholly-owned subsidiary in Hong Kong, TuanChe Information Limited. In January 2013, we also established a wholly-owned subsidiary in China, TuanYuan Internet Technology (Beijing) Co., Ltd. (“TuanYuan”), through which we obtained control over TuanChe Internet Information Service (Beijing) Co., Ltd. (“TuanChe Internet”), based on a series of contractual arrangements.

●	Contractual arrangements. Due to PRC legal restrictions on foreign ownership in value-added telecommunications services, we carry out our business in China through the VIEs and their subsidiaries. In March 2013, we, through TuanYuan, entered into a series of contractual arrangements with (1) TuanChe Internet, and (2) the shareholders of TuanChe Internet, to obtain effective control of TuanChe Internet and its subsidiaries. These contractual arrangements, as revised from time to time, were most recently revised in February 2023. In June 2018, we, through Chema Beijing, entered into a series of contractual arrangements with (1) Tansuojixian Beijing (currently operating as Hainan Shuke), and (2) the shareholders of Tansuojixian Beijing, to obtain effective control of Tansuojixian Beijing and its subsidiaries. In January 2020, in relation to our acquisition of Longye, we, through Sangu Maolu, a wholly owned subsidiary in China, entered into a series of contractual arrangements with (1) Drive New Media and Internet Drive Technology, and (2) their respective shareholders, to obtain effective control of Drive New Media and Internet Drive Technology and their respective subsidiaries.

Since our incorporation of TuanChe Limited in 2012, we have raised approximately US$146.8 million in equity financing from our dedicated group of investors:

●	Series A financing. In March 2013, we raised an aggregate of US$700,000 from the issuance of 2,828,393 and 16,970,357 Series A preferred shares to K2 Evergreen Partners L.P. and K2 Partners II L.P., respectively.

●	Series B financing. In September 2013, we raised an aggregate of US$5,564,856 from the issuance of 4,142,781 and 8,285,562 Series B-1 preferred shares to K2 Evergreen Partners L.P. and K2 Partners II L.P., respectively, and the issuance of 18,193,772 and 4,548,443 series B-2 preferred shares to BAI GmbH and K2 Partners II L.P., respectively.

●	Series C financing. In August 2014, we raised an aggregate of US$23,658,593 from the issuance of 3,427,812 Series C-1 preferred shares, 5,643,437 Series C-2 preferred shares to BAI GmbH, and 27,765,278 Series C-2 preferred shares to Highland 9 - LUX S.à.r.l. In September 2015, Highland 9 - LUX S.à.r.l. transferred such Series C-2 preferred shares to Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, and Highland Entrepreneurs’ Fund 9 Limited Partnership, and 483,702 Series C-2 preferred shares to China Equities HK Limited.

●	Series C+ financing. In June 2017, we raised an aggregate of US$8,682,770 from the issuance of in total 12,593,555 Series C+ preferred shares to Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, Highland Entrepreneurs’ Fund 9 Limited Partnership, K2 Partners III Limited, K2 Family Partners Limited, BAI GmbH, and AlphaX Partners Fund I, L.P. On December 21, 2015, we entered into a convertible loan agreement with Lanxi Puhua Juli Equity Investment L.P. (“Lanxi Puhua”), in the amount of RMB30.0 million. On August 18, 2017, we issued 6,261,743 Series C+ preferred shares to Puhua Group Ltd, a company designated by Lanxi Puhua, at nominal value, pursuant to the loan agreement and a share purchase agreement dated June 16, 2017.

●	Convertible note financing. In August 2017, we raised an aggregate principal amount of US$6,300,000 through issuing notes to AlphaX Partners Fund I, L.P., K2 Partners III Limited and K2 Family Partners Limited, and Hongtao Investment-I Ltd (formerly known as Eager Info Investments Limited) pursuant to certain convertible note purchase agreements. In June 2018, the convertible notes were converted into an aggregate of 3,965,043, 1,201,528 and 2,403,057 Series C-4 preferred shares, respectively, all at a conversion price of US$0.8322734 per share.

●	Series D-1 financing. In June 2018, we raised an aggregate of US$23,350,000 from the issuance of 3,592,664 and 6,453,887 Series D-1 preferred shares to ACEE Capital Ltd. and Honour Depot Limited, respectively.

●	Series D-2 financing. In September 2018, we raised US$50,000,000 from the issuance of 20,630,925 Series D-2 preferred shares to Beijing Z-Park Fund Investment Center (Limited Partner). In October 2018, we raised US$2,300,000 from the issuance of 949,023 Series D-2 preferred shares to Beijing Shengjing Fengtai Innovation Investment Center (Limited Partner).

●	Initial public offering. In November 2018, we completed an initial public offering of 2,600,000 ADSs, raising approximately US$15.0 million in net proceeds after deducting underwriting commissions and the offering expenses payable by us.

●	November 2022 Offering. On November 25, 2022, we completed a registered direct offering with investors for the purchase and sale of (1) 3,654,546 ADSs, (2) certain pre-funded warrants to purchase 1,800,000 ADSs (the “Pre-Funded Warrants”) in lieu of the ADSs being offered, and (3) certain warrants to purchase up to 5,454,546 ADSs (the “Warrants”), to certain institutional investors pursuant to a securities purchase agreement dated November 21, 2022, raising approximately US$13.6 million after deducting placement agent fee and the offering expenses payable by us.

●	Effective on January 26, 2024, we changed the ratio of the ADSs to Class A ordinary shares from the then ADS ratio of one ADS to sixteen (16) Class A ordinary shares to a new ADS ratio of one ADS representing two hundred and forty (240) Class A ordinary shares

●	October 2024 Transaction. On October 24, 2024, we entered into certain securities purchase agreement with certain non-affiliated institutional investor (pursuant to which the Company agreed to sell (1) 241,677 ADSs, and (2) certain pre-funded warrants to purchase up to 520,042 ADSs in a registered direct offering, and (3) in a concurrent private placement, restricted warrants to purchase an aggregate of up to 761,719 ADSs (, for aggregate gross proceeds of approximately $1.1 million.

PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunications service businesses. We conduct our operations in the PRC through our subsidiaries and the VIEs and their subsidiaries. We exert significant influence over the VIEs through a series of contractual arrangements among our WFOEs, the VIEs and their respective shareholders.

The contractual arrangements, as described in more detail below, collectively allow us to:

●	exert significant influence over each of the VIEs and their respective subsidiaries;

●	receive substantially all of the economic benefits of the VIEs; and

●	have an exclusive call option to purchase all or part of the equity interests in and/or assets of each of the VIEs when and to the extent permitted by PRC laws.

As a result of these contractual arrangements, we are the primary beneficiary of the VIEs and their respective subsidiaries, and, therefore, have consolidated the financial results of the VIEs in our consolidated financial statements, provided that we meet the conditions for consolidation under U.S. GAAP.

We listed the ADSs on the Nasdaq Capital Market under the symbol “TC” on November 20, 2018 and completed an initial public offering of 2,600,000 ADSs on November 23, 2018, raising approximately US$15.0 million in net proceeds after deducting underwriting commissions and the offering expenses payable by us. On November 25, 2022, we completed a registered direct offering with investors for the purchase and sale of (1) 3,654,546 ADSs, (2) the Pre-Funded Warrants in lieu of the ADSs being offered, and (3) the Warrants, to certain institutional investors pursuant to a securities purchase agreement dated November 21, 2022, raising approximately US$13.6 million after deducting placement agent fee and the offering expenses payable by us.

On January 21, 2021, our board of directors received a preliminary non-binding proposal letter from Mr. Wei Wen, our chairman and chief executive officer, proposing a “going-private” transaction. On November 12, 2021, Mr. Wei Wen withdrew the non-binding going private proposal. On January 21, 2022, we announced our preliminary plan to enter the electric vehicle manufacturing business.

Our principal executive offices are located at 9F, Ruihai Building, No. 21 Yangfangdian Road, Haidian District, Beijing 100038, People’s Republic of China. Our registered office in the Cayman Islands is located at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The telephone number of our principal executive offices is (+86-10) 6399-8902. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our agent for service of process in the United States is Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, N.Y. 10016, United States. Our principal website is tuanche.com.

For information regarding our principal capital expenditures, see “B. Liquidity and Capital Resources-Liquidity and Capital Resources.”

SEC maintains an Internet site, http://www.sec/gov, which contains reports, proxy and information statements, and other information regarding us. We also maintain an Internet site, http://ir.tuanche.com/, for investors’ information.

Nasdaq Listing Standards Compliance

On February 17, 2023, we received a notice from Nasdaq that we have failed to comply with the minimum closing bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules. The Nasdaq notification letter does not result in the immediate delisting of our securities. Pursuant to Rule 5810(c)(3)(A) of the Nasdaq Listing Rules, we have a compliance period of 180 calendar days, or until August 16, 2023 to regain compliance with Nasdaq’s minimum bid price requirement. On February 9, 2024, we received a notification letter (the “Compliance Notice”) from the Listing Qualifications Department of Nasdaq, informing us that the closing bid price of the ADSs had been at US$1.00 per ADS or greater for 10 consecutive business days from January 26 through February 8, 2024, and accordingly, we regained compliance with the Nasdaq Listing Rule 5550(a)(2).

B. Business Overview

We operate the following businesses:

Offline marketing solutions. We and the VIEs turn individual and isolated automobile purchase transactions into large-scale collective purchase activities through our auto shows. By attracting a large number of consumers, these events serve as integrated marketing solutions to industry customers, which include automakers, franchised dealerships, secondary dealers and automotive service providers. We and the VIEs enable interactions between large numbers of participants on both sides of a potential transaction, creating a “many-to-many” environment, within a short period of time, thus enhancing the value we and the VIEs offer to both consumers and industry customer participants of our offline events. We and the VIEs organize auto shows and charge industry customers for booth spaces in the auto shows. In addition, we and the VIEs have developed special promotion event services to better support industry customers in organizing their special promotion events through various integrated services, including event planning and executing, marketing training and onsite coaching. We and the VIEs charge fixed service fees for special promotion event services.

Online marketing services. We and the VIEs provide online marketing services for our industry customers to increase the efficiency and effectiveness of their marketing campaigns.

Referral service for commercial bank. We and the VIEs collaborate with and facilitate a commercial bank in expanding its cooperation with our and the VIEs’ industry customers to grow its auto loan business. We and the VIEs charge the bank service fees for approved loan applications. We and the VIEs ceased to operate the referral services in 2022.

Our and the VIEs’ business model features the integration of two complementary elements: our and the VIEs’ online platform and offline events. The online platform consists of our and the VIEs’ website, tuanche.com, official WeChat account, WeChat mini-program and mobile applications. Together, these channels promote our and the VIEs’ offline events and serve as a consumer acquisition tool for the offline events. Our and the VIEs’ offline events provide consumers physical access to a broad selection of automobiles and serve as a gateway to useful data from consumer participants who have not previously entered their information on our and the VIEs’ online platform. With our and the VIEs’ data analytics capabilities, these data enhance our and the VIEs’ understanding of the automobile demand in various localities and continuously improve the effectiveness of our and the VIEs’ event planning.

We, together with the VIEs, complement our and the VIEs’ service offerings by collaborating with service and product providers in China’s automotive industry, such as aftermarket service providers, financial institutions, and insurance companies. By extending our and the VIEs’ services beyond automobile purchases, we, together with the VIEs, offer consumers one-stop end-to-end shopping experience, establish ongoing relationships with consumers, and attract new consumers who are contemplating automobile purchases. As our and the VIEs’ consumer base increases, we believe more automakers and auto dealers are incentivized to become our and the VIEs’ industry customers, which leads to a broader selection of automobiles and more favorable pricing terms for our and the VIEs’ consumers, driving a self-reinforcing virtuous cycle.

We announced our plan to expand into the NEV industry in January 2021, and we recently announced our strategic collaboration with YangMing New Energy Technology (“YangMing”), Beijing S-TECH Technology (“S-TECH”) and IAT Automobile Technology Co., Ltd. (Shenzhen Stock Exchange: 300825) (“IAT”) to explore opportunities in and strengthen our capabilities in the NEV industry. Pursuant to the collaboration agreements, we will collaborate with YangMing to research EV batteries and strengthen our supply chain capacity, with S-TECH to leverage its technologies for our vehicle model development, and with IAT on, among others, vehicle and component research and development, manufacturing and software development.

We, together with the VIEs, have a long operating history in China’s automotive industry and have achieved rapid growth since our inception in 2010. In 2010, we and the VIEs began the group-purchase facilitation service where we and the VIEs gathered consumers interested in purchasing the same brands and models through our online channels, and organized offline store visits to franchised dealerships carrying these brands and models. Leveraging the network of franchised dealerships that we and the VIEs built through the group-purchase facilitation service and the operational capabilities that we and the VIEs accumulated through organizing offline events, we, together with the VIEs launched the auto show business in the last quarter of 2016. In 2021, 2022 and 2023, we and the VIEs organized 450, 150 and 299 auto shows, respectively. The total number of automobiles sales transactions we and the VIEs facilitated through the auto shows was 104,689, 22,176 and 61,020 in 2021, 2022 and 2023, respectively. The total GMV of all automobile sales transactions we and the VIEs facilitated was approximately RMB3.4 billion and RMB9.7 billion (US$1.4 billion) in 2022 and 2023, respectively. In January 2019, we, together with the VIEs, commenced special promotion event services to better support our and the VIEs’ industry customers in organizing their special promotion events through a series of integrated service offerings, including event planning and executing, marketing training and onsite coaching. We and the VIEs facilitated 750 special promotion events through our and the VIEs’ services in 2023.

Historically, we generated net revenues primarily through the offline events. We generated net revenue from referral services, online marketing services and others, which amounted to RMB110.7 million, RMB127.6 million and RMB47.9 million (US$6.7 million) in 2021, 2022 and 2023, respectively, representing 31.0%, 69.7% and 29.5% of our net revenues for the same periods, respectively. In 2021, we ceased operation of, and did not generate any revenue from, our virtual dealership business. In 2022, we and the VIEs ceased to operate the referral services for a commercial bank. For a detailed breakdown of our net revenues, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-A. Operating Results-Key Components of Results of Operations-Net Revenues.”

Our net revenues were RMB357.6 million, RMB183.2 million and RMB162.4 million (US$22.9 million) in 2021, 2022 and 2023, respectively. Our net loss was RMB101.9 million, RMB166.5 million and RMB83.0 million (US$11.7 million) in 2021, 2022 and 2023, respectively. Our adjusted EBITDA was RMB(82.9) million, RMB(73.4) million and RMB(92.5) million (US$13.0 million) in 2021, 2022 and 2023, respectively. We recorded adjusted net loss of RMB90.0 million, RMB77.8 million and RMB92.6 million (US$13.0 million) in 2021, 2022 and 2023, respectively. For a detailed description of our non-GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-A. Operating Results-Non-GAAP Financial Measures.” The decrease in our adjusted net loss from 2021 to 2022 was primarily due to (1) a reduced number of auto shows held by us and the VIEs as a result of tightened government restrictions in response to regional COVID-19 outbreaks, (2) reduced expenditures on promotion activities, and (3) a decrease in staff costs. The increase in our adjusted net loss from 2022 to 2023 was primarily due to (1) the cessation of our and the VIEs’ referral services since April 2022 and (2) the increase in information acquisition cost in connection with the online marketing services. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-A. Operating Results-Year Ended December 31, 2023 Compared to Year Ended December 31, 2022.”

Our and the VIEs’ Business Model

We, together with the VIEs, are the first company in China to provide a scalable omni-channel automotive marketplace approach to automobile marketing and distribution, according to the iResearch report. This business model features high sales conversion effectiveness and efficiency, delivering a high and measurable return on investment for our and the VIEs’ industry customers relative to their overall marketing expenditures. We, together with the VIEs, offer marketing solutions by integrating our online platform and offline sales events. Our online platform, which consists of our tuanche.com website, apps, official WeChat account, WeChat mini-programs, Cheshangtong, and other mobile outlets, serves as a platform for consumer acquisition and management. Our and the VIEs’ offline events bring consumers, auto dealers, automakers, and automotive service providers together to promote in-person interactions and direct comparisons across a broad selection of vehicles and related service offerings. The integration of these two components is essential to our and the VIEs’ ability to offer comprehensive and efficient automobile transaction experiences for all participants, including consumers, automakers, auto dealers, and automotive service providers. The chart below illustrates our business model for our integrated marketing solutions:

Our and the VIEs’ Consumers

We, together with the VIEs, use both online and offline channels to effectively attract automobile consumers to participate in auto shows.

Online. Our and the VIEs’ own online channels consist of the tuanche.com website, our and the VIEs’ mobile apps, our and the VIEs’ official WeChat account and WeChat mini-program. As of December 31, 2023, we have created customized city homepages for over 331 cities around China, each targeting local consumers. From January 1, 2016 to December 31, 2023, over 3.2 million consumers have entered their information on our and the VIEs’ online platform. In 2021, 2022 and 2023, the average monthly unique visits to our online platform was 3.1 million, 1.5 million and 1.2 million, respectively. When users access our website on their desktops or their mobile devices, or when they open our and the VIEs’ mobile apps or subscribe to our and the VIEs’ official WeChat account, they will find information of upcoming auto shows across China. Users are prompted to enter their names and cell phone numbers in order to gain free admission and a chance to win prizes at our and the VIEs’ offline events. Users may also indicate the brand and model they prefer, which helps us and the VIEs better understand the potential needs of the consumer participants at our and the VIEs’ offline events.

We and the VIEs also utilize online channels owned by others to attract prospective consumer participants to our and the VIEs’ offline sales events, such as search engines, social media, newsfeed apps, and online content aggregators. Recently, with the fast development in short-form video apps, we began creating short-form video content that promotes our and the VIEs’ offline events.

In 2021, 2022 and 2023, we, together with the VIEs, attracted approximately 3.0 million, 4.0 million and 3.1 million consumers to sign up for our and the VIEs offline events through our and the VIEs’ online channels, respectively.

Offline. We and the VIEs work with various offline partners to attract participants to our and the VIEs’ offline events, such as traditional print media, television, radio, and billboards in the streets and subway stations. We and the VIEs also rely on word-of-mouth referral by consumers who have participated in our and the VIEs’ events in the past.

We and the VIEs continue to evolve marketing strategies as needed for different locations. For example, in lower tier cities, we and the VIEs have historically spent more on offline consumer acquisition channels. However, with the rising popularity of smartphones in those smaller cities, we and the VIEs are able to and will continue to convert offline traffic into online data by encouraging participants at our and the VIEs’ offline events in tier-3 and below cities to scan our and the VIEs’ QR code and indicate their automobile purchase plans or preferences. Leveraging our and the VIEs’ big-data technologies, we and the VIEs are able to analyze the data and gain a better understanding of users’ interests in a particular region, which enables us and the VIEs to adjust sales and marketing plans accordingly, maximizing sales conversion rate during our and the VIEs’ offline events.

Our and the VIEs’ Industry Customers

Our and the VIEs’ industry customers include a variety of businesses within China’s automotive industry, including automakers, franchised dealerships, secondary dealers, aftermarket service providers and others providing automotive services, such as insurance companies and financial institutions. We generate our net revenues primarily from our and the VIEs’ industry customers that pay for booth spaces at the auto shows. We and the VIEs determine the amount we and the VIEs charge primarily based on locations and sizes of exhibition booths.

As of December 31, 2023, we and the VIEs had served over 3,440 industry customers in China, covering over 110 domestic and international automobile brands. We and the VIEs facilitated the sale of 82,364 automobiles for our and the VIEs’ industry customers in 2023, with a GMV of approximately RMB13.5 billion (US$1.9 billion). In 2021, our top 20 industry customers collectively contributed to approximately 11.3% of our total net revenues with the largest customer accounting for approximately 2.7%. In 2022, our and the VIEs’ top 20 industry customers collectively contributed to approximately 55.3% of our total net revenues with the largest customer accounting for approximately 24.1%. In 2023, our and the VIEs’ top 20 industry customers collectively contributed to approximately 43.7% of our total net revenues with the largest customer accounting for approximately 16.1%.

Our and the VIEs’ Services

Offline Marketing Solutions

Auto shows

We, together with the VIEs, organize auto shows to create a many-to-many consumption environment for prospective local consumers. Our and the VIEs’ sales-oriented auto shows aim at facilitating successful transactions in a highly efficient and effective manner. We, together with the VIEs, enable industry customers to display a large number of products within a short period of time at a reasonably low cost to an otherwise fragmented consumer base. We and the VIEs charge participating industry customers for booth spaces, and the amount is determined by the locations and sizes of their requested exhibition booths. Usually the larger the area an industry customer wishes to occupy, and the closer the location is to the main entrance, the more we and the VIEs charge.

Traditionally, due to inadequate information access, individual automobile consumers often encounter the hassle of bargaining and are rarely confident that they have obtained an optimal price. To solve this problem, before each auto show, we and the VIEs pre-negotiate prices with local participating dealerships and automakers, which then generally offer favorable prices to consumers who purchase automobiles during our and the VIEs’ auto shows. Our and the VIEs’ industry customers typically offer the same price to every consumer at a particular auto show who purchases the same brand and model, thus offering consumers transparent pricing. In addition, we and the VIEs also invite industry customers other than auto dealers and automakers in order to provide consumers with value-added services and products, such as insurance products, automobile accessories, and aftermarket services.

Our and the VIEs’ organization of auto shows involves four phases: (1) annual planning, (2) event request initiation, (3) event planning, and (4) event execution.

Annual planning. At the beginning of each year, we and the VIEs plan the number of auto shows we and the VIEs target to organize in each region, and the cities we and the VIEs plan to revisit and expand into. We and the VIEs also allocate budget for each region, which serves as a guideline for the specific event requests and action plans.

Event request initiation. Each auto show begins with our and the VIEs’ field employees filling out an event request. The requests outline the basic information and budget breakdown of the auto shows. These requests are first reviewed by the regional supervisors who must approve the plan before presenting them to the head of operations at our and the VIEs’ corporate headquarters. We and the VIEs involve regional supervisors because they are familiar with local situations and can ensure that the request is appropriate for that particular locality. We and the VIEs ultimately require the approval of our and the VIEs’ head of operations to make sure that our and the VIEs’ events nationwide are organized in an orderly and coordinated fashion and are in line with our and the VIEs’ overall corporate budget and strategic operation plans.

Event planning. After an event request passes the two-layered approval system, the field employees must submit specific action plans, covering our and the VIEs’ coordination plans with venue, material and service providers, with industry customers and with public security authorities. Our and the VIEs’ field employees must also indicate in the action plans the types of goods and services they need, which typically include exhibition booths and supplies, event set-up services, and event promotion services. These action plans should also include information on anticipated expenses to be paid to suppliers of these goods and services. Each action plan typically allows for miscellaneous spending which is allocated to event-day contingencies.

Event execution. After the action plans are reviewed and approved, the execution phase begins and our and the VIEs’ field employees start the coordination processes. We and the VIEs reach out to venue providers and enter into appropriate leasing arrangements. We and the VIEs engage event set-up service providers to design the layout of our and the VIEs’ auto shows and set-up procedures based on the number of industry customers we and the VIEs have solicited. Generally we and the VIEs require our and the VIEs’ event set-up service providers to purchase insurance to cover unexpected accidents during the auto shows. We and the VIEs place purchase orders for exhibition-related materials such as exhibition booth materials, water, food, and banners. At the same time, we and the VIEs work with various online and offline channels to promote our and the VIEs’ events and maximize consumer attendance.

We and the VIEs also concurrently coordinate with our and the VIEs’ industry customers. In general, we and the VIEs begin contacting industry customers 30 days before each auto show to allow them sufficient time to arrange event-day logistics since they are responsible for transporting their own vehicles or other merchandise and materials to the auto show venues. In 2016, we, together with the VIEs, introduced the “TuanChe Carnival” auto show model where we and the VIEs invited financial institutions, insurance companies, automotive service providers, car accessories manufacturers and other household goods and services providers, besides automakers and auto dealers in an effort to create a one-stop shopping experience for our consumer participants. We and the VIEs also invited provincial television and radio broadcasting media in order to gain maximum exposure in the local communities.

We and the VIEs also work with local public safety officials and hire security personnel through third-party security service providers to ensure we and the VIEs comply with relevant regulations on public gatherings and prevent any public security related issues.

In 2021, 2022 and 2023, we hosted 450, 150 and 299 auto shows across 142, 76 and 81 cities in China, respectively. The map below shows the cities where we organized at least one auto show as of December 31, 2023.

The table below sets forth a breakdown of the number of cities where we and the VIEs have organized auto shows by city tiers in the periods indicated:

	Year ended December 31,			For the Six Months Ended June 30
	2021	2022	2023	2024
Tier-1 cities	4	-	1	1
Tier-2 cities	36	15	21	13
Tier-3 and below cities	102	61	59	33
Total	142	76	81	47

The table below sets forth a breakdown of the number of cities where we and the VIEs have established operations by city tiers in the periods indicated:

	Year ended December 31,			For the Six Months Ended June 30
	2021	2022	2023	2024
Tier-1 cities	4	2	1	1
Tier-2 cities	30	22	19	13
Tier-3 and below cities	85	59	59	33
Total	119	83	79	47

Special promotion event services

We, together with the VIEs, began to provide special promotion event services to our and the VIEs’ industry customers in January 2019 to better support our industry customers in organizing their special promotion events. We and the VIEs primarily provide a series of integrated services, such as event planning and executing, marketing training and onsite coaching, to support our and the VIEs’ industry customers’ special promotion events. In 2021, 2022 and 2023, we facilitated 158, 90 and 750 special promotion events through our services, respectively. We and the VIEs typically generate net revenues from industry customers by charging fixed service fees per event.

Referral Service for Commercial Bank

In October 2019, we, together with the VIEs, commenced our and the VIEs’ referral services in collaboration with a commercial bank, where we and the VIEs facilitate the bank in expanding its cooperation with our industry customers to grow its auto loan business. We and the VIEs generate income from charging the bank service fees for approved loan applications. In 2022, we and the VIEs ceased to operate the referral services.

Online marketing services

We and the VIEs have developed our and the VIEs’ online marketing services since 2018, catering to the sales and marketing needs of automakers and auto dealers. We and the VIEs work closely with a large network of online and offline media outlets, and have access to abundant flow of information due to our and the VIEs’ social media resources. Leveraging our and the VIEs’ advanced search engine, our and the VIEs’ proprietary data analytical models and advanced digital marketing system, we and the VIEs help industry customers target consumers in an efficient, precise and low-cost manner, maximizing their abilities to acquire consumers and make sales. Our and the VIEs’ online marketing services primarily include (1) demand-side platform services, where we and the VIEs either provide online advertising services on our and the VIEs’ website or provide advertising space resale services in collaboration with third parties, such as search engines and other online advertising channels, and (2) marketing information services, through which we and the VIEs provide industry customers with individual consumers’ demands information regarding their purchase preferences for automobiles generated through our and the VIEs’ online channels upon consumers’ consent.

Other Services

Social CRM cloud services

In January 2020, we acquired Longye International Limited, a leading system developer that develops and implements social customer relationship management cloud systems (“social CRM cloud systems”) to provide social CRM services to the automotive industry in China. As of the date of this prospectus, our core social CRM service, Cheshangtong social CRM cloud system, has served more than 20,000 customers.

Aftermarket promotion services

Starting from August 2021, we provide aftermarket promotion service to support auto dealers’ aftermarket promotion events during a period.

Sales and Marketing

We believe our and the VIEs’ brand name is well-recognized across China’s automotive industry, thanks to the dedicated services of our and the VIEs’ sales and marketing team. Our and the VIEs’ nationwide in-house sales team is mainly responsible for attracting automakers and auto dealers to attend our and the VIEs’ offline events. As of December 31, 2023, we have established relationships with over 3,440 industry customers across China. Our and the VIEs’ head sales office in Beijing is in charge of sales management, operational management and strategic decision-making. We and the VIEs also have a dedicated marketing team responsible for both online and offline consumer acquisitions.

As of December 31, 2023, we had 252 sales and marketing personnel across China. Depending on the size of the event, we and the VIEs assign two to five salespersons to organize and supervise a particular auto show. Our and the VIEs’ sales and marketing team also organizes event-driven marketing activities with industry-leading e-commerce platforms and various local governments.

Technology

We and the VIEs rely on our and the VIEs’ technologies and IT infrastructure to achieve our operational goals. Our and the VIEs’ technology development strategies focus on optimizing user experience and maximizing their willingness to participate in our and the VIEs’ offline events. Our and the VIEs’ big-data analytics technology processes data and offers precise and targeted industry analysis and projections. In particular, our and the VIEs’ big-data analytics technology is capable of determining what brands and models are more popular in a particular city or among a certain consumer income level. We and the VIEs then offer the information to our and the VIEs’ industry customers to better facilitate their understanding of the local market and help them adjust their marketing efforts. We and the VIEs also offer technological support to our and the VIEs’ industry customers in their management of purchase orders and other operational information in order to improve their operational efficiencies.

Intellectual Property

Our and the VIEs’ intellectual properties include trademarks, trademark applications related to our and the VIEs’ brands and software copyrights. We and the VIEs seek to protect our and the VIEs’ intellectual properties through a combination of trademark and copyright protection laws in China and other jurisdictions, as well as through confidentiality agreements and other measures.

As of the date of this prospectus, we, together with the VIEs, hold 168 registered trademarks in China, including the “TuanChe” trademarks. As of the same date, we, together with the VIEs, have 113 registered domain names, including our main website domain names, tuanche.com, as well as 28 artwork copyright and 119 software copyrights in China.

Facilities

Our and the VIEs’ corporate headquarters are located in Beijing, China, where we, together with the VIEs, lease office space with an area of approximately 4,012.0 square meters as of December 31, 2023. In addition, we and the VIEs had strategically established field sales offices in seven cities as of December 31, 2023 as support and local command centers for our and the VIEs’ auto shows in the nearby region. We believe that our and the VIEs’ existing facilities are generally adequate to meet our and the VIEs’ current needs, but we and the VIEs expect to seek additional space as needed to accommodate future growth.

Our and the VIEs’ servers are primarily hosted at internet data centers owned by major domestic internet data center providers. The hosting services agreements typically have a one-year term. We believe that our and the VIEs’ current facilities are adequate and that we and the VIEs will be able to obtain additional facilities, primarily through leasing, to accommodate any future expansion plans.

Competition

We believe we, together with the VIEs, are a leading omni-channel automotive marketplace in China. While our and the VIEs’ business model is both disruptive and unique, we and the VIEs could be considered to compete with Autohome, Bitauto and various local auto show and automotive related event organizers. We believe we and the VIEs’ are differentiated from our and the VIEs’ competitors mainly for two reasons: (1) our and the VIEs’ events are more sales-oriented instead of information-oriented; and (2) our and the VIEs’ business model integrates our and the VIEs’ online platform with offline events.

Employees

As of this prospectus, we had 116 full-time employees. The following table sets forth the number of our full-time employees by functions as of the dates indicated.

Functional Area	Number of employees
Sales and marketing	70
General and administrative	37
Research and development	9
Total	116

Our and the VIEs’ success depends on our and the VIEs’ ability to attract, retain and motivate qualified employees. We believe that we, as well as the VIEs, maintain a good working relationship with our and the VIEs’ employees, and we and the VIEs’ have not experienced any material labor disputes as of the date of this prospectus. None of our and the VIEs’ employees is represented by labor unions.

In response to the significant impact of the COVID-19 pandemic, we and the VIEs implemented measures to adjust the pace of our and the VIEs’ business expansion and conserve resources, such as furlough arrangements and scaling back our recruitment budget and employee size, in 2021, 2022 and 2023. We may resort to other cost cutting measures if the outbreak of COVID-19 and its impact persist or escalate. For more details, see “Risk Factors-Risks Related to Our Business and Industry-Our business operations have been and may continue to be materially and adversely affected by the COVID-19 pandemic.”

Legal Proceedings

From time to time, we and the VIEs may be subject to various claims and legal actions that arise in the ordinary course of our and the VIEs’ business. Neither we nor the VIEs are not currently subject to any threatened or ongoing legal proceedings that, in the opinion of our and the VIEs’ management, may have a material adverse effect on our and the VIEs’ business, results of operations or financial condition.

Regulation

Regulations Relating to Value-added Telecommunications Service

The Telecommunications Regulations of PRC promulgated in September 2000 and amended in July 2014 and February 2016, respectively, by the State Council and its related implementation rules, including the Catalog of Classification of Telecommunications Business issued by the MIIT, categorize various types of telecommunications and telecommunications-related activities into basic or value-added telecommunications services. The Administrative Measures on Telecommunications Business Operating promulgated in March 2009 and most recently amended in July 2017 by MIIT set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of value-added telecommunications services must first obtain a license for value-added telecommunications business, or value-added telecommunications service license, from the MIIT or its provincial level counterparts.

In September 2000, the State Council promulgated the Administrative Measures on Internet Information Services (the “Internet Content Measures”), which was amended in January 2011. Under the Internet Content Measures, commercial internet information services operator shall obtain a license for value-added telecommunications business. The Internet Content Measures also set out certain restrictions on the provision of internet information services. For example, the internet information providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the legal rights of others. Furthermore, administration of mobile internet application information services is strengthened through the Regulations for Administration of Mobile Internet Application Information Services (the “MIAIS Regulations”), issued in June 2016 and effective in August 2016, amended in June 2022. The MIAIS Regulations were enacted to regulate mobile application information services (the “App”), the App providers (including App owners or operators) and online App stores. App service providers are required to obtain relevant qualifications pursuant to PRC laws and regulations.

Regulations Relating to Foreign Investment in Value-added Telecommunications Companies

The PRC Foreign Investment Law

On March 15, 2019, the NPC approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law. For more details, see “Risks Related to our Corporate Structure - The interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations are still evolving.”

On December 26, 2019, the State Council issued the Implementation Regulation on the Foreign Investment Law, which came into effect on 1 January 2020, The Implementation Regulation on the Foreign Investment Law further clarified relevant provisions of the Foreign Investment Law. For example, it provides that the existing foreign-invested enterprises established before the effectiveness of the Foreign Investment Law may change their organizational forms, organizational structures, etc. and go through the change of registration procedures in accordance with the Foreign Investment Law and other relevant laws and regulations prior to January 1, 2025, after which the local branches of State Administration for Market Regulations (the “SAMR”), shall stop processing additional registration applications from the said enterprises, and disclose relevant information of such enterprises.

In December 2019, the MOFCOM and the SAMR jointly issued the Measures for Reporting of Foreign Investment Information (the “Foreign Investment Information Measures”), which came into effect on January 1, 2020, and the Interim Administrative Measures for the Record-filing of the Establishment and Modification of Foreign-invested Enterprises were suspended on the same date. Pursuant to the Foreign Investment Information Measures, from January 1, 2020 on, the foreign investors carrying out investment activities directly or indirectly in China and the relevant foreign-invested enterprises shall, through the Enterprise Registration System and the National Enterprise Credit Information Publicity System operated by the SAMR, disclose their investment information to the competent authorities by submitting various reports, including the reports related to their establishments, modifications and cancellations, and their annual reports.

In December 2020, the NDRC and the MOFCOM promulgated Measures for Security Review of Foreign Investment, which became effective on January 18, 2021. The Foreign Investment Security Review Mechanism (the “Security Review mechanism”), in charge of organization, coordination and guidance of foreign investment security review is thereunder established. A working mechanism office shall be established under the NDRC and led by the NDRC and the Ministry of Commerce to undertake routine work on the security review of foreign investment. According to the Security Review Mechanism, foreign investment activities falling in the scope such as important cultural products and services, important information technologies and internet products and services, important financial services, key technologies and other important fields that concern state security while obtaining the actual control over the enterprises invested in, a foreign investor or a party concerned in the PRC shall take the initiative to make a declaration to the working mechanism office prior to making the investment.

Foreign Investment in Value-added Telecommunications Companies

According to the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises issued by the State Council in December 2001 and amended in September 2008 and February 2016, respectively, foreign-invested value-added telecommunications enterprises must be in the form of Sino-foreign equity joint ventures. The regulations restrict the ultimate capital contribution percentage held by foreign investors in a foreign-invested value-added telecommunications enterprise to 50% or less and require the primary foreign investor in a foreign-invested value-added telecommunications enterprise to have a good track record and operational experience in the value-added telecommunications industry. Pursuant to the latest amendment to the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises issued by the State Council in March 2022, which came into effect on May 1, 2022, several provisions, including the requirement that the primary foreign investors in a foreign-invested value-added telecommunications enterprise to have a good and profitable record and operating experience in the industry, have been deleted. Nevertheless, the Circular of the Ministry of Industry and Information Technology on Liberalizing the Restrictions on Foreign Shareholding Percentages in Online Data Processing and Transaction Processing Business (operational e-commerce business) promulgated by the MIIT, in June 2015, removes the restriction on foreign equity for “online data processing and transaction processing businesses (operational e-commerce business).

In July 2006, the Ministry of Information Industry (which was integrated into the MIIT with other governmental departments in March 2008), issued the Notice of the Ministry of Information Industry on Strengthening the Administration over Foreign Investment in the Operation of Value-Added Telecommunications Business (the “MIIT Notice”). According to the MIIT Notice, a foreign investor in the telecommunications service industry must establish a foreign invested enterprise and apply for a telecommunications service license. The MIIT Notice also requires that: (1) PRC domestic telecommunications enterprises must not, through any form, lease, transfer or sell a telecommunications service license to a foreign investor, or provide resources, offices and working places, facilities or other assistance to support illegal telecommunications services operations by a foreign investor; (2) value-added telecommunications enterprises or their shareholders must directly own the domain names and trademarks used by such enterprises in their provision of value-added telecommunications services; (3) each value-added telecommunications enterprise must have necessary facilities for its approved business operations and maintain such facilities only in the regions covered by its license; and (4) all value-added telecommunications enterprises are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with these requirements in the MIIT Notice and cure any non-compliance, the Ministry of Information Industry or its local counterparts have the discretion to take measures against such license holder, including revoking its value-added telecommunications service license.

Furthermore, the Foreign Investment Catalog (as amended) classifies industries listed therein into two parts: encouraged category, and the category subject to the special management measures for the entry of foreign investment (the “Negative List”), which are further divided into the restricted category and prohibited category. Industries not listed in the Foreign Investment Catalog (as amended) are generally deemed to be in a fourth “permitted” category, and are generally open to foreign investment unless specifically restricted by other PRC regulations. The Negative List, in a unified manner, lists the restrictive measures for the entry of foreign investment. For example, some restricted industries must be operated in the form of Sino-foreign equity and/or cooperative joint ventures, and for some restricted industries, Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. In addition, foreign investors are not allowed to invest in companies in industries listed in the prohibited category. For the industries not listed the Negative List, the restrictive measures for the entry of foreign investment shall not apply in principle, and establishment of wholly foreign-owned enterprises in such industries is generally allowed. The most recent updated version of Negative List (the “Negative List (2024 version)”), was promulgated by MOFCOM and the NDRC in September 2024 and became effective in November 2024. The Negative List (2024 version) expands the scope of permitted industries by foreign investment by reducing the number of industries that fall within the Negative List where restrictions on the shareholding percentage or requirements on the composition of board or senior management still exists. The Negative List (2024 version) stipulates that the ultimate foreign equity ownership in a value-added telecommunications services provider shall not exceed 50%, except for e-commerce business, domestic multi-party communications services business, store-and-forward business and call center business, which may be 100% owned by foreign investors.

Our business falls under value-added telecommunications services, which are under the “restricted category” in the Foreign Investment Catalog (as amended).

Regulations Relating to Security Administration of Large-scale Mass Activities and Temporary Urban Road Occupation

Pursuant to the Regulation on Security Administration of Large-scale Mass Activities promulgated by the State Council in September 2007 which became effective in October 2007, large-scale mass activities as mentioned in such regulation refer to the following activities that legal persons or other organizations hold for the public with the participants expected to reach 1,000 or more in any single session: sports competition, concert, music concert and other art performances, exhibition, spot sale, etc. The undertaker of large-scale mass activities (the “Undertaker”), shall be responsible for the activity’s security, with the principal of Undertaker serving as the person in charge of the security of large-scale mass activities. The Undertaker must apply for a security permit for the large-scale mass activity with the competent public security bureau at least 20 days before the date when the activity is held. For the large-scale mass activity having the expected number of participants larger than 1,000 but lower than 5,000, such security permit shall be issued by the local public security bureau of the people’s government at the county level; for the large-scale mass activity with expected number of participants over 5,000, such security permit shall be issued by the local public security bureau of the people’s government at the level of cities with district or municipalities; in case the large-scale mass activity crosses provinces, autonomous regions or municipalities, the security permit shall be issued by the public security department of the State Council. The Undertaker shall not, without permission, alter the time, location, content of a large-scale mass activity for which a security permit has been obtained, or enlarge its scale. Furthermore, the Undertaker shall immediately stop admitting people if the number of people who have entered the activity venue reaches the approved limit. In case that a public security accident or a security case occurs in the course of a large-scale mass activity, the principal of Undertaker shall immediately initiate the emergency contingency plan and report to the public security department. Any violation of the above provision may result in penalties, including but not limited to banning of such activities, fines, confiscation of illegal gains or criminal liabilities.

In addition, pursuant to the Regulations on Administration of Urban Roads promulgated in June 1996 and most recently amended in March 2019 by the State Council, the temporary occupancy and use of urban roads due to extraordinary circumstances shall be approved by the competent municipal engineering administrative department and the public security and traffic administrative department. Such temporary occupancy and use with approval shall be carried out in conformity with the approved location, area and time limits, without damaging the urban roads, and the road shall be restored to its original conditions upon the expiration of the approved occupation and use duration. The Regulations on Administration of Urban Appearance and Environmental Sanitation promulgated in June 1992 and most recently amended in March 2017 by the State Council also provides that, among other things, the building of non-permanent structure or temporary preservation of materials due to extraordinary circumstances shall be approved by the competent administrative department on urban appearance and environmental sanitation. Any violation of the above provisions may result in, among others, correction order, fines or liability for damage.

Regulations Relating to Automobile Sales

The sales of new automobiles within the territory of PRC are principally governed by the Administrative Measures for the Automobile Sales (the “Automobile Sales Measures”), promulgated by the MOFCOM in April 2017, which became effective in July 2017. Pursuant to the Automobile Sales Measures, the auto dealer shall submit its basic information to the National Automobile Circulation Information Administration System of the MOFCOM for record-filing within 90 days after its establishment, update its filing via the system within 30 days after its filed information is changed, and promptly submit the number and types of automobiles sold and other information as required via such system. The Automobile Sales Measures further stipulate that, among other things, (1) automobile suppliers and dealers shall sell automobiles, spare parts and other related products in conformity with relevant regulations and standards, and shall refrain from the sale of products prohibited by applicable laws and regulations, (2) auto dealers shall, in an appropriate manner, expressly indicate the prices of automobiles, spare parts and other related products as well as the rates of charges for various services in their business premises, and shall not charge additional fees beyond the expressly indicated prices, (3) auto dealers shall expressly indicate the quality assurance, warranty service and other after-sales service policies of which customers should be aware in their business premises, (4) auto dealers selling household automobiles shall expressly indicate the information of policies of reparation, replacement and return applicable to household automobiles in their business premises; and (5) auto dealers shall maintain an updated and accurate record of information related to automobiles sold and the customers with a record period of no less than 10 years. Any dealer found to be non-compliant with these requirements may potentially be subject to correction order, warning and/or fines.

Regulations Relating to Advertisements

According to the PRC laws and regulations, companies that engage in advertising activities must obtain from the State Administration for Industry and Commerce (which was integrated into the SAMR with other governmental departments in March 2018) (the “SAIC”), or its local branches a business license which specifically includes operating an advertising business within its business scope. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. PRC laws and regulations set forth certain content requirements for advertisements in PRC including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies, and advertising distributors are required by PRC laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable law. In providing advertising services, advertising agencies and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify the content of the advertisements against these supporting documents before publishing.

In February 2023, SAMR issued the Administrative Measures for Internet Advertising (the “Internet Advertising Measures”), which came into effect on May 1, 2023.). Pursuant to the Internet Advertising Measures, the internet advertisements refers to the commercial advertisement for direct or indirect marketing of goods or services in the form of text, image, audio, video, or others means through websites, webpages, internet applications, or other internet media. The Internet Advertising Measures specifically sets out the following requirements: (1) advertisements must be identifiable and marked with the word “advertisement” to the extent that consumers are able to distinguish them from non-advertisement information; (2) sponsored search results must be clearly distinguished from organic search results; (3) it is forbidden to send advertisements or advertisement links by email or other instant message without the recipient’s permission or induce internet users to click on an advertisement in a deceptive manner; (4) pop-up advertisements must clearly display the close button so that internet users can close the advertisement with one click; and (5) internet information service providers who do not participate in the business activities of internet advertising but only provide internet information services for the internet advertisement are also required to stop publishing illegal advertisement if they know or should have known that the advertising via their service is illegal.

Violation of these laws and regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAMR or its local branches may revoke violators’ licenses or permits for their advertising business operations. Furthermore, advertisers, advertising agencies and advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties.

Regulations Relating to Internet Information Security and Privacy Protection

Internet information in China is regulated from a national security standpoint. The Decisions on Preserving Internet Security was enacted by the NPC, in December 2000 and was amended in August 2009, which subject violators to potential criminal punishment in China for any effort to (1) gain improper entry into a computer or system of strategic importance; (2) disseminate politically disruptive information; (3) leak state secrets; (4) spread false commercial information; or (5) infringe intellectual property rights. The Ministry of Public Security of PRC (the “MPS”), has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leak of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the MPS and its local branches may revoke its operating license and shut down its websites.

In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011 and effective in March 2012, an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of the user. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An internet information service provider is also required to properly maintain the user’s personal information, and in case of any leak or likely leak of the user’s personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the NPC in December 2012, the Order for the Protection of Telecommunications and Internet User Personal Information issued by the MIIT in July 2013 and came into force in September 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering with or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Moreover, pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the NPC in August 2015 which became effective in November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of (1) any dissemination of illegal information in large scale; (2) any severe effect due to the leakage of the client’s information; (3) any serious loss of criminal evidence; or (4) other severe situation. Any individual or entity that (1) sells or provides personal information to others in a way violating the applicable law, or (2) steals or illegally obtain any personal information, shall be subject to criminal penalty in severe situation. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, issued in May 2017 and effective in June 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement. In addition, the PRC General Provisions of the Civil Law, promulgated in March 2017 and became effective in October 2017, required personal information of individuals to be protected.

In November 2016, the Standing Committee of the NPC released the Internet Security Law, which took effect in June 2017. The Internet Security Law reiterated the requirements regarding collecting and using personal information, including, among others, (1) when collecting or using personal information, network operators shall clearly indicate the purposes, methods and scope of the information collection, the use of information collection, and obtain the consent of those from whom the information is collected; and (2) network operators shall strictly preserve the privacy of user information they collect, and establish and maintain systems to protect user privacy. The Internet Security Law further requires network operators to perform certain functions related to internet security protection and the strengthening of network information management. For instance, under the Internet Security Law, network operators of key information infrastructure generally shall, during their operations in the PRC, store the personal information and important data collected and produced within the territory of the PRC.

In September, 2024, the State Council issued the Regulation on the Administration of Cyber Data Security (the “Cyber Data Security Regulation”), which shall be effective from January 1, 2025. The Cyber Data Security Regulation stipulated certain requirements on network data processing activities, the security and protection of network data, and the reasonable and effective use of network data, and further shed light on the protection of personal information, security of important data, management of cross-border security of network data and obligations of network platform service providers. The Cyber Data Security Regulation required, among others, where network data processing activities carried out by a network data processor affect or may affect national security, national security review shall be conducted in accordance with relevant PRC regulations. However, as the Cyber Data Security Regulation provided no further explanation or interpretation for “affect or may affect national security”, if we were deemed having carried our any network data processing activities that “affect or may affect national security”, we may be subject to the national security review under article 13 of the Cyber Data Security Regulation, failing which may subject us to fines, penalties, suspension of relevant business and revocation of relevant business permits, and thus our business operations may be adversely affected.

In July 2021, certain PRC regulatory authorities issued Opinions on Severely Cracking Down on Illegal Securities Activities in accordance with the Law, which, among others, provides for strengthening relevant laws and regulations on data security, cross-border data transmission, and confidential information management. These opinions provided that efforts will be made to revise the regulations on strengthening the confidentiality and file management relating to the offering and listing of securities overseas, to hold overseas listed companies responsible for information security, and to strengthen the standardized management of cross-border information provision mechanisms and procedures.

In July 2021, the State Council issued the Regulations on Protection of Critical Information Infrastructure (the “CIIP Regulations”). Pursuant to the CIIP Regulations, critical information infrastructure shall mean the important network facilities or information systems of key industries or sectors such as public communication and information service, energy, transportation, water conservation, finance, public services, e-government affairs and national defense science, and important network facilities or information systems which may endanger national security, people’s livelihood and public interest in case of damage, malfunctioning or data leakage. The CIIP Regulations provide that no individual or organization may carry out any illegal activity of intruding into, interfering with, or sabotaging any critical information infrastructures, or endanger the security of any critical information infrastructures. The CIIP Regulations also require that critical information infrastructure operators shall establish a cybersecurity protection system and accountability system, and that the main responsible person of a critical information infrastructure operator shall take full responsibility for the security protection of such critical information infrastructures. In addition, relevant administration departments of each important industry and sector shall be responsible for formulating the rule of critical information infrastructure determination applicable to their respective industry or sector, and determine the critical information infrastructure operators in their industry or sector.

In July 2022, the CAC issued the Outbound Data Transfer Security Assessment Measures, which took effect on September 1, 2022 and specify that data processors who intend to provide important data and personal information that are collected and generated in the operation within the territory of the PRC to overseas shall be subject to security assessment with the CAC. Under the current Outbound Data Transfer Security Assessment Measures, an entity must apply for a CAC security assessment if it processes personal information of over one million individuals and conducts outbound transfers of personal information, or if it has cumulatively transferred personal information outbound of more than 100,000 individuals or sensitive personal information of more than 10,000 individuals since January 1 of the previous year. Furthermore, any entity that plans to transfer important data outside of China shall apply for a CAC security assessment. In addition, the Outbound Data Transfer Security Assessment Measures sets forth a 6-month grace period, any entity or data controller may within 6 months upon February 28, 2023, take corrective actions and apply for the CAC security assessment.

In January 2019, the Office of the Central Cyberspace Affairs Commission, the MIIT, the Ministry of Public Security, and the SAMR jointly issued an Announcement of Launching Special Crackdown Against Illegal Collection and Use of Personal Information by Apps to carry out special campaigns against mobile apps collecting and using personal information in violation of applicable laws and regulations, which prohibits business operators from collecting personal information irrelevant to their services, or forcing users to give authorization in a disguised manner. In November 2019, the Secretary Bureau of the CAC, the MIIT, the Ministry of Public Security and the SAMR promulgated the Identification Method of Illegal Collection and Use of Personal Information by App, which provides guidance for the regulatory authorities to identify the illegal collection and use of personal information through mobile apps, for the app operators to conduct self-examination and self-correction, and for other participants to voluntarily monitor compliance.

On December 15, 2019, the Provisions on Ecological Governance of Network Information Content was issued by the CAC, which has come into effect on March 1, 2020. These provisions require network information content service platform to perform its duties as the information content administrator, strengthen ecological governance of the network information contents of its own platform, and foster a positive, healthy, progressive and amicable cyber culture.

The MIIT issued the Notice on the Further Special Rectification of Apps Infringing upon Users’ Personal Rights and Interests in July 2020, which requires that certain conducts of app service providers should be inspected, including, among others, (i) collecting personal information without the user’s consent, collecting or using personal information beyond the necessary scope of providing services, and forcing users to receive advertisements; (ii) requesting user’s permission in a compulsory and frequent manner, or frequently launching third-parties apps; and (iii) deceiving and misleading users into downloading apps or providing personal information. The notice also sets forth that the period for the regulatory specific inspection on apps and that the MIIT will order the non-compliant entities to modify their business within five business days, or otherwise to make public announcement to remove the apps from the app stores and impose other administrative penalties.

The Civil Code of PRC, which was promulgated by the NPC in May 2020 and became effective in January 2021, provides that: (1) the personal information of a natural person shall be protected by law; (2) the processing of personal information, including the collection, storage, use, processing, transmission, provision, and disclosure of personal information, shall be carried out pursuant to the principles of lawfulness, appropriateness and necessity, and excessive processing shall not be allowed, among with other conditions as prescribed in the Civil Code of PRC; and (3) an information processor shall not divulge or tamper with the personal information it collects or stores; and, without the consent of a natural person, the information processor shall not illegally provide others with the personal information of the natural person, except for information that is rendered unrecoverable after processing and from which no specific individual may be identified. Moreover, an information processor shall take technical and other necessary measures to ensure the security of the personal information it collects and stores, and prevent information from being leaked, tampered with or lost; and, if personal information has been or may be leaked, tampered with or lost, the information processor shall take remedial measures in a timely manner, inform the natural persons concerned in accordance with relevant provisions, and report the situations to competent departments concerned.

In August 2021, the Standing Committee of the NPC promulgated the Personal Information Protection Law, which took effect in November 2021. The Personal Information Protection Law requires, among others, that (1) the processing of personal information should have a clear and reasonable purpose directly related to the processing and should be conducted in a method that has the minimum impact on personal rights and interests, and (2) the collection of personal information should be limited to the minimum scope as necessary to achieve the processing purpose and avoid the excessive collection of personal information. Personal information processors shall adopt necessary measures to safeguard the security of the personal information that they handle. The offending entities could be ordered to correct, or to suspend or terminate the provision of services, and face confiscation of illegal income, fines or other penalties.

Regulations Relating to Consumer Rights Protection and Tort Liabilities

According to the Laws on Protection of Consumers’ Rights and Interests of the PRC, which was latest amended in October 2013, if a consumer’s legitimate rights and interests are infringed upon by the goods seller or service provider at a trade fair, such customer may demand compensation from the infringing seller or service provider. If the trade fair is over, the customer may also demand compensation from the undertaker of such trade fair, in which case the undertaker has the right to recover the compensation from the infringing sellers or service providers afterwards.

The Implementation Measures of the PBOC for Protecting Rights and Interests of Financial Consumers (the “Measures for Financial Consumer Protection”), is promulgated by the PBOC in September 2020 and came into force in November 2020. The Measures for Financial Consumer Protection provided that banks and payment institutions shall follow the principles of voluntariness, equality, fairness and integrity, conscientiously assume primary responsibilities for protecting the legitimate rights and interests of financial consumers, and fulfill statutory obligations concerning financial consumer protection. They shall establish and improve internal control systems for financial consumer protection. When handling consumer financial information, banks and payment institutions shall follow the principles of legitimacy, justifiability and necessity, and obtain the explicit consent of financial consumers or their guardians. The Measures for Financial Consumer Protection also require banks and payment institutions to protect the personal financial information of consumers, including personal identification information, property information, account information, credit information, financial transaction information and other information that reflects the conditions of a particular individual.

Regulations on Anti-Monopoly Matters Related to Internet Platform Companies

The PRC Anti-Monopoly Law, which was promulgated in 2008 and last amended in 2022, prohibits monopolistic conducts such as entering into monopoly agreements, abusing market dominance, and undertaking concentrations that may have the effect of eliminating or restricting competition. On February 7, 2021, the Anti-Monopoly Commission of the State Council officially promulgated the Anti-Monopoly Guidelines for Internet Platforms. The guidelines prohibit certain monopolistic conducts of internet platforms to protect market competition, safeguard interests of users and operators who participate in internet platform economics, including without limitation, prohibiting platforms with dominant position from abusing their market dominance (such as discriminating customers in terms of pricing and other transactional conditions using big data and analytics, coercing counterparties into exclusivity arrangements, using technology methods to block competitors’ interface, tying or attaching unreasonable trading conditions, compulsory collection of unnecessary user data). In addition, the guidelines also reinforce the requirement of antitrust merger review for internet platform related transactions to safeguard market competition.

Regulation Relating to Financial Lease

Pursuant to the Administrative Measures of Supervision on Financial Leasing Enterprises formulated by the MOFCOM which became effective on October 1, 2013 (the “Administrative Measures”), financial leasing enterprises shall not engage in deposits, loans, entrusted loans or inter-bank borrowing and equity investment unless permission has been granted from relevant departments. The Administrative Measures also contain regulatory provisions specifically focusing on sale-and-leaseback transactions. The leased assets in sale-and-leaseback transactions must be properties that possess economic functions and produce continuous economic benefits. A financial leasing enterprise shall give adequate consideration to and objectively evaluate assets leased back, set purchasing prices for subject matter thereof with reference to reasonable pricing basis in compliance with accounting principles, and shall not purchase any subject matter at a price in excess of the value thereof.

In April 2018, the MOFCOM transferred the duties to promulgate rules and regulations on the operations and supervision of financial leasing enterprises to the newly founded CBIRC. It is uncertain whether the change of the authority may lead to changes in the interpretation and application of existing Administrative Measures or how any such changes might affect financial leasing enterprises. In May 2020, the CBIRC promulgated the Notice of the China Banking and Insurance Regulatory Commission on Promulgation of the Interim Measures for the Supervision and Administration of Finance Leasing Companies (the “Interim Measures for the Finance Leasing Companies”). Pursuant to the Interim Measures for the Finance Leasing Companies, the finance leasing business refers to transaction activities whereby a lessor, in accordance with the selection of lessee on seller and leased property, purchases the leased property from the seller and provides the leased property for the lessee to use, for which the lessor pays the rent, and local financial regulatory authorities at the provincial level shall be specifically responsible for the supervision and administration of finance leasing companies within their respective jurisdictions.

Regulations Relating to Financing Guarantee

In August 2017, the State Council promulgated the Regulations on the Supervision and Administration of Financing Guarantee Companies (the “Financing Guarantee Regulations”), which became effective on October 1, 2017. The Financing Guarantee Regulations define “financing guarantee” as a guarantee provided for the debt financing (including but not limited to the extension of loans or issuance of bonds), and set out that the establishment of a financing guarantee company or engagement in the financing guarantee business without approval may result in several penalties, including but not limited to banning, an order to cease business operation, confiscation of illegal gains, fines of up to RMB1,000,000 and criminal liabilities. The Financing Guarantee Regulations also set forth that the outstanding guarantee liabilities of a financing guarantee company shall not exceed ten times of its net assets, and that the outstanding guarantee liabilities of a financing guarantee company vis-à-vis the same guaranteed party shall not exceed 10% of the net assets of the financing guarantee company, while the outstanding guarantee liabilities of a financing guarantee company vis-à-vis the same guaranteed party and its affiliated parties shall not exceed 15% of its net assets.

In April 2018, seven PRC regulatory agencies including the CBIRC, the NDRC and the MIIT, jointly issued four supporting documents (the “CBIRC Circular 1”), including Administration Measures for the Permits to Conduct Financing Guarantee Business, Measures for the Calculation of Outstanding Financing Guarantee Liabilities, Administration Measures for the Assets Ratio of Financing Guarantee Companies, and Guidelines to the Cooperation by and between the Banking Financial Institutions and Financing Guarantee Companies, to set forth implementation measures of the Financing Guarantee Regulations. These measures cover various aspects of business operations of financing guarantee companies, including certain limits on outstanding guarantee liabilities and liability-to-asset ratio, and the requirements on cooperation model with the banking financial institutions.

In October 2019, the CBIRC and other eight PRC regulatory agencies promulgated the Supplementary Provisions on the Supervision and Administration of Financing Guarantee Companies (the “Financing Guarantee Supplementary Provisions”). The Financing Guarantee Supplementary Provisions provides that, among others, institutions providing services such as client recommendation and credit assessment to various institutional funding partners shall not render any financing guarantee service, whether directly or in disguised form, without the necessary approval.

In July 2020, the CBIRC implemented the Commercial Banks Online Lending Measure to formulate the regulation regime for online lending business conducted by commercial banks. For example, the Commercial Banks Online Lending Measures set several rules for commercial banks to collaborate with external institutions on online lending, including: (i) commercial banks shall conduct pre-admission assessments on cooperative external institutions and manage such external institutions by a name list; (ii) commercial banks shall not accept any credit enhancement services directly or in disguised form, from third parties without qualification to provide guarantee, credit insurance or guarantee insurance; (iii) the cooperative external institutions (except for an insurance company or an institution with guarantee qualification) shall not charge any interest or expense to the borrower in any form; (iv) commercial banks shall independently conduct the credit approval, contract execution and other core risk control business; (v) the collaboration agreement between the commercial banks and the cooperative external institutions shall be executed in writing and specify the cooperation scope, data confidentiality, transitional arrangement for change or termination of the matters under cooperation, and the commitment of the external institutions for cooperating with the commercial bank in accepting the inspection by the banking regulatory authorities; and (vi) the commercial banks shall fully disclose, in conspicuous place of relevant page, the information of the cooperative external institutions, the information of the cooperative product, as well as rights and responsibilities of the commercial bank and the cooperative external institutions. The Commercial Banks Online Lending Measures set forth a transitional period of these measures, which is two years from the date on which the Commercial Banks Online Lending Measures is implemented. The business newly increased in the transitional period shall comply with the requirement therein, and a plan to rectify the online lending business within such transitional period shall be formulated and submitted to the banking regulatory authority within one month from the implementation date.

In February 2021, the CBIRC promulgated the Circular 24, which sets forth several requirements on the online lending business of the commercial banks, including: (i) the commercial banks shall conduct the risk control measures independently and the core credit assessment and risk control business are prohibited to be outsourced; (ii) except for the commercial banks which have no actual business sites, mainly conduct online business and meet other requirements stipulated by the CBIRC, local commercial banks shall conduct online lending within the jurisdiction where such commercial banks are registered; and (iii) with respect to the online loan business conducted in cooperation with third-party institutions, the capital contribution of cooperative institutions shall not be less than 30% in a single loan.

Regulations Relating to Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks and domain names.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC, which was latest amended in November 2020 and took effect in June 2021 (the “Copyright Law”), and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Patent. The Patent Law of the PRC that was latest amended in October 2020 and became effective in June 2021 (the “Patent Law”), provides for patentable inventions, utility models and designs. An invention or utility model for which patents may be granted shall have novelty, creativity and practical applicability. The State Intellectual Property Office is responsible for examining and approving patent applications.

Trademark. The Trademark Law of the PRC that was latest amended in April 2019 and took effect in November 2019 (the “Trademark Law”), and its implementation rules protect registered trademarks. The PRC Trademark Office is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. In addition, on January 13, 2023, the CNIPA issued the Draft Revision to the Trademark Law of the People’s Republic of China (the “Draft Trademark Law”), for public comments. The Draft Trademark Law stipulate that: (1) an application for registration may not be identical to a prior trademark for the same kind of commodity that the applicant has applied for earlier, has been registered, or has been deregistered, revoked or invalidated by public notice within one year before the date of application; (2) applicants shall not apply for trademark registration in bad faith; (3) a trademark registrant shall, within the 12-month period from expiry of every five-year period with effect from the date of approval of trademark registration, explain to the CNIPA the use of the said trademark on the approved commodities or a proper reason for non-use of the said trademark.

Domain Name. Domain names are protected under the Administrative Measures on the Internet Domain Names promulgated by MIIT in August 2017, which became effective in November 2017 (the “Domain Names Measures”). MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. The Domain Names Measures has adopted a “first-to-file” principle with respect to the registration of domain names.

Regulations Relating to Tax

Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income, which is determined under (1) the PRC Enterprise Income Tax Law, promulgated by the NPC and implemented in January 2008 and amended in December 2018 (the “EIT Law”), and (2) the implementation rules to the EIT Law promulgated by the State Council in January 2008 and amended in April 2019. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in the PRC, including foreign-invested enterprises and domestic enterprises, unless they qualify for certain exceptions. According to the EIT Law and its implementation rules, the income tax rate of an enterprise that has been determined to be a high and new technology enterprise may be reduced to 15%.

In addition, according to the EIT Law, enterprises registered in countries or regions outside the PRC but have their “de facto management bodies” located within China may be considered as PRC resident enterprises and are therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Though the implementation rules of the EIT Law define “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., of an enterprise,” the only detailed guidance currently available for the definition of  “de facto management body” as well as the determination and administration of tax residency status of offshore-incorporated enterprises are set forth in the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by SAT in April 2009 (“SAT Circular 82”), the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version) issued by the SAT in July 2011 (“SAT Bulletin No. 45”), and the Notice on Issues Related To Implementation of Determination of Tax Resident Enterprise on the Basis of De Facto Management Bodies issued by the SAT in January 2014 (“SAT Bulletin No. 9”), all of which provide guidance on the administration as well as the determination of the tax residency status of a Chinese-controlled offshore-incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder.

According to SAT Circular 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met:

●	the senior management and core management departments in charge of the enterprise’s daily operations function are mainly in the PRC;

●	financial and human resources decisions of the enterprise are subject to determination or approval by persons or bodies in the PRC;

●	the enterprise’s major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and

●	50% or more of the enterprise’s directors or senior management with voting right habitually reside in the PRC.

SAT Bulletin No. 45 further clarifies certain issues related to the determination of tax resident status and competent tax authorities. It also specifies that when provided with a copy of Recognition of Residential Status from a resident Chinese-controlled offshore-incorporated enterprise, a payer does not need to withhold income tax when paying certain PRC-sourced income such as dividends, interest and royalties to such Chinese-controlled offshore-incorporated enterprise.

SAT Bulletin No. 9 further provides that, among other things, an entity that is classified as a “PRC resident enterprise” in accordance with the SAT Circular 82 shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined as a “PRC resident enterprise”, any dividend, profit and other equity investment gain shall be taxed in accordance with the EIT Law and its implementing rules.

If TuanChe Limited or any of our subsidiaries outside of China were to be considered a PRC “resident enterprise” under the EIT Law, we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25.0%. See “Risk Factors-Risks Related to Doing Business in China-If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

Income Tax for Share Transfers

According to the Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-resident Enterprise (“SAT Bulletin 7”), promulgated by the SAT in February 2015, if a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by transfer of the equity interests of an offshore holding company (other than a purchase and sale of shares issued by a PRC resident enterprise in public securities market) without a reasonable commercial purpose, the PRC tax authorities have the power to reassess the nature of the transaction and the indirect equity transfer will be treated as a direct transfer. As a result, the gain derived from such transfer, which means the equity transfer price less the cost of equity, will be subject to PRC withholding tax at a rate of up to 10%. Under the terms of SAT Bulletin 7, the transfer which meets all of the following circumstances shall be directly deemed as having no reasonable commercial purposes: (1) over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from PRC taxable properties; (2) at any time during the year before the indirect transfer, over 90% of the total properties of the offshore holding company are investments within PRC territory, or in the year before the indirect transfer, over 90% of the offshore holding company’s revenue is directly or indirectly derived from PRC territory; (3) the function performed and risks assumed by the offshore holding company are insufficient to substantiate its corporate existence; or (4) the foreign income tax imposed on the indirect transfer is lower than the PRC tax imposed on the direct transfer of the PRC taxable properties. In October 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (“SAT Bulletin 37”), which, among others, repeals certain rules stipulated in SAT Bulletin 7 and became effective on December 1, 2017. The SAT Bulletin 37 further details and clarifies the tax withholding methods in respect of income of non-resident enterprises.

There is uncertainty as to the application of SAT Bulletin 7. SAT Bulletin 7 may be determined by the PRC tax authorities to be applicable to our prior private equity financing transactions that involved non-resident investors, if any of such transactions are determined by the tax authorities to lack reasonable commercial purpose. As a result, we and our non-resident investors in such transactions may become at risk of being taxed under SAT Bulletin 7, and we may be required to expend valuable resources to comply with SAT Bulletin 7 or to establish that we should not be taxed under the general anti-avoidance rule of the EIT Law, which may have a material adverse effect on our financial condition and results of operations.

Dividend Withholding Tax

Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the SAT on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“SAT Circular 81”), promulgated by the SAT in February 2009, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (1) it should be a company as provided in the tax treaty; (2) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (3) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties (“SAT Circular 60”), which became effective in November 2015 and was repealed in January 2020. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. In February 2018, the SAT promulgated the Notice on Issues Related to the “Beneficial Owner” in Tax Treaties, according to which when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. In October 2019, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties (“SAT Circular 35”). SAT Circular 35 became effective on January 1, 2020 and superseded SAT Circular 60 on the same date. Compared to SAT Circular 60, SAT Circular 35 provides that the nonresident enterprises and their withholding agents are not required to submit the supporting documents for tax treaty benefits when performing tax filings. Instead, nonresident enterprises and their withholding agents may retain such supporting documents themselves for the post-tax filing examinations by the relevant tax authorities. According to the Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties (“Circular 9”), which was issued in February 2018 by the SAT, effective as of April 1, 2018, when determining the applicant’s status as the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account and analyzed based on specific circumstances. This Circular further provides that applicants who intend to prove his or her status as the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. See “Risk Factors-Risks Related to Doing Business in China-There are significant uncertainties in certain treaty benefits enjoyed by our PRC subsidiaries with respect to dividends payable by our PRC subsidiaries to our offshore subsidiaries under the PRC enterprise income tax law relating to the withholding tax liabilities.”

Regulations Relating to Foreign Currency Exchange

Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Regulations of the People’s Republic of China on Foreign Exchange Administration, promulgated by the State Council and amended in August 2008. Under these regulations, the Renminbi is freely convertible for current account items, including the trade and service-related foreign exchange transactions and other current exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities, unless the prior approval of the SAFE, is obtained and prior registration with SAFE is made.

In August 2008, the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises (“SAFE Circular 142”), was promulgated by the General Affairs Department of SAFE, which regulates the conversion by foreign-invested enterprises of foreign currency capital into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the relevant government authority and may not be used to make equity investments in PRC, unless specifically provided otherwise. SAFE further strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a foreign-invested enterprise. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Any violation of SAFE Circular 142 may result in severe penalties, including substantial fines.

The Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting the Foreign Exchange Administration Policies on Direct Investments was promulgated by SAFE in November 2012 and most recently amended in December 2019, and substantially amends and simplifies the foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expense accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of Renminbi proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, according to the Notice of the State Administration of Foreign Exchange on Issuing the Provisions on the Foreign Exchange Administration of Domestic Direct Investment of Foreign Investors and the Supporting Documents promulgated by SAFE in May 2013 and most recently amended in December 2019, the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

In July 2014, SAFE further reformed the foreign exchange administration system in order to satisfy and facilitate the business and capital operations of foreign investment entities, and issued the Notice of the State Administration of Foreign Exchange on the Pilot Reform of the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-Invested Enterprises in Certain Areas (“SAFE Circular 36”). This circular suspends the application of SAFE Circular 142 in certain areas and allows a foreign-invested enterprise registered in such areas to use the Renminbi capital converted from foreign currency registered capital for equity investments within the PRC if the approved principal business of the foreign-invested enterprise includes investment or it complies with certain foreign exchange procedures.

In March 2015, SAFE released the Notice of the State Administration of Foreign Exchange on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises (“SAFE Circular 19”), effective in June 2015 and amended in December 2019, which has made certain adjustments to some regulatory requirements on the settlement of foreign exchange capital of foreign-invested enterprises, lifted some foreign exchange restrictions under SAFE Circular 142, and annulled SAFE Circular 142 and SAFE Circular 36. However, SAFE Circular 19 continues to, prohibit foreign-invested enterprises from, among other things, using Renminbi fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises.

In June 2016, SAFE issued the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement (“SAFE Circular 16”), which took effect on the same day and was further amended in December 2023. Compared to SAFE Circular 19, SAFE Circular 16 provides that, in addition to foreign exchange capital, foreign debt funds and proceeds remitted from foreign listings should also be subject to the discretional foreign exchange settlement. In addition, it also lifted the restriction, that foreign exchange capital under the capital accounts and the corresponding Renminbi capital obtained from foreign exchange settlement should not be used for repaying the inter-enterprise borrowings (including advances by the third party) or repaying bank loans in Renminbi that have been sub-lent to the third party.

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification (“SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (1) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (2) domestic entities shall hold income to account for previous years’ losses before remitting profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

In April 2020, SAFE promulgated the Circular on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business (“SAFE Circular 8”), which promoted the nationwide reform of facilitating the payments of incomes under the capital accounts. Pursuant to SAFE Circular 8, under the prerequisite of ensuring true and compliant use of funds and compliance and complying with the prevailing administrative provisions on use of income from capital projects, enterprises which satisfy the criteria are allowed to use income under the capital account, such as capital funds, foreign debt and overseas listing, etc., for domestic payment, without the need to provide proof materials for veracity to the bank beforehand for each transaction.

Foreign Exchange Registration of Overseas Investment by PRC Residents

In July 2014, SAFE promulgated the Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Roundtrip Investment Conducted by Residents in China via Special-Purpose Companies (“SAFE Circular 37”), which replaced the former circular commonly known as SAFE Circular 75 promulgated by SAFE in October 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

In February 2015, SAFE released the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment (“SAFE Circular 13”), which has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of the special purpose vehicle. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE.

Share Option Rules

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, under the Notice of the State Administration of Foreign Exchange on Issues Related to Foreign Exchange Administration in Domestic Individuals Participation in Equity Incentive Plans of Companies Listed Abroad issued by SAFE in February 2012 (“SAFE Circular 7”), PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (1) register with SAFE or its local branches, (2) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (3) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the share incentive plan, the PRC agent or the overseas entrusted institution or other material changes. The PRC agents must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents.

Regulations Relating to Dividend Distribution

Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. Under PRC laws and regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of accumulated profits, after setting aside annually at least 10% of accumulated after-tax profits as statutory reserve fund, if any, unless these reserves have reached 50% of the registered capital of the enterprises. A wholly foreign-owned enterprise may allocate a portion of its after-tax profits to discretionary surplus fund at its discretion. These statutory reserve funds and discretionary surplus funds may not be distributed as cash dividends. Profit of a wholly foreign-owned enterprise shall not be distributed before the losses thereof for the previous accounting years have been made up. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to M&A and Overseas Listings

Six PRC regulatory agencies, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective in September 2006 and was amended in June 2009 (the “M&A Rules”). Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in the PRC and purchase, through such enterprise, any assets of a domestic company and operate such assets; or when the foreign investors purchase the asset of a domestic company, establish a foreign-invested enterprise by injecting such assets and operate the assets. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

In July 2021, the relevant PRC government authorities issued Opinions on Severely Cracking Down Illegal Securities Activities in accordance with the Laws. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

In September 2024, the NDRC and MOFCOM jointly issued the Negative List (2024 Version), which became effective on November 1, 2024. Pursuant to the Negative List (2024 Version), if a domestic company engaging in the prohibited business stipulated in the Negative List (2024 Version) seeks an overseas offering and listing, it shall obtain approval from the competent governmental authorities. Besides, the foreign investors of such company shall not be involved in the company’s operation and management, and their shareholding percentage shall be subject, mutatis mutandis, to the relevant regulations on the domestic securities investments by foreign investors.

In February 2023, approved by the State Council, CSRC released new regulations for the filing-based administration of overseas securities offering and listing by domestic companies. The regulations will come into effect on March 31, 2023, which include the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), and five supporting guidelines. The Trial Measures stipulates that both direct and indirect overseas offering and listing activities are subject to regulation, and clearly defines the circumstances where provisions for direct and indirect overseas offering and listing by domestic companies apply. Specifically, where a domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect: (1) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in the PRC, or its main places of business are located in the PRC, or the senior managers in charge of its business operation and management are mostly PRC citizens or domiciled in the PRC. The determination as to whether or not an overseas offering and listing by domestic companies is indirect, shall be made on a substance over form basis. According to the Trail Measures, no overseas offering and listing shall be made under any of the following circumstances: (1) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) where the domestic company intending to make the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; (5) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller.

According to the Trial Measures, initial public offerings or listings in overseas markets, or subsequent securities offerings and listings of an issuer in other overseas markets than where it has offered and listed, shall be filed with the CSRC within three working days after the relevant application is submitted overseas. Subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within three working days after the offering is completed. A domestic company that seeks to directly or indirectly list its domestic assets in overseas markets through single or multiple acquisitions, share swaps, transfers of shares or other means, shall fulfil the filing procedure with the CSRC within three working days the relevant application is submitted overseas or the first public disclosure of the specifics of the transaction is made by the listed company. Where a domestic company fails to fulfill filing procedure as stipulated by the Trial Measures or offers and lists securities in an overseas market in in violation of the Trial Measures, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine of between RMB1,000,000 and RMB10,000,000. Persons-in-charge and other persons that are directly liable shall be warned and each imposed a fine of between RMB500,000 and RMB5,000,000. Controlling shareholders and actual controllers of the domestic company that organize or instruct the violations shall be imposed a fine of RMB1,000,000 and RMB10,000,000. Persons-in-charge and other persons that are directly liable shall be each imposed a fine of between RMB500,000 and RMB5,000,000.

In order to support domestic companies overseas securities offering and listing pursuant to laws and regulations, as a supplement to the Trial Measures, the CSRC, Ministry of Finance of PRC, National Administration of State Secrets Protection and National Archives Administration of China, have jointly revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing (hereinafter referred to as the “revised Provisions”). The revised Provisions came into effect on March 31, 2023 with the Trial Measures. The revised Provisions expands its application to cover both direct and indirect overseas offering and listing, and requires that a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that (1) contain state secrets or working secrets of government agencies shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; or (2) if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. In addition, the domestic company, securities companies and securities service providers shall first obtain approval from the CSRC or other competent Chinese authorities before cooperating with the inspection and investigation by the overseas securities regulator or competent overseas authority, or providing documents and materials requested in such inspection and investigation.

Regulations Relating to Employment

Pursuant to the Labor Law of PRC, promulgated by the Standing Committee of NPC in July 1994 and amended in December 2018 (the “Labor Law”), and the Labor Contract Law of PRC, promulgated by Standing Committee of the NPC in June 2007 and amended in December 2012 (the “Labor Contract Law”), employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee for more than a month but less than a year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. If an employer fails to conclude a written labor contract with a worker within one year as of the date when it employs the worker, it shall be deemed to have concluded an open-ended labor contract with the latter. All employers must compensate their employees with wages equal to at least the local minimum wage. Violations of the Labor Law and the Labor Contract Law may result in fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by the Social Insurance Law of PRC promulgated by the Standing Committee of the NPC in October 2010 which became effective in July 2011 and amended in 2018 (the “Social Insurance Law”), the Regulations on Management of Housing Provident Fund released by the State Council in March 2002 and amended in March 2019, and other related rules and regulations, to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, an on-the-job injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

C. Organizational Structure

The following diagram illustrates our corporate structure, including our principal subsidiaries and the VIEs, as of the date of this prospectus:

The following table sets out the details of our subsidiaries, the VIEs and the subsidiaries held by the VIEs that are significant to us.

Subsidiaries	Place of Incorporation	Ownership Interest
TuanChe Information Limited (“TuanChe Information”)	Hong Kong	100%
TuanYuan Internet Technology (Beijing) Co., Ltd. (“TuanYuan”)	PRC	100%
Longye International Limited	Cayman Islands	100%
Long Ye Information Technology Limited	Hong Kong	100%
Beijing Sangu Maolu Information Technology Co., Ltd. (“Sangu Maolu”)	PRC	100%
Chema Technology (Beijing) Co., Ltd. (“Chema Beijing”)	PRC	100%

		Percentage of Direct or
		Indirect
	Place of	Economic
Major VIEs	Incorporation	Ownership
TuanChe Internet Information Service (Beijing) Co., Ltd. (“TuanChe Internet”)	PRC	100%
Shenzhen Drive New Media Co., Ltd. (“Drive New Media”)	PRC	100%
Beijing Internet Drive Technology Co., Ltd. (“Internet Drive Technology”)	PRC	100%
Hainashuke (Beijing) Technology Co., Ltd. (“Hainashuke”) (formerly known as Tansuojixian Technology (Beijing) Co., Ltd)	PRC	100%

		Percentage of Direct or
		Indirect
	Place of	Economic
Major subsidiaries of VIEs	Incorporation	Ownership
TuanChe (Beijing) Automobile Sales & Service Co., Ltd. (“TuanChe Automobile”)	PRC	100%
Aikesipo Exhibition Display (Tianjin) Co., Ltd.	PRC	100%

Our Contractual Arrangements

PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunications service businesses. We conduct operations in the PRC principally through our PRC subsidiaries, the VIEs, and their subsidiaries. We have entered into a series of contractual arrangements through our WFOEs with each of the VIEs and their respective shareholders, respectively, which enable us to:

●	exercise significant influence over each of the VIEs;

●	receive substantially all of the economic benefits of the VIEs; and

●	have an exclusive call option to purchase all or part of the equity interests in and/or assets of each of the VIEs when and to the extent permitted by PRC laws.

As a result of these contractual arrangements, we are the primary beneficiary of the VIEs and their respective subsidiaries, and, therefore, have consolidated the financial results of the VIEs in our consolidated financial statements, provided that we meet the conditions for consolidation under U.S. GAAP.

Below is a summary of the currently effective contractual arrangements by and among our WFOEs, the VIEs and their respective shareholders.

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between each of the VIEs and the applicable WFOE, the respective WFOE has the exclusive right to provide or designate any third party to provide, among other things, comprehensive business support, technical support and consulting services to the VIEs. In exchange, the VIEs pay service fees to the respective WFOE in an amount determined at such WFOE’s discretion. Without the prior written consent of the applicable WFOE, the VIEs cannot accept any consulting and/or services provided by or establish similar cooperation relationship with any third party. Such WFOE owns the exclusive intellectual property rights created as a result of the performance of this agreement. The agreement shall remain effective unless unilaterally terminated by such WFOE with a written notice or pursuant to other provisions of the agreement, whereas the VIEs do not have any right to unilaterally terminate the exclusive business cooperation agreement.

Exclusive Call Option Agreement

Under the exclusive call option agreement among the applicable WFOE, each of the VIEs and their respective shareholders, each of the shareholders of the VIEs irrevocably granted such WFOE a right to purchase, or designate a third party to purchase, all or any part of their equity interests in the VIEs at a purchase price equal to the lowest price permissible by the then-applicable PRC laws and regulations at such WFOE’s sole and absolute discretion to the extent permitted by PRC law. The shareholders of the VIEs shall promptly give all considerations they received from the exercise of the options to our WFOEs (as applicable). Without the applicable WFOE’s prior written consent, the VIEs and their respective shareholders shall not enter into any major contract except for those entered in the daily business operations. Without the applicable WFOE’s prior written consent, the VIEs and their respective shareholders shall not sell, transfer, license or otherwise dispose of any of the VIEs’ assets or allow any encumbrance of any assets. The VIEs shall not be dissolved or liquidated without the written consent by the applicable WFOE. This agreement shall remain in effect and the VIEs do not have any right to unilaterally terminate the exclusive call option agreement.

Equity Pledge Agreement

Under the equity interest pledge agreement among the applicable WFOE, each of the VIEs and their respective shareholders, the VIEs’ shareholders pledged all of their equity of the VIEs to WFOEs as security for performance of the obligations of the VIEs and their respective shareholders under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney, except that the equity pledge under that certain equity pledge agreement would not be deemed validly created until they are registered with the competent governmental authorities. If any of the specified events of default occurs, the respective WFOE may exercise the right to enforce the pledge immediately. Such WFOE may transfer all or any of its rights and obligations under the equity pledge agreement to its designee(s) at any time. The equity pledge agreement is binding on the VIEs’ shareholders and their successors. The equity pledge agreement shall remain in effect and the VIEs do not have any right to unilaterally terminate the equity interest pledge agreement.

Powers of Attorney

Pursuant to the powers of attorney executed by the shareholders of the VIEs, each of them irrevocably authorized the applicable WFOE to act on their respective behalf as exclusive agent and attorney, with respect to all rights of shareholders concerning all the equity interest held by each of them in the VIEs, including but not limited to the right to attend shareholder meetings on behalf of such shareholder, the right to exercise all shareholder rights and the voting rights (including the right to sell, transfer, pledge and dispose of all or a portion of the equity interests held by such shareholder), and the right to appoint legal representatives, directors, supervisors and chief executive officers and other senior management.

Spousal Consent Letters

Pursuant to the spousal consent letters, each of the spouses of the individual shareholders of the VIEs unconditionally and irrevocably agrees that the equity interest in the VIEs held by and registered in the name of her respective spouse will be disposed of pursuant to the relevant equity pledge agreement, the exclusive call option agreement and the powers of attorney. In addition, each of them agrees not to assert any rights over the equity interest in the VIEs held by his or her respective spouse. In addition, in the event that any of them obtains any equity interest in the VIEs held by her respective spouse for any reason, such spouse agrees to be bound by similar obligations and agreed to enter into similar contractual arrangements.

In the opinion of Shihui Partners, our PRC legal counsel, the contractual arrangements among WFOEs, the VIEs and their respective shareholders are valid, binding and enforceable under applicable PRC law currently in effect, except that the equity pledge under that certain equity pledge agreement would not be deemed validly created until they are registered with the competent governmental authorities. However, Shihui Partners has also advised us that the interpretation and application of current or future PRC laws and regulations are still evolving and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC legal counsel. For a description of the risks related to our corporate structure, see “Risk Factors-Risks Related to Our Corporate Structure.”

D. Property, plants and equipment

See “Business Overview-Facilities.”

MANAGEMENT

A. Directors and Senior Management

The following table sets forth information regarding our directors and senior management as of the date of this prospectus:

Directors and Executive Officers	Age	Position/Title
Wei Wen	48	Co-Chief Executive Officer and Chairman
Guangsheng Liu	40	Co-Chief Executive Officer and Director
Simon Li	40	Chief Financial Officer
Jintao Lin	36	Independent Director
Wentao Deng	36	Independent Director
Yicheng Yang	31	Independent Director
Hui Yuan	47	Chief Operating Officer

Wei Wen is our co-founder and has been serving as the chairman of our board of directors and our chief executive officer since our inception, and has served as our acting chief financial officer since February 2023. Mr. Wen oversees our overall strategies and business operations. Prior to founding TuanChe, Mr. Wen had over ten years of entrepreneurial experience in the information technology and automotive industries. He founded Bright Sunshine Technology Co., Ltd., a communication services provider which established one of the earliest Chinese ride-hailing platforms, in 2000; Beijing Puhua Hengxin Consulting Co., Ltd., an enterprise training company, in 2002; Beijing Yiyang Online Internet Service Center, a communication services provider, in 2003; and Beijing Guoyuan Innovative Technology Co., Ltd., an electronic device company, in 2006. Before he started his own companies, Mr. Wen was a channel manager of Mitsubishi Electric Shanghai. Mr. Wen received a bachelor’s degree in industrial foreign trade from Beijing Jiaotong University.

Guangsheng Liu has served as a Senior Partner of Jingdong Medicine since December 2015. From December 2013 to December 2015, he served as the Chief Technology Officer of Beijing Dream Castle Information Technology Co., Ltd. Mr. Deng also served as the Chief Technology Officer of Beijing Beisheng Tiandi Petroleum Technology Development Co., Ltd. from July 2008 to December 2013. Mr. Liu attended Inner Mongolia University of Finance and Economics and received his bachelor’s degree in Computer Science and Technology in 2008.

Simon Li has extensive experience in investment and corporate finance. Prior to joining the Company, Mr. Li served as a partner at Hongmenge (Beijing) Private Equity Management Co., Ltd. from June 2020 to May 2023, leading its financing and investment portfolio management business lines. Prior to that, Mr. Li was the general manager of the capital market department of Chang’An NIO New Energy Automotive Technology Co., Ltd (now AVATR Technology (Chongqing) Co. Ltd.), a joint venture formed by Chang’An Auto and NIO. Mr. Li, as one of the founding partners, served as a managing director and the head of fund risk control at Ether Capital from April 2014 to August 2019. Mr. Li was an investment manager at Digital China from April 2012 to March 2014, and an associate manager in the transactions and restructuring department of KPMG Advisory (China) Limited from September 2009 to April 2012. Mr. Li received a bachelor’s degree in international economics and trade from Beijing University of Commerce and Industry in 2007 and a degree of master of science in the field of quantitative and applied statistics from the University of Pennsylvania. Mr. Li is currently pursuing an executive master’s degree of business administration in Tsinghua University.

Jintao Lin is currently the chief financial planner of Bluestone Economic Company where he engaged in financial management and planning, optimized the financial structure, and managed to increase to the investment value. From August 2014 to August 2016, he worked as the chief senior economist at Zhongtai International Company, where he formulated corporate strategy, managed team development and coordinated the risk assessment system. Mr. Lin attended South China Normal University from September 2011 to June 2014, and received his bachelor’s degree in finance.

Wentao Deng has served as the Founder of Shenzhen Yucai Consulting Management Co., Ltd. since June 2016. From October 2015 to May 2016, Mr. Deng served as the Chief Financial Officer of Xiaoke Internet Financial Services Co., Ltd. Mr. Deng attended Jiangnan University and received his bachelor’s degree in Accounting in 2014.

Yicheng Yang was the deputy manager at Dark Pool Asset Management from June 2018 to April 2020, where he maintained equity pledges and supervised assets management. From November 2017 to February 2016, he was a director of securities department at Bluestone Securities (New Zealand) Limited, where he managed the sales team, developed and coordinated the complete closed-loop process of compliance, risk control, settlement and customer service. Mr. Yang attended Jiangsu University of Science and Technology and received his bachelor’s degree in mechanical design, manufacturing and automation. He attended Singapore Management University and received his master’s degree of science in international trading.

Hui Yuan has been serving as our chief operating officer since May 2019. Mr. Yuan has over 20 years of experience in China’s automotive industry with expertise in the management of product development, operations, sales, and marketing. Prior to joining TuanChe, Mr. Yuan co-founded XiongmaoCar and served as a Vice President of Bitauto Holdings Limited (NYSE: BITA). Before launching his career in the automotive industry, Mr. Yuan also held product R&D positions in several Chinese internet companies, including Dangdang.com.

B. Compensation

Compensation of Directors and Executive Officers

In 2023, the aggregate cash compensation to directors and executive officers was approximately RMB2.4 million (US$0.3 million). This amount consisted only of cash and did not include any share-based compensation or benefits in kind. Each of our directors and officers is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment or service. Our directors and officers participate in our share incentive plan. See “-Share Incentive Plan.” We do not pay or set aside any amounts for pension, retirement or other benefits for our directors and officers, except our contributions on behalf of our officers located in China to a government-mandated multi-employer defined contribution plan.

Share Incentive Plan

2018 Share Incentive Plan

From July 2012 to June 2018, we granted a total of 23,157,017 share options to our directors, officers, other employees and consultants and 15,473,653 share options which were outstanding as of June 15, 2018 were replaced by 13,740,480 restricted shares granted under the Share Incentive Plan we adopted in June 2018 (the “2018 Plan”). The option awards granted from July 2012 to June 2018 were generally scheduled to vest over a period of four years. The weighted average exercise price of such option awards outstanding as of December 31, 2016 and 2017 was US$0.43 and US$0.37, respectively.

We adopted the 2018 Plan to attract and retain best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. Under the 2018 Plan, the maximum aggregate number of Shares which may be issued pursuant to all awards (including incentive share options) are 38,723,321 shares, representing 15% of the total outstanding shares of our company on an as-converted basis as of the date of the adoption of the Plan. As of December 31, 2023, there were 6,327,321 Class A ordinary shares available for grants and 3,640,000 restricted shares outstanding under the 2018 Plan.

The following paragraphs describe the principal terms of the 2018 Plan:

Types of awards. The 2018 Plan permits the awards of options, restricted shares or restricted share units.

Plan administration. Our board of directors or a committee of one or more members of the board will administer the 2018 Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

Award agreement. Awards granted under the 2018 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants of our company, and other individuals, as determined by the plan administrator. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our parent companies and subsidiaries.

Vesting schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Restricted shares. Restricted shares are subject to such restrictions on transferability and other restrictions as the committee may impose.

Exercise of options. The committee determines the exercise price of each option, which is set forth in the Award Agreement. The committee also determines the exercise time and conditions for each option, provided that the maximum exercisable term is 10 years absent amendment or modification.

Transfer restrictions. Awards may not be transferred in any manner by the recipient except under limited circumstances, including by will or the laws of descent and distribution, unless otherwise provided by the plan administrator.

Termination and amendment of the Plan. The committee, with the prior approval of the board, may terminate, amend or modify the 2018 Plan, subject to some limitations.

2023 Share Incentive Plan

On March 13, 2023, we adopted our 2023 Share Incentive Plan (the “2023 Plan”), to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. We may grant options, restricted shares, restricted share units and other equity-based awards under the 2023 Plan to our employees, directors and consultants. Under the 2023 Plan, a total of 169,172,564 Class A ordinary shares were initially reserved for issuance. As of the date of this prospectus, there were 169,172,564 restricted shares issued and granted under the 2023 Plan.

The following paragraphs describe the principal terms of the 2023 Plan:

Types of awards. The 2023 Plan permits the awards of options, restricted shares or restricted share units.

Plan administration. The 2023 Plan shall be administered by the board or a committee of one or more members of the board to whom the board shall delegate the authority to grant or amend awards to participants other than any of the committee members. Any grant or amendment of awards to any committee member shall then require an affirmative vote of a majority of the board members who are not on the committee.

Award agreement. Awards granted under the 2023 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants of our company, and other individuals, as determined by the plan administrator. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our parent companies and subsidiaries.

Vesting schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Restricted shares. Restricted shares are subject to such restrictions on transferability and other restrictions as the committee may impose.

Exercise of options. The committee determines the exercise price of each option, which is set forth in the Award Agreement. The committee also determines the exercise time and conditions for each option, provided that the maximum exercisable term is 10 years absent amendment or modification.

Transfer restrictions. Awards may not be transferred in any manner by the recipient except under limited circumstances, including by will or the laws of descent and distribution, unless otherwise provided by the plan administrator.

Termination and amendment of the Plan. The committee, with the prior approval of the board, may terminate, amend or modify the 2023 Plan, subject to some limitations.

The following table sets forth information on restricted shares that we have awarded or have agreed to award as of February 21, 2025 pursuant to the 2018 Plan and 2023 Plan.

Number of
Restricted
Shares
	Awarded(1)	Grant Date
Directors and Executive Officers
June 15, 2018
Wei Wen	*	July 1, 2018
Simon Li	*	June 15, 2023
June 15, 2018
Jianchen Sun	*	July 1, 2018
July 1, 2019
Hui Yuan	5,000,000	July 1, 2020
Zijing Zhou	*	June 15, 2018
November 20, 2018
November 20, 2019
November 20, 2020
November 20, 2021
Wendy Hayes	*	November 20, 2022
Tong Zhang	-	-
Total	14,547,904

*	Less than 1% of our total outstanding shares on an as-converted basis.

(1)	The restricted shares awarded under the Plan are held by Best Cars Limited, the nominee of our equity incentive trust. See “-Equity Incentive Trust.”

Equity Incentive Trust

An equity incentive trust was established pursuant to a deed dated June 13, 2018 among us, The Core Trust Company Limited, as the trustee, and Best Cars Limited, as a nominee. Best Cars Limited, a company organized and existing under the laws of the British Virgin Islands, is wholly owned by The Core Trust Company Limited, a trust company established in Hong Kong. The registered office of Best Cars Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Through the equity incentive trust, our Class A ordinary shares underlying equity awards granted pursuant to our 2018 Plan may be provided to certain of recipients of such equity awards. As of March 20, 2024, Best Cars Limited held 6,663,321 Class A ordinary shares pursuant to our 2018 Plan. Upon satisfaction of vesting conditions and exercise by a grant recipient, the trustee will transfer the Class A ordinary shares underlying the relevant equity awards to such grant recipient.

To the extent permitted under the 2018 Plan and applicable law and regulations, the trustee shall follow the instruction of the Board or a committee of the Board consisting one or more members of the Board in respect of the exercise of voting rights (if any) and powers in relation to the Class A ordinary shares held by Best Cars Limited until they have been transferred outside of the trust and/or the nominee to the personal accounts of the relevant grant recipient.

C. Board Practices

Board of Directors

Our board of directors consists of five directors. A director is not required to hold any shares in our company for qualification, and may be an individual or a company. A director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested provided (1) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (2) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. A director may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property and assets (present and future) and uncalled capital, or any part thereof, to issue debentures, debenture stock, bonds and other securities whether outright or as collateral security for any obligation of the company or of any third party.

Board Diversity

The following board diversity matrix sets forth the information concerning the gender, demographic background and certain other characteristics of our board of directors as of the date of this prospectus, as self-identified by its members, in accordance with Rule 5606 of the Nasdaq Listing Rules.

Country of Principal Executive Offices	People’s Republic of China
Foreign Private Issuer	Yes
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	5
				Did Not
				Disclose
	Female	Male	Non-Binary	Gender
Part I: Gender Identity
Directors	0	5	0	0
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction			0
LGBTQ+			0
Did Not Disclose Demographic Background			0

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, and has adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Mr. Yicheng Yang, Mr. Jintao Lin and Mr. Wentao Deng and is chaired by Mr. Jintao Lin. Each of the members of the audit committee satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Ms. Wendy Hayes qualifies as an “audit committee financial expert.”

The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

●	reviewing and reassessing annually the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	reporting regularly to the board.

Compensation Committee. Our compensation committee consists of Mr. Wei Wen, Mr. Jintao Lin and Mr. Wentao Deng, and is chaired by Mr. Wei Wen. Mr. Wentao Deng and Mr. Jintao Lin satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. As a foreign private issuer, we have elected to not have our compensation committee consist of entirely independent directors. The compensation committee will evaluate or recommend to the board of directors for actions all matters related to the company’s annual compensation and/or bonus plan, equity incentive plans, and other employee-related compensation matters, and will also approve all management compensation levels and arrangements. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the total compensation package for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our nonemployee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Mr. Yicheng Yang and Mr. Wentao Deng, and is chaired by Mr. Wentao Deng. Mr. Wentao Deng and Mr. Yicheng Yang satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. As a foreign private issuer, we have elected to not have our nominating and corporate governance committee consist of entirely independent directors. The nominating and corporate governance committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

●	evaluating the performance and effectiveness of the board as a whole.

Duties of Directors

Under Cayman Islands law, our directors owe to us fiduciary duties, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than what may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company may have the right to seek damages if a duty owed by our directors is breached.

Terms of Directors and Officers

Pursuant to the amended and restated memorandum and articles of association, our officers are elected by and serve at the discretion of the board. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our company and the director, if any, but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by our board of directors. The office of a director will be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) dies or is found to be or becomes of unsound mind; (3) resigns his office by notice in writing to the Company; (4) without special leave of absence from the board of directors, is absent from meetings of the board of directors for three consecutive meetings and the board of directors resolves that his office be vacated; or (5) is removed from office pursuant to any other provision of the amended and restated memorandum and articles of association.

Employment Agreements

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a specified time period, which will be automatically extended for successive one-year terms unless either party gives the other party a prior written notice to terminate employment. We may terminate the employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, including conviction or pleading of guilty to a felony, fraud, misappropriation or embezzlement; negligent or dishonest act to our detriment; misconduct or failure to perform his or her duty; disability; or death. An executive officer may terminate his or her employment at any time with a one-month prior written notice if there is a material and substantial reduction in such executive officer’s existing authority and responsibilities or at any time if the termination is approved by our board of directors.

Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. Each executive officer has also agreed to assign to us all his or her all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets.

D. Employees

As of December 31, 2021, 2022 and 2023, we had 621, 431 and 324 full-time employees. The following table sets forth the numbers of our and the VIEs’ full-time employees by functions as of the dates indicated.

	As of the December 31,
	2021	2022	2023
Sales and marketing	488	329	252
General and administrative	73	58	44
Research and development	60	44	28
Total	621	431	324

As required by PRC laws and regulations, we participate in various employee social security plans for our and the VIEs’ employees that are administered by local PRC governments, including housing, pension, medical insurance and unemployment insurance. We compensate our employees with basic salaries and performance-based bonuses. None of our and the VIEs’ employees is represented by any collective bargaining arrangements. Our success depends on our and the VIEs’ ability to attract, retain and motivate qualified employees. We believe that we maintain a good working relationship with our and the VIEs’ employees, and we have not experienced any material labor disputes as of the date of this prospectus. None of our and the VIEs’ employees is represented by labor unions.

Due to the COVID-19 outbreak, we and the VIEs’ implemented measures to adjust the pace of our business expansion and conserve resources, such as furlough arrangements and scaling back recruitment budget and employee size, in 2021, 2022 and 2023. For more details, see “Risk Factors-Risks Related to Our Business and Industry-Our business operations have been and may continue to be materially and adversely affected by the COVID-19 pandemic.”

E. Share Ownership

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of February 21, 2025 by:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own 5.0% or more of our ordinary shares.

The calculations in the table below are based on the fact that there were 705,829,791 Class A ordinary shares and 55,260,580 Class B ordinary shares outstanding as February 21, 2025.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares Beneficially Owned			Voting Power Beneficially Owned
	Class A Ordinary Shares	Class B Ordinary Shares	% †	% ††
Directors and Executive Officers**
Wei Wen (1)	4,687,164	55,260,580	2.17%	23.55%
Jianchen Sun (2)	14,130,672	-	*	*
Wendy Hayes	*	-	*	*
Zijing Zhou	*	-	*	*
Hui Yuan	*	-	*	*
Tong Zhang	-	-	-	-
Simon Li	*	-	-	-
Directors and executive officers as a group	23,867,836	55,260,580	2.86%	24.10%
Principal Shareholders
WW Long Limited (3)	2,188,160	55,260,580	2.08%	23.48%
Sabby Volatility Warrant Master Fund, Ltd. (4)	2,026,492,080	-	73.28%	57.26%

*	Less than 1% of our total outstanding shares as of February 21, 2025.

**	The business address of our directors and executive officers is 9F, Ruihai Building, No. 21 Yangfangdian Road, Haidian District, Beijing 100038, People’s Republic of China.

The calculation of each director or executive’s percentage of aggregate voting power does not take into account that person’s unvested restricted shares which were still held by Best Cars Limited, the nominee of our equity incentive trust, as of March 20, 2024, the voting power of which remains vested with the trustee who shall follow the instruction of the Board or a committee of the Board consisting one or more members of the Board in respect of the exercise of such power until such vested restricted shares have been transferred outside of the trust and/or the nominee to the personal accounts of the relevant grant recipient. The calculation of each director or executive’s beneficial ownership does not take into account that person’s restricted shares which were still held by Best Cars Limited and would not be vested within 60 days after February 21, 2025.

†	For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after February 21, 2025.

††	For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B is entitled to 15 votes per share on all matters submitted to them for vote. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)	Represents (i) 2,498,784 Class A ordinary shares held in the name of Mr. Wei Wen by Best Cars Limited, representing the number of restricted shares granted to Mr. Wei Wen that have vested as of March 20, 2024, (ii) 2,188,160 Class A ordinary shares represented by ADSs by WW Long Limited, and (iii) 55,260,580 Class B ordinary shares directly held by WW Long Limited, a company organized and existing under the laws of the British Virgin Islands and wholly owned by Mr. Wei Wen. The registered office of WW Long Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(2)	Represents (i) 2,810,672 Class A ordinary shares represented by ADS, representing the number of restricted shares granted to Mr. Jianchen Sun that have vested or will vest within 60 days after March 20, 2024, and (ii) 11,320,000 Class A ordinary shares directly held by Sunzhiyuan Limited, a company organized and existing under the laws of the British Virgin Islands and wholly owned by Mr. Jianchen Sun. The registered office of Sunzhiyuan Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(3)	WW Long Limited is a British Virgin Islands company wholly owned by Mr. Wei Wen. The registered office of WW Long Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(4)	Represents 22,236,240 Class A Ordinary Shares, represented by 92,651 ADSs, ADS warrants to purchase up to 761,719 ADSs issued on October 28, 2024, and ADS warrants to purchase up to 7,589,347 ADSs issued on November 23, 2022, held by Sabby Volatility Warrant Master Fund, Ltd., as of the date of this prospectus. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

As of December 26, 2024, a total of 625,379,977 Class A ordinary shares are held by four record holders in the United States, including The Bank of New York Mellon, the depositary of the ADS program, representing 78.3% of our total outstanding shares. None of our outstanding Class B ordinary shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

For information regarding our stock options, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations -A. Operating Results-Critical Accounting Policies-Share-based Compensation.”

F. Disclosure of a Registrant’s Action to Recover Errorneously Awarded Compensation

Not applicable.

SELLING SHAREHOLDER

This prospectus relates to the offer and sale from time to time by the Selling Shareholder of up to 761,719 ADSs, representing 182,812,560 Class A Ordinary Shares, issuable to the Selling Shareholder upon the exercise of the Warrants. When we refer to the “Selling Shareholder” in this prospectus, we mean the person listed in the table below, and, where the context permits, the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholder’s interest in the Class A ordinary shares or the ADSs other than through a public sale.

The Warrants were issued to the Selling Shareholder on October 28, 2024, pursuant to the terms of the Purchase Agreement entered into between us and the Selling Shareholder on October 24, 2024. Each Restricted Warrant is exercisable immediately as of the date of issuance at an exercise price of $1.4494 per ADS and expire five years from the date of issuance.

We are not apprised of the Selling Shareholder’s plan with respect to the exercise of the Warrants. As of the date of this prospectus, no Warrant has been exercised  and the Selling Shareholder holds 92,651 ADSs, warrants to purchase 761,719 ADSs issued on October 28, 2024, and warrants to purchase 7,589,347 ADSs issued on November 23, 2022.  The Selling Shareholder may from time to time offer and sell all or part of the Class A ordinary shares or ADSs it receives through public or private transactions, or through other means described in the section entitled “Plan of Distribution” or in a supplement to this prospectus, at either prevailing market prices or at privately negotiated prices. The Selling Shareholder may sell Class A ordinary shares or ADSs through agents it selects or through underwriters and dealers it selects. The Selling Shareholder may also sell Class A ordinary shares or ADSs directly to investors. If the Selling Shareholder uses agents, underwriters or dealers to sell ordinary shares or ADSs, we will name them and describe their compensation in a prospectus supplement.

The table below sets forth the number of Class A ordinary shares we are registering under this prospectus, being the maximum number of Class A ordinary shares the Selling Shareholder may receive upon the exercise of the Warrants. We have also assumed that the Selling Shareholder will sell all Class A ordinary shares receivable under the Warrants. The registration of the Class A ordinary shares does not necessarily mean that the Selling Shareholder will exercise any of the Warrants or will offer or sell any Class A ordinary shares or ADSs.

Name of Selling Shareholder	ADSs Beneficially Owned Prior to Offering	Maximum Number of ADSs to be Sold Pursuant to the Public Offering Prospectus	Number of ADSs owned After Offering	Percentage Ownership After Offering
Sabby Volatility Warrant Master Fund, Ltd	8,443,717	761,719	7,681,998	66.67%

*	Represents 22,236,240 Class A Ordinary Shares, represented by 92,651 ADSs, ADS warrants to purchase up to 761,719 ADSs issued on October 28, 2024, and ADS warrants to purchase up to 7,589,347 ADSs issued on November 23, 2022, held by Sabby Volatility Warrant Master Fund, Ltd., as of the date of this prospectus. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

Note: Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into the ADSs representing our Ordinary Shares, or convertible or exercisable into the ADSs representing our Ordinary Shares within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

PLAN OF DISTRIBUTION

The Selling Shareholder may offer, from time to time, up to 761,719 ADSs representing 182,812,560 Class A Ordinary Shares. The Selling Shareholder is a party to the Purchase Agreement entered into between us and the Selling Shareholder on October 24, 2024. The Warrants were issued in pursuant to the Selling Shareholder in pursuant to the Purchase Agreement on October 28, 2024. Registration of such Class A Ordinary Shares covered by this prospectus does not mean, however, that any or all of such Class A Ordinary Shares or the ADSs representing such Class A Ordinary Shares will necessarily be offered or sold.

The Selling Shareholder and its successors, including their respective pledgees, donees, transferees, assignees, successors, designees, may offer and sell all or a portion of our Class A Ordinary Shares or ADSs directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of our Class A ordinary shares or ADSs. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

Our Class A Ordinary Shares or ADSs may be sold in one or more transactions on any national securities exchange or quotation service on which our Class A ordinary shares or ADSs may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. Additionally, the Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The Selling Shareholder may use any one or more of the following methods when selling our Class A ordinary shares or ADSs:

●	on any national securities exchange or quotation service on which our Class A ordinary shares or ADSs may be listed or quoted at the time of sale, including Nasdaq;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

●	through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell our Class A ordinary shares or ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	a debt-for-equity exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such ordinary shares or ADSs at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In addition, the Selling Shareholder may, through targeted solicitation such as targeted advertisement, targeted telephone calls or information push through websites or apps, offer to sell Class A ordinary shares or ADSs in exchange for certain other assets, such as loans facilitated through our platform in relation to which the Selling Shareholder will provide us with user management and consulting services under the Service Agreement. Other than (i) the provision of certain user and other information under the Service Agreement to the Selling Shareholder, (ii) the provision of account management and trade processing services in our ordinary course of brokerage business, or (iii) approval of and effecting the exercise of Warrants into Class A ordinary shares to be resold, we will not be involved in such resale efforts. Furthermore, we will not receive any proceeds from any resale by the Selling Shareholder.

The Selling Shareholder may offer our Class A ordinary shares or ADSs to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our Class A ordinary shares or ADSs, the securities will be acquired by the underwriters for their own account. The underwriters may resell our Class A ordinary shares or ADSs in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our Class A ordinary shares or ADSs, underwriters may receive compensation from the Selling Shareholder, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our Class A ordinary shares or ADSs to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.

If underwriters are used for the sale of our Class A ordinary shares or ADSs, to the extent required by law, the names of the underwriters will be set forth in the prospectus or prospectus supplement used by the underwriters to sell those securities. The Selling Shareholder may use underwriters with whom we or the Selling Shareholder has a material relationship. We will describe the nature of such relationship in any applicable prospectus supplement naming the underwriter or underwriters.

If underwriters are used for the sale of our Class A ordinary shares or ADSs, unless otherwise indicated in the prospectus or prospectus supplement relating to a particular offering of our Class A ordinary shares or ADSs, the obligations of any underwriters to purchase the securities will be subject to customary conditions precedent, and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

If underwriters are used for the sale of our Class A ordinary shares or ADSs, in connection with such offering, the underwriters may advise us that they may engage in stabilizing transactions, which involves making bids for, purchasing and selling the ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional ADSs referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing the ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of the ADSs available for purchase in the open market compared to the price at which the underwriters may purchase the ADSs through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase the ADSs in the open market to cover the position.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to the sales of the ADSs pursuant to this prospectus and any applicable prospectus supplement and to the activities of the Selling Shareholder. In addition, we will make copies of this prospectus and any applicable prospectus supplement available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

In addition, any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act or under Section 4(1) under the Securities Act may be sold under such rules rather than pursuant to this prospectus or a prospectus supplement. The Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our Class A ordinary shares or ADSs in the course of hedging the positions they assume. The Selling Shareholder may also sell short Class A our ordinary shares or ADSs and deliver our Class A ordinary shares or ADSs to close out short positions, or loan or pledge our Class A ordinary shares or ADSs to broker-dealers that in turn may sell these Class A ordinary shares or ADSs. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of our Class A ordinary shares or ADSs offered by this prospectus and any applicable prospectus supplement, which our Class A ordinary shares or ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus and any applicable prospectus supplement. The selling shareholder also may transfer and donate our Class A ordinary shares or ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and any applicable prospectus supplement.

The aggregate proceeds to the Selling Shareholder from the sale of our Class A ordinary shares or ADSs will be the purchase price of our Class A ordinary shares or ADSs less discounts and commissions, if any.

In offering our Class A ordinary shares or ADSs covered by this prospectus and any applicable prospectus supplement, the Selling Shareholder and any broker-dealers who execute sales for the Selling Shareholder may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the Selling Shareholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. The Selling Shareholder, if deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, our Class A ordinary shares or ADSs must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states our Class A ordinary shares or ADSs may not be sold unless the Class A ordinary shares or ADSs are registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There can be no assurance that the Selling Shareholder will sell any or all of our Class A ordinary shares or ADSs registered pursuant to the registration statement of which this prospectus forms a part.

At the time a particular offering of our Class A ordinary shares or ADSs is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Shareholder, the aggregate amount of our Class A ordinary shares or ADSs being offered by the Selling Shareholder and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling shareholder and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

Agents and underwriters and their respective affiliates may engage in transactions with, or perform services for us in the Class A ordinary course of business for which they may receive customary fees and reimbursement of expenses.

The estimated offering expenses payable by the selling shareholder, in addition to any underwriting discounts and commissions that will be paid by the Selling Shareholder, will be described in any applicable prospectus supplement.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with the VIEs and Their Respective Shareholders

We, through our WFOEs, entered into a series of contractual arrangements with the VIEs and their respective shareholders, which collectively allow us to (1) exercise significant influence over each of the VIEs; (2) receive substantially all of the economic benefits of the VIEs; and (3) have an exclusive call option to purchase all or part of the equity interests in and/or assets of each of the VIEs when and to the extent permitted by PRC laws. For a description of these contractual arrangements, see “Business Overview-C. Organizational Structure-Our Contractual Arrangements.”

Outsourcing Agreement with STDC

In 2021, 2022 and 2023, we entered into outsourcing service agreements with Shanghai Three Drivers Culture Media Co., Limited (“STDC”), of which we own 49% equity interest. The outsourcing service expenses provided by STDC for us is RMB2.7 million, RMB1.5 million and RMB4.0 million for the years ended December 31, 2021, 2022 and 2023, respectively. In 2022 and 2023, we entered into promotion service agreements with STDC, under which the promotion service expenses provided by us for STDC is RMB1.4 million and RMB1.0 million for the years ended December 31, 2022 and 2023. The prepayment balance is RMB248 and RMB1,125 as of December 31, 2022 and 2023, respectively.

The outsourcing service expenses provided by STDC for the Company is RMB2,760 for the six months ended June 30, 2024. The Company entered into promotion service agreements with STDC, under which the promotion service expenses provided by the Company for STDC is nil for the six months ended June 30, 2024. The prepayment balance is RMB314 as of June 30, 2024.

Transaction with Mr. Wei Wen

In 2022 and 2023, we provided RMB13.6 million and RMB12.6 million, respectively, to Mr. Wei Wen, the chairman of the board, the chief executive officer of our company, who used the fund to assist business development with third parties on behalf of our company, and Mr. Wei Wen repaid RMB13.7 million to us in 2022 and repaid RMB12.5 million to us in 2023. The other payable due to Mr. Wei Wen is RMB0.1 million and nil as of December 31, 2022 and 2023, respectively.

For the six months ended June 30, 2024, the Company received RMB4,510 from CEO, Mr. Wen. The other current liabilities balance due to CEO is RMB4,070 as of June 30, 2024.

Transaction with Mr. Hui Yuan

On November 22, 2023, we received a loan of RMB1.5 million from the spouse of Mr. Hui Yuan, the chief operating officer of our company. The loan payable balance due to Mr. Hui Yuan’s spouse is nil and RMB1.5 million as of December 31, 2022 and 2023, respectively.

The loan payable balance due to Mr. Hui Yuan’s spouse is RMB1,500 as of June 30, 2024.

Private Placements

See “History and Development of the Company.”

Shareholders Agreement

See “History and Development of the Company.”

Employment Agreements

See “Management-C. Board Practices-Employment Agreements.”

Share Incentive Plan

See “Management-B. Compensation-Share Incentive Plan.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$100,000 divided into 1,000,000,000 shares comprising of (i) 800,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 60,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 140,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our memorandum and articles of association. As of the date of this prospectus, there are (i) 705,829,791 Class A ordinary shares, and (ii) 55,260,580 Class B ordinary shares issued and outstanding.

Our Memorandum and Articles of Association

Description of Class A Ordinary Shares

The following is a summary of material provisions of our currently effective seventh amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the SEC as an exhibit to our Registration Statement on Form F-1 (File No. 333-227940).

Type and Class of Securities

The par value of Class A ordinary share is US$0.0001 per share. The number of Class A ordinary shares that had been issued as of the end of the latest fiscal year is provided on the cover of the annual report on Form 20-F for the latest fiscal year. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Preemptive Rights

Our shareholders do not have preemptive rights.

Limitations or Qualifications

We have a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall entitle the holder thereof to fifteen (15) votes on all matters subject to the vote at general meetings of our company. Due to the super voting power conferred upon holders of Class B ordinary shares, the voting power of holders of our Class A ordinary shares may be materially limited.

Rights of Other Types of Securities

Not applicable.

Rights of Class A Ordinary Shares

Classes of Ordinary Shares

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of shareholders. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a holder thereof to any person who is not an Affiliate (as defined in our Memorandum and Articles of Association) of such holder, or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person or entity who is not an Affiliate of the registered holder of such share, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to our Memorandum and Articles of Association. In addition, our shareholders may by an ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our Memorandum and Articles of Association provide that our directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of our directors, be applicable for meeting contingencies or for equalising dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our company may pay a dividend out of either our profits or share premium account, provided that in no circumstances may a dividend be paid if, immediately after this payment, this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote by our shareholders, except as may otherwise be required by law or provided for in our Memorandum and Articles of Association. In respect of matters requiring shareholders’ vote, each Class A ordinary share entitles the holder thereof to one vote, and each Class B ordinary share entitles the holder thereof to 15 votes. Voting at any shareholders’ meeting is by show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded. A poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares cast by those shareholders entitled to vote who are present or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our Memorandum and Articles of Association. A special resolution will be required for important matters such as a change of name or making changes to our Memorandum and Articles of Association. We may, among other things, subdivide or consolidate our shares by ordinary resolution.

General Meetings of Shareholders.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Memorandum and Articles of Association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board of directors or a majority of our board of directors. Advance notice of at least seven (7) calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of one or more shareholder present or by proxy or, if a corporation or other non-natural person by its duly authorized representative, representing not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at general meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provide that upon the requisition of shareholders representing in aggregate not less than one-third (1/3) of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings as at the date of the deposit of the requisition, our board is obliged to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares

Subject to the restrictions in our Memorandum and Articles of Association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

●	a fee of such maximum sum as NASDAQ may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice requirement of NASDAQ, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year as our board may determine.

Liquidation

On a return of capital or the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by the shareholders by special resolution. Our company may also repurchase any of our shares (including any redeemable shares) on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if our company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (save for our Memorandum and Articles, special resolutions of shareholders and our register of mortgages and charges). See “Where You Can Find More Information.”

Requirements to Change the Rights of Holders of Class A Ordinary Shares

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to any rights or restrictions for the time being attached to any class, be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Limitations on the Rights to Own Class A Ordinary Shares

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote Class A ordinary shares, other than anti-takeover provisions contained in the Memorandum and Articles of Association which may limit the ability of others to acquire control of our company or cause our company to engage in change-of-control transactions.

Provisions Affecting Any Change of Control

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold

There are no provisions under Cayman Islands law applicable to the Company, or under the Memorandum and Articles of Association, the Company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved (a) the holders of at least three-fourths in value of each class of shareholders; or (b) a majority in number of each class of creditors who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of our company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control our company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to our company and therefore it is considered that he owes the following duties to our company, including a duty to act bona fide in the best interests of our company, a duty not to make a profit based on his position as director (unless our company permits him to do so), a duty not to put himself in a position where the interests of our company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Memorandum and Articles of Association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or reappointment by the Board. In addition, a director’s office shall be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) dies or is found to be or becomes of unsound mind; (3) resigns his office by notice in writing to our company; (4) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; or (5) is removed from office pursuant to any other provisions of our Memorandum and Articles of Association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with the fiduciary duties which they owe to our company under Cayman Islands law, including the duty to ensure that, in their opinion, any such transaction are entered into bona fide in the best interests of our company, and are entered into for proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Memorandum and Articles of Association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may materially adversely vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of ordinary special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Memorandum and Articles of Association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association that require the Company to disclose shareholder ownership above any particular ownership threshold.

Changes in Capital

Our shareholders may from time to time by ordinary resolution:

●	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	sub-divide our existing shares, or any of them into shares of a smaller amount as fixed by the Memorandum and Articles of Association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Debt Securities

Not applicable.

Warrants and Rights

On November 25, 2022, we completed a registered direct offering with investors for the purchase and sale of (1) 3,654,546 ADSs, (2) certain pre-funded warrants to purchase 1,800,000 ADSs in lieu of the ADSs being offered, and (3) certain warrants to purchase up to 5,454,546 ADSs, to certain institutional investors pursuant to a securities purchase agreement dated November 21, 2022.

On October 24, 2024, we entered into certain securities purchase agreement (the “Purchase Agreement”) with certain non-affiliated institutional investor (the “Purchaser”) pursuant to which the Company agreed to sell (1) 241,677 ADSs, and (2) certain pre-funded warrants to purchase up to 520,042 ADSs (the “Pre-Funded Warrants”) in a registered direct offering, and (3) in a concurrent private placement, restricted warrants to purchase an aggregate of up to 761,719 ADSs (the “Warrants”), for aggregate gross proceeds of approximately $1.1 million.

The Warrants

The following summary of certain terms and provisions of the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants that are incorporated by reference to this prospectus supplement and accompanying prospectus. You should carefully review the terms and provisions of the Warrants for a complete description of the terms and conditions of the Warrants.

Exercise Price and Duration of the Warrants. Each ADS, representing the underlying Class A ordinary shares, exercisable pursuant to Warrants will have an exercise price per ADS of US $1.4494. The Warrants are exercisable immediately upon issuance, and at any time thereafter up to the fifth anniversary of the issuance date. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and splits, subsequent equity sales, subsequent rights offerings, distributions, fundamental transactions or similar events affecting our Class A ordinary share and also upon any distributions of assets, including cash, stock or other property to our shareholders. No fractional shares will be issued upon exercise of the Warrants. A Warrant holder may exercise its Warrants only for a whole number of shares.

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Class A ordinary shares underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Class A ordinary shares represented by the ADSs purchased upon such exercise.

Cashless Exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Class A ordinary shares represented by the ADSs underlying the Warrants, then the Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A ordinary shares represented by the ADSs determined according to the formula set forth in the Warrants. Upon the expiry of the fifth anniversary of the issuance date, the Warrants will be automatically exercised via the cashless exercise mechanism.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon the election of the holder, 9.99%) of the number of Class A ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Transferability. Subject to applicable laws, the Warrants may be transferred, in whole or in part, at the option of the holder, upon surrender of the Warrants to us or our designated agent, together with the appropriate instruments of transfer.

Trading Market. There is no established public trading market for the Warrants being issued in this Offering, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the warrant document itself. If holders of our Class A ordinary shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrants following such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its the Warrants at its fair value using the Black Scholes option pricing formula; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Warrants, that is being offered and paid to the holders of our Class A ordinary shares in connection with the fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Class A ordinary shares, the holder of a Warrant does not have the rights or privileges of a holder of our Class A ordinary shares, including any voting rights, until the holder exercises the Warrants.

Amendment and Waiver. The Warrants may be modified or amended or the provisions thereof waived with the written consent of our company on the one the hand and a holder on the other hand.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants that are incorporated by reference to this prospectus supplement and accompanying prospectus. You should carefully review the terms and provisions of Pre-Funded Warrants for a complete description of the terms and conditions of the Pre-Funded Warrants.

The term “pre-funded” refers to the fact that the purchase price of the ADSs in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of US$0.001 per ADS. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding Class A ordinary shares following the consummation of this Offering the opportunity to make an investment in our Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of the ADSs which would result in such ownership of more than 4.99% (or 9.99%) of our outstanding ordinary shares, and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration and Exercise Price. Each Pre-Funded Warrant offered hereby has an initial exercise price of US$0.001. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of ADSs, representing the underlying Class A ordinary shares, issuable upon exercise is subject to appropriate adjustment in the event of stock dividends and splits, subsequent equity sales, subsequent rights offerings, distributions, fundamental transactions or similar events affecting the ADSs and the exercise price.

Exercisability. The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Pre-Funded Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Pre-Funded Warrants at closing to have their Pre-Funded Warrants exercised immediately upon issuance and receive ADSs underlying the Pre-Funded Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% (or, upon election of the holder, 9.99%) of the outstanding ordinary shares. No fractional ADSs will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will round up to the next whole share.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of a Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ADSs determined according to a formula set forth in the Pre-Funded Warrants.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred, in whole or in part, at the option of the holder upon surrender of the Pre-Funded Warrants to us or our designated agent, together with the appropriate instruments of transfer.

Trading Market. There is no established public trading market for the Pre-Funded Warrants being issued in this offering, and we do not expect a market to develop. We do not intend to apply for listing of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Other Securities

Not applicable.

Description of American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver the ADSs. Each ADS represents 240 Class A ordinary shares, deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited Class A ordinary shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s principal executive office at which the ADSs will be administered is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of the Cayman Islands govern shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. The deposit agreement has been filed with the SEC as an exhibit to a Registration Statement on Form F-6 (File No. 333-227940) for our company. The form of ADR is on file with the SEC (as a prospectus) and was filed on October 23, 2018.

Dividends and Other Distributions

How will you receive dividends and other distributions on the Class A ordinary shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Class A ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

●	Class A Ordinary Shares. The depositary may distribute additional ADSs representing any Class A ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Class A ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those Class A ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class A ordinary shares. The depositary may sell a portion of the distributed Class A ordinary shares (or ADSs representing those Class A ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of Class A ordinary shares, new ADSs representing the new Class A ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

●	Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited Class A ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the Class A ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the Class A ordinary shares. However, you may not know about the meeting enough in advance to withdraw the Class A ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if our Ordinary Shares shares represented by the ADSs are not voted as you requested.

If we asked the depositary to solicit your instructions at least 30 days before the meeting date, but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that:

●	we wish to receive a proxy to vote uninstructed shares;

●	we reasonably do not know of any substantial shareholder opposition to a particular question; and

●	the particular question is not materially adverse to the interests of shareholders,

the depositary will consider you to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to the deposited Class A ordinary shares, if we request the depositary to disseminate a notice, we will give the depositary notice of the meeting, details concerning the matters to be voted upon and copies of materials to be made available to the ADS holders in connection with the meeting not less than 30 days prior to the meeting date.

Fees and Expenses

Persons depositing or withdrawing Class A ordinary shares or ADS holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of Class A ordinary shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been Class A ordinary shares and the Class A ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

US$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of Class A ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw Class A ordinary shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or Class A ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Class A ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of Class A ordinary shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Class A Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying Class A ordinary shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Class A ordinary shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Arbitration Provision

The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the International Arbitration Rules of the American Arbitration Association, including any securities law claim. However, a claimant could also elect not to submit its securities law claim to arbitration and instead bring such claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit such claim to arbitration.

Taxation

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties applicable to payments to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.

PRC Taxation

See “Business Overview-Regulation-Regulations Relating to Tax.”

United States Federal Income Taxation

The following discussion is a summary of material United States federal income tax considerations relating to the ownership and disposition of the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants by a U.S. Holder, as defined below, that holds the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law as of the date of this prospectus, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”), with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships or other pass-through entities and their partners or investors, tax-exempt organizations (including private foundations)), investors who are subject to special tax accounting rules under Section 451(b) of the Code, investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants representing 10% or more of our stock (by vote or by value), investors that hold their ADSs, ordinary shares, Warrants or Pre-Funded Warrants as part of a straddle, hedge, conversion, constructive sale or other integrated transaction, or investors that have a functional currency other than the U.S. dollar, persons who acquired the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants pursuant to the exercise of any employee share option or otherwise as compensation, or certain former citizens or long-term residents of the United States, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any United States federal non-income, state or local, or non-United States tax considerations, the alternative minimum tax, or the Medicare contribution tax on net investment income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state or local and non-United States income and other tax considerations of an investment in the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants that is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants are urged to consult their tax advisors regarding an investment in the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants.

The discussion below assumes the deposit agreement and any related agreement will be complied with in accordance with its terms.

For United States federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. Accordingly, exchanges of ordinary shares for ADSs will generally not be subject to United States federal income tax.

Passive foreign investment company considerations

A non-United States corporation, such as our company, will be classified as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes, if, in the case of any particular fiscal year, either (1) 75% or more of its gross income for such year consists of certain types of “passive” income or (2) 50% or more of its average quarterly assets during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other non-United States corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

The determination of whether we will be or become a PFIC will depend upon the composition of our income (which may differ from our historical results and current projections) and assets and the value of our assets from time to time, including, in particular the value of our goodwill and other unbooked intangibles (which may depend upon the market value of the ADSs or ordinary shares from time-to-time and may be volatile). In addition, although the law in this regard is unclear, we treat the VIEs as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we combine and consolidate their operating results in our consolidated financial statements. Assuming that we are the owner of the VIEs for United States federal income tax purposes, based upon the historical and current value of our assets, composition of our income and assets and value of the ADSs and ordinary shares, we do not believe we were classified as a PFIC for the fiscal year ended December 31, 2023 and we do not expect to be classified as a PFIC for the current fiscal year. Among other matters, if our market capitalization declines, we may be classified as a PFIC for the current fiscal year or future fiscal years. It is also possible that the IRS, may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being, or becoming classified as, a PFIC for the current fiscal year or one or more future fiscal years.

The determination of whether we will be or become a PFIC may also depend, in part, on how, and how quickly, we use our liquid assets and cash. Under circumstances where we retain significant amounts of liquid assets, or if the VIEs were not treated as owned by us for United States federal income tax purposes, our risk of being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each fiscal year, there can be no assurance that we will not be a PFIC for the fiscal year ended December 31, 2023 or any future fiscal year or that the IRS will not take a contrary position. If we are classified as a PFIC for any year during which a U.S. Holder holds the ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder holds the ADSs or ordinary shares.

The discussion below under “Taxation of distributions on ADSs and ordinary shares” and “Sale or other disposition of ADSs or ordinary shares” is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes.

The United States federal income tax rules that apply if we are classified as a PFIC for the current fiscal year or any subsequent fiscal year are discussed below under “Passive foreign investment company rules.”

Taxation of distributions on ADSs and ordinary shares

Subject to the PFIC rules described below, any cash distributions (including the amount of any PRC tax withheld) paid on the ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution will generally be treated as a “dividend” for United States federal income tax purposes. Under current law, a non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at the lower rates applicable to “qualified dividend income” rather than the marginal tax rates generally applicable to ordinary income, provided that certain holding period and other requirements are met.

A non-United States corporation (other than a corporation that is classified as a PFIC for the fiscal year in which the dividend is paid or the preceding fiscal year) will generally be considered to be a qualified foreign corporation (1) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (2) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. The ADSs are listed on NASDAQ. We believe, but cannot assure you, that the ADSs will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. Since we do not expect that our ordinary shares will be listed on established securities markets, it is unclear whether dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for the reduced tax rate. There can be no assurance that the ADSs will continue to be considered readily tradable on an established securities market in later years. In the event we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law (see “-PRC Taxation”), we may be eligible for the benefits of the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the United States-PRC income tax treaty (which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose), in which case we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares (regardless of whether such shares are backed by ADSs) or ADSs. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to qualifying corporations under the Code.

For United States foreign tax credit purposes, dividends paid on the ADSs or ordinary shares will generally be treated as income from foreign sources and will generally constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on the ADSs or ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or other disposition of ADSs or ordinary shares

Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss, if any, upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term capital gain or loss if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate U.S. Holders are currently eligible for reduced rates of taxation. In the event that we are treated as a PRC resident enterprise under the EIT Law, and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC (see “-PRC Taxation”), such gain may be treated as PRC source gain for foreign tax credit purposes under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of the ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive foreign investment company rules

If we are classified as a PFIC for any fiscal year during which a U.S. Holder holds the ADSs or ordinary shares, unless the U.S. Holder makes one of certain elections (as described below), the U.S. Holder will, except as discussed below, be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (1) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a fiscal year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding fiscal years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (2) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules:

●	the excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

●	the amount of the excess distribution or gain allocated to the fiscal year of distribution or gain and to any fiscal years in the U.S. Holder’s holding period prior to the first fiscal year in which we are classified as a PFIC (each such fiscal year, a pre-PFIC year) will be taxable as ordinary income; and

●	the amount of the excess distribution or gain allocated to each prior fiscal year, other than the current fiscal year of distribution or gain or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations, as appropriate, for that other fiscal year, and will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other fiscal year.

If we are a PFIC for any fiscal year during which a U.S. Holder holds the ADSs or ordinary shares and any of our non-United States subsidiaries or other corporate entities in which we own equity interests is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our lower-tier PFICs.

If we are a PFIC for any fiscal year during which a U.S. Holder holds the ADSs or ordinary shares, we will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds the ADSs or ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder makes a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, the U.S. Holder will be deemed to have sold the ADSs or ordinary shares it holds at their fair market value and any gain from such deemed sale would be subject to the rules described in the preceding two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent fiscal year, the ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. Holder will not be subject to the rules described above with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ADSs or ordinary shares. Each U.S. Holder is strongly urged to consult its tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to the U.S. Holder.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to the ADSs, provided that the ADSs are “regularly traded” (as specially defined) on NASDAQ, which is a qualified exchange or other market for these purposes. No assurances may be given regarding whether the ADSs qualify, or will continue to qualify, as being regularly traded in this regard. If a mark-to-market election is made, the U.S. Holder will generally (1) include as ordinary income for each fiscal year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the fiscal year over the U.S. Holder’s adjusted tax basis in such ADSs and (2) deduct as an ordinary loss the excess, if any, of the U.S. Holder’s adjusted tax basis in the ADSs over the fair market value of such ADSs held at the end of the fiscal year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Because our ordinary shares, Warrants and Pre-Funded Warrants are not listed on a stock exchange, U.S. Holders will not be able to make a mark-to-market election with respect to our ordinary shares, Warrants and Pre-Funded Warrants.

If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to the ADSs may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries or other corporate entities in which we own equity interests that is classified as a PFIC.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

As discussed above under “Taxation of distributions on ADSs and ordinary shares,” dividends that we pay on the ADSs or ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are classified as a PFIC for the fiscal year in which the dividend is paid or the preceding fiscal year. In addition, if a U.S. Holder owns the ADSs or ordinary shares during any fiscal year that we are a PFIC, the holder must file an annual information return with the IRS. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ADSs or ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualified electing fund election.

Taxation of the Pre-Funded Warrants

Although the law in this area is not completely settled, the Pre-Funded Warrants are generally expected to be treated as outstanding stock for U.S. federal income tax purposes. Accordingly, upon exercise, no income, gain or loss should be recognized upon the exercise of a Pre-Funded Warrants, and the holding period of a Pre-Funded Warrants should carry over to the ADS received. The tax basis of the Pre-Funded Warrants should carry over to the ADS received upon exercise increased by the exercise price. U.S. Holders contemplating the acquisition of Pre-Funded Warrants should discuss with their personal tax advisor the consequences of the purchase, ownership and disposition of the Pre-Funded Warrants, as well as the exercise of, certain adjustments to, and any payments in respect of the Pre-Funded Warrants (including potential alternative characterizations).

Distributions

The taxation of a distribution received with respect to a Pre-Funded Warrants is unclear. It is possible such a distribution would be treated as a distribution as described above under “-Taxation of distributions on ADSs and ordinary shares” and “-Passive foreign investment company rules”, although other treatments may also be possible. Notwithstanding the foregoing, we do not believe that the Pre-Funded Warrants will be readily tradable on an established securities market in the United States and therefore we will not be a qualified foreign corporation with respect to distributions paid on the Pre-Funded Warrants, if any. U.S. Holders should consult their tax advisors regarding the proper treatment of any payments in respect of the Pre-Funded Warrants.

ale or other taxable disposition of Pre-Funded Warrants

Upon the sale, exchange or other taxable disposition of a Pre-Funded Warrants, in general, a U.S. Holder will recognize taxable gain or loss measured by the difference, if any, between (1) the amount of cash and the fair market value of any property received upon such taxable disposition, and (2) such U.S. Holder’s adjusted tax basis in the Pre-Funded Warrant. Such gain or loss generally will be taxed as described above under “-Sale or other disposition of ADSs or ordinary shares.” It is not entirely clear how various aspects of the rules described above in “-Passive foreign investment company rules” would apply to the sale of a Pre-Funded Warrants, including whether a U.S. Holder would be able to make a mark-to-market election or a qualified electing fund election with respect to its Pre-Funded Warrants. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to their ownership of Pre-Funded Warrants.

Exercise of Pre-Funded Warrants

If we are a PFIC for any fiscal year during which a U.S. Holder holds the Pre-Funded Warrants, we will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds the Pre-Funded Warrants or ADSs received upon exercise of the Pre-Funded Warrants. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to their ownership of Pre-Funded Warrants.

Certain adjustments to the Pre-Funded Warrants

Under Section 305 of the Code, an adjustment to the number of ADSs that will be issued on the exercise of the Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants, may be treated as a constructive distribution to U.S. Holders if, and to the extent that, such adjustment has the effect of increasing the U.S. Holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See above under “-Taxation of distributions on ADSs and ordinary shares,” “-Passive foreign investment company rules” and “-Taxation of the Pre-Funded Warrants-Distributions.”

Taxation of the Warrants

Sale or other taxable disposition of the Warrants

Upon the sale, exchange or other taxable disposition of a Warrant, in general, a U.S. Holder will recognize taxable gain or loss measured by the difference, if any, between (1) the amount of cash and the fair market value of any property received upon such taxable disposition, and (2) such U.S. Holder’s adjusted tax basis in the Warrant. Such gain or loss generally will be taxed as described above under “-Sale or other disposition of ADSs or ordinary shares.” It is not entirely clear how various aspects of the rules described above in “-Passive foreign investment company rules” would apply to the sale of a Warrant. However, a U.S. Holder may not make a mark-to-market election or a qualified electing fund election with respect to its Warrants. As a result, if a U.S. Holder sells or otherwise disposes of Warrants and we were a PFIC at any time during the U.S. Holder’s holding period of such Warrants, any gain recognized generally would be treated as an excess distribution, taxed as described above. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to their ownership of Warrants.

Exercise of Warrants

Upon the exercise of a Warrant for cash, in general, U.S. holders will not recognize gain or loss for U.S. federal income tax purposes. A U.S. Holder’s initial tax basis in the ADSs received will equal such U.S. Holder’s adjusted tax basis in the Warrant exercised increased by the exercise price. It is unclear whether U.S. Holder’s holding period for the ADSs received on exercise will commence on the day of exercise or the following day; however, in either case, the holding period will not include the holding period of the Warrant. If we are a PFIC for any fiscal year during which a U.S. Holder holds the Warrants, we will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds the Warrants or ADSs received upon exercise of the Warrant. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to their ownership of Warrants.

Expiration of Warrants

A U.S. Holder who allows a Warrant to expire will generally recognize a loss for U.S. federal income tax purposes equal to the adjusted tax basis of the Warrant. In general, such a loss will be a capital loss, and will be a short-term or long-term capital loss depending on the holder’s holding period for the Warrant.

Certain adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of ADSs that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to U.S. Holders if, and to the extent that, such adjustment has the effect of increasing the U.S. Holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See above under “-Taxation of distributions on ADSs and ordinary shares” and “-Passive foreign investment company rules.”

Information reporting and backup withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets” (as defined in the Code), including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. Holders may be subject to information reporting to the IRS and backup withholding with respect to dividends on and proceeds from the sale or other disposition of the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants. Information reporting will apply to payments of dividends on, and to proceeds from the sale or other disposition of the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants by a paying agent within the United States to a U.S. Holder, other than U.S. Holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%, in respect of any payments of dividends on, and the proceeds from the disposition of, the ADSs, ordinary shares, the Warrants or the Pre-Funded Warrants within the United States to a U.S. Holder (other than U.S. Holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

EXPENSES

Set forth below is an itemization of the total expenses expected to be incurred by us in connection with the offer and sale of the securities. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$111
Printer fees and expenses	$5,000
Legal fees and expenses	$17,000
Accounting and professional fees and expenses	$15,000
Miscellaneous	$509
Total	$37,620

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters of United States federal securities and New York state law. The validity of the Class A ordinary shares represented by the ADSs and the legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Shihui Partners. Hunter Taubman Fischer & Li LLC may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Shihui Partners with respect to matters governed by PRC law.

EXPERTS

The financial statements included in this prospectus as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, and is included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The registered business address of Marcum Asia CPAs LLP is 7 Penn Plaza, Suite 830, New York, NY 10001.

ENFORCEABILITY OF CIVIL LIABILITIES

All of our officers and directors, including Wei Wen as our Co-Chief Executive Officer and Chairman, Guangsheng Liu as our Co-Chief Executive Officer and Director, Simon Li as our Chief Financial Officer, Jintao Lin, Wentao Deng, Yicheng Yang as our independent director, and Hui Yuan as our Chief Operating Officer, are residents of PRC or elsewhere outside of the U.S., and the majority of our assets and the assets of such persons are located outside the U.S. As a result, it may be difficult for investors in the U.S. to effect service of process within the U.S. upon such directors, officers and representatives of experts who are not residents of the U.S. or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the U.S.

The majority of our operations and records are located and reside outside of the U.S. Our shareholders have limited ability to assert and collect on claims in litigation against us and our principals. In addition, corporate organization and structure could further impede the ability of a person to prove a claim or collect on a judgment against the Company. Finally, China has very restrictive secrecy laws that prohibit the delivery of many of the financial records maintained by a business located in China to third parties absent Chinese government approval. Since discovery is an important part of proving a claim in litigation, and since most if not all of the Company’s records are in China, Chinese secrecy laws could frustrate efforts to prove a claim against the Company or its management. In order to commence litigation in the United States against an individual such as an officer or director, that individual must be served. While directors and officers of a Delaware corporation are routinely served for purposes of a suit against them in Delaware for breach of fiduciary duty and there are means of serving individuals who reside outside the United States in other litigation, generally service requires the cooperation of the country in which a defendant resides. China has a history of failing to cooperate in efforts to effect such service upon Chinese citizens in China. These and other similar PRC laws and regulations could substantially impair our shareholders abilities to investigate and prosecute claims against our Company, our officers and our directors.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

Our website is at http://ir.tuanche.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

TUANCHE LIMITED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm (PCAOB ID 5395)

To the Shareholders and Board of Directors of TuanChe Limited:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of TuanChe Limited (the “Company”) as of December 31, 2022 and 2023, the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant recurring losses and negative cash flows from operating activities, and there were negative working capital balance and limited cash balance as of December 31, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum Asia CPAs LLP

We have served as the Company’s auditor from 2021 to 2024.

New York, NY

March 28, 2024,

TUANCHE LIMITED

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data, unless otherwise stated)

	Note	December 31, 2022	December 31, 2023
				US$
		RMB	RMB	Note 3(f)
ASSETS
Current assets:
Cash and cash equivalents		69,895	9,564	1,347
Restricted cash		6,948	6,429	905
Accounts and notes receivable, net	5	49,969	28,891	4,069
Prepayment and other current assets, net	6	46,608	15,986	2,251
Prepayment to related parties	21	248	1,125	158
Total current assets		173,668	61,995	8,730
Non-current assets:
Operating lease right-of-use assets	12	10,135	5,706	804
Long-term investments	9	5,383	5,564	784
Goodwill	4	45,561	45,561	6,417
Other non-current assets		522	522	73
Total non-current assets		61,601	57,353	8,078
Total assets		235,269	119,348	16,808
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable		13,658	10,406	1,466
Advance from customers		3,695	4,166	587
Salary and welfare benefits payable		32,944	17,030	2,399
Short-term borrowings	13	3,169	15,687	2,209
Other taxes payable	11	24,727	12,203	1,719
Current portion of deferred revenue		1,345	1,216	171
Short-term operating lease liabilities	12	5,200	4,090	576
Payables due to related parties	21	130	1,500	211
Other current liabilities	14	23,691	20,466	2,879
Total current liabilities		108,559	86,764	12,217
Long-term borrowings	15	1,546	3,000	423
Non-current portion of deferred revenue		18	49	7
Long-term operating lease liabilities	12	7,494	6,099	859
Warrant liability	22	24,376	3,952	557
Other non-current liabilities		492	-	-
Total non-current liabilities		33,926	13,100	1,846
Total liabilities (including amounts of the consolidated VIEs without recourse to the primary beneficiary. See Note 1)		142,485	99,864	14,063
Commitments and contingencies	20
Shareholders’ equity:
Class A ordinary shares: US$0.0001 par value; 800,000,000 shares authorized; 339,475,403 shares issued and 327,422,449 shares outstanding as of December 31, 2022; US$0.0001 par value; 800,000,000 shares authorized; 357,075,403 shares issued and 348,016,199 shares outstanding as of December 31, 2023		235	236	33
Class B ordinary shares: US$0.0001 par value; 60,000,000 shares authorized, 55,260,580 issued and outstanding as of December 31, 2022 and 2023		35	35	5
Treasury stock (14,907,047 and 14,907,047 treasury stock as of December 31, 2022 and 2023, respectively)		(45,886)	(45,886)	(6,463)
Additional paid-in capital		1,296,951	1,306,496	184,016
Accumulated deficit		(1,150,135)	(1,233,106)	(173,679)
Accumulated other comprehensive loss		(8,416)	(8,291)	(1,167)
Total TuanChe Limited shareholders’ equity		92,784	19,484	2,745
Non-controlling interests		-	-	-
Total shareholders’ equity		92,784	19,484	2,745
TOTAL LIABILITIES AND EQUITY		235,269	119,348	16,808

The accompanying notes are an integral part of these consolidated financial statements.

TUANCHE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(All amounts in thousands, except for share and per share data, unless otherwise stated)

		Year ended December 31,
	Note	2021	2022	2023
					US$
		RMB	RMB	RMB	Note 3(f)
Net revenues
Offline Marketing Services:
Auto shows		242,860	53,962	111,349	15,683
Special promotion events		3,994	1,609	3,166	446
Referral service for commercial bank		67,010	44,202	2,572	362
Online marketing		14,489	50,757	23,411	3,297
Others		29,199	32,658	21,869	3,080
Total net revenues		357,552	183,188	162,367	22,868
Cost of revenues		(85,290)	(70,537)	(68,942)	(9,710)
Gross profit		272,262	112,651	93,425	13,158
Operating expenses:
Selling and marketing expenses		(274,670)	(127,696)	(157,004)	(22,114)
General and administrative expenses		(72,788)	(64,708)	(44,666)	(6,291)
Research and development expenses		(35,651)	(19,799)	(11,267)	(1,587)
Impairment of long-lived assets		-	(19,743)	(1,515)	(213)
Total operating expenses		(383,109)	(231,946)	(214,452)	(30,205)
Loss from operations		(110,847)	(119,295)	(121,027)	(17,047)
Other income/(expenses):
Interest income/(expenses), net		625	(174)	(143)	(20)
Foreign exchange (loss)/gain		(149)	444	(259)	(37)
Gain from equity method investments		258	26	181	26
Impairment of long-term investment		(700)	-	-	-
Impairment of goodwill		-	(69,853)	-	-
Change in fair value of warrant liability		-	11,219	20,732	2,920
Other income, net		8,868	5,692	17,545	2,471
Loss before income taxes		(101,945)	(171,941)	(82,971)	(11,687)
Income tax benefit		-	5,451	-	-
Net loss		(101,945)	(166,490)	(82,971)	(11,687)
Other comprehensive (loss) income:
Foreign currency translation adjustments		(1,603)	(1,008)	125	18
Total other comprehensive (loss) income		(1,603)	(1,008)	125	18
Total comprehensive loss		(103,548)	(167,498)	(82,846)	(11,669)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share
Basic and diluted	19	(0.33)	(0.52)	(0.20)	(0.03)
Weighted average number of ordinary shares
Basic and diluted	19	306,792,324	319,539,180	406,802,365	406,802,365
Share-based compensation expenses included in:
Selling and marketing expenses		2,123	1,556	74	10
General and administrative expenses		3,928	4,868	7,720	1,087
Research and development expenses		3,746	3,858	1,752	247

The accompanying notes are an integral part of these consolidated financial statements.

TUANCHE LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(All amounts in thousands, except for share and per share data, unless otherwise stated)

	Ordinary shares				Treasury stock
	Number of		Number of						Accumulated	TuanChe
	Class A		Class B				Additional		other	Limited	Non-
	Ordinary		Ordinary				paid-in	Accumulated	comprehensive	shareholders’	controlling	Total
	Shares	Amounts	Shares	Amounts	Shares	Amounts	capital	deficit	loss	equity	interests	Equity
		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at December 31, 2020	265,384,415	181	55,260,580	35	(14,907,047)	(45,886)	1,221,339	(881,700)	(5,805)	288,164	(1,103)	287,061
Shares issuance for vested restricted shares	2,023,845	1	-	-	-	-	(1)	-	-	-	-	-
Share-based compensation	-	-	-	-	-	-	9,797	-	-	9,797	-	9,797
Net loss	-	-	-	-	-	-	-	(101,945)	-	(101,945)	-	(101,945)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(1,603)	(1,603)	-	(1,603)
Balance at December 31, 2021	267,408,260	182	55,260,580	35	(14,907,047)	(45,886)	1,231,135	(983,645)	(7,408)	194,413	(1,103)	193,310
Shares issuance for vested restricted shares	3,648,500	2	-	-	-	-	(2)	-	-	-	-	-
Share-based compensation	-	-	-	-	-	-	10,282	-	-	10,282	-	10,282
Acquisition of non-controlling interests	-	-	-	-	-	-	(1,103)	-	-	(1,103)	1,103	-
Issuance of common shares and Pre-funded warrants, net of issuance costs	71,272,736	51	-	-	-	-	56,639	-	-	56,690	-	56,690
Net loss	-	-	-	-	-	-	-	(166,490)	-	(166,490)	-	(166,490)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(1,008)	(1,008)	-	(1,008)
Balance at December 31, 2022	342,329,496	235	55,260,580	35	(14,907,047)	(45,886)	1,296,951	(1,150,135)	(8,416)	92,784	-	92,784
Shares issuance for vested restricted shares	20,593,750	1	-	-	-	-	(1)	-	-	-	-	-
Share-based compensation	-	-	-	-	-	-	9,546	-	-	9,546	-	9,546
Net loss	-	-	-	-	-	-	-	(82,971)	-	(82,971)	-	(82,971)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	125	125	-	125
Balance at December 31, 2023	362,923,246	236	55,260,580	35	(14,907,047)	(45,886)	1,306,496	(1,233,106)	(8,291)	19,484	-	19,484

The accompanying notes are an integral part of these consolidated financial statements.

TUANCHE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data, unless otherwise stated)

	For the year ended December 31,
	2021	2022	2023
				US$
	RMB	RMB	RMB	Note 3(f)
Cash flows from operating activities:
Net Loss	(101,945)	(166,490)	(82,971)	(11,687)
Adjustment to reconcile net loss to net cash used in operating activities:
Impairment on long-term investment	700	-	-	-
Impairment of long-lived assets	-	19,743	1,515	213
Impairment of goodwill	-	69,853	-	-
Depreciation of property, equipment and software	3,298	2,140	-	-
Amortization of intangible assets	4,110	2,097	-	-
Share-based compensation	9,797	10,282	9,546	1,345
Allowance for doubtful accounts	17,796	8,143	4,768	672
Gain from long-term investments	(258)	(26)	(181)	(26)
Loss on disposal of property and equipment, subsidiary	429	218	-	-
Recognition of deferred income	(513)	(513)	-	-
Foreign exchange (gain)/ loss	149	(444)	259	37
Loss on changes in guarantee liabilities	1,542	-	-	-
Deferred income taxes	-	(5,451)	-	-
Change in fair value of warrant liability	-	(11,219)	(20,732)	(2,920)
Other income, net	-	-	(8,782)	(1,237)
Changes in operating assets and liabilities:
Accounts and notes receivable	6,504	(1,127)	20,439	2,879
Prepayment and other current assets	(4,177)	5,151	26,792	3,774
Accounts payable	7,782	(15,919)	(3,253)	(458)
Advance from customers	(6,065)	(11,706)	471	66
Salary and welfare benefits payable	(12,977)	(6,926)	(15,914)	(2,241)
Deferred revenue	-	(2,361)	(97)	(14)
Other taxes payable	(1,170)	2,905	(3,742)	(527)
Other current liabilities	(17,257)	(8,029)	(3,010)	(426)
Net cash used in operating activities	(92,255)	(109,679)	(74,892)	(10,550)
Cash flows from investing activities:
Purchase of property, equipment and software, and other non-current assets	(968)	(212)	-	-
Cash paid for long-term investments	(2,250)	-	-	-
Cash received from maturity of time deposits	45,674	-	-	-
Cash received from disposal of long-term investments	5,400	-	-	-
Net cash generated from/ (used in) investing activities	47,856	(212)	-	-
Cash flows from financing activities:
Cash received from borrowings	10,000	6,169	20,400	2,873
Cash repayments of short-term borrowings	(3,000)	(8,454)	(6,428)	(905)
Proceeds of offering, net of listing fee	-	93,526	-	-
Net cash generated from financing activities	7,000	91,241	13,972	1,968
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5,048)	(1,805)	70	10
Net decrease in cash, cash equivalents and restricted cash	(42,447)	(20,455)	(60,850)	(8,572)
Cash, cash equivalents and restricted cash at beginning of the year	139,745	97,298	76,843	10,824
Including:
Cash and cash equivalents at the beginning of the year	109,916	63,461	69,895	9,845
Restricted cash at the beginning of the year	29,829	33,837	6,948	979
Cash, cash equivalents and restricted cash at end of the year	97,298	76,843	15,993	2,252
Including:
Cash and cash equivalents at the end of the year	63,461	69,895	9,564	1,347
Restricted cash at the end of the year	33,837	6,948	6,429	905
Supplemental disclosures of cash flow information:
Cash paid for interest expense	(182)	(214)	(337)	(47)
Supplemental schedule of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	-	13,152	2,813	396

The accompanying notes are an integral part of these consolidated financial statements.

1. Organization and Reorganization

TuanChe Limited (the “Company”) was incorporated in the Cayman Islands on September 28, 2012. The Company is a holding company and conducts its business mainly through its subsidiaries, variable interest entities (“VIEs”) and subsidiaries of VIEs (collectively referred to as the “Group”). The Group commenced operations through TuanChe Internet, a PRC company established by several PRC citizens in May 2012. TuanChe Internet holds an Internet Content Provider (“ICP”) license to operate Tuanche.com that provides internet information services to automobile manufacturers, car dealers and consumers.

The Group is primarily engaged in the operation of providing auto shows, special promotion events services, referral service for a commercial bank, online marketing services and other related businesses in the People’s Republic of China (the “PRC” or “China”). The Group commenced its auto shows business from the fourth quarter of 2016. In June 2018, the Group commenced its virtual dealership business, marketing information services and demand-side platform services. In January 2019, the Group commenced its special promotion events business. In October 2019, the Group commenced its referral services in collaboration with a commercial bank. In the first quarter of 2020, the Group acquired Longye International Limited (“Longye”) and commenced a subscription and support service, and it also commenced its live streaming promotion events services and customer referral services.

As of December 31, 2023, the Company’s major subsidiaries, major VIEs and major subsidiaries of VIEs are as follows:

	Place and	Percentage of
	year of	direct or indirect
Major Subsidiaries	incorporation	economic ownership	Principal activities
TuanChe Information Limited (“TuanChe Information”)	Hong Kong, PRC 2012	100	Investment holding
TuanYuan Internet Technology (Beijing) Co., Ltd. (“TuanYuan”)	Beijing, PRC 2013	100	Technical support and consulting services, auto shows, special promotion events, online marketing services
Longye International Limited (“Longye”)	Cayman Islands 2018	100	Investment holding
Long Ye Information Technology Limited	Hong Kong, PRC 2018	100	Investment holding
Beijing Sangu Maolu Information Technology Co., Ltd. (“Sangu Maolu”)	Beijing, PRC 2019	100	Technical support and consulting services
Chema Technology (Beijing) Co., Ltd. (“Chema”)	Beijing, PRC 2018	100	Technical support and consulting services

	Place and	Percentage of
	year of	direct or indirect
Major VIEs	incorporation	economic ownership	Principal activities
TuanChe Internet Information Service (Beijing) Co., Ltd. (“TuanChe Internet”)	Beijing, PRC 2012	100	Auto shows, special promotion events, online marketing services
Shenzhen Drive New Media Co., Ltd. (“Drive New Media”)	Shenzhen, PRC 2013	100	Subscription and support services
Beijing Internet Drive Technology Co., Ltd. (“Internet Drive Technology”)	Beijing, PRC 2018	100	Technical support and consulting services
Hainashuke (Beijing) Technology Co., Ltd. (“Hainashuke”)	Beijing, PRC 2018	100	Technical support and consulting services

1. Organization and Reorganization (Continued)

	Place and	Percentage of
	year of	direct or indirect
Major subsidiaries of VIEs	incorporation	economic ownership	Principal activities
TuanChe (Beijing) Automobile Sales Service Co., Ltd. (“TuanChe Automobile”)	Beijing, PRC 2015	100	Remain dormant
Aikesipo Exhibition Display (Tianjin) Co., Ltd.	Tianjin, PRC 2017	100	Auto shows

Contractual arrangements with VIEs

PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunication service businesses. The Group conduct operations in the PRC partially through TuanChe Internet, Drive New Media, Internet Drive Technology and Hainashuke, which are variable interest entities, or VIEs, and their subsidiaries, collectively referred to as consolidated affiliated entities. The Group have entered into a series of contractual arrangements, through TuanYuan, Sangu Maolu and Chema, or its WFOEs, with each of its VIEs and their respective shareholders, respectively.

The contractual arrangements, as described in more detail below, collectively allow the Group to:

●	exercise effective control over each of consolidated affiliated entities;

●	receive substantially all of the economic benefits of consolidated affiliated entities; and

●	have an exclusive call option to purchase all or part of the equity interests in and/or assets of each of VIEs when and to the extent permitted by PRC laws.

As a result of these contractual arrangements, the Company is the primary beneficiary of VIEs and subsidiaries of VIEs, and, therefore, has consolidated the financial results of VIEs and subsidiaries of VIEs in its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Below is a summary of the currently effective contractual arrangements by and among VIEs, WFOEs and their respective shareholders.

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between each of its VIEs and the applicable WFOE, the respective WFOE has the exclusive right to provide or designate any third party to provide, among other things, comprehensive business support, technical support and consulting services to VIEs. In exchange, VIEs pay service fees to the respective WFOE in an amount determined at such WFOE’s discretion. Without the prior written consent of the applicable WFOE, VIEs cannot accept any consulting and/or services provided by or establish similar cooperation relationship with any third party. Such WFOE owns the exclusive intellectual property rights created as a result of the performance of this agreement. The agreement shall remain effective unless unilaterally terminated by such WFOE with a written notice or pursuant to other provisions of the agreement, whereas VIEs do not have any right to unilaterally terminate the exclusive business cooperation agreement.

1. Organization and Reorganization (Continued)

Contractual arrangements with VIEs (Continued)

Exclusive Call Option Agreement

Under the exclusive call option agreement among the applicable WFOE, each of its VIEs and their respective shareholders, each of the shareholders of VIEs irrevocably granted such WFOE a right to purchase, or designate a third party to purchase, all or any part of their equity interests in VIEs at a purchase price equal to the lowest price permissible by the then-applicable PRC laws and regulations at such WFOE’s sole and absolute discretion to the extent permitted by PRC law. The shareholders of VIEs shall promptly give all considerations they received from the exercise of the options to WFOEs (as applicable). Without the applicable WFOE’s prior written consent, VIEs and their respective shareholders shall not enter into any major contract except for those entered in the daily business operations. Without the applicable WFOE’s prior written consent, VIEs and their respective shareholders shall not sell, transfer, license or otherwise dispose of any of VIEs’ assets or allow any encumbrance of any assets. VIEs shall not be dissolved or liquidated without the written consent by the applicable WFOE. This agreement shall remain in effect and VIEs do not have any right to unilaterally terminate the exclusive call option agreement.

Equity Pledge Agreement

Under the equity interest pledge agreement among the applicable WFOE, each of VIEs and their respective shareholders, VIEs’ shareholders pledged all of their equity of VIEs to WFOEs as security for performance of the obligations of VIEs and their respective shareholders under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney. If any of the specified events of default occurs, the respective WFOE may exercise the right to enforce the pledge immediately. Such WFOE may transfer all or any of its rights and obligations under the equity pledge agreement to its designee(s) at any time. The equity pledge agreement is binding on VIEs’ shareholders and their successors. The equity pledge agreement shall remain in effect and VIEs do not have any right to unilaterally terminate the equity interest pledge agreement.

Powers of Attorney

Pursuant to the powers of attorney executed by the shareholders of VIEs, each of them irrevocably authorized the applicable WFOE to act on their respective behalf as exclusive agent and attorney, with respect to all rights of shareholders concerning all the equity interest held by each of them in VIEs, including but not limited to the right to attend shareholder meetings on behalf of such shareholder, the right to exercise all shareholder rights and the voting rights (including the right to sell, transfer, pledge and dispose of all or a portion of the equity interests held by such shareholder), and the right to appoint legal representatives, directors, supervisors and chief executive officers and other senior management.

Spousal Consent Letters

Pursuant to the spousal consent letters, each of the spouses of the individual shareholders of VIEs unconditionally and irrevocably agrees that the equity interest in VIEs held by and registered in the name of his or her respective spouse will be disposed of pursuant to the relevant equity pledge agreement, the exclusive call option agreement and the powers of attorney. In addition, each of them agrees not to assert any rights over the equity interest in VIEs held by his or her respective spouse. In addition, in the event that any of them obtains any equity interest in VIEs held by his or her respective spouse for any reason, such spouse agrees to be bound by similar obligations and agreed to enter into similar contractual arrangements.

1. Organization and Reorganization (Continued)

Risks in relation to the VIE structure

A significant part of the Company’s business is conducted through the VIEs of the Group, of which the Company is the ultimate primary beneficiary. In the opinion of management, the contractual arrangements with the VIEs and the nominee shareholders are in compliance with PRC laws and regulations and are legally binding and enforceable. The nominee shareholders are also shareholders of the Group and have indicated they will not act contrary to the contractual arrangements. However, there are uncertainties regarding the interpretation and application of PRC laws and regulations including those that govern the contractual arrangements, which could limit the Group’s ability to enforce these contractual arrangements and if the nominee shareholders of the VIEs were to reduce their interests in the Group, their interest may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual arrangements.

The Company’s ability to control the VIEs also depends on the Power of Attorney the shareholders have to vote on all matters requiring shareholder approval in the VIEs. As noted above, the Company believes these Power of Attorney are legally enforceable but may not be as effective as direct equity ownership.

In addition, if the Group’s corporate structure or the contractual arrangements with the VIEs were found to be in violation of any existing or future PRC laws and regulations, the PRC regulatory authorities could, within their respective jurisdictions:

●	revoke the Group’s business and operating licenses

●	require the Group to discontinue or restrict its operations;

●	restrict the Group’s right to collect revenues;

●	block the Group’s websites;

●	require the Group to restructure the operations, re-apply for the necessary licenses or relocate the Group’s businesses, staff and assets;

●	impose additional conditions or requirements with which the Group may not be able to comply; or

●	take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business.

1. Organization and Reorganization (Continued)

Risks in relation to the VIE structure (Continued)

The imposition of any of these restrictions or actions could result in a material adverse effect on the Group’s ability to conduct its business. In such case, the Group may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs in the Group’s consolidated financial statements. In the opinion of the Company’s management, the likelihood for the Group to lose such ability is remote based on current facts and circumstances. The Group believes that the contractual arrangements among each of the VIEs, their respective shareholders and relevant wholly foreign owned enterprise are in compliance with PRC law and are legally enforceable. The Group’s operations depend on the VIEs to honor their contractual arrangements with the Group. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. Management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under PRC laws. However, the interpretation and implementation of the laws and regulations in the PRC and their application on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIEs or the nominee shareholders of the VIEs fail to perform their obligations under those arrangements.

On February 17, 2023, the Chinese Securities Regulatory Commission (“CSRC”) promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and five relevant guidelines, which will become effective on March 31, 2023. At the press conference held for the Overseas Listing Trial Measures on the same day, officials from the CSRC clarified that, as for companies seeking overseas listing with contractual arrangements, the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of such companies if they duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources. If the Group’s PRC subsidiaries and the VIEs fail to complete the filing with the CSRC in a timely manner, or at all, for any future offering or any other capital raising activities, which are subject to the filings under the Overseas Listing Trial Measures, due to the Group’s contractual arrangements, the Group’s ability to raise or utilize funds could be materially and adversely affected, and the Group may even need to unwind the contractual arrangements or restructure the business operations to rectify the failure to complete the filings. However, given that the Overseas Listing Trial Measures were recently promulgated, there remains uncertainties as to their interpretation, application, and enforcement and how they will affect the Group’s operations and future financing.

1. Organization and Reorganization (Continued)

Risks in relation to the VIE structure (Continued)

The following combined financial information of the Group’s VIEs as of December 31, 2022 and 2023 and for the years ended December 31, 2021, 2022 and 2023 were included in the accompanying consolidated financial statements of the Group as follows:

	As of December 31,
	2022	2023
	RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents	6,172	3,987
Amount due from the subsidiaries of the Group	117,489	123,349
Other current assets	51,126	30,622
Total current assets	174,787	157,958
Non-current assets:
Long-term investments	5,383	5,564
Operating lease right-of-use assets, net	1,045	267
Total non-current assets	6,428	5,831
TOTAL ASSETS	181,215	163,789
Current liabilities:
Short term borrowings	1,169	14,487
Accounts payable	818	838
Advance from customers	2,986	3,921
Salary and welfare benefits payable	21,803	15,017
Other taxes payable	15,119	3,851
Short-term operating lease liabilities	652	659
Current portion of deferred revenue	1,345	1,216
Other current liabilities	2,508	4,654
Account due to subsidiaries of the Group	266,679	250,341
Total current liabilities	313,079	294,984
Long-term borrowings	1,546	3,000
Long-term operating lease liabilities	605	-
Non-current portion of deferred revenue	18	49
Total non-current liabilities	2,169	3,049
TOTAL LIABILITIES	315,248	298,033

	For the year ended
	December 31,	December 31,	December 31,
	2021	2022	2023
	RMB	RMB	RMB
Net revenues	93,975	95,382	68,167
Net (loss)/income	(30,565)	19,775	(418)

	For the year ended
	December 31,	December 31,	December 31,
	2021	2022	2023
	RMB	RMB	RMB
Net cash (used in)/generated from operating activities	(22,124)	2,483	(15,357)
Net cash generated from investing activities	2,920	-	-
Net cash generated from/(used in) financing activities	4,000	(1,285)	13,172
Net (decrease)/increase in cash, cash equivalent and restricted cash	(15,204)	1,198	(2,185)

1. Organization and Reorganization (Continued)

Risks in relation to the VIE structure (Continued)

In accordance with various contractual agreements, the Company has the power to direct the activities of the VIEs and subsidiaries of VIEs and can have assets transferred out of the VIEs. Therefore, the Company considers that there are no assets in the respective VIEs that can be used only to settle obligations of the respective VIEs, except for the registered capital of the VIEs amounting to approximately RMB40.1 million and RMB40.1 million as of December 31, 2022 and 2023, respectively. As the respective VIEs are incorporated as limited liability companies under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the respective VIEs. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs. As the Group is conducting certain businesses in the PRC through the VIEs, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

There is no VIE in the Group where the Company or any subsidiary has a variable interest but is not the primary beneficiary.

2. Going Concern and impact of COVID-19 pandemic

The Group has incurred recurring operating losses since its inception, including net losses of RMB101.9 million, RMB166.5 million and RMB83.0 million for the years ended December 31, 2021, 2022 and 2023, respectively. Net cash used in operating activities were RMB92.3 million, RMB109.7 million and RMB74.9 million for the years ended December 31, 2021, 2022 and 2023, respectively. Accumulated deficit was RMB1,233.1 million as of December 31, 2023. As of December 31, 2023, the Company had cash and cash equivalents of RMB9.6 million and wording capital deficit of RMB 24.8 million.

The COVID-19 pandemic, especially the high cancelation rate of planned offline auto shows due to COVID-19 negatively impacted the Group’s business operations for the years ended December 31, 2021 and 2022. In the year ended December 31, 2023, although the restrict regulation on the COVID-19 has been removed in mainland China, the Company has already been significant adversely impacted by the COVID-19 in the prior years. The Company has to recovery its business gradually by implementing the management plans. These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

Historically, the Group has relied principally on both operational sources of cash and non-operational sources of equity and debt financing to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan which includes increasing the utilization rate of existed staffs and potential financing from public market or private placement.

If the Group fails to achieve the goals, the Group may need additional financing to execute its business plan. If additional financing is required, the Group cannot predict whether this additional financing will be in the form of equity, debt, or another form, and the Group may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In the event that financing sources are not available, or that the Group is unsuccessful in increasing its gross profit margin and reducing operating losses, the Group may be unable to implement its current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on the Group’s business, financial condition and results of operations and would materially adversely affect its ability to continue as a going concern.

The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of such uncertainties.

3. Significant Accounting Policies

a) Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with U.S. GAAP. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

b) Reclassifications

The Company changed the presentation of prepayment and other current assets, net and other current liabilities within its consolidated balance sheets retrospectively. Separate presentation of related party balances in prepayment and other current assets, net and other current liabilities. Amounts for the comparative prior periods have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported balance sheets and do not represent a restatement of any previously reported financial results.

c) Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, VIEs and subsidiaries of VIEs for which the Company is the primary beneficiary.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All transactions and balances among the Company, its subsidiaries, VIEs and subsidiaries of VIEs have been eliminated upon consolidation.

d) Use of estimates

The preparation of the Group’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but are not limited to determining the provision for accounts receivable, provision for prepayment and other current assets, assessment for valuation allowance of deferred tax assets, valuation and recognition of share-based compensation expenses, impairment assessment on goodwill and long-lived assets, long-term investments and valuation of warrant liabilities at fair value.

e) Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and Hong Kong is United States dollars (“US$”). The functional currency of the Group’s PRC entities is RMB.

In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, and expenses, gains and loss are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustments, and are shown as a component of other comprehensive income/(loss) in the consolidated statements of operations and comprehensive loss.

3. Significant Accounting Policies (Continued)

e) Functional currency and foreign currency translation (Continued)

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and loss resulting from foreign exchange transactions are included in foreign exchange loss in the consolidated statements of operations and comprehensive loss.

f) Convenience Translation

Translations of balances in the consolidated balance sheets, consolidated statements of operations and comprehensive loss and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2023 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB7.0999 representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2023. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2023, or at any other rate.

g) Fair value measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

●	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

●	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group’s financial instruments include cash and cash equivalents, restricted cash, accounts and notes receivable, prepayment and other current assets, long-term investments, short-term borrowings, accounts payable, other payables, guarantee liabilities and other liabilities of which the carrying values approximate their fair value due to their short term in nature and other liabilities.

The fair value of warrant liability was determined using the Black Scholes Model, with level 3 inputs (Note 22).

3. Significant Accounting Policies (Continued)

h) Cash, cash equivalents and restricted cash

Cash and cash equivalents mainly represent cash on hand, demand deposits placed with large reputable banks in the United States of America or China, and highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase with terms of three months or less. As of December 31, 2022 and 2023, there were cash at bank and demand deposits with original terms of less than three months denominated in US dollars amounting to approximately US$8.8 million and US$0.4 million, respectively (equivalent to approximately RMB61.1 million and RMB3.0 million, respectively).

As of December 31, 2022 and 2023, the Group had approximately RMB12.7 million and RMB6.6 million cash and cash equivalents held by its PRC subsidiaries, VIEs and subsidiaries of VIEs, representing 18.2% and 68.5% of total cash and cash equivalents of the Group, respectively.

As of December 31, 2022 and 2023, the Company had a restricted cash balance approximately RMB6.9 million and RMB6.4 million, respectively, which are security deposits for the referral services in collaboration with a commercial bank and ancillary services.

i) Accounts and notes receivables, net

The carrying value of accounts receivable is reduced by an allowance that reflects the Group’s best estimate of the amounts that will not be collected. An allowance for doubtful accounts is recorded in the period when a loss is probable based on an assessment of specific evidence indicating collection is unlikely, historical bad debt rates, accounts aging, financial conditions of the customer and industry trends. The Group’s accounts receivable and other receivables are within the scope of ASC Topic 326. To estimate expected credit losses, the Group has identified the relevant risk characteristics of the receivables which include size and nature. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the past collection experience, current economic conditions and future economic conditions (external data and macroeconomic factors). This is assessed at each quarter based on the Group’s specific facts and circumstances. There have been no significant changes in the assumptions since adoption. Accounts receivable balances are written off against the allowance when they are determined to be uncollectible. Notes receivable represents notes receivable issued by reputable financial institutions that entitle the Group to receive the full face amount from the financial institutions at maturity.

j) Property, equipment and software, net

Property, equipment and software are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the following estimated useful lives:

Category	Estimated useful life
Furniture and electronic equipment	3 years
Vehicles	10 years
Software	5 years
Leasehold improvements	Shorter of expected lives of leasehold improvements and lease term

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property, equipment and software is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive loss.

3. Significant Accounting Policies (Continued)

k) Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets acquired in a business combination were recognized initially at fair value at the date of acquisition. Intangible assets with finite useful lives are amortized using a straight-line method of amortization that reflects the estimated pattern in which the economic benefits of the intangible asset are to be consumed. The estimated useful life for the intangible assets is as follows:

Category	Estimated useful life
Customer relationships	3 years
Trade names	10 years
Developed technology	7 years

l) Long-term investments

For equity investments which the Company does not have significant influence, and whose fair value is not readily determinable, the cost less impairment accounting is applied (“measurement alternative”). Gain or loss are realized when such investment is sold or when dividends are declared or payments are received.

Investments in entities in which the Company can exercise significant influence but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC Topic 323 Investments-Equity Method and Joint Ventures. The Company adjusts the carrying amount of equity method investment for its share of the income or loss of the investee and reports the recognized income or loss in the consolidated statements of operations and comprehensive loss. The Company’s share of the income or loss of an investee are based on the shares of common stock and in-substance common stock held by the Company.

The Company evaluates its equity investments for impairment at each reporting date, or more frequently if events or changes in circumstances indicate that the carrying amount of the investment might not be recoverable. Factors considered by the Company when determining whether an investment has been other-than-temporarily-impaired, include, but are not limited to, the length of the time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the investee, and the Company’s intent and ability to retain the investment until the recovery of its cost.

m) Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. The Group’s goodwill at December 31, 2022 and 2023 was related to its acquisition of Longye in January 2020. In accordance with ASC 350, Goodwill and Other Intangible Assets, recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

Goodwill is tested for impairment at the reporting unit level on an annual basis (December 31 for the Group) and between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. These events or circumstances include a significant change in stock prices, business environment, legal factors, financial performances, competition, or events affecting the reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The estimation of fair value of reporting unit using a discounted cash flow methodology also requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Group’s business, estimation of the useful life over which cash flows will occur, and determination of the Group’s weighted average cost of capital. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for the reporting unit.

3. Significant Accounting Policies (Continued)

m) Goodwill (Continued)

Management has determined that the Group has one reporting unit within the entity at which goodwill is monitored for internal management purposes. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. Management evaluated the recoverability of goodwill by performing a qualitative assessment before using the quantitative impairment test approach at the reporting unit level. Nil, RMB69.9 million and nil impairment loss was recognized for the years ended December 31, 2021, 2022 and 2023, respectively.

If the Group reorganizes its reporting structure in a manner that changes the composition of its reporting units, goodwill is reassigned based on the relative fair value of each of the affected reporting units.

n) Impairment of long-lived assets

Long-lived assets or asset group, including intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. The Group recognized nil, RMB19.7 million and RMB1.5 million impairment charge related to long-lived assets for the years ended December 31, 2021, 2022 and 2023, respectively.

o) Revenue recognition

The Group recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services using the five steps defined under ASC Topic 606.

The Group determines revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, the Group satisfies a performance obligation

Revenue is recognized upon transfer of control of promised goods or services to a customer.

Revenue is recorded net of Value Added Tax (“VAT”) and related surcharges collected from customers, which are subsequently remitted to government authorities.

3. Significant Accounting Policies (Continued)

o) Revenue recognition (Continued)

Offline marketing services revenue

Auto shows revenue

The Group’s online website and offline infrastructure allow them to organize auto shows, which aim at facilitating transactions between consumers and industry customers that includes auto dealers, automakers and automotive service providers. The Group charges a fixed admission fee per auto show event from its industry customers for arranging, decorating and providing booth space at auto shows. The Group has identified one performance obligation for the transaction - providing a decorated venue for auto dealers, automakers and automotive service providers, as the individual service promised in auto show contracts are not distinct individually. As the Group has control of the auto show services and discretion in establishing the price of auto show admission fee to auto dealers, automakers and other automotive service providers, it is considered to be a principal in accordance with ASC 606. The auto shows revenue is recognized on a straight-line basis over the period of the contract, which is usually from two days to four days, when the services are provided.

Special promotion events revenue

The Group provides integrated services to support auto dealers’ own special promotion events during a specific period. The services include event planning and execution, marketing, training and onsite coaching, etc. The Group charges a fixed service fee per special promotion event. The Group has identified one performance obligation as the individual service promised in service contracts are not distinct individually. As the Group has control of the service and discretion in establishing the price of the fee to auto dealers, it is considered to be a principal in accordance with ASC 606. The special promotion events revenue is recognized on a straight-line basis over the promotion period of the contract, which is usually one week, when the services are provided.

Referral service for commercial bank revenue

In October 2019, the Group commenced its auto loan referral services in collaboration with a commercial bank. The referral services provided to the bank include (i) referral services and (ii) periodic guarantee for the following time periods: (a) from the date of loan issuance by the commercial bank to the consumer to the date when the consumer’s vehicle mortgage registration is completed (the mortgage registration procedures should be completed within 120 days after the loan issuance) and (b) no overdue of more than 30 days for any of the first 3 monthly repayment. The referral service and periodic guarantee are two separate performance obligations that meet the criteria to be considered distinct, of which, referral services revenue is recognized at a point in time upon the delivery of the services and a guarantee liability is recorded at fair value at inception of the loans. Revenue from the periodic guarantee is recognized by a systematic and rational amortization method over the term of guarantee period. The Company has ceased the cooperation since April 2022.

One component of the transaction price is based on the loan performance of the following 12 months since the auto loans were released and the transaction price will be entitled to be received upon the loan performance meet specific criteria. The Group identified that one component as a variable consideration and the Group recognized the revenue when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

3. Significant Accounting Policies (Continued)

o) Revenue recognition (Continued)

Online marketing services revenue

The Group’s online marketing services revenue primarily include (i) live streaming promotion events services, (ii) customer referral services, (iii) marketing information services and (iv) demand-side platform services.

The Group commenced its live streaming promotion events services from the first quarter of 2020, holding promotional events on the live streaming platform of Zhejiang Tmall Technology Co., Ltd. (“Tmall”), which aims at facilitating transactions between consumers and industry customers that includes auto dealers, automakers and automotive service providers. The Group identified only one performance obligation that is to provide the industry customers with arranging, decorating and providing the platform for live show. The Group charges a fixed admission fee per live streaming promotion event from its industry customers. As the Group has control of the services and discretion in establishing the price of live streaming promotion admission fee to auto dealers, automakers and other automotive service providers, it is considered to be a principal in accordance with ASC 606. The live streaming promotion events services revenue is recognized on a straight-line basis over the promotion period of the contract, which is usually one week, when the services are provided.

Other revenue

The Group also commenced its customer referral services from the first quarter of 2020 by referring its industry customers to Beijing Baidu Netcom Science Technology Co., Ltd. (“Baidu”) to use the membership services of a Baidu’s auto content distribution platform. The Group identified only one performance obligation that is to provide referral service to Baidu. The Group charges Baidu a fixed rate commission fee based on the membership fee amount for the services rendered. Revenue is recognized at point-in-time when the industry customers successfully register as a membership of Baidu’s auto content distribution platform.

For the marketing information services, the Group generates consumers’ demand information through its online channels and provides to the industry customers upon consumers’ consent. The Group identified only one performance obligation that is to provide consumer’s demand information to the industry customers. The marketing information service fee is charged based on the quantity of consumers’ demand information delivered. Revenue is recognized at a point in time upon the delivery of such consumers’ demand information.

On January 13, 2020, the Company completed the acquisition of Longye, a Software-as-a-Service (“SaaS”) company who mainly provides subscription and support services to industry customers, including auto dealers, automakers and automotive service providers, with access to cloud services, software licenses and related support and updates during the term of the arrangement. Cloud services allow industry customers to use the Group’s multi-tenant software without taking possession of the software. The Group identified the only one performance obligation that is to provide integrated cloud services to industry customers. The Group initially records the subscription and support services fee as deferred revenue upon receipt and then recognizes the revenue on a straight-line basis over the service period, which is usually from one year to five years. The subscription and support services revenue is recognized on a straight-line basis over the period of the contract when the services are provided.

3. Significant Accounting Policies (Continued)

o) Revenue recognition (Continued)

Contract balances

Contract liabilities primarily result from the timing difference between the Group’s satisfaction of performance obligation and the customers’ payment. Substantial all auto show revenue and SaaS revenue are recognized over time during the years ended December 31, 2021, 2022 and 2023. Contract liabilities included in advance from customers and deferred revenue in the Group’s consolidated balance sheets. The Group’s total unearned revenues were RMB5.1 million and RMB5.4 million as of December 31, 2022 and 2023, respectively. During the years ended December 31, 2021, 2022 and 2023, the Group recognized RMB23.7 million, RMB14.9 million and RMB5.0 million as revenue that was included in the balance of advance from customers and deferred revenue at January 1, 2021, 2022 and 2023, respectively.

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenues recognized prior to invoicing when the Group has satisfied the Group’s performance obligation and has the unconditional rights to payment.

The Group applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Group has no material incremental costs of obtaining contracts with customers that the Group expects the benefit of those costs to be longer than one year which need to be recognized as assets.

p) Cost of revenues

Costs of revenues, consist primarily of rental costs for auto show venues, venue set-up costs, security costs and other direct costs. The cost of revenue also consists of sales lead information acquisition cost for online marketing services.

q) Research and development expenses

Research and development expenses mainly consist of payroll-related expenses incurred for the employees who develop and enhance the Group’s websites and platform of applications. The Group recognizes these expenses when incurred, unless they qualify for capitalization as software development costs.

r) Selling and marketing expenses

Selling and marketing expenses consist primarily of advertising and promotional expenses, salaries and other compensation-related expenses for the Group’s sales and marketing personnel. Advertising and promotional expenses consist primarily of costs for the promotion of corporate image, online and offline events. The Group expenses all advertising and promotional expenses as incurred and classifies them under selling and marketing expenses. For the years ended December 31, 2021, 2022 and 2023, the advertising and promotional expenses were RMB140.1 million, RMB57.6 million and RMB98.5 million, respectively.

3. Significant Accounting Policies (Continued)

s) Leases

The Group accounts for lease under ASC 842 and has elected to utilize the short-term lease recognition exemption and, for those leases with a lease term of 12 months or less, the Group did not recognize operating lease right-of-use (“ROU”) assets or operating lease liabilities.

The Group determines if an arrangement is a lease and determines the classification of the lease, as either operating or finance, at commencement. The Group has operating leases for office spaces and venues for auto shows and has no finance leases as of December 31, 2022 and 2023. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the lease payments over the lease term at commencement date.

As the Group’s leases do not provide an implicit rate, an incremental borrowing rate is used based on the information available at the commencement date, to determine the present value of lease payments. The incremental borrowing rate approximates the rate the Group would pay to borrow in the currency of the lease payments for the weighted-average life of the lease.

The operating lease ROU assets also include any lease payments made prior to lease commencement and exclude lease incentives and initial direct costs incurred if any. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

If there are lease agreements that contain both lease and non-lease components, they are accounted for separately based on their relative standalone price.

t) Share-based compensation

Share-based compensation expenses arise from share-based awards, including share options for the purchase of ordinary shares and restricted shares. The Company accounts for share-based awards granted to employees and nonemployee in accordance with ASC 718 Compensation-Stock Compensation. For share options for the purchase of ordinary shares granted to employees determined to be equity classified awards, the related share-based compensation expenses are recognized in the consolidated financial statements based on their grant date fair values which are calculated using the binomial option pricing model. The determination of the fair value is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Since November 21, 2018, when the Company’s ordinary shares were public traded, the fair value of the ordinary shares was determined at the closing price of the shares on the grant date. Share-based compensation expenses are recorded net of actual forfeitures using straight-line method during the service period requirement, such that expenses are recorded only for those share-based awards that are expected to ultimately vest.

If a share-based award is modified after the grant date, the Group evaluates for such modifications in accordance with ASC 718 Compensation-Stock Compensation, additional compensation expenses are recognized in an amount equal to the excess of the fair value of the modified equity instrument over the fair value of the original equity instrument immediately before modification. The additional compensation expenses are recognized immediately on the date of modification or over the remaining requisite service period, depending on the vesting status of the award.

3. Significant Accounting Policies (Continued)

u) Employer defined contribution

The Company’s subsidiaries, VIEs and subsidiaries of VIEs incorporated in China participate in a government-mandated multi-employer defined contribution plan under which certain retirement, medical, housing and other welfare benefits are provided to employees. Chinese labor regulations require the Company’s Chinese subsidiaries, VIEs and subsidiaries of VIEs to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; hence, the Group has no further commitments beyond its monthly contribution.

v) Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.

Uncertain tax positions

In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheet and under other expenses in its consolidated statements of operations and comprehensive loss. The Group did not have any significant unrecognized uncertain tax positions as of December 31, 2022 and 2023.

w) Net loss per share

Basic and diluted net loss per share is computed by dividing losses attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period.

During the years ended December 31, 2021, 2022 and 2023, the Group has 6,034,250, 3,573,750 and 3,880,000 ordinary shares issuable upon the vest of restricted shares as potentially dilutive ordinary shares and are excluded from the calculation for the three years, as their effects would be anti-dilutive.

x) Comprehensive loss

Comprehensive loss is defined to include all changes in equity of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Other comprehensive (loss)/income, as presented on the consolidated balance sheets, consists only of accumulated foreign currency translation adjustments.

3. Significant Accounting Policies (Continued)

y) Non-controlling interests

Non-controlling interests are recognized to reflect the portion of the equity of majority-owned subsidiary which is not attributable, directly or indirectly, to the controlling shareholder. Non-controlling interests are classified as a separate line item in the equity section of the Group’s consolidated balance sheets and have been separately disclosed in the Group’s consolidated statements of operations and comprehensive loss to distinguish the interests from that of the Company.

On March 1, 2022, the Group acquired all the remaining 45% equity interests from the non-controlling shareholders of a subsidiary. The acquisition of all the non-controlling interests is accounted for as an equity transaction.

z) Treasury stock

The Company accounts for treasury shares using the cost method. Under this method, the cost incurred to purchase the shares is recorded in the treasury shares account on the consolidated balance sheets. At retirement of the treasury shares, the ordinary shares account is charged only for the aggregate par value of the shares. The excess of the acquisition cost of treasury shares over the aggregate par value is allocated between additional paid-in capital (up to the amount credited to the additional paid-in capital upon original issuance of the shares) and retained earnings.

aa) Segment reporting

The Group uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker identified as the Chief Executive Officer for making operating decisions, allocating resources and assessing performance as the source for determining the Group’s reportable segments. The Group’s CODM reviews consolidated results including revenue and operating income at a consolidated level. This resulted in only one operating and reportable segment in the Group.

bb) Warrant liability

In connection with the issuances of ordinary shares, the Group issued warrants to purchase ordinary shares. The Group evaluates the warrants under Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity. Warrants recorded as liabilities are recorded at their fair value and remeasured on each reporting date with change in estimated fair value of warrant liability in the consolidated statement of operations and comprehensive loss.

cc) Concentrations and Risks

Advertising and promotional service provider

The Group relied on advertising and promotional service providers and their affiliates for advertising and promotional service to support its operations during the years ended December 31, 2021, 2022 and 2023. Total number of advertising and promotional service providers accounting for more than 10% is three, two and two for the years ended December 31, 2021, 2022 and 2023, respectively.

Credit risk

Financial instruments that potentially subject the Group to the concentration of credit risk consist of cash and cash equivalents, restricted cash, accounts receivable and prepayment and other current assets. As of December 31, 2022 and 2023, all of the Group’s cash and cash equivalents, restricted cash were held in large reputable financial institutions located in the United States of America or China, which management consider being of high credit quality. Accounts receivable is typically unsecured and is derived from revenue earned from the Company’s businesses.

3. Significant Accounting Policies (Continued)

cc) Concentrations and Risks (Continued)

Major customers

There were three and two customers whose receivable balances exceeded 10% of the total accounts receivable balances of the Group as December 31, 2022 and 2023, respectively.

There was one customer whose revenue accounted for 18.7% of the total revenue of the Group for the year ended December 31, 2021. There were two customers whose revenue accounted for 24.1% and 17.9% of the total revenue of the Group for the year ended December 31, 2022. There was one customer whose revenue accounted for 16.1% of the total revenue of the Group for the year ended December 31, 2023.

dd) Recently issued accounting pronouncements

The Group qualifies as an “emerging growth company”, or “EGC”, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

Recently adopted accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, which modifies the disclosure and presentation requirements of reportable segments. The new guidance requires the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit and loss. In addition, the new guidance enhances interim disclosure requirements, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, provides new segment disclosure requirements for entities with a single reportable segment, and contains other disclosure requirements. The update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Group does not expect that the adoption of ASU 2023-07 will have a material impact on its consolidated financial statements disclosures.

In December 2023, the FASB issued ASU 2023-09 to improve its income tax disclosure requirements. Under the new guidance, public business entities must annually disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income (loss) by the applicable statutory income tax rate). The new standard is effective for fiscal years beginning after December 15, 2024. The Group is in the process of evaluating the impact of adopting this new guidance on our consolidated financial statement disclosures.

4. Goodwill

The following table presents the Group’s goodwill as of the respective balance sheet dates:

	December 31, 2022	December 31, 2023
	RMB	RMB
Goodwill	115,414	115,414
Less: impairment	(69,853)	(69,853)
Goodwill, net	45,561	45,561

The Group recognized nil, RMB69.9 million and nil impairment loss in 2021, 2022 and 2023, respectively, as the carrying value of the reporting unit is in excess of its fair value for the year ended December 31, 2023.

5. Accounts and notes receivables, net

Accounts and notes receivables are consisted of the following:

	December 31, 2022	December 31, 2023
	RMB	RMB
Notes receivable	505	242
Accounts receivable	80,845	60,668
Less: allowance for doubtful accounts	(31,381)	(32,019)
Accounts receivable, net	49,969	28,891

The following table sets out movements of the allowance for doubtful accounts for the years ended December 31, 2021, 2022 and 2023:

	December 31, 2021	December 31, 2022	December 31, 2023
	RMB	RMB	RMB
Balance at the beginning of the year	23,298	34,969	31,381
Additions/(reversal)	11,671	(892)	1,408
Write-off	-	(2,696)	(770)
Balance at the end of the year	34,969	31,381	32,019

6. Prepayment and other current assets, net

The following is a summary of prepayments and other current assets:

	December 31, 2022	December 31, 2023
	RMB	RMB
Deductible VAT	1,625	382
Deposits	7,984	6,592
Receivables due from third-party online payment platforms	1,197	640
Staff advances	1,336	1,111
Prepaid promotion expenses	40,295	-
Receivable from borrowers for the guarantee payment to commercial bank	14,857	18,218
Others	11,047	12,318
Less: provisions for prepayment and other current assets	(31,733)	(23,275)
Total prepayment and other current assets, net	46,608	15,986

The Group recognized provisions for prepayment and other current assets of RMB6,125, RMB9,035 and RMB3,360 in 2021, 2022 and 2023, respectively. The Group reversed provisions for prepayment and other current assets of nil, nil and RMB11,818 in 2021, 2022 and 2023, respectively.

7. Property, equipment and software, net

The following is a summary of property, equipment and software, net:

	December 31, 2022	December 31, 2023
	RMB	RMB
Furniture and electronic equipment	5,617	5,531
Vehicles	222	222
Software	1,466	1,466
Leasehold improvement	4,669	4,669
Total property, equipment and software	11,974	11,888
Less: accumulated depreciation and amortization	(10,862)	(10,776)
impairment	(1,112)	(1,112)
Property, equipment and software, net	-	-

Depreciation expenses of property, equipment and software were RMB3,317, RMB2,140 and nil for the years ended December 31, 2021, 2022 and 2023, respectively. Impairment of property, equipment and software were nil, RMB1,112 and nil for the years ended December 31, 2021, 2022 and 2023.

8. Intangible assets, net

The following table presents the Group’s intangible assets with definite lives as of the respective balance sheet dates:

	December 31, 2022	December 31, 2023
	RMB	RMB
Customer relationships	3,300	3,300
Trade names	4,822	4,822
Developed technology	17,833	17,833
Total Intangible assets	25,955	25,955
Less: accumulated amortization	(10,341)	(10,341)
impairment	(15,614)	(15,614)
Intangible assets, net	-	-

Amortization expense was RMB4,128, RMB2,097 and nil for the years ended December 31, 2021, 2022 and 2023, respectively. Impairment of intangible assets were nil, RMB 15,614 and nil for the years ended December 31, 2021, 2022 and 2023.

9. Long- term investments

As of December 31, 2022 and 2023, long-term investments include equity investments in privately held companies. The following table presents the Group’s long-term investments as of the respective balance sheet dates:

	December 31, 2022	December 31, 2023
	RMB	RMB
Equity method investments:
Shanghai Three Drivers Culture Media Co., Limited (“STDC”) (1)	5,383	5,564
Total	5,383	5,564

Notes:

(1) On September 3, 2018, TuanChe Internet invested RMB4,000 in cash for a 40% equity interest in STDC that operates a car media business. On June 30, 2021, the Group made additional investment of RMB2,250 and the ownership in STDC increased to 49%. The Group applies the equity method of accounting to the investment in STDC, over which it has significant influence but does not own a majority equity interest or otherwise control. As of December 31, 2022 and 2023, the carrying value of equity investment for using equity method were RMB5,383 and RMB5,564, respectively. For the years ended December 31, 2021, 2022 and 2023, the change in profit and loss of equity investment for using equity method were profit of RMB258, RMB26 and RMB181, respectively.

10. Taxation

a) Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company in the Cayman Islands to their shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Commencing from the year of assessment 2018/2019, the first HK$2.0 million of profits earned by the Group’s subsidiaries incorporated in Hong Kong will be taxed at half the current tax rate (i.e., 8.25%) while the remaining profits will continue to be taxed at the existing 16.5% tax rate. Payments of dividends by the subsidiary to the Company are not subject to withholding tax in Hong Kong. The Ordinance only allows one entity within a group of “connected entities” to be eligible for the two-tier tax rate benefit. Under the Ordinance, it is an entity’s election to nominate an entity that will be subject to the two-tier profits tax rate on its Profits Tax Return. The election is irrevocable. TuanChe Information elected the two-tier profits tax rate for its tax years of 2022 and 2023. TuanChe Information applies the two-tier profits tax rate for its provision for current income and deferred taxes. Other HK subsidiaries of the Company elected 16.5% tax rate.

China

Effective from January 1, 2008, the PRC’s statutory income tax rate is 25%. The Company’s PRC subsidiaries are subject to income tax at the statutory rate of 25% except for TuanChe Internet, Tuan Yuan and Drive New Media. TuanChe Internet and Tuan Yuan have been renewed as a “High and New Technology Enterprise” (“HNTE”) in 2021 for a period of 3 years, are subject to a preferential income tax rate of 15% from 2021 to 2023. Drive New Media, has been confirmed as a “High and New Technology Enterprise” (“HNTE”) in 2019 for a period of 3 years and renewed in 2022, is subject to a preferential income tax rate of 15% from 2019 to 2024.

Loss before provision for income taxes is attributable to the following geographic locations:

	For the year ended
	December 31,
	2022	2023
PRC	(163,018)	(79,805)
Foreign	(8,923)	(3,166)
Total loss before income taxes	(171,941)	(82,971)

10. Taxation (Continued)

a) Income taxes (Continued)

Income tax (benefit) expense consists of the following:

	For the year ended
	December 31,
	2021	2022	2023
Current income tax expenses	-	-	-
Deferred income tax benefit	-	(5,451)	-
Total	-	(5,451)	-

The following table presents a reconciliation of the differences between the statutory income tax rate and the Company’s effective income tax rate for the years ended December 31, 2021, 2022 and 2023:

	For the year ended
	December 31,
	2021	2022	2023
	%	%	%
Statutory income tax rate of the PRC	25.0	25.0	25.0
Permanent differences*	2.6	(12.1)	1.2
Change in valuation allowance	(18.0)	(10.1)	(19.8)
Effect of preferential tax rate	(8.2)	(1.5)	(5.5)
Effect of different tax rates in other jurisdictions (offshore entities)	(1.4)	(1.3)	(0.9)
Change in impairment of intangible assets	-	(3.2)	-
Others	-	-	-
Effective income tax rate	-	(3.2)	-

*	Permanent differences in 2022 are mainly due to non-deductible impairment charges.

b) Deferred tax assets and liabilities

The following table presents the tax impact of significant temporary differences that give rise to the deferred tax assets as of December 31, 2022 and 2023.

	December 31, 2022	December 31, 2023
	RMB	RMB
Deferred tax assets:
Advertising expense in excess of deduction limit	58,723	64,678
Accrued expense and other payables	4,101	3,257
Allowance for doubtful accounts	9,541	10,039
Net operating tax loss carry forwards	73,423	81,539
Total deferred tax assets	145,788	159,513
Less: valuation allowance	(145,788)	(159,513)
Net deferred tax assets	-	-

10. Taxation (Continued)

b) Deferred tax assets and liabilities (Continued)

The Group does not believe that sufficient positive evidence exists to conclude that the recoverability of the above deferred tax assets of all entities of the Group is more likely than not to be realized. The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry forward periods, the Group’s experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. Under the applicable accounting standards, management has considered the Group’s history of losses and concluded that it is more likely than not that the Group will not generate future taxable income prior to the expiration of the majority of net operating losses. Accordingly, as of December 31, 2021, 2022 and 2023, a RMB134,534, RMB145,788 and RMB159,513 valuation allowance has been established respectively. Consequently, the Group has provided full valuation allowances on the related deferred tax assets.

The movements of the valuation allowance are as follows:

	December 31, 2021	December 31, 2022	December 31, 2023
	RMB	RMB	RMB
Deferred tax assets valuation allowance movement:
Balance at the beginning of the year	120,703	134,534	145,788
Allowance made during the year	18,271	16,910	16,392
Reduction due to unrealized NOLs and adjustments	-	(5,656)	(2,667)
Decrease due to disposal of subsidiaries	(4,440)	-	-
Balance at end of year	134,534	145,788	159,513

As of December 31, 2022 and 2023, certain entities of the Group had PRC net operating tax loss carry forwards of RMB333,677 and RMB369,363 respectively. As of December 31, 2022, and 2023, the Company had Hong Kong losses of RMB327 and RMB330 respectively.

As of December 31, 2023, net operating tax loss carry forwards in PRC is expected to expire is as follows:

RMB
Loss expiring in 2024	29,847
Loss expiring in 2025	33,277
Loss expiring in 2026	46,188
Loss expiring in 2027	73,089
Loss expiring in 2028	30,894
Loss expiring in 2029	32,922
Loss expiring in 2030	39,553
Loss expiring in 2031	53,947
Loss expiring in 2032	24,256
Loss expiring in 2033 and after	5,390
369,363

According to PRC tax regulations, the PRC enterprise net operating loss can generally carry forward for no longer than five years, and HNTE’s net operating losses can be carried forward for no more than 10 years, starting from the year subsequent to the year in which the loss was incurred. Carryback of losses is not permitted. The Group will re-apply for the HNTE certificate when the prior certificate expires in the foreseeable future. The cumulative net operating tax loss in PRC of RMB369,363 can be carried forward for five to ten years, to offset future net profits for income tax purpose. The net operating tax loss will start to expire from 2024 if they are not used. The operating tax loss of RMB330 in Hong Kong can be carried forward without expiration date.

10. Taxation (Continued)

c) Withholding income tax

The enterprise income tax (“EIT”) Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested entity (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate that may be lowered to 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The State Administration of Taxation (“SAT”) further promulgated Circular 601 on October 27, 2009, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance and that a beneficial ownership analysis will be used based on a “substance-over-form” principle to determine whether or not to grant the tax treaty benefits. Further, the SAT promulgated the Notice on Issues Related to the “Beneficial Owner” in Tax Treaties in February 2018, which requires the “beneficial owner” to have ownership and the right to dispose of the income or the rights and properties giving rise to the income and generally engage in substantive business activities and sets forth certain detailed factors in determining the “beneficial owner” status.

As of December 31, 2022 and 2023, the Company did not record any such withholding tax of its subsidiaries, VIEs and subsidiaries of VIEs in the PRC as they are still in accumulated deficit position.

The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($15,488). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion.

d) Uncertain tax position

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2022 and 2023, the Group did not have any unrecognized uncertain tax positions and the Group does not believe that its unrecognized tax benefits will change over the next twelve months. For the years ended December 31, 2022 and 2023, the Company did not incur any interest and penalties related to potential underpaid income tax expenses.

As of December 31, 2023, the tax years ended December 31, 2018 through 2022 for the Group’s subsidiaries in the PRC and the VIEs are generally subject to examination by the PRC tax authorities. The tax years ended December 31, 2017 through 2022 for the Group’s subsidiaries in Hong Kong are generally subject to examination by the Hong Kong tax authorities.

11. Other taxes payable

The following is a summary of other taxes payable as of December 31, 2022 and 2023:

	December 31, 2022	December 31, 2023
	RMB	RMB
Withholding individual income taxes for employees	8,593	6,999
VAT payables	15,512	5,186
Others	622	18
Total	24,727	12,203

12. Leases

The Group has operating leases for office spaces and venues for auto shows the Group utilizes under lease arrangements. As of December 31, 2023, the Group recognized the following items related to operating leases in its consolidated balance sheet.

	December 31,	December 31,
	2023	2023
	RMB	US$
ASSETS
Operating lease right-of-use assets	10,238	1,442
Less: impairment	(4,532)	(638)
Operating lease right-of-use assets, net	5,706	804
LIABILITIES
Short-term operating lease liabilities	(4,090)	(576)
Long-term operating lease liabilities	(6,099)	(859)

The lease expenses for the years ended December 31, 2021, 2022 and 2023 were RMB41,377, RMB16,677 and RMB25,139, respectively, which were included in the cost of revenues for auto venue rental and operating expenses. Cash paid for long-term operating lease were RMB6,007, RMB5,569 and RMB4,498 in the years ended December 31, 2021, 2022 and 2023. Impairment loss of operating lease right-of-use assets were nil, RMB3,017 and RMB1,515 for the years ended December 31, 2021, 2022 and 2023.

A summary of maturity of operating lease liabilities under the Group’s non-cancellable operating leases for office spaces and venues for auto shows as of December 31, 2023 is as follows:

	December 31,	December 31,
	2023	2023
	RMB	US$
2024	4,447	626
2025	3,179	448
2026	3,179	448
2027	-	-
2028	-	-
Total lease payments	10,805	1,522
Less: imputed interest	(616)	(87)
Total	10,189	1,435
Current portion	(4,090)	(576)
Non-current portion	(6,099)	(859)

As of December 31, 2023, the Group’s weighted-average remaining lease term was 2.88 years, and weighted-average discount rate was 4.75%.

As of December 31, 2023, the Group does not have any significant operating or finance leases that have not yet commenced. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

13. Short-term borrowings

As of December 31, 2022, the Group had RMB3.2 million of short-term borrowings which were obtained in 2022. The borrowings as of December 31, 2022 were fully repaid in 2023. As of December 31, 2023, the Group had RMB15.7 million of short-term borrowings and RMB15.2 million of which were obtained in 2023. The interest expenses were RMB182, RMB162 and RMB313 for the years ended December 31, 2021, 2022 and 2023.The interest was payable on a monthly or quarterly basis and the principal was due upon maturity, as follows:

Term loan	Maturity date	Principal amount	Interest rate per annum	Name of bank
Loan 1	2024-04-17	1,200	3.00%	Industrial &Commercial Bank of China (“ICBC”)
Loan 2	2024-05-08	1,000	2.80%	Industrial &Commercial Bank of China (“ICBC”)
Loan 3	2024-06-12	3,000	4.05%	China CITIC Bank
Loan 4	2024-06-15	2,000	4.02%	Bank of Beijing Zhongguancun Branch
Loan 5	2024-06-12	2,000	4.25%	Bank of Beijing Zhongguancun Branch
Loan 6	2024-09-07	2,000	4.40%	Jiangsu Bank Co., Ltd. Beijing Branch
Loan 7	2024-10-27	3,000	4.00%	China Minsheng Bank Co., Ltd. Beijing Branch
Loan 8	2024-06-21	487	5.40%	Shenzhen Qianhai Weizhong Bank corporation
Loan 9	2024-07-07	1,000	3.70%	Industrial and Commercial Bank of China Limited Shenzhen Futian Branch
Total		15,687

As of December 31, 2023, the loan 1 and 2 are guaranteed by two third parties, and the loan 5 and 6 are guaranteed by CEO, Mr. Wen.

14. Other current liabilities

The following is a summary of other current liabilities as of December 31, 2022 and 2023:

	December 31, 2022	December 31, 2023
	RMB	RMB
Professional service fee	9,391	6,319
Advertising expense payables	5,893	2,703
Promotional expense payables	1,099	5,862
Others	7,308	5,582
Total	23,691	20,466

15. Long-term borrowings

As of December 31, 2023, the Group had RMB3.0 million of long-term borrowings. The interest was payable on a monthly basis and the principal was due upon maturity. The interest expenses were nil, RMB52 and RMB24 for the years ended December 31, 2021, 2022 and 2023 as follows:

Term loan	Maturity date	Principal amount	Interest rate per annum	Name of bank
Loan 1	2025-09-27	3,000	3.45%	Bank of China Limited Beijing Xuanwu Branch
Total		3,000

As of December 31, 2023, the loan 1 is guaranteed by a third party.

16. Employee Benefits

The following table presents the Group’s employee welfare benefits expenses for the years ended December 31, 2021, 2022 and 2023:

	For the year ended
	December 31,
	2021	2022	2023
	RMB	RMB	RMB
Medical and welfare defined contribution plan	21,075	16,172	11,688
Other employee benefits	915	87	45
Total	21,990	16,259	11,733

17. Share-based Compensation

Description of stock option plan and Share option replacement

In July 2012, the Group permits the grant of options of the Company to relevant directors, officers, other employees and consultants of the Company. Option awards are granted with an exercise price determined by the Board of Directors. Those option awards generally vest over a period of four years.

The Group recognizes share-based compensation expenses in the consolidated statements of operations and comprehensive loss based on awards ultimately expected to vest, after considering actual forfeitures.

The Company has replaced these share options with restricted shares for all employees and nonemployees on June 15, 2018.

In June 2018, the directors of the Company (the “Directors”) approved the TuanChe Limited Share Incentive Plan (the “Share Incentive Plan”). Under the Share Incentive Plan, 38,723,321 ordinary shares were issued to Best Cars for the restricted share awards at consideration of nil. Meanwhile, the incentive share options granted to employees and nonemployees of the Company were replaced by the restricted shares. As a result of the Share Incentive Plan, on June 15, 2018, a total of 15,473,653 share options of the Company were replaced by 13,740,480 restricted shares. The restricted shares awards are subject to the original vesting schedule of the replaced share options. The Company has recognized the incremental expenses immediately for those vested share options, the unvested portion will be recognized as expenses over the remaining vesting periods.

For years ended December 31, 2021, 2022 and 2023, the Company has granted 1,390,000, 1,500,000 and 20,900,000 restricted shares to its employees. The total fair value of RMB1.4 million, RMB2.2 million and RMB5.4 million for those granted restricted shares will be recognized as expenses over the vesting periods of nil to 4 years.

17. Share-based Compensation (Continued)

Description of stock option plan and Share option replacement (Continued)

A summary of the restricted shares activities is presented below:

	Number of restricted shares	Weighted- Average Grant-Date Fair Value
		US$
Outstanding as of December 31, 2021	6,034,250	0.527
Granted	1,500,000	0.209
Forfeit	(312,000)	0.431
Vested	(3,648,500)	0.474
Outstanding as of December 31, 2022	3,573,750	0.457
Granted	20,900,000	0.037
Vested	(20,593,750)	0.087
Outstanding as of December 31, 2023	3,880,000	0.155

For the years ended December 31, 2021, 2022 and 2023, total share-based compensation expenses recognized by the Group for the restricted shares granted were RMB9.8 million, RMB10.3 million and RMB9.5 million, respectively.

As of December 31, 2023, there was RMB2.3 million of unrecognized share-based compensation expenses related to the restricted shares granted. That expenses are expected to be recognized over a weighted-average period of 1.21 years.

18. Equity

Ordinary shares and Pre-funded Warrant

On November 23, 2022, the Company issued 58,472,736 ordinary shares for a registered direct offering of approximately $15.0 million. The aggregate proceeds the Company received from this offering, net of commissions and other offering expenses, were $13.7 million. The offering consisted of (1) 3,654,546 ADSs and 1,800,000 pre-funded warrants to purchase ADSs (“Pre-Funded Warrant”) and (2) 5,454,546 ADSs warrants to purchase ADSs(“Warrant”). Each Warrant is exercisable to purchase one ADS for $2.75 and each Pre-Funded Warrant is exercisable to purchase one ADS for $0.001. Each ADS represents sixteen (16) Class A ordinary shares of the Company. The Pre-Funded Warrant became immediately exercisable upon issuance and may be exercised at any time until all of the Pre-Funded Warrant are exercised in full. The Warrant has a term of five years from the issuance date. On November 25, 2022, 800,000 pre-funded warrants had been exercised, 12,800,000 ordinary shares were issued upon such exercise.

The Company determined that the Pre-Funded Warrant meet the requirements for equity classification. The Pre-Funded warrants were recorded at their fair value on the date of issuance as a component of total equity. In addition, since these Pre-Funded warrants are exercisable for a nominal amount, they have been shown as exercised when issued and as outstanding common stock in the consolidated financial statements and earnings per share calculations. 1,000,000 pre-funded warrants had been exercised on January 30, 2024.

Warrant

On November 23, 2022, the Warrant are classified as a liability and the fair value allocated to the Warrant was RMB36.8 million. The Warrant liability will be re-measured at each reporting period until the warrant are exercised or expire and any changes will be recognized in the statement of operations and comprehensive loss. The fair value of Warrant was RMB4.0 million and no warrants were exercised as of December 31, 2023.

19. Net Loss Per Share

As the Group incurred losses for the years ended December 31, 2021, 2022 and 2023, the potential ordinary shares including unvested restricted shares of 6,034,250, 3,573,750 and 3,880,000 were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company.

Effective on January 26, 2024, the Company changed the ratio of the ADSs to Class A ordinary shares from the then ADS ratio of one ADS to sixteen (16) Class A ordinary shares to a new ADS ratio of one ADS representing two hundred and forty (240) Class A ordinary shares.

The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2021, 2022 and 2023:

	For the year ended December 31
	2021	2022	2023
Numerator:
Net loss attributable to TuanChe Limited’s shareholders	(101,945)	(166,490)	(82,971)
Denominator:
Weighted average number of ordinary shares outstanding, basic and diluted	306,792,324	319,539,180	406,802,365
Basic and diluted net loss per share attributable to TuanChe Limited’s shareholders	(0.33)	(0.52)	(0.20)

20. Commitments and contingencies

Litigation

From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group’s financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group’s view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liability on a regular basis. The Group has not recorded any material liabilities in this regard as of December 31, 2022 and 2023.

21. Related party transactions and balance

In 2021, 2022 and 2023, the Company entered into outsourcing service agreements with STDC. The outsourcing service expenses provided by STDC for the Company is RMB2,721, RMB1,526 and RMB3,974 for the years ended December 31, 2021, 2022 and 2023, respectively. In 2022 and 2023, the Company entered into promotion service agreements with STDC, under which the promotion service expenses provided by the Company for STDC is RMB1,415 and RMB963 for the years ended December 31, 2022 and 2023. The prepayment balance is RMB248 and RMB1,125 as for December 31, 2022 and 2023.

In 2023, the Company provided RMB12,591 to CEO, Mr. Wen, who assisted business development with third parties on behalf of the Group and RMB12,461 has been repaid by CEO within 2023. The other payable balance due to CEO is RMB130 and nil as of December 31, 2022 and 2023, respectively.

On November 22, 2023, the company received RMB1,500 from COO Mr. Hui Yuan’s spouse as loan with an interest rate of 3.45% for one year. The loan payable balance due to Mr. Hui Yuan’s spouse is nil and RMB1,500 as of December 31, 2022 and 2023, respectively.

22. Fair Value Measurement

Assets measured at fair value on a nonrecurring basis

The Company measured its property, equipment and software, equity investments, intangible assets and goodwill at fair value on a nonrecurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

Assets and liabilities measured at fair value on a recurring basis

The Company measured its warrant at fair value on a recurring basis. As the Company’s warrant is not traded in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value of warrant. This instrument are categorized in the Level 3 valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. The Company did not transfer any assets or liabilities in or out of level 3 during the years ended December 31, 2023.

The following table presents the fair value hierarchy for the Group’s liabilities that are measured and recorded at fair value as of December 31, 2022 and 2023:

	For the year ended December 31,
	2022			2023
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Balance at fair value
	RMB	RMB	RMB	RMB	RMB	RMB	US$
Warrant liability	-	-	24,376	-	-	3,952	557

The Company adopted Black Scholes model to assess the warrant’s fair value. Management is responsible for determining the fair value and assessing a number of factors. The valuation involves complex and subjective judgements as well as the Company’s best estimates on the valuation date. Key inputs related to the Black Scholes model for the valuation of the fair value of warrants are as follows:

	As of November 23, 2022	As of December 31, 2022	As of December 31, 2023
Expiration of warrant (years)	5	4.9	3.9
Fair market value per share (US$)	1.17	0.84	0.20
Exercise price (US$)	2.75	2.75	2.75
Risk-free rate	3.96%	4.05%	3.92%
Dividend yield	-	-	-
Standard derivation in the value of stock	132.3%	131.2%	132.8%

The following table summarizes the activities related to fair value of the warrants:

	For the Year Ended December 31,
	2022	2023
	RMB	RMB
Fair value of warrants at beginning of the year (Level 3)	-	24,376
Issuances	36,838	-
Change in fair value	(11,219)	(20,732)
Effect of exchange rate changes	(1,243)	308
Fair value of warrants at end of the year (Level 3)	24,376	3,952

23. Restricted Net Assets

Relevant PRC laws and regulations permit PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries, VIEs and subsidiaries of VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the general reserve fund and the statutory surplus fund respectively. The general reserve fund and the statutory surplus fund require that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries, VIEs and subsidiaries of VIEs are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB6,743 as of December 31, 2023 including the paid-in capital, additional paid-in capital and the statutory reserves of the Company’s PRC subsidiaries, VIEs and subsidiaries of VIEs. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries, VIEs and subsidiaries of VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries, VIEs and subsidiaries of VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

24. Additional Information - Condensed Financial Information of the Parent Company

Condensed statements of operations and comprehensive loss:

	For the year ended December 31,
	2021	2022	2023
	RMB	RMB	RMB	US$
Operating expenses:
Selling and marketing expenses	(9)	-	-	-
General and administrative expenses	(6,701)	(20,637)	(24,540)	(3,456)
Total operating expenses	(6,710)	(20,637)	(24,540)	(3,456)
Interest income/(expenses), net	311	(20)	146	21
Change in fair value of warrant liability	-	11,219	20,732	2,920
Equity in loss of subsidiaries, VIEs and subsidiaries of VIEs	(96,058)	(157,586)	(77,289)	(11,242)
Others, net	512	534	502	70
Net loss	(101,945)	(166,490)	(80,449)	(11,687)
Other comprehensive (loss)/income:
Foreign currency translation adjustments	(1,603)	(1,008)	125	18
Total comprehensive loss attributable to TuanChe Limited’s ordinary shareholders	(103,548)	(167,498)	(80,324)	(11,669)

24. Additional Information - Condensed Financial Information of the Parent Company (Continued)

Condensed balance sheets:

	As of December 31
	2022	2023
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	57,168	3,004	423
Prepayment and other current assets	5,712	9,797	1,380
Receivables due from subsidiaries, VIEs and subsidiaries of VIEs	121,957	135,144	19,035
Total current assets	184,837	147,945	20,838
Non-current assets:
Investments in subsidiaries, VIEs and subsidiaries of VIEs	(53,080)	(113,494)	(15,985)
Total non-current assets	(53,080)	(113,494)	(15,985)
TOTAL ASSETS	131,757	34,451	4,853
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other taxes payable	6,643	6,755	951
Other current liabilities	4,752	1,519	214
Payables due to subsidiaries, VIEs and subsidiaries of VIEs	2,710	2,741	386
Total current liabilities	14,105	11,015	1,551
Non-current liabilities:
Warrant liability	24,376	3,952	557
Other non-current liabilities	492	-	-
Total non-current liabilities	24,868	3,952	557
TOTAL LIABILITIES	38,973	14,967	2,108
SHAREHOLDERS’ EQUITY
Class A ordinary shares	235	236	33
Class B ordinary shares	35	35	5
Treasury stock	(45,886)	(45,886)	(6,463)
Additional paid-in capital	1,296,951	1,306,496	184,016
Accumulated loss	(1,150,135)	(1,233,106)	(173,679)
Accumulated other comprehensive loss	(8,416)	(8,291)	(1,167)
TOTAL SHAREHOLDERS’ EQUITY	92,784	19,484	2,745
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	131,757	34,451	4,853

24. Additional Information - Condensed Financial Information of the Parent Company (Continued)

Condensed statements of cash flows:

	For the year ended December 31,
	2021	2022	2023
	RMB	RMB	RMB	US$
Net cash (used in)/generated from operating activities	(10,358)	(22,570)	4,075	574
Cash flows from investing activities:
Cash paid for investments in subsidiaries, VIEs and subsidiaries of VIEs	(38,387)	(56,566)	(59,263)	(8,347)
Cash received from maturity of time deposits	45,674	-	-	-
Net cash generated from/ (used in) investing activities	7,287	(56,566)	(59,263)	(8,347)
Cash flows from financing activities:
Proceeds of offering, net of issuance costs	-	93,526	-	-
Net cash generated from financing activities	-	93,526	-	-
Effect of exchange rate changes on cash and cash equivalents	(1,619)	967	1,024	144
Net (decrease)/increase in cash and cash equivalents	(4,690)	15,357	(54,164)	(7,629)
Cash and cash equivalents at the beginning of year	46,501	41,811	57,168	8,052
Cash and cash equivalents at the end of year	41,811	57,168	3,004	423

Basis of presentation

The Company’s accounting policies are the same as the Group’s accounting policies with the exception of the accounting for the investments in subsidiaries, VIEs and subsidiaries of VIEs.

For the Company only condensed financial information, the Company records its investments in subsidiaries, VIEs and subsidiaries of VIEs under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the Condensed balance sheets as “Investments in subsidiaries, VIEs and subsidiaries of VIEs” and shares in the subsidiaries, VIEs and subsidiaries of VIEs’ loss are presented as “Equity in loss of subsidiaries, VIEs and subsidiaries of VIEs” on the Condensed statements of operations and comprehensive loss. The parent company only condensed financial information should be read in conjunction with the Group’ consolidated financial statements.

25. Subsequent event

The Group evaluated subsequent events through March 28, 2024, the date on which the consolidated financial statements were issued, the Group did not identify any subsequent events that require recognition and disclosure in the consolidated financial statements.

TUANCHE LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data, unless otherwise stated)

	Note	December 31, 2023	June 30, 2024
		RMB	RMB	US$
			(unaudited)	Note 3(d)
ASSETS
Current assets:
Cash and cash equivalents		9,564	5,009	689
Restricted cash		6,429	4,339	597
Accounts and notes receivable, net	5	28,891	16,312	2,245
Prepayment and other current assets, net	6	15,986	8,097	1,114
Prepayment to related parties		1,125	314	43
Total current assets		61,995	34,071	4,688
Non-current assets:
Operating lease right-of-use assets		5,706	4,801	661
Long-term investments		5,564	5,991	824
Goodwill	4	45,561	45,561	6,269
Other non-current assets		522	522	72
Total non-current assets		57,353	56,875	7,826
Total assets		119,348	90,946	12,514
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		10,406	10,727	1,476
Advance from customers		4,166	4,821	663
Salary and welfare benefits payable		17,030	11,396	1,568
Short-term borrowings	8	15,687	13,000	1,789
Other taxes payable		12,203	8,481	1,167
Current portion of deferred revenue		1,216	1,213	167
Short-term operating lease liabilities		4,090	4,011	552
Payables due to related parties		1,500	6,010	827
Other current liabilities	9	20,466	17,364	2,389
Total current liabilities		86,764	77,023	10,598
Long-term borrowings	10	3,000	12,900	1,775
Non-current portion of deferred revenue		49	11	2
Long-term operating lease liabilities		6,099	5,093	701
Warrant liability	15	3,952	1,632	225
Total non-current liabilities		13,100	19,636	2,703
Total liabilities		99,864	96,659	13,301
Commitments and contingencies	14
Shareholders’ equity:
Class A ordinary shares: US$0.0001 par value; 800,000,000 shares authorized; 357,075,403 shares issued and 348,016,199 shares outstanding as of December 31, 2023; US$0.0001 par value; 800,000,000 shares authorized; 524,647,963 shares issued and 366,200,519 shares outstanding as of June 30, 2024		236	237	32
Class B ordinary shares: US$0.0001 par value; 60,000,000 shares authorized, and 55,260,580 issued and outstanding as of December 31, 2023 and June 30, 2024		35	35	5
Treasury stock (14,907,047 and 13,715,549 treasury stock as of December 31, 2023 and June 30, 2024, respectively)		(45,886)	(39,578)	(5,446)
Additional paid-in capital		1,306,496	1,315,692	181,045
Accumulated deficit		(1,233,106)	(1,273,781)	(175,278)
Accumulated other comprehensive loss		(8,291)	(8,318)	(1,145)
Total TuanChe Limited shareholders’ equity		19,484	(5,713)	(787)
Total shareholders’ equity		19,484	(5,713)	(787)
TOTAL LIABILITIES AND EQUITY		119,348	90,946	12,514

The accompanying notes are an integral part of these condensed consolidated financial statements.

TUANCHE LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(All amounts in thousands, except for share and per share data, unless otherwise stated)

	Note	For the six months ended June 30,
		2023	2024
		RMB	RMB	US$
				Note 3(d)
Net revenues
Offline Marketing Services:
Auto shows		69,286	19,948	2,745
Special promotion events		589	224	31
Referral service for commercial bank		2,572	-	-
Online marketing		8,753	2,569	354
Others		10,952	9,564	1,316
Total net revenues		92,152	32,305	4,446
Cost of revenues		(33,726)	(9,951)	(1,369)
Gross profit		58,426	22,354	3,077
Operating expenses:
Selling and marketing expenses		(80,742)	(36,529)	(5,027)
General and administrative expenses		(23,654)	(24,279)	(3,341)
Research and development expenses		(7,671)	(8,700)	(1,197)
Impairment of long-lived assets		(1,515)	(300)	(41)
Total operating expenses		(113,582)	(69,808)	(9,606)
Loss from operations		(55,156)	(47,454)	(6,529)
Other income/(expenses):
Interest income/(expenses), net		69	(442)	(61)
Foreign exchange loss		(259)	-	-
Gain from equity method investments		95	427	59
Change in fair value of warrant liability		11,551	2,338	322
Other income, net		13,002	4,456	613
Loss before income taxes		(30,698)	(40,675)	(5,596)
Income tax benefit		-	-	-
Net loss		(30,698)	(40,675)	(5,596)
Net loss attributable to TuanChe Limited’s ordinary shareholders		(30,698)	(40,675)	(5,596)

Net loss		(30,698)	(40,675)	(5,596)
Other comprehensive loss:
Foreign currency translation adjustments		(34)	(27)	(4)
Total other comprehensive loss		(34)	(27)	(4)
Total comprehensive loss		(30,732)	(40,702)	(5,600)
Comprehensive loss attributable to:
TuanChe Limited’s shareholders		(30,732)	(40,702)	(5,600)
Net loss attributable to the TuanChe Limited’s ordinary shareholders per share
Basic and diluted	13	(0.08)	(0.10)	(0.01)
Weighted average number of ordinary shares
Basic and diluted	13	399,544,700	421,273,519	421,273,519

The accompanying notes are an integral part of these condensed consolidated financial statements.

TUANCHE LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(All amounts in thousands, except for share and per share data, unless otherwise stated)

	Ordinary shares				Treasury stock
	Number of Class A Ordinary		Number of Class B Ordinary				Additional paid-in	Accumulated	Accumulated other comprehensive	TuanChe Limited shareholders’	Total
	Shares	Amounts	Shares	Amounts	Shares	Amounts	capital	deficit	loss	equity	equity
		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB
Balance at December 31, 2022	342,329,496	235	55,260,580	35	(14,907,047)	(45,886)	1,296,951	(1,150,135)	(8,416)	92,784	92,784
Shares issuance for vested restricted shares	3,712,500	-	-	-	-	-	-	-	-	-	-
Share-based compensation	-	-	-	-	-	-	4,007	-	-	4,007	4,007
Net loss	-	-	-	-	-	-	-	(30,698)	-	(30,698)	(30,698)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(34)	(34)	(34)
Balance at June 30, 2023	346,041,996	235	55,260,580	35	(14,907,047)	(45,886)	1,300,958	(1,180,833)	(8,450)	66,059	66,059
Balance at December 31, 2023	362,923,246	236	55,260,580	35	(14,907,047)	(45,886)	1,306,496	(1,233,106)	(8,291)	19,484	19,484
Shares issuance for vested restricted shares	2,184,240	1	-	-	-	-	(1)	-	-	-	-
Share-based compensation	-	-	-	-	1,191,498	6,308	9,197	-	-	15,505	15,505
Net loss	-	-	-	-	-	-	-	(40,675)	-	(40,675)	(40,675)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(27)	(27)	(27)
Balance at June 30, 2024	365,107,486	237	55,260,580	35	(13,715,549)	(39,578)	1,315,692	(1,273,781)	(8,318)	(5,713)	(5,713)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TUANCHE LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data, unless otherwise stated)

	For the six months ended June 30,
	2023	2024
	RMB	RMB	US$
			Note 3(d)
Net cash used in operating activities	(52,408)	(11,088)	(1,527)
Cash flows from investing activity:
Purchase of property, equipment and software, and other non-current assets	-	(7)	(1)
Net cash used in investing activity	-	(7)	(1)
Cash flows from financing activities:
Cash received from borrowings	7,120	18,000	2,477
Repayments of short-term borrowings	(3,685)	(10,787)	(1,484)
Net cash generated from financing activities	3,435	7,213	993
Effect of exchange rate changes on cash, cash equivalents and restricted cash	791	(2,763)	(380)
Net decrease in cash, cash equivalents and restricted cash	(48,182)	(6,645)	(915)
Cash, cash equivalents and restricted cash at beginning of the period	76,843	15,993	2,201
Including:
Cash and cash equivalents at the beginning of the period	69,895	9,564	1,316
Restricted cash at the beginning of the period	6,948	6,429	885
Cash, cash equivalents and restricted cash at end of the period	28,661	9,348	1,286
Including:
Cash and cash equivalents at the end of the period	21,941	5,009	689
Restricted cash at the end of the period	6,720	4,339	597
Supplemental disclosures of cash flow information:
Cash paid for interest expense	(84)	(465)	(64)
Supplemental schedule of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	2,813	191	26

The accompanying notes are an integral part of these condensed consolidated financial statements.

1. Organization and Reorganization

TuanChe Limited (the “Company”) was incorporated in the Cayman Islands on September 28, 2012. The Company is a holding company and conducts its business mainly through its subsidiaries, variable interest entities (“VIEs”) and subsidiaries of VIEs (collectively referred to as the “Group”). The Group commenced operations through TuanChe Internet, a PRC company established by several PRC citizens in May 2012. TuanChe Internet holds an Internet Content Provider (“ICP”) license to operate Tuanche.com that provides internet information services to automobile manufacturers, car dealers and consumers.

The Group is primarily engaged in the operation of providing auto shows, special promotion events services, referral service for a commercial bank, online marketing services, subscription and support service, aftermarket promotion service, customer referral services and other related businesses in the People’s Republic of China (the “PRC” or “China”).

Contractual arrangements with VIEs

PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunication service businesses. The Group conduct operations in the PRC partially through TuanChe Internet, Drive New Media, Internet Drive Technology and Hainashuke, which are variable interest entities, or VIEs, and their subsidiaries, collectively referred to as consolidated affiliated entities. The Group have entered into a series of contractual arrangements, through TuanYuan, Sangu Maolu and Chema, or its WFOEs, with each of its VIEs and their respective shareholders, respectively. The series of contractual arrangements include exclusive business cooperation agreement, exclusive call option agreement, equity pledge agreement, powers of attorney and spousal consent letters.

The Group believes that these contractual arrangements enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered the primary beneficiary of the VIEs and is able to consolidate the VIEs and VIEs’ subsidiaries.

Risks in relation to the VIE structure

A significant part of the Company’s business is conducted through the VIEs of the Group, of which the Company is the ultimate primary beneficiary. In the opinion of management, the contractual arrangements with the VIEs and the nominee shareholders are in compliance with PRC laws and regulations and are legally binding and enforceable. The nominee shareholders are also shareholders of the Group and have indicated they will not act contrary to the contractual arrangements. However, there are uncertainties regarding the interpretation and application of PRC laws and regulations including those that govern the contractual arrangements, which could limit the Group’s ability to enforce these contractual arrangements and if the nominee shareholders of the VIEs were to reduce their interests in the Group, their interest may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual arrangements.

The Company’s ability to control the VIEs also depends on the Power of Attorney the shareholders has to vote on all matters requiring shareholder approval in the VIEs. As noted above, the Company believes these Power of Attorney are legally enforceable but may not be as effective as direct equity ownership.

1. Organization and Reorganization (Continued)

Risks in relation to the VIE structure (Continued)

In addition, if the Group’s corporate structure or the contractual arrangements with the VIEs were found to be in violation of any existing or future PRC laws and regulations, the PRC regulatory authorities could, within their respective jurisdictions:

●	revoke the Group’s business and operating licenses

●	require the Group to discontinue or restrict its operations;

●	restrict the Group’s right to collect revenues;

●	block the Group’s websites;

●	require the Group to restructure the operations, re-apply for the necessary licenses or relocate the Group’s businesses, staff and assets;

●	impose additional conditions or requirements with which the Group may not be able to comply; or

●	take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business.

The imposition of any of these restrictions or actions could result in a material adverse effect on the Group’s ability to conduct its business. In such case, the Group may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs in the Group’s consolidated financial statements. In the opinion of the Company’s management, the likelihood for the Group to lose such ability is remote based on current facts and circumstances. The Group believes that the contractual arrangements among each of the VIEs, their respective shareholders and relevant wholly foreign owned enterprise are in compliance with PRC law and are legally enforceable. The Group’s operations depend on the VIEs to honor their contractual arrangements with the Group. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. Management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under PRC laws. However, the interpretation and implementation of the laws and regulations in the PRC and their application on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIEs or the nominee shareholders of the VIEs fail to perform their obligations under those arrangements.

1. Organization and Reorganization (Continued)

Risks in relation to the VIE structure (Continued)

The following combined financial information of the Group’s VIEs as of December 31, 2023 and June 30, 2024 and for the six months ended June 30, 2023 and 2024 were included in the accompanying condensed consolidated financial statements of the Group as follows:

	As of December 31,	As of June 30,
	2023	2024
	RMB	RMB
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	3,987	3,532
Amount due from the subsidiaries of the Group	123,349	125,964
Other current assets	30,622	11,233
Total current assets	157,958	140,729
Non-current assets:
Long-term investments	5,564	5,991
Operating lease right-of-use assets	267	53
Total non-current assets	5,831	6,044
TOTAL ASSETS	163,789	146,773
Current liabilities:
Short term borrowings	14,487	11,000
Accounts payable	838	3,387
Advance from customers	3,921	3,582
Salary and welfare benefits payable	15,017	8,362
Other taxes payable	3,851	721
Short-term operating lease liabilities	659	375
Current portion of deferred revenue	1,216	1,213
Other current liabilities	4,654	7,421
Account due to subsidiaries of the Group	250,341	248,791
Total current liabilities	294,984	284,852
Long-term borrowings	3,000	12,900
Long-term operating lease liabilities	-	22
Non-current portion of deferred revenue	49	11
Total non-current liabilities	3,049	12,933
TOTAL LIABILITIES	298,033	297,785

	For the six months ended June 30,
	2023	2024
	RMB	RMB
Net revenues	34,220	15,360
Net income/ (loss)	4,573	(15,250)

	For the six months ended June 30,
	2023	2024
	RMB	RMB
Net cash used in operating activities	(6,083)	(6,868)
Net cash generated from investing activities	-	-
Net cash generated from financing activities	4,235	6,413
Net decrease in cash, cash equivalent and restricted cash	(1,848)	(455)

1. Organization and Reorganization (Continued)

Risks in relation to the VIE structure (Continued)

In accordance with various contractual agreements, the Company has the power to direct the activities of the VIEs and subsidiaries of VIEs and can have assets transferred out of the VIEs. Therefore, the Company considers that there are no assets in the respective VIEs that can be used only to settle obligations of the respective VIEs, except for the registered capital of the VIEs amounting to approximately RMB40.1 million and RMB40.1 million as of December 31, 2023 and June 30, 2024, respectively. As the respective VIEs are incorporated as limited liability companies under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the respective VIEs. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs. As the Group is conducting certain businesses in the PRC through the VIEs, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

There is no VIE in the Group where the Company or any subsidiary has a variable interest but is not the primary beneficiary.

2. Going Concern

The Group has incurred recurring operating losses since its inception, including net losses of RMB166.5 million and RMB83.0 million for the years ended December 31, 2022 and 2023, respectively and net losses of RMB41.0 million for the six months ended June 30, 2024. Net cash used in operating activities were RMB109.7 million and RMB74.9 million for the years ended December 31, 2022 and 2023, respectively and cash used in operating activities of RMB11.1 million for the six months ended June 30, 2024. Accumulated deficit was RMB1,273.8 million as of June 30, 2024. As of June 30, 2024, the Company had cash and cash equivalents of RMB5.0 million. The company’s business encountered some difficulties, including weak economic growth of China and resignation of staffs, which negatively impacted the Group’s business operations for the six months ended June 30, 2024 and has continued to impact the Group’s financial position, results of operations and cash flows. These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan which includes strictly implementing the expenses, accelerating the collection of accounts receivable and increasing the proportion of advance from customers, pursuing cooperation opportunities for electric vehicles industry and potential financing to improve the Group’s cash flow from operations and financing.

If the Group fails to achieve these goals, the Group may need additional financing to execute its business plan. If additional financing is required, the Group cannot predict whether this additional financing will be in the form of equity, debt, or another form, and the Group may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In the event that financing sources are not available, or that the Group is unsuccessful in increasing its gross profit margin and reducing operating losses, the Group may be unable to implement its current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on the Group’s business, financial condition and results of operations and would materially adversely affect its ability to continue as a going concern.

The Group’s condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of such uncertainties.

3. Significant Accounting Policies

a) Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with U.S. GAAP. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

b) Principles of consolidation

The condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, VIEs and subsidiaries of VIEs for which the Company is the primary beneficiary.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All transactions and balances among the Company, its subsidiaries, VIEs and subsidiaries of VIEs have been eliminated upon consolidation.

c) Use of estimates

The preparation of the Group’s condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the condensed consolidated financial statements and accompanying notes. Significant accounting estimates include, but are not limited to determining the provision for accounts receivable, provision for prepayment and other current assets, assessment for valuation allowance of deferred tax assets, valuation and recognition of share-based compensation expenses, impairment assessment on goodwill and long-lived assets, long-term investments, valuation of warrant liabilities.

d) Convenience Translation

Translations of balances in the condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive loss and condensed consolidated statements of cash flows from RMB into US$ as of and for the six months ended June 30, 2024 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB7.2672 representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on June 28, 2024. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2024, or at any other rate.

3. Significant Accounting Policies (Continued)

e) Fair value measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

●	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

●	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group’s financial instruments include cash and cash equivalents, restricted cash, accounts and notes receivable, prepayment and other current assets, long-term investments, short-term borrowings, accounts payable, other payables and other liabilities of which the carrying values approximate their fair value due to their short term in nature and other liabilities.

The fair value of warrant liability was determined using the Black Scholes Model, with level 3 inputs (Note 15).

f) Accounts and notes receivables, net

The carrying value of accounts receivable is reduced by an allowance that reflects the Group’s best estimate of the amounts that will not be collected. An allowance for doubtful accounts is recorded in the period when a loss is probable based on an assessment of specific evidence indicating collection is unlikely, historical bad debt rates, accounts aging, financial conditions of the customer and industry trends. Starting from January 1, 2021, the Group adopted ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”). The Group’s accounts receivable and other receivables are within the scope of ASC Topic 326. To estimate expected credit losses, the Group has identified the relevant risk characteristics of the receivables which include size and nature. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the past collection experience, current economic conditions and future economic conditions (external data and macroeconomic factors). This is assessed at each quarter based on the Group’s specific facts and circumstances. There have been no significant changes in the assumptions since adoption. Accounts receivable balances are written off against the allowance when they are determined to be uncollectible. Notes receivable represents notes receivable issued by reputable financial institutions that entitle the Group to receive the full face amount from the financial institutions at maturity. Refer to Note 5 for details.

3. Significant Accounting Policies (Continued)

g) Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. The Group’s goodwill as of December 31, 2023 and June 30, 2024 was related to its acquisition of Longye in January 2020. In accordance with ASC 350, Goodwill and Other Intangible Assets, recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

Goodwill is tested for impairment at the reporting unit level on an annual basis (December 31 for the Group) and between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. These events or circumstances include a significant change in stock prices, business environment, legal factors, financial performances, competition, or events affecting the reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The estimation of fair value of reporting unit using a discounted cash flow methodology also requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Group’s business, estimation of the useful life over which cash flows will occur, and determination of the Group’s weighted average cost of capital. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for the reporting unit.

Management has determined that the Group has one reporting unit within the entity at which goodwill is monitored for internal management purposes. Starting from January 1, 2020, the Group adopted ASU 2017-04, which simplifies the accounting for goodwill impairment by eliminating Step 2 from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step 2 to measure the impairment loss. Management evaluated the recoverability of goodwill by performing a qualitative assessment before using the quantitative impairment test approach at the reporting unit level. Based on an assessment of the qualitative factors, management determined that it is more-likely-than-not that the fair value of the reporting unit is more than its carrying amount as of June 30, 2023 and 2024. Therefore, management performed quantitative assessment, nil and nil impairment loss was recognized for the six months ended June 30, 2023 and 2024, respectively.

If the Group reorganizes its reporting structure in a manner that changes the composition of its reporting units, goodwill is reassigned based on the relative fair value of each of the affected reporting units.

h) Impairment of long-lived assets

Long-lived assets or asset group, including intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. The Group recognized RMB1.5 million and RMB0.3 million impairment charge related to long-lived assets for the six months ended June 30, 2023 and 2024, respectively.

3. Significant Accounting Policies (Continued)

i) Revenue recognition

The Group recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services using the five steps defined under ASC Topic 606.

The Group determines revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, the Group satisfies a performance obligation

Revenue is recognized upon transfer of control of promised goods or services to a customer.

Revenue is recorded net of Value Added Tax (“VAT”) and related surcharges collected from customers, which are subsequently remitted to government authorities.

Offline marketing services revenue

Auto shows revenue

The Group’s online website and offline infrastructure allow them to organize auto shows, which aim at facilitating transactions between consumers and industry customers that includes auto dealers, automakers and automotive service providers. The Group charges a fixed admission fee per auto show event from its industry customers for arranging, decorating and providing booth space at auto shows. The Group has identified one performance obligation for the transaction - providing a decorated venue for auto dealers, automakers and automotive service providers, as the individual service promised in auto show contracts are not distinct individually. As the Group has control of the auto show services and discretion in establishing the price of auto show admission fee to auto dealers, automakers and other automotive service providers, it is considered to be a principal in accordance with ASC 606. The auto shows revenue is recognized on a straight-line basis over the period of the contract, which is usually from two days to four days, when the services are provided.

Special promotion events revenue

The Group provides integrated services to support auto dealers’ own special promotion events during a specific period. The services include event planning and execution, marketing, training and onsite coaching, etc. The Group charges a fixed service fee per special promotion event. The Group has identified one performance obligation as the individual service promised in service contracts are not distinct individually. As the Group has control of the service and discretion in establishing the price of the fee to auto dealers, it is considered to be a principal in accordance with ASC 606. The special promotion events revenue is recognized on a straight-line basis over the promotion period of the contract, which is usually one week, when the services are provided.

3. Significant Accounting Policies (Continued)

i) Revenue recognition (Continued)

Referral service for commercial bank revenue

In October 2019, the Group commenced its auto loan referral services in collaboration with a commercial bank. The referral services provided to the bank include (i) referral services and (ii) periodic guarantee for the following time periods: (a) from the date of loan issuance by the commercial bank to the consumer to the date when the consumer’s vehicle mortgage registration is completed (the mortgage registration procedures should be completed within 120 days after the loan issuance) and (b) no overdue of more than 30 days for any of the first 3 monthly repayment. The referral service and periodic guarantee are two separate performance obligations that meet the criteria to be considered distinct, of which, referral services revenue is recognized at a point in time upon the delivery of the services and a guarantee liability is recorded at fair value at inception of the loans. Revenue from the periodic guarantee is recognized by a systematic and rational amortization method over the term of guarantee period. The Company has ceased the cooperation since April 2022.

Online marketing services revenue

The Group’s online marketing services revenue primarily include (i) live streaming promotion events services, (ii) customer referral services, (iii) marketing information services and (iv) demand-side platform services.

The Group commenced its live streaming promotion events services from the first quarter of 2020, holding promotional events on the live streaming platform of Zhejiang Tmall Technology Co., Ltd. (“Tmall”), which aims at facilitating transactions between consumers and industry customers that includes auto dealers, automakers and automotive service providers. The Group identified only one performance obligation that is to provide the industry customers with arranging, decorating and providing the platform for live show. The Group charges a fixed admission fee per live streaming promotion event from its industry customers. As the Group has control of the services and discretion in establishing the price of live streaming promotion admission fee to auto dealers, automakers and other automotive service providers, it is considered to be a principal in accordance with ASC 606. The live streaming promotion events services revenue is recognized on a straight-line basis over the promotion period of the contract, which is usually one week, when the services are provided.

Other revenue

The Group also commenced its customer referral services from the first quarter of 2020 by referring its industry customers to Beijing Baidu Netcom Science Technology Co., Ltd. (“Baidu”) to use the membership services of a Baidu’s auto content distribution platform. The Group identified only one performance obligation that is to provide referral service to Baidu. The Group charges Baidu a fixed rate commission fee based on the membership fee amount for the services rendered. Revenue is recognized at point-in-time when the industry customers successfully register as a membership of Baidu’s auto content distribution platform.

For the marketing information services, the Group generates consumers’ demand information through its online channels and provides to the industry customers upon consumers’ consent. The Group identified only one performance obligation that is to provide consumer’s demand information to the industry customers. The marketing information service fee is charged based on the quantity of consumers’ demand information delivered. Revenue is recognized at a point in time upon the delivery of such consumers’ demand information.

On January 13, 2020, the Company completed the acquisition of Longye a Software-as-a-Service (“SaaS”) company who mainly provides subscription and support services to industry customers, including auto dealers, automakers and automotive service providers, with access to cloud services, software licenses and related support and updates during the term of the arrangement. Cloud services allow industry customers to use the Group’s multi-tenant software without taking possession of the software. The Group identified the only one performance obligation that is to provide integrated cloud services to industry customers. The Group initially records the subscription and support services fee as deferred revenue upon receipt and then recognizes the revenue on a straight-line basis over the service period, which is usually from one year to five years. The subscription and support services revenue is recognized on a straight-line basis over the period of the contract when the services are provided.

3. Significant Accounting Policies (Continued)

i) Revenue recognition (Continued)

Contract balances

Contract liabilities primarily result from the timing difference between the Group’s satisfaction of performance obligation and the customers’ payment. Substantial all auto show revenue and referral service for commercial bank revenue and SaaS revenue are recognized over time during the six months ended June 30, 2023 and 2024.

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenues recognized prior to invoicing when the Group has satisfied the Group’s performance obligation and has the unconditional rights to payment.

The Group applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Group has no material incremental costs of obtaining contracts with customers that the Group expects the benefit of those costs to be longer than one year which need to be recognized as assets.

j) Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.

Uncertain tax positions

In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheet and under other expenses in its consolidated statements of operations and comprehensive loss. The Group did not have any significant unrecognized uncertain tax positions as of December 31, 2023 and June 30, 2024.

3. Significant Accounting Policies (Continued)

k) Warrant liability

In connection with the issuances of ordinary shares, the Group issued warrants to purchase ordinary shares on November 23, 2022. The Group evaluates the warrants under Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity. Warrants recorded as liabilities are recorded at their fair value and remeasured on each reporting date with change in estimated fair value of warrant liability in the condensed consolidated statement of operations and comprehensive loss.

l) Concentrations and Risks

Advertising and promotional service provider

The Group relied on advertising and promotional service providers and their affiliates for advertising and promotional service to support its operations during the six months ended June 30, 2023 and 2024. Total number of advertising and promotional service providers accounting for more than 10% is one and four for the six months ended June 30, 2023 and 2024, respectively.

Credit risk

Financial instruments that potentially subject the Group to the concentration of credit risk consist of cash and cash equivalents, restricted cash and accounts and notes receivable. As of December 31, 2023 and June 30, 2024, all of the Group’s cash and cash equivalents and restricted cash were held in large reputable financial institutions located in the United States of America or China, which management consider being of high credit quality. Accounts receivable is typically unsecured and is derived from revenue earned from the Company’s businesses.

Major customers

There were two and one customers whose receivable balances exceeded 10% of the total accounts receivable balances of the Group as December 31, 2023 and June 30, 2024, respectively.

There was nil customer whose revenue exceed 10% of the total revenue of the Group for the six months ended June 30, 2023. There was one customer whose revenue accounted for 11.5% of the total revenue of the Group for the six months ended June 30, 2024.

4. Goodwill

The following table presents the Group’s goodwill as of the respective balance sheet dates:

	December 31, 2023	June 30, 2024
	RMB	RMB
		(Unaudited)
Goodwill	115,414	115,414
Less: impairment	(69,853)	(69,853)
Goodwill, net	45,561	45,561

5. Accounts and notes receivables, net

Accounts and notes receivables consist of the following:

	December 31, 2023	June 30, 2024
	RMB	RMB
		(Unaudited)
Notes receivable	242	1,109
Accounts receivable	60,668	45,619
Less: allowance for doubtful accounts	(32,019)	(30,416)
Accounts receivable, net	28,891	16,312

The Group recognized the allowance for doubtful accounts of RMB1,840 and reversed the allowance for doubtful accounts of RMB1,603 for the six months ended June 30, 2023 and 2024, respectively. The Group recognized the write-off for doubtful accounts of RMB770 and nil for the six months ended June 30, 2023 and 2024, respectively.

6. Prepayment and other current assets, net

The following is a summary of prepayments and other current assets:

	December 31, 2023	June 30, 2024
	RMB	RMB
		(Unaudited)
Deductible VAT	382	355
Deposits	6,592	4,504
Receivables due from third-party online payment platforms	640	844
Staff advances	1,111	195
Receivable from borrowers for the guarantee payment to commercial bank	18,218	18,212
Others	12,318	2,199
Less: provisions for prepayment and other current assets	(23,275)	(18,212)
Total prepayment and other current assets, net	15,986	8,097

The Group recognized provisions for prepayment and other current assets of RMB3,360 and nil for the six months ended June 30, 2023 and 2024, respectively. The Group reversed provisions for prepayment and other current assets of nil and RMB6 for the six months ended June 30, 2023 and 2024, respectively.

7. Taxation

a) Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company in the Cayman Islands to their shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Commencing from the year of assessment 2018/2019, the first HK$2.0 million of profits earned by the Group’s subsidiaries incorporated in Hong Kong will be taxed at half the current tax rate (i.e., 8.25%) while the remaining profits will continue to be taxed at the existing 16.5% tax rate. Payments of dividends by the subsidiary to the Company are not subject to withholding tax in Hong Kong.

China

Effective from January 1, 2008, the PRC’s statutory income tax rate is 25%. The Company’s PRC subsidiaries are subject to income tax at the statutory rate of 25% except for TuanChe Internet, Tuan Yuan and Drive New Media, TuanChe Internet and Tuan Yuan have been reconfirmed as a “High and New Technology Enterprise” (“HNTE”) in 2018 for a period of 3 years and renewed in 2021, are subject to a preferential income tax rate of 15% from 2018 to October 2024. Drive New Media, has been confirmed as a “High and New Technology Enterprise” (“HNTE”) in 2019 for a period of 3 years and renewed in 2022, is subject to a preferential income tax rate of 15% from 2019 to 2024.

The following table presents an unaudited reconciliation of the differences between the statutory income tax rate and the Company’s effective income tax rate for the six months ended June 30, 2023 and 2024:

	For the six months ended
	June 30,
	2023	2024
	%	%
Statutory income tax rate of the PRC	25.0	25.0
Permanent differences	(1.1)	(4.5)
Change in valuation allowance	(24.5)	(12.5)
Effect of preferential tax rate	(3.5)	(2.6)
Others	4.1	(5.4)
Effective income tax rate	-	-

8. Short-term borrowings

For the six months ended June 30, 2024, the Group had repaid borrowings of RMB10,687, and obtained borrowings of RMB8,000. The interest was payable on a monthly or quarterly basis and the principal was due upon maturity or installments, as follows:

Term loan	Maturity date	Principal amount	Interest rate per annum	Name of bank
Loan 1	2024-09-08	2,000	4.40%	Jiangsu Bank
Loan 2	2024-10-30	3,000	4.00%	China Minsheng Bank
Loan 3	2024-07-07	1,000	3.70%	Bank of China
Loan 4	2025-06-14	2,000	4.15%	Beijing Bank
Loan 5	2025-06-14	5,000	3.45%	Industrial and Commercial Bank of China
Total		13,000

As of June 30, 2024, the loan 5 is guaranteed by a third party.

9. Other current liabilities

The following is a summary of other current liabilities as of December 31, 2023 and June 30, 2024:

	December 31, 2023	June 30, 2024
	RMB	RMB
		(Unaudited)
Professional service fee	6,319	1,235
Advertising expense payables	2,703	5,369
Promotional expense payables	5,862	4,639
Others	5,582	6,121
Total	20,466	17,364

10. Long-term borrowings

For the six months ended June 30, 2024, the Group had repaid long-term borrowings of RMB100. The interest was payable on a monthly basis and the principal was due upon maturity, as follows:

Term loan	Maturity date	Principal amount	Interest rate per annum	Name of bank
Loan 1	2025-09-28	2,900	3.45%	Bank of China Limited Beijing Xuanwu Branch
Loan 2	2027-04-02	10,000	3.95%	China Construction Bank Corporation Beijing Chaoyang Branch
Total		12,900

As of June 30, 2024, the loan 1 is guaranteed by a third party.

11. Share-based Compensation

Description of stock option plan and Share option replacement

In June 2018, the directors of the Company (the “Directors”) approved the TuanChe Limited Share Incentive Plan (the “Share Incentive Plan”). Under the Share Incentive Plan, 38,723,321 ordinary shares were issued to Best Cars for the restricted share awards at consideration of nil. Meanwhile, the incentive share options granted to employees and nonemployees of the Company were replaced by the restricted shares. As a result of the Share Incentive Plan, on June 15, 2018, a total of 15,473,653 share options of the Company were replaced by 13,740,480 restricted shares. The restricted shares awards are subject to the original vesting schedule of the replaced share options. The Company has recognized the incremental expenses immediately for those vested share options, the unvested portion will be recognized as expenses over the remaining vesting periods.

11. Share-based Compensation (Continued)

Description of stock option plan and Share option replacement (Continued)

On May 4, 2023, the directors of the Company (the “Directors”) approved the 2023 Share Incentive Plan (the “2023 Plan”). Under the 2023 Plan, the Group are authorized to issue an aggregate of 169,172,564 ordinary shares to employees.

For the six months ended June 30, 2024, the Company has granted 3,000,000 restricted shares to its employees. The total fair value of RMB1.3 million for those granted restricted shares will be recognized as expenses over the vesting periods of nil to 4 years.

A summary of the restricted shares activities is presented below:

	Number of	Weighted- Average
	restricted shares	Grant-Date Fair Value
		US$
Outstanding as of December 31, 2023	3,880,000	0.155
Granted	3,000,000	0.293
Forfeit	-	-
Vested	(1,625,000)	0.076
Outstanding as of June 30, 2024 (unaudited)	5,255,000	0.259

For the six months ended June 30, 2023 and 2024, total share-based compensation expenses recognized by the Group for the restricted shares granted were RMB4.0 million and RMB15.5 million, respectively.

As of June 30, 2024, there was RMB1.3 million of unrecognized share-based compensation expenses related to the restricted shares granted. That expenses are expected to be recognized over a weighted-average period of 1.9 years.

12. Equity

Ordinary shares and Pre-funded Warrant

On November 23, 2022, the Company issued 58,472,736 ordinary shares for a registered direct offering of approximately $15.0 million. The aggregate proceeds the Company received from this offering, net of commissions and other offering expenses, were $13.7 million. The offering consisted of (1) 3,654,546 ADSs and 1,800,000 pre-funded warrants to purchase ADSs (“Pre-Funded Warrant”) and (2) 5,454,546 ADSs warrants to purchase ADSs(“Warrant”). Each Warrant is exercisable to purchase one ADS for $2.75 and each Pre-Funded Warrant is exercisable to purchase one ADS for $0.001. Each ADS represents sixteen (16) Class A ordinary shares of the Company. The Pre-Funded Warrant became immediately exercisable upon issuance and may be exercised at any time until all of the Pre-Funded Warrant are exercised in full. The Warrant has a term of five years from the issuance date. On November 25, 2022, 800,000 pre-funded warrants had been exercised, 12,800,000 ordinary shares were issued upon such exercise.

The Company determined that the Pre-Funded Warrant meet the requirements for equity classification. The Pre-Funded warrants were recorded at their fair value on the date of issuance as a component of total equity. In addition, since these Pre-Funded warrants are exercisable for a nominal amount, they have been shown as exercised when issued and as outstanding common stock in the consolidated financial statements and earnings per share calculations. 1,000,000 pre-funded warrants had been exercised on January 30, 2024.

Warrant

On November 23, 2022, the Warrant are classified as a liability and the fair value allocated to the Warrant was RMB36.8 million. The Warrant liability will be re-measured at each reporting period until the warrant are exercised or expire and any changes will be recognized in the statement of operations and comprehensive loss. The fair value of Warrant were RMB4.0 million and RMB1.6 million as of December 31, 2023 and June 30, 2024, respectively. No warrants were exercised as of June 30, 2024.

13. Net Loss Per Share

As the Group incurred losses for the six months ended June 30, 2023 and 2024, the potential and restricted shares granted were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company.

The following table sets unaudited forth the computation of basic and diluted net loss per share for the six months ended June 30, 2023 and 2024:

	For the six months ended June 30,
	2023	2024
Numerator:
Net loss attributable to TuanChe Limited’s shareholders	(30,698)	(40,675)
Denominator:
Weighted average number of ordinary shares outstanding, basic and diluted	399,544,700	421,273,519
Basic and diluted net loss per share attributable to TuanChe Limited’s shareholders	(0.08)	(0.10)

14. Commitments and contingencies

Litigation

From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group’s financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group’s view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liability on a regular basis. The Group has not recorded any material liabilities in this regard as of December 31, 2023 and June 30, 2024.

15. Fair Value Measurement

	For the year ended	For the six months ended
	December 31, 2023	June 30, 2024
	RMB	RMB	US$
Warrant liability:
Level 1 Inputs	-	-	-
Level 2 Inputs	-	-	-
Level 3 Inputs	3,952	1,632	225
Balance at fair value	3,952	1,632	225

	As of December 31, 2023	As of June 30, 2024
Expiration of warrant (years)	3.9	3.4
Fair market value per share (US$)*	3.00	1.79
Exercise price (US$)*	41.25	41.25
Risk-free rate	3.92%	4.48%
Dividend yield	-	-
Standard derivation in the value of stock	132.8%	132.0%

*	Effective on January 26, 2024, The Group changed the ratio of the ADSs to Class A ordinary shares from the then ADS ratio of one ADS to sixteen (16) Class A ordinary shares to a new ADS ratio of one ADS representing two hundred and forty (240) Class A ordinary shares. Fair market value per share and exercise price as of December 31, 2023 have been retroactively adjusted to reflect the change in ratio for all periods presented.

15. Fair Value Measurement (Continued)

For the six months ended June 30, 2024
RMB
Fair value of warrants at beginning of the period (Level 3)	3,952
Issuances	-
Change in fair value	(2,338)
Effect of exchange rate changes	18
Fair value of warrants at end of the period (Level 3)	1,632

16. Related party transactions and balance

The Company entered into outsourcing service agreements with Shanghai Three Drivers Culture Media Co., Limited (“STDC”). The outsourcing service expenses provided by STDC for the Company are RMB1,286 and RMB2,760 for the six months ended June 30, 2023 and 2024, respectively.The Company entered into promotion service agreements with STDC, under which the promotion service expenses provided by the Company for STDC are RMB565 and nil for the six months ended June 30, 2023 and 2024. The prepayment balance is RMB1,125 and RMB314 as of December 31, 2023 and June 30, 2024, respectively.

For the six months ended June 30, 2024, the Company received RMB4,510 from CEO, Mr. Wen. The other currents liabilities balance due to CEO are nil and RMB4,070 as of December 31, 2023 and June 30, 2024, respectively.

On November 22, 2023, the company received RMB1,500 from COO Mr. Hui Yuan’s spouse as loan with an interest rate of 3.45% for one year. The loan payable balance due to Mr. Hui Yuan’s spouse is RMB1,500 and RMB1,500 as of December 31, 2023 and June 30, 2024, respectively.

17. Subsequent event

The Group has performed an evaluation of subsequent events through the date the financial statements were issued and has determined that there are no events that would have required adjustment or disclosure in the financial statements.

Up to 761,719 American Depositary Shares

representing 182,812,560 Class A Ordinary Shares

TuanChe Limited

PROSPECTUS

___, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The BVI Act limits the extent to which a company articles of association may provide for indemnification of any persons, such indemnification is, only permitted where the director acted honestly and in good faith and in what he believed to be in the best interests of the company, and in the case of indemnification for criminal proceedings, the person has no reasonable cause to believe that the conduct was unlawful. In addition, under common law, indemnification provisions may be void if held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our currently effective memorandum and articles of association provide that we shall indemnify our directors, against all expenses, other than by reason of such indemnified person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the British Virgin Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Since January 1, 2021 and up to the date of this prospectus, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No placement agents were involved in these issuances of securities.

Recent Sales of Unregistered Securities

We have issued and sold the following securities over the past three years.

●	On October 28, 2024, in a concurrent private placement of a registered direct offering, the Company issued warrants to the investors to purchase up to 761,719 ADSs, at an exercise price at $1.4494 per ADS.

Item 8. Exhibits and Financial Statement Schedules

a) Exhibits

See Exhibit Index of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Exhibit Number	Description of Document
1.1**	Seventh Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form F-1 (File No. 333-227940) filed with the Securities and Exchange Commission on October 23, 2018) (as amended by the special resolution passed during the annual general meeting on November 15, 2019 and by the special resolution passed during the annual general meeting on November 17, 2021).
1.2**	Amendment to the Seventh Amended and Restated Articles of Association of the Registrant approved and adopted by shareholders on November 15, 2019 (incorporated by reference to Exhibit 1.2 of our Annual Report on Form 20-F (File No. 001-38737) filed with the Securities and Exchange Commission on May 14, 2021).
1.3**	Amendment to the Seventh Amended and Restated Articles of Association of the Registrant approved and adopted by shareholders on November 17, 2021 (incorporated by reference to Exhibit 1.3 of our Annual Report on Form 20-F (File No. 001-38737) filed with the Securities and Exchange Commission on April 29, 2022).
1.4**	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 99.1 of our report on Form 6-K filed with the Securities and Exchange Commission on February 10, 2025)
2.1**	Registrant’s specimen certificate for ordinary shares (incorporated by reference to Exhibit 4.2 of our Registration Statement on Form F-1 (File No. 333-227940) filed with the Securities and Exchange Commission on October 23, 2018).
2.2**	Form of deposit agreement by and among the Registrant, the depositary and owners and holders of the American Depositary Shares (incorporated by reference to Exhibit 4.3 of our Registration Statement on Form F-1 (File No. 333-227940) filed with the Securities and Exchange Commission on October 23, 2018).
4.1**	Form of Securities Purchase Agreement by and between the Company and the Selling Shareholder (incorporated by reference to Exhibit 99.1 of our Report on Form 6-K filed with the Securities and Exchange Commission on October 30, 2024)
4.2**	Form of Warrant issued to the Selling Shareholder (incorporated by reference to Exhibit 99.3 of our Report on Form 6-K filed with the Securities and Exchange Commission on October 30, 2024)
4.3**	Form of Pre-Funded Warrant issued to the Selling Shareholder (incorporated by reference to Exhibit 99.2 of our Report on Form 6-K filed with the Securities and Exchange Commission on October 30, 2024)
5.1**	Opinion of Maples and Calder (Hong Kong) LLP
15.1*	Consent of Marcum Asia CPAs LLP
23.3**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.4**	Consent of Beijing Dacheng Law Offices, LLP (Fuzhou) (included in Exhibit 99.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1**	Code of business conduct and ethics (incorporated by reference to Exhibit 99.1 of our Registration Statement on Form F-1 (File No. 333-227940) filed with the Securities and Exchange Commission on October 23, 2018).
99.2**	Opinion of Shihui Partner regarding certain PRC law matters
107**	Filling Fee Table

*	Filed herewith

**	Previously Filed

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(2)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(3)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on February 21, 2025.

TuanChe Limited

By:	/s/ Wei Wen
Name:	Wei Wen
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-1 has been signed by the following persons in the capacities and on February 21, 2025.

Signature	Title	Date

/s/ Wei Wen	Chairman and Chief Executive Officer
Name: Wei Wen	(principal executive officer)	February 21, 2025

*	Chief Financial Officer
Name: Simon Li	(principal financial officer and principal accounting officer)	February 21, 2025

*	Director
Name: Guangsheng Liu		February 21, 2025

*	Director
Name: Jintao Lin		February 21, 2025

*	Director
Name: Wentao Deng		February 21, 2025

*	Director
Name: Yicheng Yang		February 21, 2025

* By:	/s/ Wei Wen
Name:	Wei Wen
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, on February 21, 2025.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President